UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Elevate Credit, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED December 20, 2022

Elevate Credit, Inc.

4150 International Plaza, Suite 300

Fort Worth, TX 76109

[            ], 2023

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Elevate Credit, Inc., a Delaware corporation (the “Company”), to be held virtually at [        ] [a.m.], Central Time on [            ], 2023. At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 16, 2022 (as it may be amended from time to time, the “Merger Agreement”) by and among the Company, PCAM Acquisition Corp., a Delaware corporation (“Parent”), and PCAM Merger Sub Corp., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), under which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger. Upon consummation of the Merger, each share of common stock of the Company (the “Common Stock”) that is outstanding immediately prior to the effective time of the Merger (other than certain shares as set forth in the Merger Agreement) will be cancelled and converted automatically into the right to receive $1.87 in cash (the “Merger Consideration”), without interest and less any applicable withholding taxes. If the Merger is completed, the Company will become a wholly owned subsidiary of Parent, which will be controlled by investment funds managed by affiliates of Park Cities Asset Management LLC.

The Merger Consideration represents a premium of approximately 99% over the $0.94 closing price of the shares of Common Stock on November 14, 2022, the last full trading day before the Board approved the Merger Agreement, and premiums of approximately 93%, 62% and 39% over the volume weighted average prices for the 30-day, 60-day and 90-day periods ended November 14, 2022.

Concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement, Jason Harvison, the Company’s Chief Executive Officer and a member of the Company’s board of directors (the “Board of Directors”) entered into a Rollover and Contribution Agreement with Parent, pursuant to which Mr. Harvison agreed to roll over 156,355 shares of Common Stock owned by him into equity of Parent in connection with the Merger. The Merger Agreement contemplates that an aggregate of 2,193,683 outstanding restricted stock units (“RSUs”) held by Mr. Harvison and certain other members of management will be rolled into new equity or equity incentive awards to be issued by Parent or one of its affiliates. The rollover shares and RSUs represent approximately 7% of the Company’s fully-diluted equity, consisting of all outstanding shares and RSUs. In addition, concurrently with the execution and delivery of the Merger Agreement, and as an inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement, Mr. Harvison entered into a voting agreement with Parent (as it may be amended from time to time, the “Voting Agreement”), pursuant to which, among other things, Mr. Harvison agreed to vote all his shares of Common Stock in favor of adopting the Merger Agreement, and vote against a competing acquisition proposal. As described in more detail in this proxy statement, the Voting Agreement provides that, in addition to other termination provisions, the Voting Agreement will terminate upon the termination of the Merger Agreement.

The Board, by unanimous vote (other than Mr. Harvison, who abstained from voting in light of his participation in the rollover arrangements described above), has (i) determined the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to be fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger. The approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the record date and entitled to vote on such matter.

The Board, by unanimous vote (other than Mr. Harvison, who abstained from voting as noted above), recommends that you vote “FOR” the proposal to adopt the Merger Agreement.

At the special meeting, you will also be asked (1) to approve, on a non-binding, advisory basis, the compensation that will or may become payable to the Company’s named executive officers in connection with the Merger, which proposal the Company refers to as the “Advisory Compensation Proposal,” and (2) to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies to vote in favor of the proposal to adopt the Merger Agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the Merger Agreement, which proposal the Company refers to as the “Adjournment Proposal.” The Board, by unanimous vote (other than Mr. Harvison, who abstained from voting as noted above) recommends that you vote “FOR” each of these proposals.

The notice of special meeting and proxy statement accompanying this letter provide you with more specific information concerning the special meeting, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement. We encourage you to read carefully the enclosed proxy statement, including the annexes. You may also obtain more information about the Company from us or from documents we have filed with the U.S. Securities and Exchange Commission.

Your vote is very important regardless of the number of shares that you own. Whether or not you plan to attend the special meeting, we request that you authorize a proxy to vote your shares by either completing and returning the enclosed proxy card as promptly as possible or authorizing your proxy or voting instructions by telephone or through the Internet. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting and you are a stockholder of record as of the record date, you may continue to have your shares voted as instructed in your proxy, or you may withdraw your proxy and vote your shares at the special meeting. If you fail to authorize a proxy to vote your shares or to vote at the special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares that you own will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the Merger.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street - 22nd Floor

New York, New York 10005

Stockholders call toll-free: (800) 967-5019

Banks and brokers call collect: (212) 269-5550

Email: ELVT@dfking.equiniti.com

On behalf of the Board, thank you for your continued support.

Sincerely,

Saundra Schrock
Chair of the Board

This proxy statement is dated [            ], 2023 and is first being mailed to our stockholders on or about [            ], 2023.

ELEVATE CREDIT, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [            ], 2023

To the Stockholders of Elevate Credit, Inc.:

You are cordially invited to attend a special meeting (such meeting, including any adjournment or postponement thereof, the “Special Meeting”) of stockholders of Elevate Credit, Inc., a Delaware corporation (the “Company”), to be held virtually at [www. ] [a.m.], Central Time on [            ], 2023 for the purpose of acting on the following matters:

Proposal 1:

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 16, 2022 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, PCAM Acquisition Corp., a Delaware corporation (“Parent”), and PCAM Merger Sub Corp., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), under which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, which proposal we refer to as the “Merger Proposal;”

Proposal 2:

To consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, which proposal we refer to as the “Advisory Compensation Proposal;” and

Proposal 3:

To consider and vote on a proposal to approve any adjournment of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional votes in favor of the proposal to adopt the Merger Agreement if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Proposal or to establish a quorum, which proposal we refer to as the “Adjournment Proposal.”

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Pursuant to our bylaws, only the matters set forth in this notice of Special Meeting may be brought before the Special Meeting. Our Board has fixed the close of business on [            ], 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any postponement or adjournment thereof. All holders of record of our Common Stock at the close of business on the record date are entitled to receive notice of and attend the Special Meeting or any postponement or adjournment of the Special Meeting.

Our Board, by unanimous vote (other than Jason Harvison, our chief executive officer and a member of the Board, who abstained from voting in light of his participation in the rollover arrangements described in this proxy statement), has (i) determined the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to be fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger. Our Board recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Adjournment Proposal.

The Merger Proposal must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the record date and entitled to vote on such matter. Accordingly, your vote is very important regardless of the number of shares of Common Stock that you own. Whether or not you plan to attend the Special Meeting, we request that you authorize a proxy to vote your shares by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or authorizing your proxy or voting instructions by telephone or through the Internet. If you attend the Special Meeting and you are a stockholder of record at the close of business on the record date, you may continue to have your shares voted as instructed in your proxy, or you may withdraw your proxy and vote your shares at the Special Meeting. If you fail to authorize a proxy to vote your shares or to vote at the Special Meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of Common Stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the Merger Proposal.

Approval of the Adjournment Proposal and the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the Special Meeting; provided, that in the absence of a quorum, the affirmative vote of the holders of a majority of the shares represented thereat is required for the approval of the adjournment. Abstentions will have no effect with respect to the vote on the Adjournment Proposal (assuming the presence of a quorum), or, in the absence of a quorum, will have the same effect as a vote “AGAINST” the Adjournment Proposal. Abstentions will have no effect with respect to the vote on the Advisory Compensation Proposal. Approval of the Advisory Compensation Proposal and the Adjournment Proposal are not conditions to the completion of the Merger.

Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by authorizing your proxy or voting instructions by telephone or through the Internet at a later date than your previously authorized proxy, by submitting a written revocation of your proxy to our Corporate Secretary or by voting at the Special Meeting. Attendance at the Special Meeting alone will not be sufficient to revoke a previously authorized proxy.

Stockholders who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the “fair value” of their shares of Common Stock, as determined in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), if they deliver a demand for appraisal before the vote is taken on the proposal to adopt the Merger Agreement and comply with all the requirements of Delaware law, including Section 262 of the DGCL, which are summarized in the accompanying proxy statement. Section 262 of the DGCL is reproduced in its entirety in Annex C to the accompanying proxy statement and is incorporated therein by reference.

We encourage you to read the accompanying proxy statement in its entirety and to submit a proxy or voting instructions so that your shares will be represented and voted even if you do not attend the Special Meeting. If you have any questions or need assistance in submitting a proxy or your voting instructions, please call our proxy solicitor, D.F. King & Co., Inc., by calling toll-free at (800) 967-5019 (stockholders) or (212) 269-5550 (banks and brokers).

The virtual nature of the Special Meeting is generally designed to enable participation of and access by more stockholders while decreasing the cost of conducting the Special Meeting. Stockholders may attend and vote virtually at [www.    ]. To attend the virtual meeting, you will need to enter the 15-digit control number included on your proxy card or voting instruction form.

Thank you for your ongoing support of and interest in Elevate Credit, Inc.

BY ORDER OF THE BOARD OF DIRECTORS,

Saundra Schrock
Chair of the Board

Fort Worth, Texas

[            ], 2023

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OF THE MERGER AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR DETERMINED IF THE ACCOMPANYING PROXY STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

i

ii

iii

SUMMARY

This summary, together with the following section of this proxy statement titled “Questions and Answers About the Special Meeting and the Merger,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a stockholder of Elevate Credit, Inc. or that you should consider before voting at the Special Meeting. This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger. To better understand the Merger, you should carefully read this entire proxy statement, all of its annexes, including the Merger Agreement, and all documents incorporated by reference into this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement titled “Where You Can Find More Information.”

In this proxy statement, the terms “we,” “us,” “our,” “Elevate” and the “Company” refer to Elevate Credit, Inc. and, where appropriate, its subsidiaries. We refer in this proxy statement to the Elevate Board of Directors as the “Board,” PCAM Acquisition Corp. as “Parent,” and PCAM Merger Sub Corp., as “Merger Sub.” All references to the “Merger” refer to the merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent; and, unless otherwise indicated or as the context requires, all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of November 16, 2022, as it may be amended from time to time, by and among the Company, Parent, and Merger Sub. The Company, following the completion of the Merger, is sometimes referred to in this proxy statement as the “surviving corporation.” This proxy statement is dated [            ], 2023 and is first being mailed to our stockholders on or about [            ], 2023.

The Parties to the Merger (page 34)

Elevate Credit, Inc.

4150 International Plaza, Suite 300

Fort Worth, TX 76109

(817) 928-1500

Elevate Credit, Inc., a Delaware corporation, together with the banks that license our marketing and technology services, has originated $10.0 billion in non-prime credit to more than 2.7 million non-prime consumers to date. Our responsible, tech-enabled online credit solutions provide immediate relief to customers today and help them build a brighter financial future. The Company is committed to rewarding borrowers’ good financial behavior with features like interest rates that can go down over time, free financial training and free credit monitoring. Our platform powers a suite of credit products includes RISE, Elastic, Today Card, and Swell.

Our Common Stock is listed on the New York Stock Exchange, which we refer to as the “NYSE,” and trades under the symbol “ELVT.” Additional information about the Company is contained in its public filings, certain of which we incorporate by reference herein. See the section entitled “Where You Can Find More Information” of this proxy statement.

PCAM Acquisition Corp.

PCAM Merger Sub Corp.

c/o Park Cities Asset Management LLC

8214 Westchester Drive, Suite 910

Dallas, TX 75225

(469) 262-2103

PCAM Acquisition Corp. is a Delaware corporation. Parent is controlled by investment funds managed by affiliates of Park Cities Asset Management LLC (“Park Cities” and together with, where applicable, certain investment funds affiliated with Park Cities, “PCAM”) and was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Parent has not engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the Merger Agreement.

PCAM Merger Sub Corp. is a Delaware corporation and a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the Merger and related transactions. Merger Sub has not engaged in any business other than in connection with the Merger and related transactions. At the effective time of the Merger, Merger Sub will be merged with and into the Company and will cease to exist and the Company will continue as the surviving corporation.

Park Cities is an alternative asset manager focused on deploying capital across asset classes in the Specialty Finance and FinTech sectors. Park Cities and its predecessor firm, together with their affiliated funds, have been investing for over a decade. Park Cities provides investment advice through its SEC Registered Investment Advisor, Park Cities Advisors LLC. Further information is available at www.parkcitiesmgmt.com. The information contained on Park Cities’ website is not incorporated into, and does not form a part of, this proxy statement.

PCAM is currently a lender under two debt financing facilities of the Company and the variable interest entities with which the Company works (the “VIEs”). Currently the Company and the VIEs collectively have a total of seven debt facilities. Four of such facilities are with Victory Park Capital and its affiliates, the primary existing lender of the Company and the VIEs. The other three credit facilities of the Company and the VIEs are the two debt facilities with PCAM and a subordinated credit agreement with Pine Hill Finance, LLC (“Pine Hill”).

As of both November 14, 2022, the day before the Board approved the Merger Agreement, and the date of this proxy statement, the aggregate commitment amount and outstanding indebtedness under the two PCAM-related debt facilities represent approximately 7% (or 8% after giving effect to the amendment to one of such facilities as described below) and 11%, respectively, of the aggregate commitment amount and outstanding indebtedness under all seven debt facilities of the Company and the VIEs.

For additional information, please see the section entitled “The Merger – The Parties to the Merger” on page 34 of this proxy statement.

The Special Meeting (page 28)

The Proposals

The Special Meeting of our stockholders will be held virtually at [            ] [a.m.] Central Time on [            ], 2023. At the Special Meeting, holders of shares of our common stock, par value $0.0004 per share (the “Common Stock”), as of the record date, which was the close of business on [            ], 2022, will be asked to consider and vote on:

(1)	a proposal to adopt the Merger Agreement, which proposal we refer to in this proxy statement as the “Merger Proposal”;

(2)

a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger, which proposal we refer to in this proxy statement as the “Advisory Compensation Proposal”; and

(3)

a proposal to approve the adjournment of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies to vote in favor of the proposal to adopt the Merger Agreement in the event there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to establish a quorum, which proposal we refer to in this proxy statement as the “Adjournment Proposal”.

Pursuant to our bylaws, only the matters set forth in the notice of Special Meeting may be brought before the Special Meeting.

Record Date, Notice and Quorum

All holders of record of shares of Common Stock as of the record date, which was the close of business on [            ], 2022, are entitled to receive notice of and attend and vote at the Special Meeting or any postponement or adjournment of the Special Meeting. Each holder of shares of Common Stock is entitled to one vote on each matter submitted to a vote at the Special Meeting for each share of Common Stock that the stockholder owned as of the record date. As of the record date, there were [                ] shares of Common Stock outstanding.

The presence at the Special Meeting in person, or represented by proxy, of the holders of a majority of the shares of Common Stock outstanding as of the record date and entitled to vote at the Special Meeting will constitute a quorum. A quorum is necessary to transact business at the Special Meeting. Abstentions will be counted as present for purposes of determining whether a quorum exists.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the record date and entitled to vote on such matter. In addition, under the Merger Agreement, the receipt of such required vote is a condition to the completion of the Merger.

Approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of votes cast affirmatively or negatively on such matter at the Special Meeting. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the Special Meeting; provided, that in the absence of a quorum, the affirmative vote of the holders of a majority of the shares represented thereat is required for the approval of the adjournment.

Abstentions and the failure by stockholders to (1) attend the Special Meeting and vote or (2) authorize a proxy to vote their shares at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions will have no effect with respect to the vote on the Adjournment Proposal (assuming the presence of a quorum), or, in the absence of a quorum, will have the same effect as a vote “AGAINST” the Adjournment Proposal. Abstentions will have no effect with respect to the vote on the Advisory Compensation Proposal. The failure by stockholders to (1) attend the Special Meeting and vote or (2) authorize a proxy to vote their shares at the Special Meeting will have no effect with respect to the vote on either Adjournment Proposal or the Advisory Compensation.

Proxies; Revocation

Any of our stockholders of record entitled to vote may authorize a proxy to vote his, her or its shares of Common Stock by returning the enclosed proxy card, authorizing a proxy or voting instructions by telephone or through the Internet, or by attending and voting during the Special Meeting. If the shares of Common Stock that you own are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker or you may attend and vote during the Special Meeting.

Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by authorizing your proxy by telephone or through the Internet at a later date than your previously authorized proxy, by submitting a written revocation of your proxy with our Corporate Secretary or by voting at the Special Meeting. Attendance at the Special Meeting alone will not be sufficient to revoke a previously authorized proxy.

If you own shares of Common Stock in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the broker, bank or other nominee that is the registered owner of such shares or by attending and voting at the Special Meeting.

Effects of the Merger (page 35)

Upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the Delaware General Corporation Law (which statute we refer to in this proxy statement as the “DGCL”), at the effective time of the Merger, Merger Sub will be merged with and into the Company, at which time the separate existence of Merger Sub will cease and the Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent. As a result of the Merger, the Company will cease to be a publicly traded company and will cease to be listed on the NYSE.

The time at which the Merger becomes effective (which we refer to as the “effective time of the Merger”) will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at a later time as the Company and Parent may agree and specify in the certificate of merger).

Merger Consideration (page 75)

The Merger Agreement provides that, at the effective time of the Merger, each share of Common Stock issued and outstanding as of immediately prior to such time will automatically be converted into the right to receive an amount in cash equal to $1.87, without interest (the “Merger Consideration”), other than shares of Common Stock (i) owned by stockholders who have properly exercised and validly perfected their statutory rights of appraisal in respect of such shares of Common Stock in accordance with Section 262 of the DGCL, which section we refer to as “Section 262” (which we refer to collectively as “Dissenting Shares”), (ii) owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, (iii) contributed to Parent pursuant to a rollover and contribution agreement (as described below), or (iv) owned by the Company or any wholly-owned subsidiary of the Company, and in each case of the foregoing, not held on behalf of third parties (the shares of Common Stock described in clauses (ii) through (iv), “Excluded Shares”). Dissenting Shares will not be converted into a right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law and described in the section entitled “Appraisal Rights” on page 104 of this proxy statement and Annex C to this proxy statement.

As described further in the section entitled “The Merger Agreement—Exchange Procedures and Payment Procedures” on page 77 of this proxy statement, at or prior to the effective time of the Merger, Parent will designate a bank or trust company with the Company’s written approval to act as agent to make payments of the Merger Consideration to our stockholders. Prior to the effective time of the Merger, Parent will deposit (or cause to be deposited) with the paying agent cash constituting an amount sufficient to pay the aggregate Merger Consideration in accordance with the Merger Agreement. Once a stockholder (subject to certain exceptions) has provided the paying agent with documentation required by the paying agent, the paying agent will pay such stockholder the appropriate portion of the aggregate Merger Consideration (subject to any applicable withholding taxes) in exchange for the shares of Common Stock held by that stockholder.

After the Merger is completed, you will have the right to receive the Merger Consideration for each share of Common Stock that you own, but you will no longer have any rights as a stockholder of the Company (except that the stockholders who hold Dissenting Shares will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery in accordance with Section 262 of the DGCL, as described in the section entitled “Appraisal Rights” on page 104 of this proxy statement and Annex C to this proxy statement).

Recommendation of Our Board (page 54)

The Board, by unanimous vote (other than Jason Harvison, our chief executive officer and a member of the Board, who abstained from voting in light of his participation in the rollover arrangements described in this proxy statement), has (i) determined the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to be fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger.

The Board recommends that you vote

•	“FOR” the Merger Proposal;

•	“FOR” the Advisory Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

Opinion of Our Financial Advisor (page 56)

On November 15, 2022, Morgan Stanley & Co. LLC (“Morgan Stanley”) rendered its oral opinion, which was subsequently confirmed in writing, to the Board to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Merger Consideration to be received by the holders of shares of Common Stock (other than holders of Excluded Shares or Dissenting Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders of shares of Common Stock.

The full text of the written opinion of Morgan Stanley delivered to the Board, dated November 15, 2022, is attached as Annex B and incorporated by reference into this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Stockholders of the Company are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Board and addresses only the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of Common Stock (other than holders of Excluded Shares or Dissenting Shares) pursuant to the Merger Agreement. Morgan Stanley did not express any view on, and the opinion did not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. The opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. Morgan

Stanley expressed no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

Amendment to Sub Debt Facility (pages 63 and 93)

In connection with the transactions contemplated under the Merger Agreement, the parties agreed in the Merger Agreement to use their respective reasonable best efforts to cause the Sub Debt Facility to be amended such that the borrowing capacity of the borrower parties’ thereunder will be increased by $10 million.

For additional information, please see the sections entitled “The Merger—Amendment to Sub Debt Facility” and “The Merger Agreement—Amendment to Sub Debt Facility” on pages 63 and 93 of this proxy statement.

Financing (page 63)

We anticipate that the total amount of funds necessary to complete the Merger, including payment of related fees and expenses, will be approximately $77.0 million, which will be funded through committed equity financing, as described below.

Pursuant to an equity commitment letter, dated as of November 16, 2022 (as it may be amended from time to time, the “Equity Commitment Letter”), Park Cities Specialty Finance Fund II LP (“Sponsor”) committed to provide Parent, immediately prior to the time Parent becomes obligated under the Merger Agreement to close the Merger, with an equity contribution of up to $82.5 million (the “Equity Commitment”). The funding of the Equity Commitment is subject to the satisfaction of the conditions set forth in the Equity Commitment Letter.

The obligation of the parties to complete the Merger is not subject to a financing condition. However, the failure of Parent to obtain the funding of the Equity Commitment could result in the failure of the Merger to be completed. If the Merger is not completed under certain circumstances, including due to the failure of Parent to obtain the funding of the Equity Commitment, Parent would be obligated to pay the Company a $5 million reverse termination fee and collection costs and interest.

Limited Guarantee (page 64)

Pursuant to the limited guarantee delivered by Sponsor in favor of the Company, dated as of November 16, 2022 (as it may be amended from time to time, the “Limited Guarantee”), Sponsor has guaranteed up to an aggregate amount equal to $6 million (i) the obligation of Parent to pay the $5 million reverse termination fee to the Company, if and when due pursuant to the Merger Agreement, (ii) the reimbursement and indemnification obligations of Parent pursuant to the Merger Agreement in connection with any alternative financing, and (iii) the obligation of Parent to pay certain enforcement costs, expenses and interest described in the Merger Agreement. For additional information, see the section entitled “The Merger—Limited Guarantee” on page 64 of this proxy statement. For a description of the circumstances in which the reverse termination fee would be payable to the Company, please see the section entitled “The Merger Agreement—Termination Fees” on page 97 of this proxy statement.

Voting Agreement; Intent of Company’s Directors and Executive Officers to Vote in Favor of the Merger (page 65)

Concurrently with the execution and delivery of the Merger Agreement, and as an inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement, Mr. Harvison entered into a voting agreement with Parent (as it may be amended from time to time, the “Voting Agreement”), pursuant to which, among other things, Mr. Harvison agreed to vote his shares of Common Stock in favor of adopting the Merger Agreement and vote against a competing acquisition proposal. The Voting Agreement provides that, in addition to other termination provisions, the Voting Agreement will terminate upon termination of the Merger Agreement.

Additionally, all other directors and executive officers have informed the Company that they currently intend to vote all shares of Common Stock which they are entitled to vote, in favor of the Merger and adopting the Merger Agreement. As of the record date, the directors and executive officers of the Company (including Mr. Harvison) are entitled to vote, in the aggregate, approximately 9% of the outstanding shares of Common Stock.

For additional details regarding the Voting Agreement, please see the section entitled “The Merger Agreement—Voting Agreement; Intent of Company’s Directors and Officers to Vote in Favor of the Merger” on page 65 of this proxy statement and Annex D of this proxy statement.

Treatment of Company Equity Awards (page 66)

Pursuant to the Merger Agreement, at the effective time of the Merger,

•	All outstanding options of the Company (all of which have exercise prices in excess of the Merger Consideration) will be cancelled without any cash payment or other consideration being made.

•

Except as described below with respect to restricted stock units (“RSUs”) to be rolled over, each outstanding RSU of the Company will be cancelled and converted into the right to receive cash in an amount equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Common Stock subject to such RSU (whether then vested or unvested).

The Merger Agreement contemplates that Mr. Harvison and certain other members of management will each roll a portion of their outstanding RSUs into new equity or equity incentive awards of Parent or its affiliates pursuant to a restrictive stock unit rollover agreement.

Additionally, if, at the effective time of the Merger, there is a purchase period underway under the Company’s Employee Stock Purchase Plan (the “ESPP”), the purchase period will be terminated at least five business days before the effective time of the Merger and employee funds credited as of the date of such termination under the ESPP will be used to purchase shares of Common Stock before the effective time of the Merger, with the shares of Common Stock then converted into the right to receive the Merger Consideration.

For additional information regarding the treatment of the Company’s equity awards, please see the section entitled “The Merger—Treatment of Company Equity Awards” on page 66 of this proxy statement.

Rollover Arrangements (page 66)

Concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement, Mr. Harvison entered into a Rollover and Contribution Agreement with Parent, pursuant to which Mr. Harvison agreed to roll over 156,355 shares of Common Stock owned by him into equity of Parent in connection with the Merger.

The Merger Agreement contemplates that an aggregate of 2,193,683 outstanding RSU Awards owned by Mr. Harvison and certain other members of management will not be accelerated or cashed out in the Merger but will be rolled into and become new equity incentive awards to be issued by Parent or one of its affiliates. The shares and RSUs to be rolled over as contemplated by the Rollover and Contribution Agreement and the Merger Agreement represent, in the aggregate, approximately 7% of the Company’s fully diluted equity, consisting of outstanding shares and RSUs, as of the date of this proxy statement.

For additional information regarding the rollover arrangements, please see the section entitled “The Merger—Rollover Arrangements” on page 66 of this proxy statement and the text of the Rollover and Contribution Agreement, which is attached as Annex E to this proxy statement.

Interests of Our Directors and Executive Officers in the Merger (page 67)

When considering the Board’s recommendation that you vote to approve the Merger Proposal and other proposals, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. In (i) evaluating and negotiating the Merger Agreement, (ii) approving the Merger Agreement and the Merger, and (iii) recommending that the Merger Agreement be adopted by our stockholders, the Board was aware of and considered these interests to the extent that they existed at the time, among other matters.

These interests include, but are not limited to, the following:

•

Treatment of Equity Awards. Certain of our directors and management members hold RSUs and, upon the Merger, all such RSUs will fully accelerate and convert into a right to receive cash payments, except for those RSUs to be rolled over as described below.

•

Rollover Arrangements. Mr. Harvison agreed to roll over a portion of his Company shares into equity of Parent or its affiliates. Additionally, the Merger Agreement contemplates that Mr. Harvison and certain other members of management each will roll a portion of their outstanding RSUs into new equity or incentive equity awards of Parent or its affiliates. For additional information regarding the rollover arrangements, please see the section entitled “The Merger—Rollover Arrangements” on page 66 of this proxy statement.

•

Post-Closing Employment. Mr. Harvison and certain other members of management are expected to continue their employment following the Closing and receive customary compensation and direct or indirect equity incentive awards in the surviving corporation.

•

Annual Bonuses. Management members who participate in our annual bonus program will be paid their earned 2022 performance-based annual cash bonus, if any, and the pro rata portion of their 2023 performance-based annual cash bonus following the Merger, with the 2023 bonuses to be based on deemed performance at “maximum” (or terms of similar import) levels.

•

Severance Benefits. Certain members of management are entitled to severance benefits under their respective existing employment arrangements with the Company, if their employment is terminated under certain circumstances following the Merger.

•

Indemnification Rights. Each of the Company’s directors and officers are entitled to continuing indemnification and insurance benefits in favor of the Company directors and officers under the Merger Agreement.

These interests are discussed in more detail in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” on page 67 of this proxy statement.

Regulatory Matters (page 71)

The closing of the Merger is conditioned upon, among other things, the Company’s receipt of approvals from certain specified state regulatory authorities. Certain of these approvals have been obtained and, as of the date of this proxy statement, the remaining approvals that are conditions to the Closing under the Merger Agreement include approvals from certain regulatory authorities in the states of California, Delaware and South Carolina.

The regulatory matters are further discussed in the section entitled “The Merger Agreement—Regulatory Matters” on page 71 of this proxy statement.

The Merger Agreement (page 75)

A summary of the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement, is included in the section entitled “The Merger Agreement.”

Effective Time of the Merger; Closing (page 78)

We are working to complete the Merger as promptly as practicable. Assuming timely satisfaction or waiver of necessary closing conditions set forth in the Merger Agreement, we anticipate that the Merger will be completed in the first quarter of 2023. However, the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control, and we cannot assure completion of the Merger by any particular date, if at all. If our stockholders vote to adopt the Merger Agreement and unless otherwise mutually agreed between the Company and Parent, the closing under the Merger Agreement is expected to occur on the third business day following the satisfaction or waiver of the conditions to the Merger, including the receipt of specified regulatory approvals and third party consents, with the Company and the Parent to file a Certificate of Merger (the “Certificate of Merger”) as soon as practicable after the closing. The Merger will become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger.

Conditions to the Completion of the Merger (page 94)

The closing of the Merger depends on a number of conditions being satisfied or waived. These conditions, which are described more fully in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger,” include:

•	the adoption of the Merger Agreement by a majority of the shares of Common Stock outstanding as of the record date and entitled to vote on the matter;

•

the parties obtaining certain specified regulatory approvals and third party consents, which approvals and consents remain in full force and effect as of the Closing and no such approvals or consent having resulted in the imposition of a burdensome condition;

•

the absence of any law or temporary restraining order, preliminary or permanent injunction of any court of competent jurisdiction or other legal or regulatory restraint or prohibition, in each case in the United States, preventing the consummation of the Merger and the absence of statute, rule, regulation or order, in each case in the United States, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger;

•

the accuracy of each party’s representations and warranties in the Merger Agreement and in the case of the Company’s obligations to close, Sponsor’s representations in the Equity Commitment Letter and Limited Guarantee (subject to materiality qualifiers);

•	the performance in all material respects by each party of all covenants, agreements and obligations required to be performed by it under the Merger Agreement;

•

the delivery of an officers’ certificate by each party that the conditions described above with respect to accuracy of representations and warranties and performance of covenants and obligations have been satisfied; and

•	the absence of a continuing Company Material Adverse Effect (which is defined below) that has occurred since the date of the Merger Agreement.

No Solicitation of Company Acquisition Proposals (page 82)

Pursuant to the Merger Agreement, the Company agreed to terminate all existing discussions or negotiations with any person with respect to a Company Acquisition Proposal (as defined in the section entitled “The Merger Agreement—No Shop and Fiduciary Out”) or any other offer, inquiry, or proposal that would reasonably be expected to lead to a Company Acquisition Proposal, except for discussions or negotiations otherwise permitted under the Merger Agreement. The Company agreed that, during the term of the Merger Agreement and subject to certain customary “fiduciary out” exceptions, it shall not, shall cause each of its and its subsidiaries’ directors, officers and employees and shall use its reasonable best efforts to direct its other representatives not to, directly or indirectly, (i) initiate or solicit any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal, (ii) engage in any discussions or negotiations regarding, or provide any non-public information to any person relating to, any Company Acquisition Proposal or any other proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries, except to allow a Company Acquisition Proposal to be made to the Company on a confidential basis, or (iv) otherwise knowingly facilitate or knowingly encourage any effort or attempt to make a Company Acquisition Proposal.

If the Company receives a written Company Acquisition Proposal prior to receipt of stockholder approval of the Merger Agreement (which did not result from a breach of certain restrictions set forth in the Merger Agreement), the Company will be permitted to engage in discussions and negotiations regarding such Company Acquisition Proposal if the Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) that (x) the failure to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable law, and (y) such Company Acquisition Proposal either constitutes a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Shop and Fiduciary Out”) or could reasonably be expected to lead to a Superior Proposal.

The Company and the Board are prohibited from taking any action enumerated in the Merger Agreement as constituting a Company Change of Recommendation (as defined in the Merger Agreement). However, prior to the receipt of stockholder approval of the Merger Agreement, the Board may effect a Company Change of Recommendation and/or under certain specified circumstances and subject to certain other conditions, terminate the Merger Agreement, if (i) the Board determines in good faith, after consultation with outside legal counsel and financial advisor, (a) that the failure to take such action could reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law and (b) in the case of such action to be taken in connection with a Company Acquisition Proposal, that such Company Acquisition Proposal constitutes a Superior Proposal, (ii) the Company has provided Parent with at least three business days prior written notice that it intends to take such action and, if requested by Parent, the Company has negotiated in good faith to revise the terms of the Merger Agreement such that an Intervening Event (as defined in the Merger Agreement) would no longer warrant a Company Change of Recommendation or in the case of such action to be taken in connection with a Company Acquisition Proposal, a Superior Proposal would no longer constitute a Superior Proposal, as applicable, and (iii) after giving effect to any binding offer made in writing by Parent pursuant to the preceding clause (ii), if applicable, and after consultation with its financial advisor and outside legal counsel, the Board has determined that failure to make the Company Change of Recommendation could reasonably be expected to be inconsistent with its fiduciary duties, or in the case of such action to be taken in connection with a Company Acquisition Proposal, the Company Acquisition Proposal would continue to constitute a Superior Proposal.

Termination (page 95)

The Merger Agreement contains certain termination rights, including, among other things, the following. (subject to certain limitations):

(i) by mutual written consent of the parties;

(ii) by either party (a) if the Merger has not been completed by May 16, 2023 (the “Termination Date”), (b) if the Company does not obtain the requisite stockholder vote to approve the Merger Agreement, or (c) if any law or permanent injunction issued by a court in the United States prevents the consummation of the Merger, or any final and non-appealable statute, rule, regulation or order in the United States prohibits, makes illegal or enjoins the consummation of the Merger;

(iii) by the Company if (a) prior to the Company obtaining the requisite stockholder approval to adopt the Merger Agreement, the Board authorizes the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal and substantially concurrently with the termination of the Merger Agreement, the Company enters into such a definitive alternative acquisition agreement and pays Parent the applicable termination fee, (b) Parent or Merger Sub breaches its representations, warranties, covenants or agreements under the Merger Agreement such that Parent is unable to satisfy certain closing conditions, which breach is not curable or, if curable, is not cured, by certain time parameters set forth in the Merger Agreement, or (c) if Parent’s closing conditions have been satisfied or waived (or to be satisfied at the Closing), and Parent and Merger Sub fail to consummate the Merger within three business days of receiving a written notice from the Company stating that it is ready, willing and able to consummate the Merger, or

(iv) by Parent if (a) prior to the Company obtaining the requisite stockholder vote, (i) the Board changes its recommendation to stockholders to vote in favor of the adoption of the Merger Agreement, or (ii) the Company enters into an alternative acquisition agreement with a third party, or (b) the Company breaches its representations, warranties, covenants or agreements under the Merger Agreement such that the Company is unable to satisfy certain closing conditions, which breach is not curable or, if curable, is not cured, by certain time parameters in the Merger Agreement.

See the section entitled “The Merger Agreement—Termination” on page 95 of this proxy statement.

Termination Fees (page 97)

Upon termination of the Merger Agreement under certain circumstances specified in the Merger Agreement, the Company will be required to pay Parent a termination fee of $2.5 million and certain costs that Parent incurs to collect such fee and interest. Specifically, this termination fee is payable by the Company to Parent in the event that (i) the Merger Agreement is terminated due to the Company entering into an alternative acquisition agreement with respect to a Superior Proposal, or due to the Board changing its recommendation to the Company’s stockholders to approve the Merger Agreement, or (ii) (A) the Merger Agreement is terminated due to the failure to obtain the requisite stockholder approval or the Company’s breach of the Merger Agreement under certain circumstances, (B) a certain alternative acquisition proposal shall have been made public (or under certain circumstances, communicated in writing to the Board) and not withdrawn prior to the meeting of the stockholders to vote on the Merger Agreement, and (C) within 12 months of termination of the Merger Agreement, the Company completes or enters into a definitive agreement to complete such alternative acquisition proposal.

Upon termination of the Merger Agreement under certain circumstances specified in the Merger Agreement, Parent will be required to pay the Company a termination fee of $5 million and certain costs that the Company incurs to collect such fee and interest. Specifically, this termination fee is payable by Parent to the Company if the Merger Agreement is terminated due to Parent’s breaches of the Merger Agreement under certain circumstances or Parent’s failure to consummate the Merger when required under the Merger Agreement.

See the section entitled “The Merger Agreement—Termination Fees” on page 97 of this proxy statement.

Appraisal Rights (Page 104)

If the Merger is consummated, stockholders and beneficial owners who continuously hold or own shares of Common Stock through the effective time of the Merger, who do not vote in favor of the adoption of the Merger

Agreement, who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that record holders and beneficial owners of shares of Common Stock may be entitled to have their shares appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be “fair value,” if any, as determined by the Delaware Court of Chancery (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” on the difference between the amount determined to be the “fair value” and the amount paid by the surviving corporation in the Merger to each person entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders and beneficial owners considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as, or less than the value of the Merger Consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Common Stock.

To exercise appraisal rights, record holders and beneficial owners of shares of Common Stock must:

(i)	not vote in favor of the proposal to adopt the Merger Agreement;

(ii)	properly submit a written demand for appraisal to us before the vote is taken on Merger Proposal;

(iii)	continuously hold or own such shares upon the making of a demand under clause (ii) and continue to hold or own their shares of Common Stock through the effective time of the Merger;

(iv)	not thereafter withdraw their demand for appraisal of their shares or otherwise lose their appraisal rights, each in accordance with the DGCL;

(v)	file a petition in the Delaware Court of Chancery requesting a determination of “fair value” of the shares within one hundred twenty days after the effective time of the Merger; and

(vi)	strictly comply with all other procedures for exercising appraisal rights under the DGCL.

Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights.

In addition, the Delaware Court of Chancery will dismiss appraisal proceedings unless certain stock ownership conditions are satisfied by stockholders and beneficial owners seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex C to this proxy statement. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Material U.S. Federal Income Tax Consequences (page 72)

The receipt of cash in exchange for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a “U.S. Holder” (as defined in “—Material U.S. Federal Income Tax Consequences”) generally will recognize taxable gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in its shares of Common Stock. The exchange of shares of Common Stock for the Merger Consideration pursuant to the Merger generally will not result in tax to a “Non-U.S. Holder” (as defined in “—Material U.S. Federal Income Tax Consequences”), unless such Non-U.S. Holder has certain connections with the United States. For more information, see the section of this proxy statement entitled “—Material U.S. Federal Income Tax Consequences”.

You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

Delisting and Deregistration of Common Stock (page 74)

If the Merger is completed, the Common Stock will no longer be traded on the NYSE and the Common Stock will be deregistered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the Special Meeting and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the Merger Agreement, a copy of which is attached to this proxy statement as Annex A.

Q: Why am I receiving these materials?

A: You are receiving this proxy statement and the accompanying proxy card because you owned shares of Common Stock at 5:00 p.m., Central Time, on [            ], 2022, the record date for the Special Meeting. Our Board is soliciting proxies for use at the Special Meeting to consider and vote upon the proposal to approve and adopt the Merger Agreement and the other proposals to be voted upon at the Special Meeting. These proxy materials provide you information for use in determining how to vote in connection with the matters to be considered at the Special Meeting.

Q: How do I attend the virtual Special Meeting?

A: The Special Meeting will take place virtually at [        ] [a.m.] Central Time on [            ], 2023. The Company has designed the format of the Special Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure stockholder access and participation. More information about the online Special Meeting is provided below.

Access to the Audio Webcast of the Special Meeting. The live audio webcast of the Special Meeting will begin promptly at [        ] [a.m.] Central Time. Online access to the audio webcast will open 30 minutes prior to the start of the Special Meeting to allow time for stockholders of record as of the close of business on [            ], 2022, the record date for the Special Meeting, to log-in and test their equipment.

The Company is providing the live audio webcast access through an online platform. All of the Company’s stockholders are encouraged to carefully review and confirm the log-in information that follows to ensure they are accessing the appropriate designated platform. Also, the Company encourages stockholders to access the meeting in advance of the Special Meeting’s start time.

Log-in Instructions. To attend the online Special Meeting, stockholders should do the following:

Stockholders of Record: Stockholders that hold shares directly in their name should go to [www.    ] and log-in by clicking on “Join Meeting Now,” entering the 15-digit control number found on the proxy card included in the proxy materials that were previously mailed to the stockholder. The stockholders will need to use Chrome, MS Edge, Firefox or Safari to attend the meeting.

Beneficial Owners: Stockholders who are not stockholders of record (e.g., stockholders who hold shares in a stock brokerage account or through a bank or other holder of record) are beneficial owners and must register in advance to attend the Special Meeting. To register, you must submit proof of your proxy power (legal proxy) reflecting your Elevate Credit, Inc. holdings, along with your name and email address to Computershare at the following email address: [                    ] Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on [            ], 2023. You will receive a confirmation email from Computershare of your registration. After registration and at the time of the Special Meeting, beneficial shareholders should go to [www.    ] and log in by entering the 15-digit control number on the proxy materials that were previously forwarded or otherwise made available to the stockholder by their stockbroker, bank or other holder of record.

During the Special Meeting, the Company will have support available to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If a stockholder encounters any

difficulty accessing, or during, the virtual meeting, support may be found for the Special Meeting at [                    ] for domestic or [                    ] for international.

Q: What matters will be voted on at the Special Meeting?

A: We will ask you to consider and vote upon the following proposals:

•

Merger Proposal. To adopt the Merger Agreement, under which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

•

Advisory Compensation Proposal. To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of the Company’s named executive officers that is based on or otherwise relates to the Merger.

•

Adjournment Proposal. To approve the adjournment of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies to vote in favor of the proposal to adopt the Merger Agreement, in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to establish a quorum.

Q: What is the proposed transaction?

A: Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent. After the Merger is completed, the Company’s Common Stock will cease to be traded on the NYSE, the registration of the Company’s Common Stock under the Exchange Act will be terminated and we will no longer be required to file periodic reports with the SEC.

Q: What will I receive if the Merger is completed?

A: If the Merger is completed, you will have the right to receive $1.87 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock you own (other than shares of Common Stock to be rolled over), unless you are entitled to demand and have properly demanded appraisal for such share in accordance with, and you comply in all respects with, Section 262 of the DGCL. In either case, as a result of the Merger, your shares of Common Stock will be cancelled and you will not own shares in the surviving corporation.

Q: How does the per share price compare to the recent market price of the Company’s Common Stock?

A: The Merger Consideration represents a premium of approximately 99% over the $0.94 closing price of the shares of Common Stock on November 14, 2022, the last full trading day before the Board approved the Merger Agreement, and premiums of approximately 93%, 62% and 39% over the volume weighted average prices for 30-day, 60-day and 90-day periods ended November 14, 2022.

Q: Is the Merger subject to the satisfaction of any conditions?

A: Yes. In addition to the approval by our stockholders of the proposal to approve and adopt the Merger Agreement, the Merger is subject to the satisfaction of various conditions. For a description of these conditions, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger.”

Q: Who is entitled to vote at the Special Meeting?

A: All stockholders of record as of 5:00 p.m., Central Time, on [            ], 2022, the record date for the Special Meeting, are entitled to vote at the Special Meeting. As of the record date, there were [                ] shares of Common Stock outstanding.

A list of our stockholders entitled to vote at the Special Meeting will be available for inspection by any stockholder for any purpose germane to the Special Meeting at the virtual Special Meeting and during ordinary business hours at our principal place of business located at 4150 International Plaza, Suite 300, Fort Worth, TX 76109, during the 10-day period prior to the Special Meeting and during the Special Meeting via the special meeting website at [                    ].

Q: What happens if I sell or transfer my shares of Common Stock after the record date, but before the Special Meeting?

A: The record date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Common Stock after the record date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies the Company in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Common Stock after the record date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). In addition, if you sell your shares prior to the effective time of the Merger, you will not be eligible to exercise your appraisal rights in respect of the Merger. For a more detailed discussion of your appraisal rights and the requirements for properly demanding your appraisal rights, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Q: What vote is required to approve the Merger Proposal and thereby approve and adopt the Merger?

A: Under Delaware law, and as a condition to the completion of the Merger, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the record date and entitled to vote on such matter. Accordingly, abstentions and the failure by stockholders to (1) attend the Special Meeting and vote or (2) authorize a proxy to vote their shares at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. As of the record date, there were [                ] shares of Common Stock outstanding.

Q: What vote is required for the Advisory Compensation Proposal and the Adjournment Proposal?

A: Approval of the Advisory Compensation Proposal or the Adjournment Proposal requires the affirmative vote of the holders of a majority of votes cast affirmatively or negatively on such matter at the Special Meeting; provided, that in the absence of a quorum, the affirmative vote of the holders of a majority of the shares represented thereat is required for the approval of the adjournment. Abstentions will have no effect with respect to the vote on the Adjournment Proposal (assuming the presence of a quorum), or, in the absence of a quorum, will have the same effect as a vote “AGAINST” the Adjournment Proposal. Abstentions will have no effect with respect to the vote on the Advisory Compensation Proposal. The failure by stockholders to (1) attend the Special Meeting and vote or (2) authorize a proxy to vote their shares at the Special Meeting will have no effect with respect to the vote on either Adjournment Proposal or the Advisory Compensation.

Q: What is “Merger-related Compensation”?

A: “Merger-related compensation” is certain compensation that is based on or otherwise related to the Merger and may be paid or become payable to certain of the Company’s named executive officers under our existing compensation plans or agreements, which is the subject of the Advisory Compensation Proposal. See the sections entitled “Proposal 2—Advisory Compensation Proposal” and “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

Q: Why am I being asked to cast a non-binding, advisory vote to approve “Merger-related compensation” payable to the Company’s named executive officers under its plans or agreements?

A: In accordance with rules promulgated under the Exchange Act, the Company is providing our stockholders with the opportunity to cast a non-binding, advisory vote on the Advisory Compensation Proposal on the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger.

Q: What will happen if the stockholders do not approve the “Merger-related compensation” in the Advisory Compensation Proposal at the Special Meeting?

A: Approval of the Advisory Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Advisory Compensation Proposal is an advisory vote and will not be binding on the Company or Parent or the named executive officers. Further, the underlying compensation plans and agreements are contractual in nature and are not, by their terms, subject to stockholder approval. Accordingly, payment of the “Merger-related compensation” is not contingent on stockholder approval of the Advisory Compensation Proposal.

Q: What constitutes a quorum?

A: At the Special Meeting, stockholders holding a majority of the shares of Common Stock outstanding as of the record date and entitled to vote at the Special Meeting, in person or represented by proxy, will constitute a quorum. When a quorum is present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders. Under the Company’s bylaws, a share present at a meeting, but for which there is an abstention or as to which a stockholder gives no authority or direction as to a particular proposal or director nominee, shall be counted as present for the purpose of establishing a quorum. If a quorum is not present, the holders of a majority of the shares of Common Stock present, in person or represented by proxy, at the Special Meeting and voting on such matter may adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.

Q: How does the Board recommend that I vote?

A: After considering various reasons to approve and adopt the Merger Agreement, as well as certain countervailing factors, the Board, by unanimous vote (other than Mr. Harvison, who abstained from voting in light of his participation in the rollover arrangements described in this proxy statement), has (i) determined the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to be fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger. Certain factors considered by the Board in reaching its decision to approve and adopt the Merger Agreement and the Merger can be found in the section entitled “The Merger—Reasons for the Merger”.

The Board recommends that stockholders vote:

•	“FOR” the Merger Proposal;

•	“FOR” the Advisory Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

Q: What is the difference between holding shares as a stockholder of record and a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and this proxy statement is being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the proxies named in the enclosed proxy card or to vote your shares at the Special Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and this proxy statement is being forwarded to you, together with a voting instruction card, by your nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your nominee on how to vote your shares and you are also invited to attend the Special Meeting where you may vote your shares by following the procedure described below.

Q: How do I vote my shares of Common Stock?

A: Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the annexes. You should also determine whether you hold your shares of Common Stock directly in your name as a stockholder of record or through a nominee, because this will determine the procedure that you must follow in order to vote. You are a stockholder of record if you hold your shares of Common Stock in certificated form or if you hold your shares of Common Stock in your name directly with our transfer agent. If you are a stockholder of record, you may vote in any of the following ways:

•

Vote in advance by mail. From the hard copy of your proxy materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage paid envelope. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.

•	Vote in advance by telephone. Dial the phone number on your proxy card and follow the recorded instructions. You will need the control number shown on your proxy card in order to vote.

•	Vote in advance via the Internet. Visit the Internet address on your proxy card. You will need the control number shown on your proxy card in order to vote.

•

Vote by attending the Special Meeting. Stockholders of record who attend the virtual Special Meeting may vote by filling out a ballot at the meeting, and any previously submitted proxies will be revoked by any subsequent vote cast at the Special Meeting. Even if you intend to attend and vote at the Special Meeting, our Board recommends that you grant a proxy via mail, telephone or the Internet in case you are later unable to attend the Special Meeting to ensure that your vote is counted.

If your shares of Common Stock are held through a nominee, you will receive separate voting instructions from your nominee. You must follow the voting instructions provided by your nominee in order to instruct your broker on how to vote your shares of Common Stock.

Q: If I hold my shares of Common Stock through a nominee, will my nominee vote my shares of Common Stock for me?

A: Your nominee will only be permitted to vote your shares of Common Stock if you instruct your nominee how to vote. You should follow the procedures provided by your nominee regarding the voting of your shares. Your nominee may not vote your shares of Common Stock on the Merger Proposal, the Advisory Compensation Proposal or the Adjournment Proposal without specific instructions from you.

If you do not instruct your nominee to vote your shares, your shares will not be voted, which will be treated as a vote “AGAINST” the Merger Proposal.

Q: What happens if I return my proxy card but I do not indicate how to vote?

A: If you sign and properly return your proxy card, but do not include instructions on how to vote, your shares of Common Stock will be voted:

•	“FOR” the Merger Proposal;

•	“FOR” the Advisory Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

We do not currently intend to present any other proposals for consideration at the Special Meeting. If other proposals requiring a vote of stockholders are brought before the Special Meeting in a proper manner, the persons named in the enclosed proxy card, if properly authorized, will have discretion to vote the shares of Common Stock they represent in accordance with their best judgment.

Q: What happens if I abstain from voting on a proposal?

A: If you sign and return a proxy card or grant a proxy by telephone or over the Internet but abstain from voting on any of the proposals presented at the Special Meeting, your shares of Common Stock will not be counted as votes cast on such proposals but will be counted as present for purposes of determining whether a quorum exists.

Abstentions it will have the same effect as a vote “AGAINST” the Merger Proposal.

Abstentions will have no effect with respect to the vote on the Adjournment Proposal (assuming the presence of a quorum), or, in the absence of a quorum, will have the same effect as a vote “AGAINST” the Adjournment Proposal.

Abstentions will have no effect with respect to the vote on the Advisory Compensation Proposal.

Q: May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A: Yes. Even if you sign and return the proxy card accompanying this proxy statement or submit a proxy via telephone or the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to our Corporate Secretary at Elevate Credit, Inc., 4150 International Plaza, Suite 300, Fort Worth, TX 76109, Attn: Corporate Secretary, specifying such revocation or change in vote. You may also change your vote by delivery of a valid, later-dated proxy (or submitting a proxy via telephone or the Internet at a later date) prior to the Special Meeting or by attending and voting at the Special Meeting. Attendance at the Special Meeting alone will not be sufficient to revoke a previously authorized proxy.

Q: What does it mean if I receive more than one set of proxy materials?

A: This means that you own shares of Common Stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the voting instruction cards that you receive in order to vote all of the shares of Common Stock that you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q: When do you expect the Merger to be completed?

A: The Company and Parent are working to complete the Merger promptly, and we currently expect it to be completed in the first quarter of 2023. The Merger is subject, however, to regulatory approvals and various other conditions, which are described in more detail in this proxy statement, and it is possible that factors outside the control of either party could result in the Merger being completed at a later time, or not being completed at all. See the section entitled “The Merger Agreement—Conditions to the Completion of the Merger.”

Q: If the Merger is completed, how will I receive the cash for my shares?

A: If the Merger is completed and your shares of Common Stock are held in book-entry through the Depositary Trust Company (which we refer to in this proxy statement as “DTC” or in “street name” by a broker or other nominee), the cash proceeds will be deposited into your bank or brokerage account without any further action on your part. If you are a stockholder of record with your shares held in certificated form or held directly in your name in book-entry form other than through DTC, you will receive a letter of transmittal with instructions for returning such letter of transmittal, and, in the case of holders of share certificates, how to send your share certificates to the paying agent, in connection with the Merger. The paying agent will issue and deliver to you a check for your shares after you comply with these instructions.

Q: Should I send in my stock certificates now?

A: No. Please do not send your stock certificates now. If you are a stockholder of record with your shares held in certificated form, you will receive a letter of transmittal with instructions for returning such letter of transmittal and how to send your share certificates to the paying agent, in connection with the Merger. Please do not send in your stock certificates with your proxy card.

Q: Is the Merger expected to be taxable to me?

A: The receipt of cash in exchange for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a “U.S. Holder” (as defined in “—Material U.S. Federal Income Tax Consequences”) generally will recognize taxable gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in its shares of Common Stock. The exchange of shares of Common Stock for the Merger Consideration pursuant to the Merger generally will not result in tax to such Non-U.S. Holder (as defined in “—Material U.S. Federal Income Tax Consequences”) unless such Non-U.S. Holder has certain connections with the United States. For more information, see the section of this proxy statement entitled “—Material U.S. Federal Income Tax Consequences”.

You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

Q: What happens if the Merger is not completed?

A: If the Merger Agreement is not adopted by the stockholders at the Special Meeting or if the Merger is not completed for any other reason, stockholders will not receive the Merger Consideration or any payment for their shares of Common Stock in connection with the Merger. Instead, our Common Stock will continue to be listed and traded on the NYSE. In certain circumstances, we may be required to pay, or may be entitled to receive, a termination fee or we may seek other remedies in connection with a termination of the Merger Agreement, in each case, as described under the sections titled “The Merger Agreement—Termination” and “The Merger Agreement—Termination Fees.”

Q: Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A: Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, stockholders and beneficial owners who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the “fair value” of their shares as determined by the Delaware Court of Chancery if the Merger is completed. Appraisal rights will only be available to stockholders and beneficial owners who properly deliver, and do not properly withdraw, a written demand for an appraisal to us prior to the vote on the proposal to adopt the Merger Agreement at the Special Meeting and who comply with the procedures and requirements set forth in Section 262 of the DGCL. If you sell your shares prior to the effective time of the Merger, you will not be eligible to exercise your appraisal rights in respect of the Merger. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the Merger Agreement. If you wish to avail yourself of your appraisal rights, you are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement. For additional information, see the section entitled “The Merger—Appraisal Rights.”

Q: Why did the Company choose to hold a virtual special meeting?

A: The Board decided to hold the special meeting virtually in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from virtually any location around the world, at no cost. However, you will bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies. A virtual special meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information, while saving us and our stockholders time and money. We also believe that the online tools that we have selected will increase stockholder communication. We remain very sensitive to concerns that virtual meetings may diminish stockholder voice or reduce accountability. Accordingly, we have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication.

Q: Who will count the votes?

A: The votes will be counted by a representative of Computershare Trust Company, N.A., who will act as the inspector of election appointed for the Special Meeting.

Q: Where can I find the voting results of the Special Meeting?

A: The Company intends to announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the Special Meeting. All periodic and current reports the Company files with the SEC are publicly available when filed. See the section entitled “Where You Can Find More Information.”

Q: Where can I find more information about the Company?

A: You can find more information about the Company in its publicly filed reports with the SEC, on the Company’s website www.elevate.com, and in the section entitled “Where You Can Find More Information.” The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

Q: Who will solicit and pay the cost of soliciting proxies?

A: Our directors, officers, and employees may solicit proxies by mail, by email, by telephone, or in person. Those individuals will receive no additional compensation for solicitation activities. We have also engaged D.F. King & Co., Inc. to assist in the solicitation of proxies and will pay $12,500 as the base fee, plus reasonable out-of-pocket expenses, to D.F. King & Co., Inc. and additional per diem charges, for its services. Payment of such fees and expenses will not be conditioned on any outcome at the Special Meeting. We will indemnify D.F. King & Co., Inc. and its affiliates against certain losses, claims, damages, liabilities, and expenses. We will request banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of shares of Common Stock held of record by those entities, and we will, upon request, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling, and mailing the proxy materials used in the solicitation of proxies.

Q: Who can help answer my other questions?

A: If you have questions about the Special Meeting or the Merger, you should contact us at:

Elevate Credit, Inc.

4150 International Plaza, Suite 300

Fort Worth, TX 76109

Attention: Investor Relations

(817) 928-1500

You may also contact D.F. King & Co., Inc., our proxy solicitor, as follows:

D.F. King & Co., Inc.

48 Wall Street - 22nd Floor

New York, New York 10005

Stockholders call toll-free: (800) 967-5019

Banks and brokers call collect: (212) 269-5550

Email: ELVT@dfking.equiniti.com

If your broker holds your shares, you should also contact your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents that we incorporate by reference herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and Section 21E of the Exchange Act). Also, documents we subsequently file with the SEC and incorporate by reference may contain forward-looking statements. These forward-looking statements include, among other things, statements about the Merger, the expected timing and completion of the Merger and the future business, performance and opportunities of the Company. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “would,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” or similar words or phrases intended to identify information that is not historical in nature. Forward-looking statements are based on expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	we may be unable to obtain stockholder approval required for the Merger;

•	other conditions to the closing of the Merger may not be satisfied, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval;

•	the Merger may involve unexpected costs, liabilities or delays;

•	our business may suffer as a result of uncertainty surrounding the Merger;

•	stockholder litigation, if any, in connection with the Merger may affect the timing or occurrence of the Merger or result in significant costs of defense, indemnification and liability;

•	we may be adversely affected by other economic, business, and/or competitive factors;

•	the occurrence of any event, change or other circumstances which, under the terms of the Merger Agreement, could give rise to the termination of the Merger Agreement;

•	the proposed transactions may disrupt our current plans and operations or divert management’s attention from ongoing business operations;

•	difficulties with our ability to retain and hire key personnel and maintain relationships with third parties as a result of the Merger may occur;

•	other risks to consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period or at all;

•	if the Merger is completed, stockholders will forego realization of any long-term value potential based on current strategy as an independent public company; and

•	stock prices may decline if the Merger is not completed.

There can be no assurance that the Merger or any other transaction described above will in fact be consummated in the expected time frame, on the expected terms or at all. There can be no assurance as to the impact of COVID-19 and other potential future outbreaks of infectious diseases or the outbreak of war on the Company’s financial condition, results of operations, cash flows and performance as well as on the economy and financial markets, which may impact the timing or occurrence of the Merger. While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. For a further discussion of other important factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the SEC on February 25, 2022, and subsequent filings by the Company with the SEC. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements. In addition, to the extent any inconsistency or conflict exists between the information included in this report and the information included in our prior reports and other filings with the SEC, the information contained in this report updates and supersedes such information.

Forward-looking statements speak only as of the date they are made, and except as required by law, we undertake no obligation to update them in light of new information or future events.

PROPOSAL 1

MERGER PROPOSAL

We are asking our stockholders to vote on a proposal to approve and adopt the Merger Agreement under which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent.

For detailed information regarding this Merger Proposal, see the information about the Merger and the Merger Agreement throughout this proxy statement, including the information set forth under sections entitled “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this proxy statement.

The approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the record date and entitled to vote on such matter. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Merger Proposal, your shares will be voted in accordance with the recommendation of our Board, which is “FOR” this Merger Proposal. Because the required vote for this Merger Proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the Merger Proposal.

Approval of the Merger Proposal is a condition to the completion of the Merger. In the event the Merger Proposal is not approved, the Merger cannot be completed.

Recommendation of the Board

Our Board, by unanimous vote (other than Mr. Harvison, who abstained from voting in light of his participation in the rollover arrangements described in this proxy statement), recommends that our stockholders vote “FOR” the Merger Proposal.

PROPOSAL 2

ADVISORY COMPENSATION PROPOSAL

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking our stockholders to vote at the Special Meeting on a non-binding, advisory basis regarding the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger. Information intended to comply with Item 402(t) of Regulation S-K concerning this compensation, subject to certain assumptions described therein, is presented in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Quantification of Potential Payments to Our Named Executive Officers in Connection with the Merger.”

The stockholder vote on this Advisory Compensation Proposal is an advisory vote only, and it is not binding on us or our Board. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is completed, our named executive officers will be eligible to receive the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger. Approval of this Advisory Compensation Proposal is not a condition to the completion of the Merger.

We are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that Elevate Credit, Inc.’s stockholders approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain named executive officers of Elevate Credit, Inc. that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under “The Merger—Interests of Our Directors and Executive Officers in the Merger—Quantification of Potential Payments to Our Named Executive Officers in Connection with the Merger” in Elevate Credit, Inc.’s proxy statement for the special meeting.”

Adoption of the above resolution, on a non-binding, advisory basis, requires the affirmative vote of the holders of a majority of votes cast affirmatively or negatively on such matter at the Special Meeting. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Advisory Compensation Proposal, your shares will be voted in accordance with the recommendation of our Board, which is “FOR” this Advisory Compensation Proposal. Abstentions will have no effect with respect to the vote on the Advisory Compensation Proposal.

Recommendation of the Board

Our Board, by unanimous vote (other than Mr. Harvison, who abstained from voting in light of his participation in the rollover arrangements described in this proxy statement), recommends that our stockholders vote “FOR” the Advisory Compensation Proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger.

PROPOSAL 3

ADJOURNMENT PROPOSAL

We are asking our stockholders to vote on a proposal to approve any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Merger Proposal or establish a quorum.

Approval of this Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the Special Meeting; provided, that in the absence of a quorum, the affirmative vote of the holders of a majority of the shares represented thereat is required for the Adjournment Proposal. Approval of this Adjournment Proposal is not a condition to the completion of the Merger. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Adjournment Proposal, your shares will be voted in accordance with the recommendation of our Board, which is “FOR” this Adjournment Proposal. Abstentions will have no effect with respect to the vote on the Adjournment Proposal (assuming the presence of a quorum), or, in the absence of a quorum, will have the same effect as a vote “AGAINST” the Adjournment Proposal.

Recommendation of the Board

Our Board, by unanimous vote (other than Mr. Harvison, who abstained from voting in light of his participation in the rollover arrangements described in this proxy statement), recommends that our stockholders vote “FOR” the Adjournment Proposal.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our Board for use at the Special Meeting to be held virtually at [        ] [a.m.], Central Time on [            ], 2023, or at any adjournment or postponement of such meeting. This proxy statement is first being mailed to our stockholders on or about [             ], 2023.

Voting

If you are a stockholder of record, you may vote in any of the following ways:

•

Vote in advance by mail. From the hard copy of your proxy materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage paid envelope. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.

•	Vote in advance by telephone. Dial the phone number on your proxy card and follow the recorded instructions. You will need the control number shown on your proxy card in order to vote.

•	Vote in advance via the Internet. Visit the Internet address on your proxy card. You will need the control number shown on your proxy card in order to vote.

•

Vote by attending the Special Meeting. Stockholders of record who attend the virtual Special Meeting may vote by filling out a ballot at the meeting, and any previously submitted proxies will be revoked by the vote cast at the Special Meeting. Even if you intend to attend and vote at the Special Meeting, our Board recommends that you grant a proxy via mail, telephone or the Internet in case you are later unable to attend the Special Meeting to ensure that your vote is counted.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the Special Meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Special Meeting. If your shares are held through a nominee, you will receive separate voting instructions from your nominee. You must follow the voting instructions provided by your nominee in order to instruct your broker on how to vote your shares.

We encourage you to vote by proxy by mail, telephone or over the Internet well in advance of the Special Meeting, to ensure your shares are represented whether or not you decide to attend.

Purpose of the Special Meeting

The purpose of the Special Meeting is for the holders of Common Stock to consider and vote upon the following proposals:

•

The Merger Proposal: To approve and adopt the Merger Agreement, under which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

•

Advisory Compensation Proposal: To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger.

•

Adjournment Proposal: To approve the adjournment of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies to vote in favor of the proposal to adopt the Merger Agreement, in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement or to establish a quorum.

The Board, by unanimous vote (other than Mr. Harvison, who abstained from voting in light of his participation in the rollover arrangements described in this proxy statement), recommends that you vote “FOR” each of the above proposals.

Stockholders must approve the proposal to approve and adopt the Merger Agreement in order for the Merger to occur. If our stockholders fail to approve the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A, which we encourage you to read carefully and in its entirety.

Record Date and Quorum

The holders of record of Common Stock as of 5:00 p.m., Central Time, on [            ], 2022, (the “record date”), will be entitled to receive notice of and to vote at the Special Meeting. As of the record date, there were [                ] shares of Common Stock outstanding.

The presence at the Special Meeting in person, or represented by proxy, of the holders of a majority of the shares of Common Stock outstanding as of the record date and entitled to vote at the Special Meeting will constitute a quorum, permitting us to conduct our business at the Special Meeting. If you have properly voted by proxy, via mail, telephone or the Internet, you will be considered part of the quorum. Proxies received but not marked or marked as abstentions will be included in the calculation of the number of shares considered to be present at the Special Meeting. Each holder of Common Stock is entitled to one vote on each matter submitted to a vote at the Special Meeting for each share of Common Stock that the stockholder owned as of the record date.

Under NYSE rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the proposals currently expected to be voted on at the Special Meeting are “non-routine” matters.

A “broker non-vote,” under NYSE rules, occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares of Common Stock, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because all of the proposals currently expected to be voted on at the Special Meeting are “non-routine” matters for which brokers do not have discretionary authority to vote, we do not expect there to be any broker non-votes at the Special Meeting.

In the event that a quorum is not present at the Special Meeting or there are insufficient votes to approve the Merger Proposal, subject to the terms of the Merger Agreement, the Company expects to adjourn or postpone the Special Meeting until it solicits enough proxies to obtain a quorum and approve the Merger Proposal. Pursuant to the Company’s Amended and Restated Bylaws, dated as of February 6, 2019 (which we refer to as the “bylaws” in this proxy statement), any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under the bylaws by the holders of a majority of shares of Common Stock present, in person or represented by proxy, at the Special Meeting and voting on such matter, for the purpose of establishing a quorum. The Merger Agreement provides that the Company shall not postpone or adjourn the Special Meeting to a date that is in the aggregate more than forty-five days after the date for which the meeting was originally scheduled (other than, following consultation with Parent, any adjournments or postponements required by applicable law or a request from the SEC or its staff).

Vote Required

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the record date and entitled to vote thereon. In addition, under the Merger Agreement, the receipt of such required vote is a condition to the completion of the Merger.

Approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of votes cast affirmatively or negatively on such matter at the Special Meeting. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the Special Meeting; provided, that in the absence of a quorum, the affirmative vote of the holders of a majority of the shares represented thereat is required for the approval of the adjournment.

Abstentions and the failure by stockholders to (1) attend the Special Meeting and vote or (2) authorize a proxy to vote their shares at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal.

Abstentions will have no effect with respect to the vote on the Adjournment Proposal (assuming the presence of a quorum), or, in the absence of a quorum, will have the same effect as a vote “AGAINST” the Adjournment Proposal.

Abstentions will have no effect with respect to the vote on the Advisory Compensation Proposal.

The failure by stockholders to (1) attend the Special Meeting and vote or (2) authorize a proxy to vote their shares at the Special Meeting will have no effect with respect to the vote on either Adjournment Proposal or the Advisory Compensation.

Brokers, banks or other nominees holding shares of Common Stock in “street name” may not vote such shares of Common Stock on any of the proposals absent instruction from you on how you wish your shares of Common Stock to be voted. If your shares are held in “street name,” unless you attend the Special Meeting in-person, with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions will have the same result as a vote against the Merger Proposal.

Voting by Proxy

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Common Stock in the way that you indicate. When completing the telephone or Internet processes or the proxy card, you may specify whether your shares of Common Stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the Special Meeting. If you sign, date, and return your proxy card (or submit your proxy by telephone or the Internet) without indicating how you wish to vote on a proposal, your proxy will be voted in accordance with our Board’s recommendation—i.e., in favor of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. If you are a stockholder of record of shares of Common Stock and fail to return your proxy card (or fail to submit your proxy by telephone or the Internet), unless you attend the Special Meeting in-person, the effect will be that your shares will have the same effect as a vote “AGAINST” the Merger Proposal. If you sign and return a proxy, the individuals named on the enclosed proxy card will have discretionary authority to vote on any other items that may arise at the Special Meeting or any adjournments or postponements thereof.

Broker Non-Votes

If your shares of Common Stock are held in “street name,” you will receive instructions from your broker, bank, trust or other nominee that you must follow in order to have your shares voted. Your broker, bank, trust or other nominee will vote your shares only if you provide instructions on how to vote. Please follow the directions on the voting instruction form sent to you by your broker, bank, trust or other nominee with this proxy statement. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank, trust or other nominee, as the case may be. Brokers who hold shares of Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner.

However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as the Merger Proposal, the Adjournment Proposal, and the Advisory Compensation Proposal, without specific instructions from the beneficial owner. Broker non-votes generally occur for shares held by a broker or other nominee that are present in-person, or represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because all proposals for the Special Meeting are non-routine and non-discretionary, we do not expect there to be any broker non-votes for such proposals.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a stockholder of record of Common Stock, you may revoke your proxy at any time before the vote is taken at the Special Meeting by:

•

submitting a new proxy at a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating, and returning a new, later-dated proxy card by mail to the Company;

•	attending and voting during the virtual Special Meeting; or

•	delivering to the Company’s Secretary a written notice of revocation to c/o Elevate Credit, Inc., 4150 International Plaza, Suite 300, Fort Worth, TX 76109, Attn: Corporate Secretary.

Attending the Special Meeting without taking one of the actions described above will not in and of itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the Special Meeting.

If you hold your shares of Common Stock in “street name” through a nominee, you will need to follow the instructions provided to you by your nominee in order to revoke your voting instructions or submit new voting instructions.

Adjournments and Postponements

Although it is not currently expected, subject to the terms of the Merger Agreement, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies to satisfy the quorum requirement or for other reasons. We are submitting a proposal for consideration at the Special Meeting to authorize the named proxies to approve one or more adjournments of the Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the Special Meeting or any adjournment or postponement of the Special Meeting or to establish a quorum. Subject to the terms of the Merger Agreement, we retain full authority to the extent set forth in the bylaws and Delaware law to adjourn the Special Meeting (or any adjournment or postponement of the Special Meeting) or to postpone the Special Meeting (or any adjournment or postponement of the Special Meeting) before it is convened, without the consent of any stockholder.

If the Special Meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting if announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or our Board fixes a new record date for the Special Meeting. Subject to the terms of the Merger Agreement, at any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Anticipated Date of Completion of the Merger

We are working towards completing the Merger as soon as possible. Assuming timely satisfaction or waiver of closing conditions, including the approval by our stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be completed in the first quarter of 2023. However, the exact timing of completion of the Merger, if at all, cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control. If our stockholders vote to adopt the Merger Agreement and unless otherwise mutually agreed between the Company and Parent, the closing under the Merger Agreement is expected to occur effective on the third business day following the day of the satisfaction or waiver of the conditions to the Merger, including the receipt of specified regulatory approvals and third party consents. See the section entitled “The Merger Agreement—Effective time; Closing.”

Rights of Stockholders Who Seek Appraisal

If the Merger is consummated, stockholders and beneficial owners who continuously hold or own shares of Common Stock through the effective time of the Merger, who do not vote in favor of the adoption of the Merger Proposal and who properly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that record holders and beneficial owners of shares of Common Stock who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal and who follow the procedures in the manner prescribed by Section 262 of the DGCL may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be “fair value,” if any (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” on the difference between the amount determined to be the “fair value” and the amount paid by the surviving corporation in the Merger to each person entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders and beneficial owners considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the Merger Consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must: (i) not vote in favor of the Merger Proposal; (ii) properly submit a written demand for appraisal to us before the vote is taken on the Merger Proposal; (iii) continuously hold or own such shares upon the making of a demand under clause (ii) and continue to hold or own your shares of Common Stock through the effective time of the Merger; (iv) not thereafter withdraw your demand for appraisal of your shares or otherwise lose your appraisal rights, each in accordance with the DGCL; (v) file a petition in the Delaware Court of Chancery requesting a determination of “fair value” of the shares within one hundred twenty (120) days after the effective time of the Merger; and (vi) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the stockholders and beneficial owners seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced and attached as Annex C to this proxy statement and incorporated herein by reference.

Solicitation of Proxies; Payment of Solicitation Expenses

48 Wall Street - 22nd Floor

New York, New York 10005

Stockholders call toll-free: (800) 967-5019

Banks and brokers call collect: (212) 269-5550

Email: ELVT@dfking.equiniti.com

Our directors, officers, and employees may solicit proxies by mail, by email, by telephone, or in person. Those individuals will receive no additional compensation for solicitation activities. We have also engaged D.F. King & Co., Inc. to assist in the solicitation of proxies and will pay $12,500 as the base fee, plus reasonable out-of-pocket expenses, to D.F. King & Co., Inc. and additional per diem charges, for its services. Payment of such fees and expenses will not be conditioned on any outcome at the Special Meeting. We will indemnify D.F. King & Co., Inc. and its affiliates against certain losses, claims, damages, liabilities and expenses. We will request banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by those entities, and we will, upon request, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling, and mailing the proxy materials used in the solicitation of proxies.

Questions and Additional Information

You should not return your stock certificate or send documents representing Common Stock with the proxy card. If the Merger is completed and if you are a holder of record, the paying agent for the Merger will send you a letter of transmittal and instructions for exchanging your shares of Common Stock for the Merger Consideration.

If you have questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor as follows:

D.F. King & Co., Inc.

48 Wall Street - 22nd Floor

New York, New York 10005

Stockholders call toll-free: (800) 967-5019

Banks and brokers call collect: (212) 269-5550

Email: ELVT@dfking.equiniti.com

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties to the Merger

Elevate Credit, Inc.

4150 International Plaza, Suite 300

Fort Worth, TX 76109

(817) 928-1500

The Company, a Delaware corporation, together with the banks that license our marketing and technology services, has originated $10.0 billion in non-prime credit to more than 2.7 million non-prime consumers to date. Our responsible, tech-enabled online credit solutions provide immediate relief to customers today and help them build a brighter financial future. The Company is committed to rewarding borrowers’ good financial behavior with features like interest rates that can go down over time, free financial training and free credit monitoring. Our platform powers a suite of credit products includes RISE, Elastic, Today Card, and Swell.

Our Common Stock is listed on the NYSE and trades under the symbol “ELVT.” Additional information about the Company is contained in its public filings, certain of which we incorporate by reference herein. See the section entitled “Where You Can Find More Information” of this proxy statement.

PCAM Acquisition Corp.

PCAM Merger Sub Corp.

c/o Park Cities Asset Management LLC

8214 Westchester Drive, Suite 910

Dallas, TX 75225

(469) 262-2103

Parent is a Delaware corporation. Parent is controlled by investment funds managed by affiliates of Park Cities and was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Parent has not engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the Merger Agreement.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the Merger and related transactions. Merger Sub has not engaged in any business other than in connection with the Merger and related transactions. At the effective time of the Merger, Merger Sub will be merged with and into the Company and will cease to exist and the Company will continue as the surviving corporation.

Park Cities is an alternative asset manager focused on deploying capital across asset classes in the Specialty Finance and FinTech sectors. Park Cities and its predecessor firm, together with their affiliated funds, have been investing for over a decade. Park Cities provides investment advice through its SEC Registered Investment Advisor, Park Cities Advisors LLC. Further information is available at www.parkcitiesmgmt.com. The information contained on Park Cities’ website is not incorporated into, and does not form a part of, this proxy statement.

PCAM is currently a lender under two debt financing facilities of the Company and the variable interest entities with which the Company works (the “VIEs”). Currently the Company and the VIEs collectively have a total of seven debt facilities. Four of such facilities are with Victory Park Capital and its affiliates (collectively, “VPC”), the primary existing lender of the Company and the VIEs (such facilities, the “VPC facilities”). The other three credit facilities of the Company and the VIEs are the Today Card Facility with PCAM and the Sub Debt Facility with PCAM, each as described below, and a subordinated credit agreement with Pine Hill Finance, LLC.

As of both November 14, 2022, the day before the Board approved the Merger Agreement, and the date of this proxy statement, the aggregate commitment amount and outstanding indebtedness under the two PCAM-related debt facilities represent approximately 7% (or 8% after giving effect to the amendment to the Sub Debt Facility as described below) and 11%, respectively, of the aggregate commitment amount and outstanding indebtedness under all seven debt facilities of the Company and the VIEs.

Today Card Facility. On October 12, 2021, PCAM entered into a debt financing facility (as amended from time to time, the “Today Card Facility”) with certain subsidiaries of the Company. This facility funds credit card receivables purchases in connection with the Company’s Today Card product and has a maximum commitment amount of $50 million, which may potentially be increased. Under this facility and in connection with a change of control of the Company, the borrower has a right to redeem the note with a 4% prepayment premium if such change of control occurs during the October 1, 2022 – September 30, 2023 time period, and PCAM as the lender has a right to accelerate the loan but no prepayment premium would apply to such acceleration. This facility matures on October 12, 2025.

Sub Debt Facility. On August 8, 2022, PCAM entered into a subordinated credit agreement with the VIEs, which provides for a $15 million term note to supplement the VIEs’ working capital (as amended from time to time, the “Sub Debt Facility”). On October 31, 2022, this facility was increased to $20 million. Under this facility, a prepayment of the loan permitted in connection with a change of control of the Company requires a prepayment premium (which premium initially was 2%, and in connection with the increase of the amount of the facility in October 2022, was increased to 7%), and if not waived by PCAM as the lender, a change of control of the Company without a repayment of the loan is an event of default. This facility matures on March 31, 2024.

In connection with the transactions contemplated under the Merger Agreement, the parties agreed in the Merger Agreement to use their respective reasonable best efforts to cause the Sub Debt Facility to be amended such that the borrowing capacity of the borrower parties’ thereunder will be increased by $10 million.

Effects of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company, and the Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent. As a result of the Merger, each share of Common Stock will no longer be publicly traded and will be delisted from the NYSE and price quotations in the public market will no longer be available for Common Stock. In addition, the Common Stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the surviving corporation.

At the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to such time (other than Excluded Shares or Dissenting Shares) will be converted into the right to receive the Merger Consideration. Excluded Shares will be cancelled and will cease to exist and no payment will be made with respect to Excluded Shares. Dissenting Shares will not be converted into a right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery in accordance with Section 262 of the DGCL, as described in the section entitled “Appraisal Rights” on page 104 of this proxy statement and Annex C to this proxy statement.

Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into and become one share of common stock of the surviving corporation.

At the effective time of the Merger, the certificate of incorporation of the Company will be amended and restated in its entirety to be in the form set forth as an exhibit to the Merger Agreement and the bylaws of the Company will be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the effective time of the Merger, until thereafter changed or amended as provided therein or by applicable law and in accordance with the Merger Agreement. In addition, as of the effective time of the Merger, the directors of Merger Sub immediately prior to the effective time of the Merger will become the directors of the surviving corporation until their successors have been duly elected and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation and the Merger Agreement. The officers of the Company immediately prior to the effective time of the Merger shall continue as the officers of the surviving corporation immediately following the effective time of the Merger until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the surviving corporation, as the case may be, except as otherwise provided in written notice by Parent to the Company no later than five business days prior to the Closing.

Background of the Merger

The following chronology summarizes key meetings and events that led to the signing of the Merger Agreement. The following chronology does not catalog every conversation or meeting held by or among the Board, the Convenience Committee (as defined below), members of the Company’s management, the Company’s representatives and other parties.

The Board and management of the Company regularly review and assess the Company’s performance, position, strategy and opportunities, including potential strategic and financial opportunities, to enhance stockholder value. The Company also engages regularly in discussions with other parties regarding potential commercial, debt financing and other business arrangements.

As part of its review of potential opportunities, the Board conducted a process to evaluate interest in a strategic transaction with the Company in 2018 and conducted an additional similar process in 2019 - 2020 (collectively, the “Prior Processes”). In connection with the process in 2018, the Company engaged Morgan Stanley as its financial advisor to assist it in exploring strategic alternatives, in light of Morgan Stanley’s qualifications, expertise, reputation and knowledge of the Company’s business and industry. Morgan Stanley also advised the Company in connection with the review process in 2019-2020. During these Prior Processes, our Board and management, with the assistance of Morgan Stanley and outside legal counsel, engaged in discussions with a number of third parties, including Party B (as defined below, who participated in the 2018 process) and PCAM (who participated in the 2019-2020 process), regarding their potential interest in a strategic transaction with the Company. Neither of the Prior Processes resulted in actionable proposals.

In April 2022, Company management held discussions with a strategic party (“Party A”) regarding a potential commercial partnership. In the course of such discussions, during April and May 2022, Party A informed Jason Harvison, our chief executive officer and member of our Board, of its potential interest in acquiring the Company, and Mr. Harvison informed the Board that Party A might submit an indication of its interest. On May 23, 2022, Party A submitted to Mr. Harvison a non-binding indication of its interest in pursuing an acquisition of the Company for $3.45 per share. The indication of interest was subject to, among other things, due diligence. Mr. Harvison informed Saundra Schrock, the chair of our Board, of the indication of interest, and discussed the indication of interest and a potential response with Ms. Schrock, a representative of Morrison & Foerster, the Company’s special outside counsel (“M&F”), a representative of Coblentz Patch Duffy & Bass LLP, the Company’s regular outside counsel (“Coblentz”), and a representative of Morgan Stanley, noting that, although the Company’s stock price had fallen recently, the proposed price did not represent an attractive valuation compared to the Company’s plan. On May 24, 2022 Mr. Harvison informed the full Board of the indication of interest and proposed response. On May 25, 2022, following communications with members of the Board, Mr. Harvison advised Party A that the Company was not inclined to move forward based on the proposed price in Party A’s indication of interest. Thereafter, Company management continued to engage with Party A and its advisors to help Party A better understand the Company’s business, so that Party A could provide an improved proposal.

In May 2022, Alex Dunev, a principal at PCAM, one of several lenders to the Company as described in the section entitled “The Parties to the Merger” on page 34 of this proxy statement, with whom the Company had been in contact from time to time regarding PCAM’s role as an existing lender and whom the Company was contacting to discuss whether PCAM would have an interest in providing additional debt financing, informed Mr. Harvison that PCAM potentially was interested in acquiring the Company.

Also in May 2022, a strategic party (“Party B”) that had been discussing a potential strategic transaction with the Company regarding one of the Company’s businesses, informed Mr. Harvison that it would potentially be interested in acquiring the Company. Mr. Harvison discussed Party B’s potential interest with Ms. Schrock.

On June 21, 2022, Mr. Dunev informed Mr. Harvison that PCAM was planning to submit a proposal to acquire the Company. Mr. Harvison informed Ms. Schrock of the communication by Mr. Dunev.

On June 24, 2022, PCAM submitted a non-binding preliminary proposal to acquire the Company at $4.75 per share in cash for all outstanding shares, less those owned by Company management. PCAM’s proposal indicated that they would seek to finance a portion of the purchase price and intended to refinance the VPC facilities of the VIEs. PCAM’s proposal also included a request for 90 days of exclusive negotiations. Mr. Harvison provided PCAM’s preliminary proposal to the Board and updated the Board on the status of discussions with Party A, including plans for a meeting with Party A.

At the end of June 2022, the Company and PCAM commenced discussions in connection with a potential additional subordinated debt facility for the VIEs.

On July 1, 2022, Mr. Harvison met with a representative of a strategic party (“Party C”), who was introduced to Mr. Harvison by Mr. Dunev as a potential commercial partner, and in which an entity affiliated with certain principals of PCAM, including Mr. Dunev, had a minority, non-controlling equity position.

On July 5, 2022, Mr. Harvison reported to the Board on his discussion with Mr. Dunev to clarify PCAM’s June 24th proposal regarding PCAM’s expectation on management rollover and sources of financing. Mr. Harvison also reported to the Board on a recent discussion with Party A, noting that he believed Party A would be submitting a revised offer which the Board may review along with PCAM’s June 24th proposal.

Later in July 2022, Party A indicated that it would wait to submit a revised proposal until after the Company’s earnings release for the second quarter of 2022.

On July 27, 2022, Mr. Dunev informed Mr. Harvison that Party C had hired a financial advisor and was potentially interested in acquiring the Company.

On July 28, 2022, the Board met, with Company management and representatives of Morgan Stanley, M&F and Coblentz attending. At the meeting, Company management discussed with the Board, among other things, the financial position of the Company, including the impact of recent macroeconomic changes, including increases in consumer loan losses and consumer charge-off rates, the Company’s cash position, including the expected impact of an upcoming payment by the Company of a litigation settlement, Company’s financial outlook, and related potential loan covenant compliance matters. Company management noted that the macroeconomic changes were presenting challenges, but believed that, with the financial resources currently available to the Company and the subordinated debt facility it was pursuing, the Company was likely to have adequate liquidity through the end of the year. Mr. Harvison and representatives of Morgan Stanley discussed the status of discussions with Party A and PCAM. Mr. Harvison noted that Mr. Dunev had introduced him to Party C and that Party C had indicated that it was potentially interested in acquiring the Company. Mr. Harvison also noted that Party B had also indicated its potential interest in considering an acquisition of the Company. Representatives of Morgan Stanley provided an overview of the macroeconomic environment and consumer credit outlook and reviewed their preliminary financial analysis of the Company.

Representatives of M&F reviewed with the Board the Board’s fiduciary duties in connection with a review of strategic alternatives, and discussed limits on Company management’s discussions with potential acquirors regarding management’s compensation or other individual arrangements, including management’s rollover of existing equity or equity participation in, or employment by, the potential acquirors, without the Board’s prior approval. The Board also discussed the potential benefits of exploring whether other parties could be interested in a strategic transaction with the Company, and the potential impact on other parties’ interest that PCAM’s participation in certain credit facilities, and the terms of those and other credit facilities, may have, and directed Company management to prepare to contact other parties, under the supervision of the Board, to see if they would be interested in a transaction with the Company.

On each of August 1, August 5 and August 10, 2022, the Board met, with Company management and a Coblentz representative attending. At these meetings, the Board discussed the status of the strategic review process, including indications of interest received and potential responses. The Board also discussed the rapidly increasing shift in the macroeconomic environment and the impact on the Company’s businesses and financial conditions and the status of the Company’s efforts to secure additional subordinated debt financing for the Company and/or the VIEs.

On August 4, 2022, Party B expressed to Mr. Harvison its interest in considering a potential strategic transaction with the Company.

On August 8, 2022, PCAM entered into the Sub Debt Facility for a $15 million term note, which was drawn in full that day.

On August 11, 2022, in accordance with the Board’s instructions, representatives of Morgan Stanley had a discussion with representatives of Party B’s financial advisor regarding Party B’s potential interest in a strategic transaction with the Company. Also on August 11, the Company entered into a confidentiality agreement with Party B.

On August 18, 2022, the Board met, with Company management also attending. Mr. Harvison provided an overview of the discussions with Party A and Party B and discussed a potential timeline for obtaining preliminary indications of interest. Company management discussed with the Board the rapidly changing macroeconomic environment, including in the subprime consumer lending space, and including, among other things, increases in loan losses and declines in revenue, and the resulting challenges on the Company’s liquidity and ability to comply with debt covenants. Company management discussed potential additional ways for reducing expenses. Company management presented to the Board a preliminary draft of a five-year financial forecast for the Company, noting that it would be revised to further reflect such macroeconomic changes and effects. The Risk Committee reported, in light of the potential liquidity challenges, and as requested by the Board, that a strategic consultant had been retained to assist with the evaluation of the Company’s cash position and liquidity and, if necessary, potentially to consider restructuring efforts.

On August 19, Mr. Harvison met with a representative of Party B, who again expressed its interest in a potential strategic transaction with the Company. On the same date, Party C expressed to Mr. Harvison its interest in a potential strategic transaction with the Company. Mr. Harvison discussed these expressions of interest with Ms. Schrock. On August 23, 2022, the Company entered into a confidentiality agreement with Party C.

In late August 2022, Party A informed the Company that it was no longer interested in pursuing a potential transaction with the Company.

On August 22, 2022, Company management provided to the Board its five-year financial forecast for the Company, based on the updates and adjustments discussed previously with the Board (the “August projections”). The Board approved the August projections for use in connection with considering potential strategic transactions, and the August projections were provided to representatives of Morgan Stanley and posted to the data room for interested parties that had been granted access to its data room.

On August 23, 2022, the Company posted a process letter to its data room setting forth procedures for potentially interested parties to submit their indications of interest, with a deadline of September 14, 2022.

On August 25, 2022, the Board met, with Company management and representatives of Morgan Stanley, M&F and Coblentz also attending. Company management updated the Board regarding the Company’s business. Company management reviewed the status of the Company’s consideration of potential interest in a strategic transaction with the Company, and noted that at this time the Company was engaging in discussions with PCAM, Party B and Party C. The Board discussed reaching out to other potentially interested counterparties, and directed Company management, with the assistance of Morgan Stanley, to consider and to discuss with the Board additional potential counterparties and outreach. The Board discussed the benefits of establishing a committee to facilitate discussions by the Board with respect to the strategic review process. Following such discussion, the Board established a committee (the “Convenience Committee”) comprised of three of the Board’s independent directors, Ms. Schrock, Tyler Head and Manuel Sanchez Rodriguez, to oversee the day-to-day process of reviewing strategic alternatives and to supervise and provide guidance to the Company’s management and advisors in connection with the process. The Convenience Committee was to report to the Board from time to time, other members of the Board would be invited to attend meetings of the Convenience Committee if they wished, and the Board retained full authority to consider, evaluate and approve any transaction resulting from the strategic review process.

Following the August 25 Board meeting, in accordance with the Board’s instructions, Company management and representatives of Morgan Stanley reached out to additional parties to solicit their interest in a potential strategic transaction with the Company and continued to engage in discussions with Party B and Party C. Company management and representatives of Morgan Stanley participated in various due diligence discussions and management presentations with potentially interested parties.

Effective August 31, 2022, the Company and the VIEs entered into amendments with certain existing lenders, including PCAM, to lower certain various loan covenant thresholds through December 31, 2022. Around that time and throughout the Company’s strategic review process, Company management continued to discuss with certain existing lenders, including PCAM, regarding the Company’s debt covenant compliance and liquidity position through December 31, 2023.

On September 1, 2022, the Board met, with Company management and a representative of Coblentz attending. The Board discussed developments in the Company’s business, as well as the status of the Company’s strategic review process and cost reduction efforts.

On September 6, 2022, the Convenience Committee met, with Company management and representatives of Morgan Stanley, M&F and Coblentz also attending. The Convenience Committee discussed the capability for each of Party B, Party C and PCAM to engage in a strategic transaction, the contacts with additional potentially interested parties that had been identified by Company management and Morgan Stanley following the August 25 Board meeting, and whether it would be beneficial to reach out to other parties. The Convenience Committee also discussed the consent rights that certain existing lenders, including PCAM, might have in connection with a strategic transaction.

In accordance with the Board’s instructions, representatives of Morgan Stanley reached out to additional parties to gauge their interest in a potential strategic transaction with the Company.

On September 8, 2022, the Board met, with Company management and a representative of Coblentz attending. The Board further discussed developments in the Company’s business. The Board also discussed the status of the Company’s strategic review process.

As the Company continued to explore strategic options, the Company also implemented a cost reduction plan, including furloughing approximately 25% of its workforce and reducing board, executive and senior management compensation, to mitigate the reduced revenue and higher credit losses resulting from the macroeconomic environment.

On September 13, 2022, Party B informed representatives of Morgan Stanley that it intended to submit a non-binding preliminary proposal to acquire the Company at $1.70 per share, with 50% of the consideration to be paid in cash and 50% to be paid in Party B common stock.

Later that day, the Convenience Committee met, with Company management and representatives of Morgan Stanley, M&F and Coblentz in attendance. The Convenience Committee discussed Party B’s potential proposal and the status of the Company’s outreach efforts and discussions with other potential parties. The Convenience Committee directed representatives of Morgan Stanley to explore ways to guide Party B to a higher purchase price, and potentially a higher proportion of common stock consideration.

On September 14, 2022, Party B submitted a revised non-binding preliminary proposal to acquire the Company at $1.70 per share, with 70% of the consideration to be paid in cash and 30% of the consideration to be paid in its common stock. Around the same time, PCAM informed representatives of Morgan Stanley that it would be submitting a proposal.

On September 16, 2022, the Board met, with representatives of Morgan Stanley and Coblentz attending. Company management and representatives of Morgan Stanley reported to the Board the status of discussions with additional parties, noting that 14 parties had been contacted, or had contacted the Company, and that six remained interested and were conducting due diligence. The Board then discussed strategies to encourage Party B to improve its proposal, as well as to attract proposals from other potential parties. Company management also discussed with the Board the adverse impact of the macroeconomic environment on the Company’s cash and liquidity and other financial positions, as well as on the Company’s ability to comply with the covenants under certain credit facilities. The Risk Committee updated the Board on the status of the work being conducted by the Company’s strategic consultant, including its efforts regarding a cash management program and other liquidity efforts.

Also on September 16, the Company entered into a confidentiality agreement with PCAM in connection with their discussions of a potential strategic transaction. The Company had previously entered into a confidentiality agreement with PCAM in connection with discussions regarding the subordinated debt facility for the VIEs.

Also on September 16, in response to a Board request for projections reflecting certain sensitivities to the August projections, Company management provided to representatives of Morgan Stanley a scenario-based five-year financial forecast, which assumed, among other things, a softer economy and increased charge-offs across the Company’s products relative to the August projections (the “Stress Case”). Under the Stress Case, the cash balance of the Company starting from the third quarter of fiscal year 2023 through 2024 was projected to be below Company management’s estimated minimum cash required to operate the business and maintain covenant compliance under certain credit facilities.

In mid-September 2022, another strategic party (“Party D”) informed the Company, in response to a contact by the Company, that it was potentially interested in making a proposal to acquire the Company for a mix of cash and stock consideration in a transaction that would include an earnout component. Party D did not include a price.

On September 20, 2022, the Convenience Committee met, with Company management and representatives of Morgan Stanley, M&F and Coblentz attending. Company management and representatives of Morgan Stanley discussed the Company’s financial outlook, including the Company’s potential cash position and the Stress Case and August projections. Representatives of Morgan Stanley discussed certain financial analyses of the Company. The Convenience Committee discussed, along with Company management and representatives of Morgan Stanley, potential alternative scenarios for the Company’s performance and the Company’s financial outlook under such alternative scenarios. The Convenience Committee further discussed the status of discussions with Party B and other potentially interested parties, and directed management and Morgan Stanley to continue engaging in discussions with the potentially interested parties.

On September 21, 2022, PCAM submitted a non-binding preliminary indication of interest to acquire the outstanding shares of Company common stock for $2.10 per share in cash, less the shares owned by Company management. PCAM’s proposal indicated that they would seek to finance a portion of the purchase price and intended to refinance the VPC facilities. PCAM’s proposal also included a request for 60 days of exclusive negotiations.

During late August and September 2022, in accordance with the Board’s instructions, the Company, with the assistance of representatives of Morgan Stanley, continued to contact additional potential acquirors. By the end of September 2022, the Company had had contact with 15 potential parties, including PCAM, regarding whether they would be interested in considering a strategic transaction with the Company. By the end of September 2022, ten of such parties either declined to participate in the process or had withdrawn from the process after initial engagements with the Company or Morgan Stanley, and five of such parties, including Party B and PCAM, had entered into confidentiality agreements with the Company and received access to a data room that contained due diligence materials on the Company. All of these confidentiality agreements entered into in connection with the Company’s process included customary standstill provisions, designed to facilitate an orderly transaction process and maximize value for the Company’s stockholders, and the terms of such standstill provisions provided for their automatic termination upon, among other things, the Company’s entry into a definitive agreement to be acquired by a third party. The confidentiality agreements also prohibited the counterparties from discussing or entering into arrangements with the Company’s stockholders for potential rollover arrangements, or with Company employees regarding their post-closing roles with the Company or its successors, without the consent of the chair of the Board. Party A did not sign a confidentiality agreement in connection with the Company’s process, but had signed a confidentiality agreement in connection with its discussions with the Company of a potential strategic and commercial partnership, which did not include a standstill, and Party A was not given access to the Company’s data room.

On September 23, 2022, a representative of Party C informed Mr. Harvison that Party C was no longer interested in considering a potential acquisition of the Company.

On September 27, 2022, the Convenience Committee met, with Company management and representatives of Morgan Stanley, M&F and Coblentz attending. The Convenience Committee discussed the status of discussions with potentially interested parties, and directed representatives of Morgan Stanley to instruct potentially interested parties to submit their final indications of interest by October 19, 2022. The Convenience Committee also further discussed the possibility that a potential counterparty might require or propose an equity rollover or post-closing roles for Company management and procedures for the Convenience Committee’s supervision of any such requirements or proposals, noting that PCAM’s recent indication of interest contemplated an equity rollover by Company management. In addition, the Convenience Committee discussed PCAM’s request for exclusivity but determined not to grant such request.

Later that day, the Company posted to the data room a process letter setting forth the procedures for the submission of final indications of interest by October 19, 2022.

Thereafter, Company management, with the assistance of representatives of Morgan Stanley, continued to engage with the remaining potentially interested parties, including conducting management meetings and due diligence sessions.

On September 28, 2022, the Board met, with Company management and a representative of Coblentz attending. The Board discussed developments in the Company’s business, as well as the status of the Company’s strategic review process and the Convenience Committee’s activities.

On September 30, 2022, the Company began discussions regarding an increase to $20 million from $15 million in the Sub Debt Facility entered into with PCAM in August 2022.

On October 4, 2022, the Convenience Committee met, with Company management and representatives of Morgan Stanley, M&F and Coblentz attending. Company management and representatives of Morgan Stanley reviewed the status of discussions with potential counterparties, noting that one potential counterparty had indicated that it was no longer interested in pursuing a transaction, and that four potential counterparties remained in the process, with Party B and PCAM being the most active. Representatives of M&F discussed with the Convenience Committee two proposed forms of merger agreements, one for financial counterparties and one for strategic counterparties, which drafts had previously been distributed to the full Board, and the Convenience Committee approved the forms for provision to potentially interested parties.

On October 6, 2022, the forms of merger agreements were posted to the data room.

Also on October 6, another strategic party contacted by Morgan Stanley expressed interest in participating in the process, and on October 7, 2022, entered into a confidentiality agreement in form consistent with those described above.

On October 10, 2022, Company management met with PCAM and representatives of two potential financing sources that PCAM had identified to potentially replace the VPC facilities in connection with a strategic transaction with PCAM.

On October 11, 2022, the Convenience Committee met, with Company management and representatives of Morgan Stanley and Coblentz attending. Representatives of Morgan Stanley updated the Board on the status of discussions with the potentially interested parties, noting that Company management, with the assistance of Morgan Stanley, was facilitating meetings between Party B and VPC so that Party B could discuss whether VPC would roll over its credit facilities if Party B were to engage in a transaction with the Company, as well meetings between the Company and certain of PCAM’s proposed financing sources to potentially replace the credit facilities with VPC.

On October 12, 2022, the Board met, with Company management and representatives of Morgan Stanley, M&F and Coblentz attending. The Convenience Committee and Company management reported to the Board on the progress of the strategic review process. The Board discussed the likely requirement by PCAM that management roll over some or all of their equity, and the need and appropriate timing for allowing management discussions with PCAM regarding the terms of such rollover and management’s positions in the post-closing Company, including the potential impact on certainty of any acquisition proposal submitted by PCAM contingent upon arrangements with management. The Board also discussed the potential impact of any regulatory requirements on the abilities of the respective potential counterparties to consummate a transaction with the Company. Company management also reported to the Board that, in light of the liquidity challenges previously discussed with Board and the outlook for the Company’s ability to comply with debt covenants, it had been engaging in discussions with VPC regarding potential covenant relief though the end of calendar year 2022, as well as assessing whether the Company should include a going concern disclosure in its upcoming quarterly report for the third quarter of fiscal year 2022. The Board concluded that management should continue to assess whether to include a going concern disclosure and discuss the same with the Company’s auditor. The Risk Committee also reported on its meeting with the Company’s strategic consultant.

On October 19, 2022, PCAM submitted a non-binding all cash indication of interest to acquire the Company for $1.89 per share. PCAM noted that it anticipated seeking arrangements for Company management to roll over 50% of their Company shares and 50% of their RSUs. PCAM also submitted a revised draft of the merger agreement provided by the Company and drafts of an equity commitment letter and limited guarantee to be provided by a newly created entity controlled by PCAM. PCAM indicated that the merger consideration and transaction expenses would be funded with equity financing, to be provided by the newly created entity. PCAM’s proposal was subject to receipt of approvals from third-party banks to which the Company provides services, from a provider of subordinated debt to the VIEs, and potentially from other third parties. PCAM’s proposal was subject to completion of due diligence which PCAM proposed to complete within 10 days of the Company’s acceptance of its proposal. In addition, PCAM requested that the Company negotiate exclusively with it for a minimum of 60 days.

On the same day, Party B submitted a non-binding proposal to acquire the Company at $1.50 per share, with 50% of the consideration to be paid in equity and 50% of the consideration to be paid in cash. The proposal contemplated the assumption by Party B of all outstanding RSU awards. Party B submitted with its proposal a markup of the draft merger agreement provided by the Company. Party B indicated the cash portion of the merger consideration, along with transaction fees, would be funded through Party B’s existing cash on-hand and committed debt facilities. Party B indicated that its proposal assumed that the VPC facilities would be rolled over on the same terms with no changes in economic terms. In addition, Party B requested that the Company negotiate exclusively with it for 14 days.

On October 20, 2022, the Convenience Committee met, with Company management and representatives of Morgan Stanley, M&F and Coblentz attending. Representatives of Morgan Stanley discussed certain financial terms of the proposals received from PCAM and Party B. The Convenience Committee discussed the implications of having equity as a part of the proposed consideration in the Party B proposal. Representatives of M&F then reviewed other key terms in the respective proposals. The Convenience Committee discussed, among other things, the regulatory approvals and other consents that might be required and the risk such approvals and consents might not be obtained by Party B and PCAM, and the sources of financing and remedies proposed by PCAM. Representatives of Morgan Stanley discussed certain financial analyses with respect to the prices proposed by PCAM and Party B. The Convenience Committee and Company management then discussed the financial circumstances of the Company, noting the timeline for required repayment of certain debt and other potential cash constraints, the possibility of a going concern disclosure in the Company’s upcoming quarterly report and the potential need of the Company for an infusion of cash through debt or an equity financing. Company management also noted, and the Convenience Committee discussed, the Company’s financial outlook, including the Stress Case, that management had presented to the Convenience Committee previously. Representatives of M&F discussed with the Convenience Committee the fiduciary duties of the Board in connection with a potential transaction as contemplated by the proposals.

The Convenience Committee directed the representatives of Morgan Stanley to contact Party B to determine whether they would submit a higher bid and to contact PCAM to clarify its sources of financing and its positions regarding certain credit facilities, as well as the handling of certain transaction expenses, but to avoid discussions of exclusivity with either potential counterparty. The Convenience Committee also directed representatives of M&F to confirm certain terms, including the proposed sources of financing, with PCAM’s outside legal counsel, Haynes and Boone, LLP (“HB”). The Convenience Committee also discussed the desire of PCAM to discuss with Company management a partial rollover of management’s existing equity and management’s roles post-closing, as contemplated by PCAM’s proposal, and the need for such discussion between PCAM and Company management in order for PCAM to be able to provide a proposal without uncertainty regarding any management participation required by PCAM and for the Convenience Committee to be able to assess the viability of any such proposal. The Convenience Committee directed the representatives of Morgan Stanley to follow up with the other potential counterparties that had not communicated their withdrawal from the process to confirm whether they intended to continue to participate in the process.

On October 21, 2022, representatives of Morgan Stanley informed Party B’s financial advisor that Party B’s proposed price was not sufficient, that even the $1.70 per share price in Party B’s initial proposal would not be sufficient, and that Party B needed to improve materially on price in order to move to the next round of the process.

On the same day, in accordance with the Board’s instructions, representatives of Morgan Stanley sought to clarify with PCAM various aspects of its proposed terms, including the treatment of certain existing debt and timing requirements for consents from certain existing lenders and from certain third-party banks to which the Company provides services.

Later that day, PCAM submitted a revised proposal at $1.81 per share, stating that it was adjusting the purchase price to account for Company closing expenses.

On October 23, 2022, Party B’s financial advisor communicated verbally to representatives of Morgan Stanley a revised offer at $1.55 per share. Representatives of Morgan Stanley advised Party’s B financial advisor that such revised offer remained inadequate and that a much higher offer would be required for Party B’s proposal to be competitive.

Also on October 23, further to the discussion with the Convenience Committee at the October 20 meeting, Mr. Harvison spoke with Mr. Dunev to discuss, among other things, PCAM’s proposal with respect to the Company’s management, including potential funding in connection with the Company’s business after any transaction and potential employment and equity and other incentive terms for the Company’s management.

On or around October 23, 2022, Company management and representatives of Morgan Stanley, respectively, held separate discussions with PCAM to discuss the viability of a potential transaction with PCAM, including availability of financing.

Later that day, at the direction of the Convenience Committee, representatives of Morgan Stanley contacted the three remaining potential acquirors that had not communicated their withdrawal from the process. None of these parties expressed an interest to submit a proposal to acquire the Company, and at this time, except with respect to Party B and PCAM, all of the potential counterparties’ data room access were revoked.

On October 24, 2022, the Board met, with Company management and representatives of Morgan Stanley, M&F and Coblentz attending. Company management reported on its discussion with PCAM regarding financing resources. The Board reviewed and discussed the latest proposals from each of Party B and PCAM, including with respect to price, certainty of closing and potential remedies. Among other things, the Board discussed whether PCAM was likely to be able to secure the necessary financing and whether there would be recourse against a creditworthy and appropriately capitalized entity under PCAM’s proposal. The Board also discussed the Company’s likely need for cash prior to the time a transaction could be consummated with either potential party and the need for PCAM or Party B to provide such funding for such liquidity if they entered into an agreement to acquire the Company. Mr. Harvison reported to the Board on his discussion with PCAM regarding its plan for funding the closing of, and capitalizing the Company after, any transaction and its potential plan for Company management. The Board then held an executive session, without Mr. Harvison or other Company management, to further discuss the proposals from Party B and PCAM. During such executive session, the Board also discussed the benefits of requiring bidders to commit to providing the financing required by the Company through any closing and the potential impact of PCAM’s proposal with respect to Company management. Following further discussion, the Board, while still in executive session, without Mr. Harvison or other Company management, determined that Party B’s proposal offered greater closing certainty and directed representatives of Morgan Stanley to ask Party B whether it would raise its price to $1.81 per share, and directed representatives of M&F to follow up with PCAM’s legal counsel to obtain additional information with respect to PCAM’s ability to obtain financing, including its willingness to utilize an existing creditworthy entity to fund or guarantee certain of the acquiror’s obligations in the transaction.

Later that day, representatives of Morgan Stanley contacted Party B to ask whether Party B would increase its offer price to $1.81 per share.

On the same day, representatives of M&F held discussions with representatives of HB to seek clarifications and potential improvements in PCAM’s proposal, including with respect to financing and third-party consents that PCAM would require. Representatives of HB subsequently advised representatives of M&F that PCAM would not provide an alternative entity to fund or guarantee certain of the acquiror’s obligations in the transaction, and that prior to the entry into a definitive agreement PCAM would require the receipt of a consent from VPC to roll over its credit facilities, with the pursuit or receipt of other third-party consents either as a covenant or closing condition.

On October 25, 2022, Party B submitted a revised proposal at $1.81 per share, with 70% of the consideration to be paid in cash and 30% of the consideration to be paid in stock. The revised proposal assumed the rollover of the Company’s current funding facilities on the same terms post-closing. The proposal was subject to completion of outstanding diligence. Party B continued to request that the Company negotiate exclusively with it for 14 days.

On October 25, 2022, the Board met, with Company management and representatives of Morgan Stanley, M&F and Coblentz attending. Company management, representatives of M&F and representatives of Morgan Stanley each reported to the Board on their respective discussions with PCAM or its representatives regarding PCAM’s proposal, including with respect to PCAM’s proposed financing sources. The Board then continued its discussion and evaluation of the proposals from Party B and PCAM. The Board also discussed the potential effect on the pending negotiation with PCAM to extend an additional $5 million subordinated loan, if the Company were to proceed with Party B. The Board then held an executive session, without Mr. Harvison or other Company management, and, following further discussions, determined that the proposal from Party B likely provided more closing certainty and, given the similarity of the offer prices, determined to proceed to negotiate with Party B and to accept Party B’s requested exclusivity until the end of day on November 9, 2022, the date by which the Company’s latest quarterly report was due to be filed with the SEC. Representatives of M&F and Morgan Stanley then discussed with the Board potential next steps. Representatives of M&F also advised the Board that following the execution of the exclusivity agreement with Party B, among other things, no further discussion could be had with PCAM or any other potential counterparties during the exclusivity period. The Board (other than Mr. Harvison, who abstained in light of his potential participation in the management rollover requested by PCAM) then directed representatives of Morgan Stanley to advise Party B and PCAM of the Board’s decision.

Following such Board meeting, representatives of Morgan Stanley informed Party B’s financial advisor that the Board had decided to move forward exclusively with Party B during the exclusivity period.

Later that night, on an unsolicited basis, PCAM informed representatives of Morgan Stanley that it would be willing to revert to its original offer price of $1.89 per share, and to provide a guarantee for the reverse termination fee but not for the full equity financing required to consummate the transaction.

During the rest of the day and thereafter, Party B and the Company, through their respective financial and legal advisors, exchanged drafts of the proposed exclusivity agreement, and the final exclusivity agreement went into effect as of October 26, 2022, with exclusivity ending on 11:59 p.m., CST time on November 9, 2022.

On the morning of October 26, 2022, the Company and Party B had a meeting to discuss next steps, with their respective management teams and financial and legal advisors attending.

Later that night, on an unsolicited basis, PCAM submitted a revised proposal to acquire the Company at $1.95 per share. The revised proposal contemplated that the equity commitment letter and limited guarantee would be provided by an existing PCAM fund entity that, as of August 31, 2022, held invested capital and had committed and undrawn capital that the entity could call for the proposed transaction. The proposal also contemplated the receipt of lender consents from VPC and another existing lender prior to entry of a definitive agreement for the transaction. Consistent with PCAM’s prior proposal, PCAM’s October 26 proposal contemplated seeking arrangements for management to roll 50% of their outstanding shares and 50% of their RSUs, was contingent upon completion of certain outstanding due diligence, proposed a reverse termination fee of $5 million, and requested that the Company negotiate exclusivity with PCAM for a minimum of 60 days.

On October 27, 2022, the Board met, with Company management and representatives of Morgan Stanley, M&F and Coblentz attending portions of the meeting. Company management updated the Board on the status of the amendment to the Sub Debt Facility with PCAM and on the meeting with Party B. Representatives of Morgan Stanley updated the Board regarding PCAM’s October 26 proposal. It was noted that under the terms of the exclusivity agreement with Party B the Company, among other things, could not respond to PCAM’s revised proposal at that time. The Board then discussed various matters relating to the Company’s operations, including actions taken to preserve cash and address the Company’s liquidity challenges. Company management updated the Board on the Company’s third quarter performance, including the Company’s cost-reduction efforts, and its going concern assessment, and presented an updated five-year financial forecast (the “October projections”) reflecting such performance, resulting in primarily downward adjustments in 2022 and, to a lesser degree, 2023. The October projections were approved by the Board on October 30, 2022 for purposes of the proposed transaction and provided to Morgan Stanley to use and rely on in connection with its financial analysis.

On October 28, 2022, the Sub Debt Facility with PCAM was amended to increase the maximum commitment amount to $20 million from $15 million, and to amend certain financial covenants effective as of August 31, 2022 in conjunction with corresponding financial covenants in the VPC and Pine Hill facilities. As part of such amendment, the premium for a prepayment of the Sub Debt Facility in connection with a change of control of the Company was increased to 7% from 2%. The additional $5 million under this facility was funded on October 31, 2022.

On October 30, 2022, representatives of M&F circulated a revised draft of the merger agreement to Party B’s outside legal counsel. Later that day, representatives of Party B’s financial advisor informed representatives of Morgan Stanley that Party B expected that it would need until November 14, 2022 to complete all necessary work required for the entry into a definitive agreement with the Company.

On the same day, at Party B’s request for updated projections, Company management provided Party B with the October projections and discussed these projections with representatives of Party B on the next day.

On October 31, 2022, on an unsolicited basis, PCAM indicated its continuing interest to engage in a strategic transaction with the Company.

From October 31, 2022 through November 4, 2022, Company management participated in a number of diligence calls with Party B and its financial and legal advisors in various functional areas. The Company, with the assistance of Morgan Stanley, also arranged meetings between Party B and certain existing lenders (other than PCAM) and third-party banks to which the Company provides services in connection with obtaining consents from these parties to continue their existing arrangements with the Company post-closing. The Company, with the assistance of Morgan Stanley, also facilitated questions by Party B to PCAM, in its capacity as a lender, regarding its existing loans to the Company and the VIEs. Among other things, representatives of M&F relayed to Party B’s outside legal counsel, in response to their questions, PCAM’s expectation that, pursuant to the existing credit agreements, its Sub Debt Facility and its Today Card Facility both would be repaid in connection with a change of control of the Company, and that PCAM would not waive any related fees or prepayment premiums.

On November 2, 2022, Party B, through representatives of its financial advisor, informed representatives of Morgan Stanley that Party B also would require termination of certain existing Company director and officer indemnification obligations as a condition to any transaction.

On November 6, 2022, in response to a request by representatives of M&F, representatives of Party B’s outside legal counsel indicated that Party B was still working through the merger agreement in light of certain key issues.

On November 7, 2022, representatives of Party B’s financial advisor delivered to representatives of Morgan Stanley a letter describing the status of the negotiations and key issues from Party B’s perspective, citing the existing credit agreement requirements, including acceleration and prepayment penalties, and required conditions from certain existing lenders, including PCAM, to rolling over their existing credit facilities with the Company and the VIEs on the existing terms following any transaction with Party B, the need for a confirmatory opinion on certain tax positions, the need for consents from certain third-party banks to which the Company provides services, and the impact of certain costs of employee retention.

Also on November 7, on an unsolicited basis, PCAM submitted a revised non-binding proposal to acquire the Company at a per share price of $1.95, with other terms substantially similar to its October 26 proposal. In its revised proposal, PCAM indicated that it expected to complete the outstanding diligence and target a signing within seven days, and requested that the Company negotiate exclusively with it for a minimum of seven days.

On November 8, 2022 and November 9, 2022, representatives of Morgan Stanley and representatives of Party B’s financial advisor discussed the status of open issues. At the request of Party B, and at the direction of the Company, representatives of Morgan Stanley contacted PCAM, in its capacity as a lender, to determine whether PCAM would be willing to roll over its Sub Debt Facility if Party B were to acquire the Company. In response to such inquiry, PCAM reiterated its position that, pursuant to the existing credit agreements, it would require repayment of the Sub Debt Facility, along with prepayment penalties, if Party B were to acquire the Company, which response the representatives of Morgan Stanley relayed to Party B.

Early in the day on November 9, 2022, the Company released its earnings for the third quarter of fiscal year 2022, and announced that it was conducting a strategic review process with the intention of maximizing value for the Company’s shareholders. On the same day, the Company filed its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, which disclosed management’s conclusion that the uncertainty surrounding the Company’s future non-compliance with covenants contained in certain credit facilities, ability to negotiate some of its existing facilities, and maintain sufficient liquidity raised substantial doubt about the Company’s ability to continue as a going concern within one year of the issuance date of the Company’s financial statements.

Later on November 9, the Board met, with Company management and representatives of Morgan Stanley, M&F and Coblentz attending. Representatives of Morgan Stanley reported on the status of discussions with Party B. The Board observed that an agreement with Party B may not be reached prior to the expiration of the exclusivity period with Party B. The Board discussed the possibility of re-engaging with PCAM following the expiration of exclusivity with Party B while continuing to engage with Party B. The Board further discussed the need to enter into a definitive agreement or to seek other alternatives expeditiously in light of the Company’s liquidity issues and the going concern disclosure included in the Company’s public filings. The Board (other than Mr. Harvison, who abstained in light of his potential participation in the management rollover requested by PCAM) then directed representatives of Morgan Stanley and M&F to contact PCAM and its advisors on November 10, 2022, the day following the expiration of exclusivity with Party B, and to advise PCAM that the exclusivity period with Party B had expired, that discussions with Party B had not been terminated, but that there was a limited time period during which the Company would be willing to negotiate with PCAM regarding a competing offer. The Board also directed representatives of Morgan Stanley to obtain additional information from PCAM regarding availability of financing. The Board also decided that it would conduct an interview of Mr. Dunev prior to making a decision to engage with PCAM in a transaction.

Following the expiration of the exclusivity agreement with Party B on November 9, 2022, on November 10, 2022, representatives of Morgan Stanley contacted PCAM to discuss their latest proposal. Subsequently Company management and representatives of Morgan Stanley and M&F conducted a call with PCAM and representatives of HB to discuss open issues and next steps. The parties also discussed PCAM’s sources of financing.

Later on November 10, 2022, representatives of Party B’s financial advisor delivered to representatives of Morgan Stanley a letter from Party B terminating its negotiation with the Company in respect of any potential acquisition.

Thereafter on the same day, the Board met, with Company management and representatives of Morgan Stanley, M&F and Coblentz attending. Representatives of Morgan Stanley and M&F noted that PCAM’s November 7th proposal contemplated using an existing and capitalized PCAM fund to provide equity financing for the purchase price and to guarantee the reverse termination fee, and that PCAM had indicated in its proposal that such fund had capital and uncalled commitment sufficient to fund the transaction. The Board also discussed the regulatory approvals and third-party consents that would be required to consummate the transaction. The Board then invited Mr. Dunev to join the Board meeting and interviewed Mr. Dunev regarding PCAM’s ability to consummate the transaction, including its ability to obtain the necessary financing. At the meeting, Mr. Dunev discussed PCAM’s availability of financing. In addition, Mr. Dunev reiterated PCAM’s long history of support for the Company and its business, including providing debt financings to the Company and mostly recently to the VIEs. Mr. Dunev also reiterated PCAM’s desire to enter into discussions with the Company on an exclusive basis. After Mr. Dunev left the meeting, the Board held an executive session, without Mr. Harvison or other Company management, to discuss the exclusivity requested by PCAM and the potential impact of PCAM’s proposal that certain members of Company management roll over their equity and continue their employment. Following the discussions, the Board determined not to grant exclusivity to PCAM, but to continue discussions with PCAM.

From November 11 through November 15, 2022, representatives of M&F and HB exchanged drafts of the merger agreement and related agreements, including the equity commitment letter, the limited guarantee, the disclosure schedules to the merger agreement and the voting agreement, and held discussions regarding the terms of these agreements. In light of the Company’s liquidity position, the Company requested, and PCAM accepted, that the parties would use reasonable best efforts to cause the Sub Debt Facility with PCAM to be amended in order to provide an additional $10 million credit line for the Company between signing and closing. To maximize deal certainty, the Company also sought to limit the scope of third-party approvals required by PCAM as a condition to closing, and negotiated provisions in the Merger Agreement to help ensure the ability to obtain certain regulatory approvals.

On November 11, 2022, the Board discussed with the Company’s strategic consultant various contingency scenarios in light of the Company’s cash and liquidity positions, should a sale transaction not proceed within an appropriate timeframe.

Later that day, the Board met, with Company management and representatives of Morgan Stanley and M&F attending. The Board discussed the status of the potential transaction generally, including a potential timeline for signing definitive agreements, if agreed. The Board also noted the Company’s discussions with its strategic consultant in case the sale transaction did not proceed in an appropriate timeframe. Company management updated the Board on the parties’ progress in seeking consents from the third-party banks to which the Company provides services and existing lenders in connection with the proposed transaction, noting, as had been discussed previously with the Board, that PCAM required that written consents from VPC and another existing lender of the VIEs be obtained prior to execution of a definitive transaction agreement, and discussed recent developments with respect to the Company.

On November 14, 2022, in a discussion with representatives of Morgan Stanley, PCAM proposed that the per share purchase price be reduced to $1.87 and proposed a $2.5 million termination fee payable by the Company if the Merger Agreement is terminated due to, among other things, the Company exercising its rights for “fiduciary out” to accept a superior proposal, and a $5 million reverse termination fee payable by Parent if the Merger Agreement is terminated due to Parent’s breach of the Merger Agreement or Parent’s failure to consummate the Merger when required.

Later that day, the Board met, with Company management and representatives of Morgan Stanley, M&F and Coblentz attending. Representatives of Morgan Stanley described to the Board PCAM’s proposal with respect to price and termination fees. The Board discussed recent developments with respect to the Company and PCAM’s proposed price. Representatives of M&F reviewed with the Board the material open issues in the draft merger agreement and related agreements. It also was noted that PCAM was asking certain members of management to roll a portion of their Company equity, with Mr. Harvison being asked to roll 75% of his equity and certain other members of the management being asked to roll 25 or 50% of their equity. The Board then held an executive session, without Mr. Harvison or other Company management, to further discuss PCAM’s proposal and other issues in the potential transaction, as well as the rollover of equity by management requested by PCAM, and determined to continue negotiations with PCAM to attempt to finalize, for the Board’s consideration, the terms of a potential transaction.

With the Board’s authorization, Mr. Harvison met with PCAM to finalize his equity rollover arrangement and to discuss a RSU rollover plan for Mr. Harvison and certain other members of management. Mr. Harvison also discussed with PCAM a voting agreement required by PCAM to be signed by Mr. Harvison.

In the morning of November 15, 2022, the Board met to review the status of the proposed transaction, with Company management and representatives of Morgan Stanley, M&F and Coblentz attending. Representatives of Morgan Stanley discussed with the Board certain aspects of the strategic review process undertaken by the Board with the assistance of Company management and its advisors. The Board then discussed the October projections, as well as the Company’s cash and liquidity position, and the Company management’s conclusion that the uncertainty surrounding the Company’s future non-compliance with certain credit facilities and the ability to negotiate the extension of certain existing credit facilities and to maintain sufficient liquidity raised substantial doubt about the Company’s ability to continue as a going concern. Representatives of Morgan Stanley also reviewed with the Board certain financial analyses with respect to the proposed Merger Consideration. The Board then held an executive session, without Mr. Harvison or other Company management, to further discuss the proposed transaction and the Company’s status.

Later that morning, a meeting was held between the Company and PCAM and their respective advisors to discuss remaining issues in the draft merger agreement and other transaction agreements, and, throughout the day, the parties and their advisors continued to negotiate and finalize the various transaction documents.

Late that afternoon, the Board met, with Company management and representatives of Morgan Stanley, M&F and Coblentz attending. Representatives of M&F summarized the key changes to the proposed merger agreement since the last draft reviewed and discussed with the Board and other key terms of the proposed merger agreement and related agreements, including PCAM’s financing agreements and the proposed voting agreement to be signed by Mr. Harvison. Representatives of M&F discussed with the Board their fiduciary obligations. Representatives of Morgan Stanley then delivered to the Board an oral opinion, subsequently confirmed in writing, to the effect that, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, as set forth in Morgan Stanley’s written opinion, the Merger Consideration to be received by the holders of shares of Common Stock (other than the holders of Excluded Shares or Dissenting Shares), pursuant to the proposed merger agreement was fair, from a financial point of view, to such holders of shares of Common Stock. The full text of the written opinion of Morgan Stanley, dated November 15, 2022, which sets forth, among other matters, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex B to this proxy statement. Thereafter, the Board held an executive session, without Mr. Harvison or other Company management, to further discuss the proposed transaction and the Company’s status. Following the executive session, during a recess in the Board meeting, the Compensation Committee approved the treatment of the Company Equity Awards as contemplated by the proposed merger agreement and recommended that the Board approve such treatment. After further discussion, the Board by unanimous vote (other than Mr. Harvison, who abstained from voting in light of his participation in the rollover arrangements described in this proxy statement), among other things:

•	determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders;

•	approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger; and

•	resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger.

On the same day, the Company facilitated obtaining a consent from an existing lender with respect to the proposed transaction.

On November 16, 2022, the Company facilitated obtaining a consent from VPC with respect to the proposed transaction, subject to conditions and limits on its participation following a closing, including no further draws under the VPC facilities following the earlier to occur of the closing of the Merger and March 31, 2023. Later in the afternoon of November 16, 2022, after the closing of trading on NYSE, the Company entered into the Merger Agreement with Parent and Merger Sub, along with the execution and delivery of other ancillary documents, including the voting agreement and rollover agreement executed by Mr.  Harvison and Parent, and issued a press release announcing the execution of the Merger Agreement.

Reasons for the Merger

In evaluating the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, the Board consulted with the Company’s management, as well as representatives of Morgan Stanley, M&F and Coblentz, and considered and analyzed a number of factors, including the following principal factors (which are not intended to be exhaustive and are not presented in any relative order of importance) that the Board viewed as supporting its decision:

•

the Board’s knowledge and familiarity with the Company’s business, including the Company’s current and historical financial condition and results of operations, competitive position, business strategy and prospects, including execution risks, and the Board’s evaluation and weighing of the prospects of achieving long-term value for its stockholders from remaining an independent public company through execution of the Company’s strategic business plan against the value to stockholders that could be realized through the Merger;

•

the current and historical market prices of the shares of common stock, including the market performance of the shares of common stock relative to those of other participants in the Company’s industry and general market indices, and the fact that the Merger Consideration of $1.87 per share of Common Stock represents a significant premium to recent and historical market prices of Common Stock, including a premium of approximately 99% over the $0.94 closing price of Common Stock on November 14, 2022 and premiums of approximately 93%, 62% and 39% over the volume weighted average prices for 30-day, 60-day and 90-day periods ended November 14, 2022, though the Board also noted that the Merger Consideration represented a discount to 52 week high of the Common Stock of $3.95;

•

the fact that the Merger Consideration is a fixed cash amount, providing our stockholders with certainty of value and immediate liquidity upon the closing of the Merger and does not expose them to future risks related to the business or the financial markets generally;

•

the uncertainty surrounding our ability to comply with the covenants under certain credit facilities, to negotiate amendments or waivers to our existing facilities, to obtain alternative financing on suitable terms, and to maintain sufficient liquidity and cash balances, and the substantial doubt raised about our ability to continue as a going concern;

•	the risks, uncertainties and costs of remaining an independent public company, including the following factors:

•	the landscape of the subprime consumer lending sector and the uncertainty surrounding projected macroeconomic conditions in the near term and long term;

•

the decline in originations and net increase in loan delinquencies since the third quarter of 2022, the Company’s obligations to repay indebtedness, and the associated impact on capital and liquidity, that the Company was experiencing, and the possibility that such issues could subsist or the rate of decline increase in the event a prolonged economic downturn were to emerge;

•

the risks associated with achieving and executing upon the Company’s financial plan (in particular in light of the uncertainties in macroeconomic conditions and the regulatory environment, particularly in the subprime consumer segment) and the other risks disclosed under “Risk Factors” in the Company’s most recent annual report on Form 10-K and the Company’s most recent Quarterly Report on Form 10-Q;

•

the fact that, given origination rates and the status of lender negotiations, including the unwillingness of VPC to renew its credit facilities, and despite the implementation of operational expenditure reductions, the Company’s liquidity position, ability to maintain debt facility covenant compliance, and outlook remained challenged; and

•	the ability of the Company as a stand-alone entity to retain key personnel and attract new talent, particularly in light of operational expenditure reductions the Company had implemented;

•

the financial and other terms and conditions of the Merger Agreement resulting from extensive arms-length negotiations conducted at the direction of the Board, with the assistance of its legal and financial advisors, and the Board’s belief, based on these negotiations, that Parent’s proposal represented the highest price per share of Company common stock that Parent was willing to pay and that these were the most favorable terms for the Company to which Parent was willing to agree;

•

the Board’s review, with the assistance of its financial and legal advisors, of potential acquirors of the Company, including that it had had contact with 16 parties, including PCAM, regarding their potential interest in a strategic transaction with the Company, eight parties had entered into confidentiality agreements with the Company in connection with the Company’s process and one party (Party A) had had discussions with the Company based on a confidentiality agreement entered into in connection with a commercial partnership, and only two parties (Party B and PCAM) had submitted final round bids, and the fact that the Company had publicly announced that it was conducting a strategic review with the intention of maximizing shareholder value but no further interest was received;

•

the opinion of Morgan Stanley rendered to the Board on November 15, 2022, that, as of the date of such opinion and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the Merger Consideration to be received by the holders of shares of Common Stock (other than holders of Excluded Shares or Dissenting Shares) pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of Common Stock, a copy of which is attached as Annex B to this proxy statement and as further described in the section entitled “Opinion of Our Financial Advisor” on page 56 of this proxy statement;

•

the likelihood of the Merger being completed, based on, among other things, the limited number of conditions to the Merger, the absence of a financing condition in the Merger Agreement, Parent having obtained committed equity financing in connection with the transaction and the obligation of Parent to do all things necessary, proper and advisable to arrange and obtain the financing, the likelihood of obtaining required regulatory approvals for the Merger and the terms of the Merger Agreement regarding the obligations of both companies to pursue such approvals, and the remedies available under the Merger Agreement to the Company in the event of any breaches by Parent, including the $5 million reverse termination fee payable by Parent if the merger agreement is terminated under certain circumstances;

•

the fact that the Merger Agreement requires the parties to use reasonable best efforts to cause the Sub Debt Facility with PCAM to be amended to provide an additional $10 million borrowing capacity for the VIEs, which would assist the Company with any liquidity constraints during the pendency of the merger and reduce near-term operational risks.

•

the fact that the potential for closing the merger in a reasonable timeframe could reduce the amount of time in which our business would be subject to the potential uncertainty of closing and related disruption;

•	the terms and conditions of the Merger Agreement and other transaction agreements, including the following related factors:

•

the right, prior to receipt of approval of the Merger Agreement by holders of Company common stock, for the Board to furnish non-public information and to engage in discussions or negotiations with regard to any written Company Acquisition Proposal made by a third-party if the Board determines in good faith that (x) failure to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable Law, and (y) such Company Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal;

•

the Board’s ability under the Merger Agreement to withdraw or modify its recommendation that stockholders vote in favor of the adoption of the Merger Agreement if the Company receives a written Alternative Acquisition Proposal that the Board determines in good faith is or could reasonably be expected to lead to a Superior Proposal or if in response to an Intervening Event (as defined in the section entitled “The Merger Agreement—No Solicitation by the Company” on page 82 of this proxy statement), the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so could reasonably be expected to be inconsistent with its fiduciary duties under appliable law, and the Board’s ability to terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal (as specified in the Merger Agreement), subject to Parent’s right under the Merger Agreement to negotiate with the Company to match the terms of any Superior Proposal and payment of a termination fee of $2.5 million, and the Board’s determination that such termination fee is reasonable and within the customary range of termination fees for transactions of this type;

•	the fact that Parent agreed to use its reasonable best efforts to take actions necessary to consummate the Merger, including to obtain required regulatory approvals;

•

the fact that, pursuant to the Merger Agreement, the Company is entitled to specific performance and other equitable remedies to prevent breaches of the Merger Agreement and, under appropriate circumstances, may enforce Parent’s obligation to cause the Equity Financing to be timely consummated;

•

the fact that the Merger Agreement will be subject to adoption by holders of outstanding shares of Common Stock will allow the Company’s stockholders to decide whether to approve the Merger Proposal; and

•

the fact that appraisal rights in connection with the Merger are available to those of our stockholders who timely and properly exercise such appraisal rights under the DGCL if certain other conditions are met, as more fully described under “—Appraisal Rights” beginning on page 104.

The Board also considered a variety of risks and other potentially negative factors with respect to the Merger and the Merger Agreement, including the following (which are not intended to be exhaustive and are not presented in any relative order of importance):

•

the fact that, following the completion of the Merger, the Company will no longer exist as an independent public company and the nature of the Merger as an all-cash transaction, while providing relative certainty of value, will not allow the Company’s stockholders to participate in any potential future earnings or growth of the Company or benefit from any potential future appreciation in the value of the Company’s capital stock, including any value that could be achieved if the Company or Parent engages in future strategic or other transactions or as a result of the growth of the Company’s or Parent’s operations or becoming a private company;

•

the risk that the conditions to the consummation of the Merger may not be satisfied, or that the financing for the transaction will not be obtained resulting in Parent not having sufficient funds to complete the Merger, and, as a result, the possibility that the Merger may not be consummated in a timely manner or at all, and the consequences and potential negative effects if the Merger is not consummated, including that:

•	in such event the trading price of the Common Stock could be adversely affected;

•	the Company would have incurred significant transaction and opportunity costs attempting to complete the Merger;

•	the Company could lose business partners and employees, including key personnel;

•	the Company’s business could be subject to significant disruption and decline;

•	the market’s perceptions of the Company’s prospects could be adversely affected;

•

the Company’s directors, officers and other employees would have expended considerable time and effort to negotiate, implement and complete the Merger, and their time may have been diverted from other important business opportunities and operational matters while working to implement the Merger,

•

the reverse termination fee of $5 million payable by Parent to us under specified circumstances will not be available in all instances in which the Merger Agreement is terminated and may not be sufficient to compensate us for the damage suffered by our business as a result of the pendency of the merger or of the strategic initiatives forgone by us during this period;

•	the other contractual and legal remedies available to us in the event of termination of the Merger Agreement may be insufficient, costly to pursue or both; and

•	the termination fee of $2.5 million that may become payable by us to Parent upon termination of the merger agreement under specified circumstances;

•

the restrictions imposed by the Merger Agreement on the Company’s solicitation of alternative acquisition proposals from third parties, and that prospective bidders may perceive Parent’s right under the Merger Agreement to negotiate with the Company to match the terms of any Superior Proposal prior to the Company being able to terminate the Merger Agreement and accept a Superior Proposal to be a deterrent to making alternative acquisition proposals;

•

the Company’s obligation to pay a termination fee equal to $2.5 million if the Merger Agreement is terminated in certain circumstances (including to accept a Superior Proposal), which could deter other potential bidders from making an acquisition proposal for the Company prior to the consummation of the Merger and could impact the Company’s ability to engage in another strategic transaction for up to twelve months if the Merger Agreement is terminated in certain circumstances;

•	the fact that the Voting Agreement only terminates upon a termination of the Merger Agreement and not upon a Company Change of Recommendation;

•

the restrictions imposed on the conduct of the Company’s business prior to the completion of the Merger pursuant to the terms of the Merger Agreement, which generally require the Company to operate the business only in the ordinary course of business and consistent with past practice, and that subject the operations of the Company’s business to other restrictions, which could delay or prevent the Company from undertaking business opportunities that may arise or certain other actions it may otherwise take with respect to the operations of the Company pending completion of the Merger and the resultant risk if the Merger is not consummated;

•	the fact that Parent and Merger Sub are newly formed entities, with essentially no assets other than the Equity Commitment Letter;

•	the fact that the receipt of the Merger Consideration by the Company’s stockholders will be a taxable transaction for U.S. federal income tax purposes;

•

limits on our ability to seek specific performance to require Parent to complete the merger, and the limit under certain circumstances of our remedy following termination of the merger agreement to a reverse termination fee payable by Parent in the amount of $5 million; and

•

the fact that the Company’s directors and executive officers may have interests in the transactions contemplated by the Merger Agreement that may be different from, or in addition to, those of the Company’s stockholders (as discussed in the section entitled “Interests of Our Directors and Executive Officers in the Merger” on page 67 of this proxy statement).

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive but does set forth the principal factors considered by the Board. The Board by unanimous vote (other than Mr. Harvison who abstained in light of his participation in the rollover arrangements described in this proxy statement) reached the conclusion to approve the Merger and the Merger Agreement considering all of the various factors described above and other factors that each member of the Board deemed relevant. In view of the wide variety of factors considered by the members of the Board in connection with their evaluation of the Merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Board made its decision based on the totality of information presented to and considered by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Recommendation of Our Board

The Board by unanimous vote (other than Mr. Harvison, who abstained from voting in light of his participation in the rollover arrangements described in this proxy statement), has (i) determined the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to be fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) resolved to recommend that the Company stockholders adopt the Merger Agreement and approve the Merger. The Board recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Forward-Looking Financial Information

Other than historically providing periodic earnings guidance, we do not as a matter of course make public our management’s forecasts or projections of future performance or earnings. In connection with the Company’s strategic review process, however, Company management prepared and provided to our Board and to our financial advisor, Morgan Stanley, certain stand-alone five-year financial projections, including the August projections and the October projections, each of which is summarized below.

These projections were reviewed and approved by our Board for use in evaluating a potential transaction, and Company management directed Morgan Stanley to use and rely on the October projections in connection with rendering its fairness opinion as summarized in the section entitled “Opinion of Our Financial Advisor” beginning on page 56 of this proxy statement. To facilitate potentially interested parties’ due diligence review of the Company and the potential transaction, the August projections were made available to the potentially interested parties then participating in the review process that entered into confidentiality agreements with the Company. At Party B’s request for updated projections, the October projections were also provided to Party B.

These projections were not prepared with a view toward public disclosure or complying with accounting principles generally accepted in the United States (which we refer to as “GAAP”). In addition, while these projections were prepared on an accounting basis consistent with our financial statements, these projections were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. Our independent auditors have not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to these projections, and, accordingly, they do not express an opinion or any other form of assurance with respect thereto, and assume no responsibility for, and disclaim any association with, these projections.

The projections included below are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and these projections are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. These projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, these projections were not prepared by us in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by our management with respect to, among other things, operating expenses, loan volumes and growth rates, payment defaults and charge-off rates, fair value premium rates, attrition rates, contingent liabilities, cash and liquidity positions, the availability and cost of capital, tax rates and general economic, market, interest rate and financial conditions, and those risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the SEC. See also the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 23 of this proxy statement. Notwithstanding the substantial doubt raised about our ability to continue as a going concern, as disclosed in the Company’s public filings, these projections were prepared by our management assuming that the Company would have necessary access to capital to execute management’s strategies and remain as a going concern, taking into account the amount and estimated cost of capital that would be required.

None of the assumptions underlying these projections may be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Because these projections cover multiple years, by their nature, they also become subject to greater uncertainty with each successive year. In addition, these projections may be affected by the Company’s inability to achieve strategic goals, objectives and targets over the applicable period. Accordingly, there can be no assurance that the assumptions made in preparing these projections will prove accurate, and actual results may materially differ. These projections were prepared by our management based on their then current estimates of our future financial performance as an independent company, without giving effect to any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger and the transactions in connection therewith, including any impact of the negotiation or execution of the Merger Agreement or the Merger, the expenses that have already and will be incurred in connection with completing the Merger, or any changes to the Company’s operations or strategy that may be implemented in connection with the pendency of, or following the consummation of, the Merger. These projections also do not consider the effect of any failure of the Merger to be completed; and should not be viewed as accurate or continuing in that context.

These projections should be evaluated, if at all, in conjunction with the historical financial statements, risk factors and other information regarding the Company contained in our public filings with the SEC. See “Where You Can Find More Information” on page 112 of this proxy statement.

The summary of these projections is included in this proxy statement solely to give the Company’s stockholders access to certain financial projections that were made available to the Board, Morgan Stanley and Parent and certain potential interested parties, and is not included herein to induce any stockholder to vote in favor of the Merger or any of the other proposals to be voted on at the Special Meeting or to influence any stockholders to make any investment decision, including whether or not to seek appraisal rights with respect to shares of Common Stock.

Elevate stockholders are cautioned not to rely on these projections presented below, as the Company may not achieve the results set forth in these projections regardless of whether the Merger is completed.

For these reasons, as well as the bases and assumptions on which these projections were compiled, the inclusion of the information set forth below should not be regarded as an indication that these projections will be an accurate prediction of future events, or that the Company, PCAM or any of their respective affiliates, affiliates, advisors, officers, directors or representatives or any other recipient of these projections considered, or now considers, them to be necessarily predictive of actual future events, and they should not be relied on as such. None of the Company, PCAM or any of their respective affiliates, advisors, officers, directors or representatives has made, or makes, any representation to any stockholder regarding the information contained in these projections and, except as required by applicable securities laws, the Company does not intend to update or otherwise revise these projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

The following table summarizes the August projections (dollars in millions, except per share numbers):

	FY22	FY23	FY24	FY25	FY26
Gross Revenue	490.2	461.1	535.5	610.0	691.6
Net Income	(30.4)	5.7	40.8	53.0	63.5
Diluted EPS	(0.96)	0.18	1.21	1.50	1.72
Book Value	178.4	191.7	240.2	300.8	371.9
Book Value Per Outstanding Share	5.68	5.83	6.98	8.38	9.94

The following table summarizes the October projections (dollars in millions, except per share numbers):

	2022E	2023E	2024E	2025E	2026E
Gross Revenue	485.7	454.2	534.7	609.5	690.7
Net Income	(55.0)	3.4	39.6	53.1	63.7
Diluted EPS	(1.73)	0.11	1.17	1.50	1.73
Book Value	151.2	162.2	209.4	270.1	341.4
Book Value Per Outstanding Share	4.82	4.94	6.09	7.53	9.14

Opinion of the Company’s Financial Advisor

The Company retained Morgan Stanley to act as its financial advisor to the Board in connection with a potential sale of the Company and to provide financial advice and assistance and, upon the Company’s request, to render a financial opinion in connection therewith. The Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of and involvement in recent transactions in the Company’s industry. On November 15, 2022, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the Board to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Merger Consideration to be received by the holders of shares of Common Stock (other than holders of Excluded Shares or Dissenting Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders of shares of Common Stock.

The full text of the written opinion of Morgan Stanley delivered to the Board, dated November 15, 2022, is attached as Annex B and incorporated by reference into this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Stockholders of the Company are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Board and addresses only the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of Common Stock (other than holders of Excluded Shares or Dissenting Shares) pursuant to the Merger Agreement. Morgan Stanley did not express any view on, and the opinion did not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. The opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the

Company, nor did it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. Morgan Stanley expressed no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

For purposes of rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company;

•	reviewed certain financial projections prepared by the management of the Company;

•	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the reported prices and trading activity for the shares of Common Stock;

•

compared the financial performance of the Company and the prices and trading activity of the shares of Common Stock with that of certain other publicly-traded companies comparable with the Company, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of the Company and Parent and their advisors;

•	reviewed the Merger Agreement, the Equity Commitment Letter, and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, and formed a substantial basis for Morgan Stanley’s opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent will obtain financing in accordance with the terms set forth in the Equity Commitment Letter and such financing is sufficient to consummate the Merger on the terms contemplated in the Merger Agreement and that the definitive Merger Agreement and Equity Commitment Letter would not differ in any material respect from the drafts thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. For purposes of its analysis, Morgan Stanley did not make any assessment of the status of any outstanding litigation involving the Company and excluded the effects of any such litigation in its analysis. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of shares of Common Stock in the transaction. Morgan Stanley did not express any view on, and Morgan Stanley’s opinion did not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was Morgan Stanley furnished with any such valuations or appraisals. For purposes of its opinion, including in its analysis set forth below, Morgan Stanley took into account, with the Company’s consent, the guidance from the Company that there is uncertainty surrounding the Company’s future non-compliance with its debt facilities, its ability to negotiate the extension of some of its existing debt facilities, and its ability to maintain sufficient liquidity, and therefore there is substantial doubt about the Company’s ability to continue as a going concern absent the Merger. Morgan Stanley’s opinion is not a solvency opinion and did not in any way address the solvency or financial condition of the Company. Morgan Stanley’s opinion was necessarily based on financial, economic, market, tax and other conditions as in effect on, and the information made available to Morgan Stanley as of November 15, 2022. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion to the Board.

The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 14, 2022, which was the last trading day prior to Morgan Stanley’s opinion, and is not necessarily indicative of current market conditions.

In performing the financial analyses summarized below and arriving at its opinion, Morgan Stanley used and relied upon the October projections (as defined in the section captioned “—Forward-Looking Financial Information” in this proxy statement, which are referred to as the “Management Case”) and third-party research analyst consensus estimates as of November 14, 2022 (which are referred to as the “Street Case”).

Public Trading Comparable Companies Analysis

Morgan Stanley performed a public trading comparable companies analysis, which is designed to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for the Company with comparable publicly available equity analyst research estimates for certain selected companies (the “Comparable Companies”) that, in Morgan Stanley’s professional judgment, share certain similar business characteristics with and have certain comparable operating characteristics, to those of the Company for purposes of this analysis. The following list sets forth the Comparable Companies that were reviewed in connection with this analysis:

•	OneMain Holdings, Inc.

•	Enova International, Inc.

•	World Acceptance Corp

•	Regional Management Corp.

•	OppFi Inc.

•	Oportun Financial Corp

•	CURO Group Holdings Corp.

For purposes of this analysis, Morgan Stanley analyzed:

•

the ratio of stock price to estimated earnings per share (the “Stock Price/ EPS Ratio”), for the calendar year 2023. For purposes of this analysis of the Comparable Companies, Morgan Stanley utilized publicly available market data as of November 14, 2022. Morgan Stanley also reviewed the Stock Price/EPS Ratio for the calendar year 2022, which had a negative value, and thus did not arrive at meaningful results.

•

the ratio of stock price to tangible book value per share as of September 30, 2022 (calculated as stock price as of November 14, 2022 divided by tangible book value per share as of September 30, 2022) (the “Stock Price / TBV Ratio”). At the direction of the Company and for purposes of this analysis, the Company’s tangible book value per share reflected adjustments to include deferred revenue and deferred tax assets and to exclude intangibles, the fair value premium on the Company’s loan portfolio and certain non-liquid assets.

Results of the analysis were calculated for each of the Company (based on both the Management Case and Street Case) and the Comparable Companies, as indicated in the following tables:

	Stock Price/EPS Ratio (2023E)	Stock Price/TBV Ratio
Company	3.8x (Street Case) 8.9x (Management Case)	0.2x
Comparable Companies
OneMain Holdings, Inc.	7.7x	3.6x
Enova International, Inc.	5.4x	1.5x
World Acceptance Corp	9.5x	1.3x
Regional Management Corp.	4.8x	1.0x
OppFi Inc.	7.6x	1.5x
Oportun Financial Corp	2.7x	0.5x
CURO Group Holdings Corp.	2.7x	NM*

Note*: Not Meaningful

Based on its analysis of the relevant metrics for each of the Comparable Companies and upon the application of its professional judgment, Morgan Stanley selected the representative ranges set forth below of the Stock Price/EPS Ratio for the calendar year 2023 and the Stock Price/ TBV Ratio as of September 30, 2022 and applied these ranges of multiples to the corresponding Company statistic as set forth in each of the Management Case and the Street Case. Based on this analysis, Morgan Stanley calculated an estimated implied value per share of Common Stock range as follows:

	Metric	Selected Comparable Company Multiple Ranges	Implied Value Per Share Range
Stock Price/EPS Ratio (2023E)(Street Case)	$0.25	2.7x-5.1x	$0.68-$1.27
Stock Price/EPS Ratio (2023E)(Management Case)	$0.11	2.7x-5.1x	$0.29-$0.53
Stock Price/TBV Ratio	$1.47	1.0x-1.3x	$1.44-$1.92

Morgan Stanley noted that the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement was $1.87 per share of Common Stock.

No company utilized in the public trading comparable companies analysis is identical to the Company and hence the foregoing summary and underlying financial analyses involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using selected company data.

Precedent Transaction Analysis

Morgan Stanley performed a precedent transactions analysis, which implies a value of a company based on publicly available financial terms of selected comparable transactions. Morgan Stanley compared publicly available statistics for transactions occurring since July 2010 involving businesses or transactions that Morgan Stanley judged to be similar in certain respects to the Company’s business or aspects thereof based on Morgan Stanley’s professional judgment and experience. For each transaction, Morgan Stanley noted (i) the ratio of the price per share of the transaction to each of the target company’s earnings per share for the twelve-month period prior to the announcement date of the applicable transaction (“LTM EPS,” and the ratio of price per share to LTM EPS, the “Transaction Price / LTM EPS Ratio”), and (ii) the ratio of the price per share of the transaction to the tangible book value per share (the “Transaction Price / TBV Ratio”) for each target company based on publicly available information. The following is a list of the transactions reviewed, based on the abovementioned criteria, and the relevant ratios for each transaction:

Date Announced	Target	Acquiror	Transaction Price/LTM EPS Ratio		Transaction Price/TBV Ratio
Primary Comparable Precedent Transaction Based on Size, Date and Business Focus (the “Primary Comparable Transaction”)

7/28/2020	On Deck Capital, Inc.	Enova International, Inc.	3.5	x	0.4	x

Other Precedent Transactions for Reference Only

9/15/2021	GreenSky, Inc.	The Goldman Sachs Group, Inc.	26.3	x	NM	*
8/10/2021	Service Finance Company, LLC	Truist Financial Corporation	~20.0	x	~10.0	x
7/2/2015	Santander Holdings USA, Inc.	Banco Santander, S.A.	9.9	x	2.3	x
3/3/2015	OneMain Holdings, Inc.	Springleaf Holdings, Inc.	8.5	x	2.3	x
4/2/2014	DFC Global Corp.	Lone Star Funds	NM	*	NM	*
10/23/2012	The Canadian auto finance and deposit business of Ally Financial Inc.	Royal Bank of Canada	NA	**	NA	**
3/20/2012	First Tower Corp.	Prospect Capital Corporation	8.0	x	1.9	x
7/22/2010	AmeriCredit Corp.	General Motors	15.1	x	1.4	x
Total Median			9.9	x	2.1	x

Note*: Not Meaningful

Note **: Not Available

Based upon the application of its professional judgment, Morgan Stanley selected a representative range of the Transaction Price/LTM EPS Ratio of 3.0x – 4.0x based on the Transaction Price/LTM EPS Ratio of the Primary Comparable Precedent Transaction and applied such range to the Company’s earnings per share for the twelve-month period prior to September 30, 2022 of $(0.14), which resulted in a negative value.

Based upon the application of its professional judgment, Morgan Stanley selected a representative range of the Transaction Price/TBV Ratio of 0.35x – 0.45x based on the Transaction Price/TBV Ratio of the Primary Comparable Precedent Transaction and applied such range to the Company’s tangible book value per share as of September 30, 2022 of $4.53. Based on this analysis, Morgan Stanley calculated an estimated implied value per share of Common Stock range of $1.58 to $2.04.

Morgan Stanley noted that the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement was $1.87 per share of Common Stock.

No company or transaction utilized in the precedent transaction analysis is identical to the Company or the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company and the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Dividend Discount Analysis

Morgan Stanley performed a dividend discount analysis, which is designed to provide a value reference range for a company by calculating the present values of the estimated future dividends per share and a terminal value per share forecasted for the applicable company.

Morgan Stanley calculated dividends that the Company was forecasted to generate for the last fiscal quarter of 2022 and the calendar years 2023 through 2026 based upon the Management Case and calculated the implied present value of such aggregate dividends as of September 30, 2022. In the analysis, at the direction of the Company Morgan Stanley assumed that the Company would be able to access the necessary funding required to maintain a debt to equity ratio of 3.0x, with excess capital over such ratio target distributed to shareholders as dividends and any shortfall in capital needed for such ratio target raised through an equity infusion.

Morgan Stanley then derived a range of implied terminal values as of the end of calendar year 2026. Using its professional judgement, and taking into account the guidance from the Company that there is uncertainty surrounding the Company’s future non-compliance with its debt facilities, its ability to negotiate the extension of some of its existing debt facilities, and its ability to maintain sufficient liquidity, and therefore there is substantial doubt about the Company’s ability to continue as a going concern, Morgan Stanley selected an estimated range of stock price to tangible book value of 0.16x to 0.39x, which reflected the range of the Company’s stock price to tangible book value for the 90-day period ending on November 14, 2022 and applied such range to the Company’s projected tangible book value as of the end of calendar year 2026. Morgan Stanley then discounted the future dividends and the terminal values to present value using a cost of equity range of 18.1% to 20.1%, which was selected based on Morgan Stanley’s professional judgement. Based on this analysis, Morgan Stanley calculated an estimated implied value per share of Common Stock range of $0.53 to $1.39.

Morgan Stanley noted that the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement was $1.87 per share of Common Stock.

Dividend Discount Analysis (For Reference Only)

For reference only, and not as a component of its fairness analysis, Morgan Stanley also conducted a separate dividend analysis utilizing the same analytical methodology described above, but instead applying a stock price to tangible book value of 1.00x to the Company’s projected tangible book value as of the end of calendar year 2026. This ratio assumed that the Company has theoretical normalized access to funding and liquidity and will generate a return on equity of 20% in 2026. Based on this analysis, Morgan Stanley calculated an estimated implied value per share of Common Stock range of $3.15 to $3.47.

Historical Trading Range Analysis (For Reference Only)

For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed the historical trading range of shares of Common Stock for the 52-week period ending November 14, 2022, and observed that, during such 52-week period, the maximum closing price for shares of Common Stock was $3.95 and the minimum closing price for shares of Common Stock was $0.67. Morgan Stanley noted that the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement was $1.87 per share of Common Stock.

General

In connection with the review of the transaction by the Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company.

In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. These include, among other things, the impact of competition on the business of the Company and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of Common Stock (other than holders of Excluded Shares or Dissenting Shares), and in connection with the delivery of its opinion to the Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Common Stock might actually trade.

The Merger Consideration was determined through arm’s-length negotiations between the Company and Parent and was approved by the Board. Morgan Stanley acted as financial advisor to the Board during these negotiations but did not, however, recommend any specific consideration to the Company or the Board, nor opine that any specific consideration constituted the only appropriate consideration for the Merger.

Morgan Stanley’s opinion and its presentation to the Board was one of many factors taken into consideration by the Board in deciding to approve the execution, delivery and performance by the Company of the Merger Agreement and the transaction contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the consideration pursuant to the Merger Agreement or of whether the Board would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, may have committed and may commit in the future to invest in private equity funds managed by Parent or its affiliates, or in affiliates of Morgan Stanley that may hold direct equity and/or partnership interests in private equity funds managed by Parent or its affiliates.

As compensation for Morgan Stanley’s financial advisory services, the Company has agreed to pay Morgan Stanley a fee equal to $7.0 million (the “Transaction Fee”), which is contingent upon the consumption of the Merger, and a termination fee payable in the event that the Company receives a reverse break-up fee upon the termination of the Merger. Morgan Stanley was also previously entitled to an announcement fee of $2 million payable upon the execution of the Merger Agreement by the Company or delivery of a fairness opinion by Morgan Stanley, which would be credited against the Transaction Fee; however, Morgan Stanley agreed to waive the Announcement Fee in exchange for an increased termination fee. The Company has also agreed to reimburse Morgan Stanley for its reasonable and documented expenses incurred from time to time in connection with Morgan Stanley’s engagement. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, its and their respective directors, officers, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates, against any losses, claims, damages or liabilities, relating to, arising out of or in connection with Morgan Stanley’s engagement. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley did not provide financial advisory and financing services for Parent or its affiliates or, other than in connection with the Merger, the Company for which they have received fees in connection with such services. Morgan Stanley may seek to provide financial advisory and financing services to Parent and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Morgan Stanley is an internationally recognized investment banking firm providing a full range of investment banking and other services. The Company selected Morgan Stanley as its independent financial advisor in connection with the Merger because of Morgan Stanley’s reputation and expertise in investment banking and mergers and acquisitions. Morgan Stanley, as part of its investment banking services, regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

A copy of Morgan Stanley’s opinion is attached hereto as Annex B and incorporated herein by reference. Morgan Stanley’s opinion will also be made available for inspection and copying at the Company’s principal executive offices during its regular business hours by any interested stockholder of the subject company or representative who has been so designated in writing.

Amendment to Sub Debt Facility

In connection with the transactions contemplated under the Merger Agreement, the parties agreed in the Merger Agreement to use their respective reasonable best efforts to cause the Sub Debt Facility to be amended such that the borrowing capacity of the borrower parties thereunder will be increased by $10 million.

Financing

We anticipate that the funds needed to complete the Merger will be funded with proceeds from the Equity Commitment (as described below). Parent has agreed to deposit with a designated paying agent prior to the effective time of the Merger the amount of cash necessary to pay the amounts due to the Company’s stockholders pursuant to the Merger (which we anticipate, based upon the shares of Common Stock outstanding as of December 9, 2022 and excluding shares to be rolled over by Mr. Harvison described below, will be approximately $58.2 million). Additionally, Parent has agreed to deposit with the Company at or prior to the Closing the amount of cash necessary to pay the amounts due to the holders of the Company’s equity awards pursuant to the Merger Agreement (which we anticipate, based upon the outstanding Options and RSUs as of December 9, 2022, will be approximately $4.4 million assuming the rollover of 2,193,683 RSUs), plus an amount equal to the employer’s potion of any employment taxes due on such payments. Parent also agreed to pay and cause to be paid (including, to utilize cash on hand of the Company at the Closing, if available for such purposes), all amounts required to be paid by the Company in connection with the Closing, including Company transaction expenses (which we anticipate, will be approximately $14.0 million).

In connection with the Merger, Parent delivered to the Company an equity commitment letter, dated as of November 16, 2022 (the “Equity Commitment Letter”), entered into between Park Cities Specialty Finance Fund II LP (“Sponsor”) and Parent. Pursuant to the Equity Commitment Letter, Sponsor has committed, subject to the terms and conditions contained therein, to provide equity financing in an aggregate amount of up to $82.5 million (the “Equity Commitment”), to Parent, immediately prior to the time Parent, Merger Sub and the Company become obligated to effect the Closing, solely for the purpose of funding (i) the full amount of the Merger Consideration payable by Parent under the Merger Agreement and (ii) all other amounts payable by Parent and Merger Sub under the Merger Agreement in connection with the Merger.

The obligation of the parties to complete the Merger is not subject to a financing condition. However, the failure of Parent to obtain the funding of the Equity Commitment could result in the failure of the Merger to be completed. If the Merger is not completed under certain circumstances, including, due to the failure of Parent to obtain the funding of the Equity Commitment, Parent would be obligated to pay the Company a $5 million reverse termination fee and collection costs and interest.

Sponsor’s commitment is subject to (i) the satisfaction in full or waiver of each of the conditions to Parent’s and Merger Sub’s respective obligations in the Merger Agreement to consummate the transactions contemplated by the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), and (iii) the substantially concurrent consummation of the Closing in accordance with the terms of the Merger Agreement, which may be enforced by the Company subject to certain conditions set forth in the Merger Agreement.

Additionally, the Equity Commitment will automatically terminate upon the earliest to occur of (i) the Closing and Sponsor’s full funding of its commitment under the Equity Commitment Letter, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) subject to certain exceptions, the commencement by the Company or any of its controlled affiliates of any legal proceeding asserting any claim under or in connection with the Merger Agreement, the Limited Guarantee, the Equity Commitment Letter or any of the transactions contemplated by any thereof against Sponsor or certain of its affiliates, other than any claim by the Company seeking specific performance or otherwise seeking to enforce rights (a) against Parent or Merger Sub under the Merger Agreement, (b) against Sponsor under the Limited Guarantee, or (c) against PCAM under its confidentiality agreement with the Company, in each case pursuant to the terms thereof, and (iv) Parent’s full and final payment of the obligations under the Merger Agreement with respect to the termination fee and other related expenses and certain reimbursement and indemnification obligations.

Limited Guarantee

In connection with, and as an inducement to, the Company entering into the Merger Agreement, Sponsor entered into the Limited Guarantee in favor of the Company, pursuant to which, subject to the terms and conditions therein, Sponsor guarantees the obligations of Parent in respect of the Parent Termination Fee (as described below) and certain collection costs and interest and certain reimbursement and indemnification obligations. Sponsor’s aggregate liability under the Limited Guarantee will not an exceed $6 million, less all amounts actually paid by or on behalf of Parent with respect to such guaranteed obligations (the “Cap”).

The Limited Guarantee will terminate as of the earliest of (i) the consummation of the Closing, (ii) the termination of the Merger Agreement by mutual consent of the parties thereto, (iii) the termination of the Limited Guarantee by mutual consent of the parties thereto, (iv) the date that Sponsor’s guaranteed obligations (up to the Cap) have been indefeasibly paid in full to the Company, or (v) three months after the date on which the Merger Agreement is validly terminated other than by mutual consent of the parties thereto (unless, in the case of this clause (v), the Company has provided written notice to Sponsor asserting a claim under and pursuant to the Limited Guarantee, in which case the Limited Guarantee shall terminate upon (a) the resolution of such claim pursuant to a final, non-appealable decision by a court of competent jurisdiction or a mutual written agreement by the parties thereto and (b) satisfaction by the Sponsor of any obligations finally determined or agreed to be owed by the Sponsor, consistent with the terms thereof).

In addition, the obligations of Sponsor under the Limited Guarantee shall terminate if the Company or any of its controlled affiliates (i) asserts in any litigation or other proceeding that certain provisions in the Limited Guarantee (including the provisions limiting the Sponsor’s liability to the Cap) are illegal, invalid or unenforceable, in whole or in part, (ii) asserts that Sponsor is liable in respect of any guaranteed obligations in excess of or to a greater extent than the Cap, or (iii) asserts any theory of liability against certain related parties (as specified in the Limited Guarantee) of Sponsor, Parent or Merger Sub with respect to the Limited Guarantee, the Merger Agreement, or the Equity Commitment Letter, or in any agreement or instrument delivered in connection with transactions contemplated thereby (the “Transaction Agreements”) by any of the foregoing, in each case, other than Retained Claims.

None of Sponsor’s, Parent’s or Merger Sub’s related parties as specified in the Limited Guarantee has or shall have any obligations under or in connection with the transaction related matters as specified in the Limited Guarantee, other than (i) Parent’s and Merger Sub’s obligations pursuant to the terms of the Merger Agreement, (ii) Sponsor’s obligation to make cash payments to the Company under and pursuant to the terms of the Limited Guarantee and to otherwise comply with the terms of the Limited Guarantee, (iii) Parent’s obligation to cause the equity financing to be funded in accordance with the terms of the Equity Commitment Letter, including if the Company seeks specific performance of such obligation pursuant to the Merger Agreement, (iv) Sponsor’s obligation to fulfill its obligations in accordance with the terms of the Equity Commitment Letter and (v) the obligations of the party to the confidentiality agreement between the Company and PCAM under such agreement (the “Retained Claims”).

Voting Agreement; Intent of Company’s Directors and Officers to Vote in Favor of the Merger

Concurrently with the execution of the Merger Agreement, and as an inducement to Parent and Merger Sub entering into the Merger Agreement, Mr. Harvison (in his personal capacity and not as an officer or director of the Company) has entered into the Voting Agreement, which is attached as Annex D to this proxy statement. Pursuant to the Voting Agreement, Mr. Harvison has agreed, among other things, to vote his shares of Common Stock (i) in favor of (a) the Merger Agreement (as amended from time to time) and the Merger and the other transactions contemplated by the Merger Agreement, and (b) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger; and (ii) against (a) any Company Acquisition Proposal or any of the transactions contemplated thereby, and (b) any action, proposal, transaction, or agreement that could reasonably be expected to materially delay or materially impair the consummation of the Merger or the transactions contemplated thereby. The Voting Agreement automatically terminates, among other things, upon (i) termination of the Merger Agreement, (ii) reduction or change in the type of the Merger Consideration or (iii) material modification to the terms of the Merger Agreement. The Voting Agreement does not automatically terminate upon a change of the Board’s recommendation in favor of the adoption of the Merger Agreement.

Additionally, all other directors and executive officers have informed the Company that they currently intend to vote in favor of the Merger and adopting the Merger Agreement all outstanding shares of Common

Stock they are entitled to. As of the record date, the directors and executive officers of the Company (inclusive of Mr. Harvison) beneficially owned and are entitled to vote in the aggregate approximately 9% of the shares of Common Stock outstanding as of the date of this proxy statement.

Treatment of Company Equity Awards

As a result of the Merger, each Option that is outstanding and each RSU that is outstanding, in each case, immediately prior to the effective time of the Merger, will be treated as follows:

•

Each Option having a per share exercise price less than the Merger Consideration will be cancelled and converted into the right to receive a cash payment in an amount equal to the product of (i) the total number of shares of Common Stock subject to such Option (whether then vested or unvested) immediately prior to the effective time of the Merger, multiplied by (ii) the excess of the Merger Consideration over the exercise price per share of such Option. Any outstanding Option that has an exercise price per share equal to or greater than the Merger Consideration will be cancelled without any cash payment or other consideration being made in respect of such Option. All of the outstanding Options have an exercise price per share that is equal to or greater than the Merger Consideration. Consequently, all outstanding Options will be cancelled without any cash payment or other consideration being paid.

•

Except as described below with respect to RSUs to be rolled over, each outstanding RSU (whether then vested or unvested) will be automatically cancelled and converted into the right to receive a cash payment in an amount equal to the product of (i) the number of shares of Common Stock subject to such RSU immediately prior to the effective time of the Merger, multiplied by (ii) the Merger Consideration.

•

The Merger Agreement contemplates that a portion of the RSUs held by Mr. Harvison and certain other management members will not be converted into the right to receive a cash payment as described above, and instead, such RSUs will be exchanged for new equity or incentive equity awards of Parent or its affiliates as more fully described in the section entitled “The Merger—Rollover Arrangements” on page 66 of this proxy statement.

Additionally, if, at the effective time of the Merger, there is a purchase period underway under the Company’s Employee Stock Purchase Plan, the purchase period will be terminated at least five business days before the effective time of the Merger and employee funds credited as of the date of such termination under such plan will be used to purchase shares of Common Stock before the effective time of the Merger, with the shares of Common Stock then converted into the right to receive the Merger Consideration.

Rollover Arrangements

Concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement, our Chief Executive Officer, Jason Harvison, entered into a Rollover and Contribution Agreement with Parent, pursuant to which, Mr. Harvison agreed to roll over 156,355 shares of Common Stock owned by him into new equity to be issued by Parent or one of its affiliates in connection with the Merger. As a result, Mr. Harvison will not receive the cash Merger Consideration otherwise payable in respect of such shares in connection with the Merger, but instead, will receive equity in Parent or one of its affiliates and therefore, continuing equity interests indirectly in the Company following the Closing. The full text of the Rollover and Contribution Agreement is attached as Annex E to this proxy statement.

Additionally, the Merger Agreement contemplates that Mr. Harvison and certain other members of management will roll over an aggregate if 2,193,683 of their outstanding RSUs into new equity or equity incentive awards to be issued by Parent or one of its affiliates under Parent’s or its applicable affiliate’s long term incentive plan, pursuant to restrictive stock unit rollover agreements (together with the share rollover described above, the “Management Rollover”). In such case, Mr. Harvison and the other applicable members of management will not receive the cash consideration otherwise payable in respect of RSUs being rolled over in connection with the Merger, but instead, will receive equity or equity incentive awards of Parent or one of its affiliates and therefore, continuing equity interests indirectly in the Company following the Closing.

As a result of the Management Rollover, Mr. Harvison and such other management members will roll over in the aggregate approximately 7% of the Company’s fully diluted equity, consisting of outstanding shares and RSUs, as of the date of this proxy statement.

Interests of Our Directors and Executive Officers in the Merger

When considering the recommendation of the Board that you vote “FOR” the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder generally. The Board was aware of these interests in, among other matters, approving the Merger Agreement and the Merger and recommending that the Merger Agreement and other Proposals be adopted by the stockholders of the Company. See “The Merger—Background of the Merger,” “The Merger—Recommendation of Our Board” and “The Merger—Reasons for the Merger.” You should take these interests into account in deciding whether to vote “FOR” the approval of the Merger Agreement, the Advisory Compensation Proposal or the Adjournment Proposal.

These interests are described in more detail below, and certain of them, including the compensation that may become payable in connection with the Merger to Jason Harvison, Christopher Lutes, Sarah Cutrona, and Chad Bradford, who are our named executive officers, are being submitted to a non-binding, advisory vote of the stockholders of the Company and are quantified in the narrative and tables below. For more information, please see “Proposal 2: Advisory Compensation Proposal” on page 26 of this proxy statement. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.

Treatment of Company Equity Awards

Except for RSUs to be rolled over as described below, in connection with the consummation of the Merger, all of the RSUs held by our directors and executive officers (as the same for all RSUs held by any other holders) will fully accelerate and be converted into a right to receive a cash payment as more fully described in the section entitled “The Merger—Treatment of Company Equity Awards” on page 66 of this proxy statement.

Voting Agreement

Mr. Harvison has entered into the Voting Agreement with Parent, which is attached as Annex D to this proxy statement. Pursuant to the Voting Agreement, among other things, Mr. Harvison agreed to vote his shares in favor of adopting the Merger Agreement, and vote against a competing acquisition proposal. Additionally, all other directors and executive officers have informed the Company that they currently intend to vote “FOR” the Merger Proposal all outstanding shares of Common Stock that they are entitled to vote. As of the Record Date, the directors and executive officers of the Company (including Mr. Harvison) are entitled to vote, in the aggregate, approximately 9% of the outstanding shares of Common Stock.

Rollover Arrangements

As a condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement, Mr. Harvison has agreed to roll over 156,355 shares of Common Stock owned by him into new equity to be issued by Parent or one of its affiliates in connection with the Merger.

The Merger Agreement contemplates that Mr. Harvison and certain other members of management will roll over a portion of their outstanding RSUs to new equity or equity incentive awards to be issued by Parent or one of its affiliates under Parent’s or its applicable affiliate’s long term incentive plan, pursuant to restrictive stock unit rollover agreements.

As a result of the share rollover and RSU Rollover described above, Mr. Harvison and such other management members will roll over in the aggregate approximately 7% of the Company’s fully diluted equity, consisting of outstanding shares and RSUs, as of the date of this proxy statement.

Post-Closing Employment Arrangements

We anticipate that Mr. Harvison and certain other members of management will be retained to provide services to Parent or its affiliates following the Closing and may, prior to, on, or following the Closing, enter into new individualized compensation arrangements with Parent or its affiliates that provide compensation arrangements expected to be similar to their existing arrangements with the Company. Additionally, they may receive equity incentive awards in Parent or its affiliates which may be subject to certain vesting requirements and other conditions. Such new equity grants are separate from the equity interests such management members may receive from the rollover arrangements described above.

As of the date of this proxy statement, although certain members of our management have had discussions with Parent regarding compensation arrangements and participation in incentive and benefit plans, no new individualized arrangements between our management and Parent or its affiliates have been established.

Annual Bonus

Pursuant to the terms of the Merger Agreement, members of our management (as the same for all other eligible employees) will be paid their earned 2022 performance-based annual cash bonus, if any, and the pro rata portion of their 2023 performance-based annual cash bonus following the Merger, and with respect to their pro rata portion of the 2023 performance-based bonus, such bonuses will be determined based on deemed performance at “maximum” (or terms of similar import) levels.

Severance Benefits

Under their existing employment agreements, certain members of our management are entitled to severance benefits in connection with termination of their employment under certain circumstances following a change of control, as described below. Consummation of the Merger will constitute a change of control within the meaning of such employment agreements.

Quantification of Potential Payments and Benefits to Our Named Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K under the Securities Act, the tables below set forth the compensation that is based on, or otherwise relates to, the Merger that will or may become payable to each named executive officer of the Company in connection with the Merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 67 of this Proxy Statement, which is incorporated herein.

For purposes of this disclosure, the Company’s named executive officers are: (i) Jason Harvison, President and Chief Executive Officer; (ii) Christopher Lutes, Chief Strategy Officer; (iii) Sarah Cutrona, Chief Counsel; and (iv) Chad Bradford, Chief Accounting Officer, and, previously, Interim Chief Financial Officer.

The amounts in the tables below do not include amounts that the named executive officers were already entitled to receive or that were already vested as of January 1, 2023.

The amounts shown in the tables below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the tables, and do not reflect certain compensation actions that may occur prior to completion of the Merger, including any increases in compensation or additional equity award grants that may be made after January 1, 2023. Additionally, solely for purposes of these disclosures, we have assumed the named executive officers (other than Ms. Cutrona) will be provided the same annual base salary rates and target annual incentive opportunities in 2023 that they received in 2022 (however, as of the date hereof, the Company has not determined these 2023 amounts, so they may be more or less than the amounts we have assumed), and depending on when the closing date occurs, certain awards reflected in the tables below may vest in accordance with their terms. Consequently, the actual amounts, if any, to be received by the named executive officers in connection with the Merger may differ from the amounts set forth below.

For purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•

the Merger was consummated and each named executive officer experienced a qualifying termination of service on January 1, 2023. The occurrence of a qualifying termination is assumed to occur on such assumed date solely for purposes of this disclosure as required by Item 402(t) of Regulation S-K under the Securities Act (as described above, we anticipate that these named executive officers will continue their employment or engagement, as applicable, with the Company after January 1, 2023);

•

The potential payments and benefits described in this section are not at a level subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code; and

•	A price per share of Common Stock of $1.87, which is equal to the Merger Consideration payable in the Merger.

Executive	Cash ($)(1)	Equity ($)(2)	Total ($)
Jason Harvison	2,383,001	2,437,330	4,820,331
Christopher Lutes	824,966	586,172	1,411,138
Sarah Cutrona	318,909	145,153	464,062
Chad Bradford	567,470	246,694	814,164

Detailed Breakout of Potential Cash Payments and Benefits

Executive	Salary Continuation ($)(1)	Bonus Payment ($)(1)	Cobra Payment ($)(1)	2022 Bonus ($)(1)	2023 Pro Rata Bonus ($)(1)	Total ($)(1)
Jason Harvison	1,560,000	780,000	40,864	0	2,137	2,383,001
Christopher Lutes	502,860	251,430	20,432	49,280	964	824,966
Sarah Cutrona	118,405	0	0	200,504	0	318,909
Chad Bradford	341,606	170,803	20,432	34,161	468	567,470

(1)	Cash.

•

Severance. As of January 1, 2023, the Company’s named executive officers, other than Ms. Cutrona, would be entitled to cash severance benefits in the event of a termination by the Company without cause or a termination by the named executive officer for good reason within the period beginning three months before a change in control and ending 24 months following a change in control. The cash severance entitlement for the Company’s named executive officers, other than Ms. Cutrona, consists of the following: (i) continued payment of base salary (for 24 months for Mr. Harvison and 12 months for the other named executive officers), (ii) a lump sum bonus-related payment equal to a specified percentage of the named executive officer’s annual base salary or target annual incentive opportunity for the year in which the termination occurs (100% of Mr. Harvison’s target annual incentive opportunity, which we have assumed for purposes of this disclosure would be the same as his 2022 target opportunity of 100% of his 2022 annual base salary, and for Messrs. Lutes and Bradford, 50% of their 2022 annual base salaries), and (iii) a lump sum payment equal to the premiums such named executive officer would be required to pay for continued healthcare coverage pursuant to COBRA (for 24 months for Mr. Harvison and 12 months for such other named executive officers), regardless of whether the named executive officer elects COBRA coverage. Ms. Cutrona retired effective December 31, 2022, and entered into a consulting agreement under which she agrees to serve as a consultant effective January 1, 2023. Ms. Cutrona did not receive severance in connection with her retirement and her right to receive severance payments under her employment agreement expired effective December 31, 2022. If Ms. Cutrona’s consulting role were to be terminated by the Company without cause on the assumed trigger date (January 1, 2023), she would receive the $118,405 in consulting fees she otherwise would have earned for her consulting services, which would be paid to her between January 1, 2023 to April 15, 2023. The named executive officers, including Ms. Cutrona, would also be entitled to vesting of their equity awards in connection with a termination described above; however, we have assumed for purposes of the disclosure that the equity awards would “single-trigger” vest at the effective time of the Merger pursuant to the Merger Agreement, as described below. The severance payments, and the payments Ms. Cutrona would receive in connection with a termination of her consultant arrangement, would become payable only upon a qualifying termination that occurs, with respect to the named executive officers except Ms. Cutrona, within the period beginning three months before a change in control and ending 24 months following a change in control, and with respect to Ms. Cutrona, upon a termination of her consulting agreement by the Company without cause. The total estimated amount of each such cash payment is shown in the first table above in the “—Cash” column with the individual payment types detailed in this “—Severance” description shown in the second table above, based on the assumptions described above.

•

2022 and 2023 Annual Bonuses. As described above in “—Annual Bonus,” pursuant to the terms of the Merger Agreement, the Company’s named executive officers are also entitled to any earned 2022 bonus and a pro rata portion of their 2023 performance-based annual cash bonus at maximum performance levels. Mr. Harvison’s 2022 annual incentive opportunity was based 100% on Company performance metrics, which were not achieved in 2022. Messrs. Lutes’ and Bradford’s 2022 annual incentive opportunities were based partly on Company performance metrics (which were not achieved) and partly on individual performance metrics. As of the date hereof, the Company has not determined the level of achievement of these individual performance metrics. So that the disclosures reflect the maximum amount that could be earned, we have reflected in the table the maximum amounts that could be paid to Messrs. Lutes and Bradford in respect of the individual performance portion of their 2022 annual incentives, but the actual amount earned may be less than the amounts reflected in the table. Pursuant to her consulting agreement, Ms. Cutrona is entitled to 75% of her target bonus opportunity, which target opportunity was equal to 70% of her annual salary in 2022. For purposes of this disclosure, we have assumed a trigger date of January 1, 2023. As of the date hereof, the Company has not determined 2023 bonus opportunities. The 2023 prorated annual bonus amounts reflected in the table assume the named executive officers receive the same target and maximum bonus opportunities that they received in 2022; however, the actual opportunities may be more or less than these amounts. As such, solely for purposes of these disclosures, we have assumed the named executive officers would receive an amount equal to 1/365th (assuming a trigger date of January 1, 2023) of maximum performance opportunities that were in effect for 2022. The estimated amount of each such cash payment is shown in the table above, based on the assumptions described above.

(2)    Equity. As described above in “—Treatment of Company Equity Awards,” except with respect to RSUs to be rolled over as described above, each RSU that is outstanding immediately prior to the effective time of the Merger (whether or not vested) will immediately vest in full and will be cancelled and converted into the right to receive a cash payment in an amount equal to the product of (i) the number of shares of Common Stock subject to such outstanding RSU, multiplied by (ii) the Merger Consideration. The equity amounts in this column consist of the cash amounts that would be paid in connection with the cancellation of all of the named executive officers’ outstanding RSUs in connection with the Merger, including the RSUs that may be rolled over. We have included the full value of all RSUs outstanding as of January 1, 2023 based on the amounts payable in respect of such RSUs in the Merger, including those RSUs that may be rolled over subject to restrictive stock unit rollover agreements, in this column, based on the assumptions described above. All of the named executive officers’ Options have an exercise price that exceeds the Merger Consideration. Accordingly, the named executive officers will not be entitled to any payments in respect of their Options. The payments in respect of equity described in this column are “single-trigger,” meaning they will be paid in connection with the closing of the Merger and do not require a qualifying termination of employment.

Indemnification and Insurance for Our Directors and Officers

Each of the Company’s officers and directors is entitled to continuing indemnification and insurance benefits in favor of the Company directors and officers, as described in more detail in “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance.”

Section 16(b) Exemption Resolution

Our Board believes that it is desirable that the Company’s directors and officers be relieved of the risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the disposition of shares of Common Stock, Options, and RSUs and acquisition of equity in exchange for shares and/or RSUs to be rolled over pursuant to the Merger. Accordingly, our Board adopted a resolution providing that the disposition by the Company’s directors and officers of Common Stock, Options, and RSUs and, as applicable, the acquisition of equity in exchange for shares or RSUs to be rolled over pursuant to the transactions contemplated by the Merger are intended to be exempt from liability under Section 16(b) of the Exchange Act pursuant to Rule 16b-3(e) promulgated thereunder.

Regulatory Matters

Pursuant to the Merger Agreement, the parties have agreed to use their respective reasonable best efforts to make certain regulatory filings and obtain certain regulatory approvals. For additional information regarding these obligations, please see the section entitled “The Merger Agreement —Filings; Consents” on page 86 of this proxy statement.

The closing of the Merger is conditioned upon, among other things, the Company’s receipt of approvals from certain specified state regulatory authorities. Certain of these approvals have since been obtained and as of the date of this proxy statement, the remaining approvals that are conditions to the Closing under the Merger Agreement include approvals from certain regulatory authorities in the states of California, Delaware, and South Carolina.

Receipt of a regulatory approval means only that the regulatory criteria for such approval have been satisfied or waived. It does not mean that the approving authority for such approval has determined that the Merger Consideration to be received by the Company’s stockholders in the Merger is fair. A regulatory approval does not constitute an endorsement or recommendation for the Company’s stockholders to vote in favor of the Merger Proposal.

Although the Company and Parent believe that they will receive the required consents and approvals to complete the transaction, neither can give any assurance as to the timing of these consents and approvals or as to the Company and Parent’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals that may otherwise become necessary) or that such consents or approvals will be obtained on terms and subject to conditions satisfactory to the Company and Parent.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to holders of Common Stock whose shares are exchanged for cash pursuant to the Merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date of this proxy statement. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is for general information purposes only and does not purport to be a complete analysis of all potential tax consequences.

This discussion does not address any tax consequences of the unearned income Medicare contribution tax or the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith), nor does it address any considerations under state, local or non-U.S. tax laws or U.S. federal estate or gift tax laws. This discussion is not binding on the IRS or the courts and, therefore, the conclusions set forth in this discussion could be subject to challenge, which challenge could be sustained.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Common Stock that is for U.S. federal income tax purposes:

•	a citizen or resident individual of the United States;

•

a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “Non-U.S. Holder” is a beneficial owner of shares of Common Stock that is neither a U.S. Holder nor a partnership (nor an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

This discussion applies only to holders of shares of Common Stock held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of such holder’s particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect to apply the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. Holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-qualified retirement plans, banks and other financial institutions, mutual funds, foreign pension funds or their affiliates, passive foreign investment companies and controlled foreign corporations, certain former citizens or former long-term residents of the United States, S corporations or other pass-through entities or investors in such entities, real estate investment trusts, regulated investment companies, holders who hold shares of Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, holders required to accelerate the recognition of any item of gross income with respect to shares of Common Stock as a result of such income being recognized on an applicable financial statement, and holders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements).

This discussion also does not address the U.S. federal income tax consequences to holders of shares of Common Stock who exercise appraisal rights in connection with the Merger under the DGCL or Rollover

Stockholders who receive Rollover Shares (each as defined in the Merger Agreement) or any other person who rolls such person’s equity interests in the Company over into equity of Parent or one of its affiliates in connection with the Merger.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships and other pass-through entities holding shares of Common Stock, and any person who is a partner or member of such entities, should consult their own tax advisors regarding the tax consequences of the Merger.

This discussion of material U.S. federal tax consequences is for general information purposes only and is not tax advice. Holders of shares of Common Stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any other U.S. federal, state, local, non-U.S. income or other tax laws.

U.S. Federal Income Tax Consequences to U.S. Holders

The receipt of cash by U.S. Holders in exchange for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. Holder who receives cash in exchange for shares of Common Stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in its shares of Common Stock.

Any such gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in the shares of Common Stock surrendered in the Merger is greater than one year as of the effective date of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Common Stock at different times or different prices, such U.S. Holder should consult their tax advisors to determine how the above rules apply to them.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30 percent (or a lower rate under an applicable income tax treaty);

•

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the completion of the Merger, and certain other specified conditions are met, in which case such gain, net of certain U.S. source capital losses for the year, will be subject to U.S. federal income tax at a rate of 30 percent (or a lower rate under an applicable income tax treaty); or

•

the Company is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (a “USRPHC”), at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of Common Stock (which we refer to as the “relevant period”) and, if shares of our Common Stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the

Code), such Non-U.S. Holder owns (directly, indirectly or constructively) more than five percent of our Common Stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible consequences to them if we are a USRPHC.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying under penalties of perjury that such U.S. Holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. Holder is not subject to backup withholding. To avoid backup withholding, a Non-U.S. Holder is required to establish an exemption, for example, by completing and providing to the applicable withholding agent the appropriate IRS Form W-8 for the Non-U.S. Holder, in accordance with the instructions thereto.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded by the IRS or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Holders of shares of Common Stock are urged to consult with their own tax advisors regarding the particular tax consequences to them of the exchange of shares of Common Stock for cash pursuant to the Merger in light of their particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

Delisting and Deregistration of Common Stock

If the Merger is completed, Common Stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

This section describes certain material terms of the Merger Agreement. The description of the Merger Agreement in this section and elsewhere in this proxy statement does not purport to be complete, may not contain all of the information about the Merger Agreement that is important to you and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. We urge you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger.

The Merger Agreement and this summary of its terms are included in this proxy statement to provide you with information regarding the material terms of the Merger Agreement. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information.” The representations, warranties and covenants made in the Merger Agreement by the Company, Parent and Merger Sub were made solely to the parties to, and solely for the purposes of, the Merger Agreement and as of specific dates and were qualified and subject to important limitations agreed to by the parties thereto in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations, warranties and covenants contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties and covenants were negotiated for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties and covenants of the other party prove to be untrue, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations, warranties and covenants may also be subject to a standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC or different from what may be viewed as material by you or other investors and, in some cases, were qualified by matters set forth on the confidential disclosure letter delivered by the Company to Parent and Merger Sub in connection with the Merger Agreement, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement. Stockholders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

The Merger

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, Merger Sub will be merged with and into the Company in accordance with the applicable provisions of the DGCL, and the separate existence of Merger Sub will cease. The Company will continue its existence under the laws of the State of Delaware as the surviving entity in the Merger (the Company, as the surviving entity in the Merger, being sometimes referred to herein as the “surviving corporation”), such that following the Merger, the surviving corporation will be a wholly owned direct subsidiary of Parent.

Merger Consideration

At the effective time of the Merger, each share of Common Stock issued and outstanding (other than shares of Common Stock (i)(a) owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, (b) to be contributed to Parent pursuant to the rollover arrangements described above, or (c) owned by the Company or any wholly-owned subsidiary of the Company, and in each case not held on behalf of third parties, or (ii) owned by stockholders who have neither voted in favor of the adoption of the Merger Agreement nor consented thereto in writing and who properly exercised their statutory rights of appraisal under Section 262 of the DGCL) will be converted automatically into the right to receive the Merger Consideration, without interest thereon. All such shares converted into the right to receive the Merger Consideration will cease to be outstanding and will automatically be cancelled and extinguished and cease to exist at the effective time of the Merger, and will thereafter only represent the right to receive the Merger Consideration.

Certain Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The board of directors of the surviving corporation immediately following the effective time of the Merger will consist of the directors of Merger Sub immediately prior to the effective time of the Merger, each to hold office until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Company and the Merger Agreement. Unless Parent provides written notice five business days prior to the effective time of the Merger, the officers of the Company immediately prior to the effective time of the Merger will continue as the officers of the surviving corporation immediately following the effective time of the Merger, each to hold office until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Company and the Merger Agreement.

At the effective time of the Merger, the certificate of incorporation of the Company as in effect immediately prior to the effective time of the Merger will be amended and restated in its entirety to read as set forth in Annex B of the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the surviving corporation, until thereafter amended in accordance with its terms and applicable law. The bylaws of Merger Sub in effect immediately prior to the effective time of the Merger will be amended and restated in their entirety so as to be identical to the bylaws of Merger Sub as in effect immediately prior to the effective time of the Merger (except that the name of the surviving corporation will be “Elevate Credit, Inc.”) and, as so amended and restated, will be the bylaws of the surviving corporation, until thereafter amended in accordance with their terms and applicable law.

Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into and will represent one share of common stock of the surviving corporation.

As promptly as practicable following the effective time of the Merger in compliance with applicable law, the Company’s securities will be de-listed from the NYSE and de-registered under the Exchange Act.

Treatment of Equity Compensation Awards

Pursuant to the Merger Agreement, at the effective time of the Merger, except as described below with respect to RSUs to be rolled over, each outstanding RSU and each outstanding Option granted by the Company will be cancelled and converted into the right to receive cash in an amount equal to the product of (1) the excess of the Merger Consideration (in the case of any Option, less the exercise price per share applicable to such Option) multiplied by (2) the number of shares of Common Stock subject to such RSU or Option (whether then vested or unvested). Each Option with an exercise price per share equal to or greater than the Merger Consideration shall be cancelled and extinguished for no consideration. All of the outstanding Options have an exercise price per share that is equal to or greater than the Merger Consideration. Consequently, all Options will be cancelled without any cash payment or other consideration being made.

In addition, the Merger Agreement contemplates that certain members of management will roll over a portion of their RSUs. RSUs so rolled over will not be converted into the right to receive a cash payment described above, but will be exchanged for incentive equity of Parent or its affiliates under Parent’s or its applicable affiliate’s long term incentive plan, pursuant to restrictive stock unit rollover agreements.

If at the effective time of the Merger, there is a purchase period underway under the Company’s ESPP, the Company is required to cause the purchase period to be terminated no later than five business days prior to the effective time of the Merger. The funds credited as of the date of such termination under the ESPP for each participant under the ESPP shall be used to purchase shares of Common Stock in accordance with the terms of the ESPP, and each share of Common Stock purchased thereunder and outstanding immediately prior to the effective time of the Merger (other than Excluded Shares or Dissenting Shares) will be converted at the effective time of the Merger into the right to receive the Merger Consideration.

Exchange Procedures and Payment Procedures

Prior to the effective time of the Merger, Parent will deposit, or cause to be deposited, with a bank or trust company selected by Parent with the Company’s written approval prior to the Closing (such approval not to be unreasonably withheld or delayed) to act as the paying agent, for the purpose of paying the holders of shares of Common Stock, the aggregate Merger Consideration to which holders of shares of Common Stock shall become entitled pursuant to the Merger Agreement (the “Payment Fund”). The paying agent will, pursuant to instructions, deliver the Merger Consideration out of the Payment Fund.

Promptly after the effective time of the Merger, but in no event more than five business days after the date of the Closing, the surviving corporation will cause the paying agent to mail to each holder of record of shares of Common Stock (i) a letter of transmittal in customary form (as Parent and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the certificates in exchange for the right to receive the Merger Consideration with respect to each share of Common Stock evidenced by such certificate. No holder of book-entry shares will be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the Merger Consideration with respect to each share of Common Stock evidenced by such book-entry share; instead, holders of book-entry shares will be deemed to have surrendered their book-entry shares upon delivery to the paying agent of an “agent’s message” (or such other evidence, if any, of transfer as the paying agent may reasonably request) regarding the book-entry transfer of such holder’s book-entry shares. Upon surrender of a certificate or book-entry share for cancellation to the paying agent, together with such letter of transmittal, if applicable, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the paying agent), the holder of such certificate or book-entry share shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Common Stock formerly represented by such certificate or book entry-share, and the certificate or book-entry share so surrendered shall forthwith be cancelled. Until surrendered, each certificate or book-entry share will be deemed at any time after the effective time of the Merger to represent only the right to receive the Merger Consideration, without interest. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate or book-entry share is registered, it shall be a condition of payment that (x) the certificate or book-entry share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such certificate or book-entry share surrendered and shall have established to the reasonable satisfaction of the surviving corporation that such tax either has been paid or is not applicable.

Any funds that had been made available to the paying agent (including the proceeds of any investments of such funds) that remain unclaimed by the stockholders of the Company for one hundred and eighty days after the effective time of the Merger will be delivered to Parent. Any holder of shares of Common Stock who has not theretofore complied with the exchange procedures shall thereafter look only to Parent (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any certificates (or affidavits of loss in lieu thereof) or book-entry shares held by such holders, as determined pursuant to the Merger Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any governmental entity shall become, to the extent permitted by applicable law, the property of Parent or its designee, free and clear of all claims or interest of any person previously entitled thereto.

Appraisal Rights

Each share of Common Stock that is issued and outstanding immediately prior to the effective time of the Merger that is held by a stockholder who has not voted in favor of the adoption of the Merger Agreement or consented to the Merger in writing and who has properly exercised and perfected such holder’s appraisal rights for such shares in accordance with Delaware law will not be converted into the right to receive the Merger Consideration, unless such stockholder fails to perfect or effectively withdraws or otherwise loses the right to appraisal with respect to such shares. If any stockholder holding shares of Common Stock that properly exercises and perfects such holder’s appraisal rights for such shares of Common Stock and does not withdraw such rights or otherwise lose the right to appraisal with respect to the shares of Common Stock, such holder will be entitled to the right to receive a payment of the fair value of such shares in accordance with the provisions of, and as provided by, Section 262 of the DGCL, as further described below in the section of this proxy statement titled “Appraisal Rights.” At the effective time of the Merger, such dissenting shares will no longer be outstanding and will automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL.

Withholding

Each of Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Common Stock or holder of equity or equity-based awards under the Company’s stock plan pursuant to the Merger Agreement such amounts as Parent, the surviving corporation or the paying agent determines are required to be deducted or withheld under applicable law.

Effective Time; Closing

The closing of the transactions contemplated by the Merger Agreement (the “Closing”) will take place on the third business day following the day on which all of the conditions to the Closing (see “Conditions to the Completion of the Merger” section below) (other than any such conditions that by their nature are to be satisfied at the Closing), have been satisfied or waived in accordance with the Merger Agreement, unless otherwise mutually agreed between the Company and Parent.

Concurrent with the Closing, the Company and Parent will file with the Secretary of State of the State of Delaware a certificate of merger for the Merger.

The Merger will become effective upon the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as agreed upon in writing by Parent and the Company and specified in such Certificate of Merger in accordance with the DGCL.

Representations and Warranties

In the Merger Agreement, the Company made customary representations and warranties to Parent and Merger Sub, including representations relating to organization, standing and qualification, capital structure, corporate authority, approval, governmental filings, the absence of conflicts and necessary consents, SEC documents and financial statements, absence of undisclosed liabilities, absence of certain changes, litigation, benefit plans, compliance with laws, privacy policies, takeover statutes, environmental matters, taxes, labor matters, intellectual property, insurance, brokers and finders, material contracts, governmental contracts, real property, related person transactions, permits, the proxy statement, anti-corruption matters, anti-money laundering matters, and consumer loans. Parent and Merger Sub have made customary representations and warranties to the Company with respect to, among other matters, organization, standing and qualification, ownership of Merger Sub, corporate authority, governmental filings, ownership of shares of Common Stock, brokers and finders, financing, litigation, solvency, certain arrangements with the Company’s stockholders, directors or management, the Limited Guarantee, and the proxy statement.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or by reference to a “Company Material Adverse Effect” or similar qualifiers. For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, event, effect, occurrence, development, condition or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company and its subsidiaries, taken together as a whole. However, nothing to the extent resulting from or arising out of any of the following will be deemed to be a Company Material Adverse Effect:

(i)	changes in the economy or financial markets generally in the United States or any foreign jurisdiction;

(ii)

changes in the general political, governmental, labor or social conditions in the United States or any foreign jurisdiction, including any full or partial government shutdown or changes in the securities markets, credit markets, currency markets or other financial markets, including changes in interest rates or exchange rates;

(iii)	changes that are the result of acts of war or terrorism, including any escalation or worsening of any such acts of war or terrorism;

(iv)

any hurricane, tornado, flood, earthquake or other natural disaster or any disease, epidemic, pandemic (including any escalation or general worsening of any such pandemic) or other public health event including COVID-19, and including any action taken by the Company in response to or in connection with any such disaster or event;

(v)	changes that are the result of factors generally affecting the industry in which the Company and its subsidiaries operate;

(vi)

compliance with or changes in GAAP or in any other applicable accounting standard (including the “Current Expected Credit Loss” accounting standard) or applicable laws (or in the interpretation or application thereof), including the application of any changes announced prior to the date of the Merger Agreement;

(vii)

any failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (except that the underlying cause of any such failure, if not otherwise excluded, may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(viii)	any change, in and of itself, in the market price or trading volume of securities of the Company, including the Common Stock;

(ix)

the execution of the Merger Agreement, the public announcement or pendency of the Merger Agreement and the Merger and the other transactions contemplated thereby, or the identity of the parties to the Merger Agreement, including (a) any litigation resulting or arising from or with respect to the Merger or the other contemplated transactions, and (b) (to the extent arising out of such public announcement, pendency or identity) any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, financing sources, partners, employees or others having relationships with the Company or any of its subsidiaries, subject to certain exceptions set forth in the Merger Agreement;

(x)	any action taken, or not taken, at the request of, or with the consent of, Parent; and

(xi)	any action taken, or not taken, by the Company pursuant to the Merger Agreement, including the failure by the Company to take any act prohibited by the Merger Agreement.

However, the exclusions in each of clauses (i) – (iii) and (v) above will not apply to the extent such effects disproportionately adversely affect the Company and its subsidiaries compared to other similarly situated companies of similar size operating in the industry in which the Company and its subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

The representations and warranties will not survive consummation of the Merger, and cannot be the basis for claims under the Merger Agreement by any party after the effective time of the Merger.

Covenants Related to the Company’s Conduct of Business

From the date of the Merger Agreement until the effective time of the Merger (or the earlier termination of the Merger Agreement) and except with respect to matters subject to specific restrictive covenants as described below, the Merger Agreement obligates the Company to use commercially reasonable efforts to conduct its and its subsidiaries’ business in the ordinary course of business consistent with past practice, and to the extent consistent therewith, use, and cause its subsidiaries to use, commercially reasonable efforts to preserve their business organizations, except (a) as Parent otherwise consents (such consent not to be unreasonably withheld, delayed or conditioned and such consent to be deemed given if Parent provides no written response within 3 business days after a written request by the Company for such consent) or requests, (b) as otherwise expressly contemplated by the Merger Agreement, (c) as required by applicable laws, (d) as set forth in the confidential disclosure letter, or (e) as necessary to comply with the express obligations of certain of the Company’s material contracts in effect as of the date of the Merger Agreement (collectively, the “General Exceptions”).

The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company and its subsidiaries from the date of the Merger Agreement until the earlier of the effective time of the Merger and the termination of the Merger Agreement, as applicable. These covenants provide that, except pursuant to a General Exception, the Company will not and will not permit its subsidiaries to do the following during such period:

•	adopt any change in the Company’s or any subsidiary’s certificate of incorporation, bylaws, or comparable governing documents;

•

merge or consolidate itself or any of its subsidiaries with any other person (except for any such transaction among its wholly owned subsidiaries), restructure, reorganize or completely or partially liquidate;

•

other than (i) in connection with the exercise, vesting or settlement of equity awards that were outstanding as of the date of the Merger Agreement and in accordance with the terms of such equity awards (including sales of shares of Common Stock in order to satisfy tax withholding obligations), or (ii) as disclosed in the confidential disclosure letter, issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance by it or any of its subsidiaries of, any shares of its capital stock or of any its subsidiaries (other than the issuance of shares by its wholly-owned subsidiary to it or another of its wholly-owned subsidiaries), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s capital stock (except for intercompany dividends paid by or to any direct or indirect wholly owned subsidiary), or enter into any agreement with respect to the voting of the Company’s capital stock;

•

other than (i) acquisitions of shares of Common Stock tendered by holders of equity awards outstanding as of the date of the Merger Agreement (and in accordance with the terms thereof), in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto, and (ii) the acquisition by the Company of shares of Common Stock in connection with the forfeiture of equity awards, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock or securities convertible or exchangeable into or exercisable for any shares of the Company’s capital stock;

•

(i) incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or of any of its subsidiaries, except for (a)(1) indebtedness incurred in the ordinary course of business under the

Company’s credit agreements and facilities as in effect on the date of the Merger Agreement, including under the Sub Debt Facility, or (2) as necessary to operate the business in the ordinary course of business consistent with past practices, or (b) interest rate swaps on customary commercial terms, (ii) except for credit default protection provided in connection with services and products in the ordinary course of business consistent with past practice, enter into any “keep well” or other contract to maintain any financial statement condition of any other person (other than any of the Company’s subsidiaries) or (C) enter into any arrangement having the economic effect of any of the foregoing clause (i) or (ii);

•

except as may be required by GAAP or any other applicable accounting standard (including the “Current Expected Credit Loss” accounting standard), make any material changes with respect to accounting policies or procedures;

•

other than in the ordinary course of business, (i) settle or compromise any material tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company’s audited balance sheet, dated as of December 31, 2021 and included in the Company’s reports with the SEC (or most recent consolidated balance sheet included in the Company’s reports filed with the SEC), (ii) make, change or revoke any material tax election, material method of tax accounting or any annual tax accounting period, (iii) amend any material tax returns or file claims for material tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to the Company or its subsidiaries;

•

transfer, sell, lease, exclusively license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse (except with respect to patents expiring in accordance with their terms) or expire or otherwise dispose of any of the Company’s material assets, product lines or businesses or of the Company’s subsidiaries, including capital stock of any of the Company’s subsidiaries, except (i) in connection with services and products provided in the ordinary course of business consistent with past practice and sales of obsolete assets, (ii) incurrence of liens permitted in the Merger Agreement, (iii) for assets with a fair market value not in excess of $350,000 in the aggregate, in the ordinary course of business consistent with past practice, or (iv) pursuant to contracts in effect prior to the date of the Merger Agreement;

•

other than (i) as set forth in the confidential disclosure letter, or (ii) as required by any of the Company’s benefit plans in effect on the date of the Merger Agreement, (a) materially increase any compensation or benefit provided or to be provided to any current or former employee or other service provider of the Company or any of the Company’s subsidiaries, (b) enter into or adopt any new benefit plan or amend in any material respect or terminate any benefit plan except for routine amendments or renewals of health and welfare plans in the ordinary course of business consistent with past practice, or (c) accelerate the funding or vesting of any material compensation or benefit;

•

except in connection with services and products provided in the ordinary course of business consistent with past practices or pursuant to the Company’s contracts, copies of which will be publicly filed with the SEC or will have been provided to Parent, in effect prior to the date of the Merger Agreement, (i) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or (ii) except in favor of the Company’s subsidiaries, make any loans, advances, or capital contributions to or investments in any person (other than advances of expenses to employees in the ordinary course of business and loans and other credit products to and for the Company’s commercial counterparties);

•

other than (i) in the ordinary course of business consistent with past practice or (ii) as permitted under the Merger Agreement, enter into or amend or modify in any material respect, or consent to the termination of (other than at the stated expiry date), certain of the Company’s contracts or real property lease deemed material as specified in the Merger Agreement or any other contract or lease that, if in effect as of the date of the Merger Agreement would be deemed material as specified in the Merger Agreement;

•

settle or compromise any action involving the payment of monetary damages by the Company or any of the Company’s subsidiaries of any amount exceeding $350,000 in the aggregate (not including any amounts payable or reimbursable by insurance), other than (i) any action brought against or by Parent, Merger Sub, Sponsor or any of their respective affiliates and financing sources arising out of a breach or alleged breach of the Merger Agreement, the confidentiality agreement between the Company and PCAM, the Equity Commitment Letter or the Limited Guarantee, and (ii) the settlement of claims, liabilities, or obligations specifically reserved against on the Company’s audited balance sheet, dated as of December 31, 2021 and included in the Company’s reports with the SEC, (or most recent consolidated balance sheet included in the Company’s reports with the SEC) in an amount not in excess of the specific reserve with respect to such claim, liability or obligation; provided, that, neither the Company nor any of the Company’s subsidiaries will settle or agree to settle any action which settlement involves a conduct remedy or injunctive or similar relief that has a material restrictive impact on the Company’s business;

•

enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar contract, in each case with respect to any joint venture, strategic partnership, or alliance (excluding, for avoidance of doubt, strategic relationships not involving equity, alliances, reseller agreements, and relationships that are commercial in nature);

•

terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy except in the ordinary course of business or if such material insurance policy is replaced by a substantially comparable policy; or

•	agree, authorize or commit to do any of the foregoing.

No Shop and Fiduciary Out

Subject to certain exceptions including those described below, the Company and each of its subsidiaries will (i) cause each of its and its subsidiaries’ directors, officers and employees, and (ii) direct each of its other representatives to immediately terminate any existing discussions or negotiations with third parties with respect to any Company Acquisition Proposal (as defined below) or any other offer, inquiry, or proposal that would reasonably be expected to lead to a Company Acquisition Proposal.

“Company Acquisition Proposal” means other than the transactions contemplated by the Merger Agreement, (i) any proposal, offer, or indication of interest with respect to a merger, joint venture, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company, involving at least 20% or more of the total voting power or of any class of equity securities of the Company or the Company’s assets (including equity securities of the Company’s subsidiaries) representing more than 20% or more of the revenues or assets (in each case on a consolidated basis) of the Company and its subsidiaries, taken as a whole, (ii) any acquisition resulting in (or proposal or offer which if consummated would result in) any person or “group” (as such term is defined in the Exchange Act) other than the Company or its subsidiaries becoming the beneficial owner of directly or indirectly in one or a series of related transactions 20% or more of the total voting power or of any class of equity securities of the Company or assets of the Company (including equity securities of the Company’s subsidiaries) representing more than 20% or more of the revenues or assets (in each case on a consolidated basis) of the Company and the Company’s subsidiaries, taken as a whole.

Additionally, the Company has agreed that, during the term of the Merger Agreement and subject to certain exceptions set forth in the Merger Agreement, the Company and each of its subsidiaries will not, and will (i) cause each of its and its subsidiaries’ directors, officers and employees and (ii) use its reasonable best efforts to direct each of its other representatives not to, directly or indirectly:

•	initiate or solicit any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal;

•

engage in any discussions or negotiations regarding, or provide any non-public information to any person relating to, any Company Acquisition Proposal or any other proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal;

•

grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries, except to allow a Company Acquisition Proposal to be made to the Company on a confidential basis; or

•	otherwise knowingly facilitate or knowingly encourage any effort or attempt to make a Company Acquisition Proposal.

Prior to the Company obtaining the required stockholder approval, the Company may (i) contact and engage in discussions to clarify or understand (but not accept or negotiate) any inquiry, proposal or offer made by a person that did not result from a breach of the restrictions described in the foregoing paragraph, and (ii) inform any person making a written Company Acquisition Proposal or other inquiry, proposal or offer of the restrictions set forth in the Merger Agreement. Additionally, if the Company receives a written Company Acquisition Proposal that did not result from a breach of the restrictions described in the foregoing paragraph, the Company may (subject to certain restrictions set forth in the Merger Agreement) (a) enter into a confidentiality agreement meeting certain requirements with any person making a Company Acquisition Proposal and, in response to such person’s request, provide information regarding the Company and its subsidiaries pursuant to such confidentiality agreement (any information provided to such person that has not previously been provided to Parent will be provided to Parent prior to or substantially concurrent with it be being provided to such person), and (b) engage or participate in discussions or negotiations with the person who has made such Company Acquisition Proposal (and such person’s representatives and actual and potential financing sources and their representatives); provided that, prior to taking such actions, the Board (or any committee thereof) determines in good faith, after consultation with its outside legal counsel and financial advisor, that (x) the failure to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable law, and (y) such Company Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal.

“Superior Proposal” means any bona fide written Company Acquisition Proposal that (i) would result in any person or persons (whether or not acting as a group) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company, and (ii) the Board has determined, in its good faith judgment, taking into account all legal, financial, regulatory, and timing aspects of the proposal and the person or persons making the proposal, would reasonably be expected to result in a transaction more favorable to the Company’s stockholders than the transactions contemplated by the Merger Agreement (after taking into account any binding offers to revise the terms of the transaction made by Parent pursuant to the terms of the Merger Agreement).

Except as otherwise permitted by the Merger Agreement, neither the Board nor any committee thereof will (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Board’s recommendation to stockholders to adopt the Merger Agreement, (ii) fail to include the Board’s recommendation to stockholders to adopt the Merger Agreement in this proxy statement; (iii) adopt, authorize, approve, accept, endorse, declare advisable or recommend a Company Acquisition Proposal, or publicly propose to adopt, authorize, approve, accept, endorse, declare advisable or recommend a Company Acquisition Proposal; (iv) submit to a vote of the Company’s stockholders or publicly recommend any Company Acquisition Proposal; (v) make any public recommendation in support of a tender or exchange offer that constitutes a Company Acquisition Proposal or fail to recommend against such a tender or exchange offer within ten (10) business days of the “commencement” (as such term is defined in the Exchange Act) thereof; or (vi) agree to take any of the foregoing actions (any action described in clauses (i) through (vi), “Company Change of Recommendation”).

Permitted Company Change of Recommendation for an Intervening Event

Prior to the Company receiving the requisite stockholder vote to approve the Merger Agreement, the Board (or any committee of the Board) may effect a Company Change of Recommendation in response to an

Intervening Event if the Board (or any committee of the Board) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so could reasonably be expected to be inconsistent with its fiduciary duties under appliable law. Prior to effecting the Company Change of Recommendation, the Company must (i) give Parent at least three business days prior written notice (a) advising Parent that the Company intends to take such action and the basis therefor, and (b) describing such Intervening Event; (ii) to the extent Parent has timely notified the Company in writing that it wishes to negotiate (and in any event, such written notification was provided by Parent to the Company not more than 24 hours after receiving the written notice from the Company in clause (i) above), negotiate, cause its directors and officers, and direct its other representatives to negotiate in good faith with Parent during such notice period to revise the terms of the Merger Agreement, such that the Intervening Event would no longer warrant a Company Change of Recommendation; and (iii) following the end of such notice period, the Board (or any authorized committee thereof) will have considered in good faith any binding offer made in writing by Parent pursuant to the preceding clause (ii) and shall have determined that, even if the provision in such binding offer were to be given effect, the failure to effect a Company Change of Recommendation in response to such Intervening Event could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

“Intervening Event” means any material event, circumstance, change, effect, development, or condition that was not known to the Board (or if known, the extent or magnitude of which was not known to the Board and was not reasonably foreseeable) as of the date of the Merger Agreement, other than (i) the receipt, existence, or terms of a Company Acquisition Proposal or any inquiry, proposal or offer from any third party relating to or in connection with a Company Acquisition Proposal (for purposes of this clause (i), substituting 50% for the 20% threshold set forth in the definition of “Company Acquisition Proposal”) and (ii) the fact that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or any change in the price or trading volume of the Common Stock (provided, however, that clause (ii) shall not apply to the underlying causes giving rise to or contributing to such fact or change or prevent any of such underlying causes from being taken into account in determining whether an any such event has occurred).

Permitted Company Change of Recommendation and/or Termination of Merger Agreement for a Superior Proposal

At any time after the date of the Merger Agreement but prior to the Company receiving the requisite stockholder vote, if (i) the Company receives a Company Acquisition Proposal that did not result from a breach of certain restrictions described above, (ii) the Board (or any committee of the Board) determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Company Acquisition Proposal constitutes a Superior Proposal, and (iii) the Board (or any committee of the Board) determines in good faith (after consultation with its financial advisor and outside legal counsel) that failure to take such action could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, the Board may: (a) effect a Company Change of Recommendation with respect to such Company Acquisition Proposal, and/or (b) cause the Company to terminate the Merger Agreement and enter into one or more alternative acquisition agreements with respect to such Superior Proposal.

Prior to effecting the Company Change of Recommendation or termination of the Merger Agreement for a Superior Proposal, the Company must (i) give Parent at least three business days prior written notice (a) advising Parent that the Company intends to take such action and the basis therefor, and (b) describing such Superior Proposal; (ii) to the extent Parent has timely notified the Company in writing that it wishes to negotiate (and in any event, such written notification was provided by Parent to the Company not more than 24 hours after receiving the written notice from the Company in clause (i) above), negotiate, cause its directors and officers, and direct its other representatives to negotiate in good faith with Parent during such notice period to revise the terms of the Merger Agreement, such that it would cause such Superior Proposal to no longer constitute a Superior Proposal; and (iii) following the end of such notice period, the Board (or any authorized committee thereof) will have considered in good faith any binding offer made in writing by Parent pursuant to the preceding clause

(ii) and shall have determined that, even if the provision in such binding offer were to be given effect, the Company Acquisition Proposal (after giving effect to any revision or amendment) would continue to constitute a Superior Proposal.

If the Company terminates the Merger Agreement for a Superior Proposal, the Company will need to pay or cause to be paid to Parent the Company Termination Fee (as defined below).

Nothing in the Merger Agreement prevents the Company from (i) complying with its disclosure obligations under U.S. federal or state law or (ii) making any disclosure to the holders of shares of Common Stock that the Board (or any committee of the Board) has determined, after consultation with its outside legal counsel, if not made could reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable law.

Notice

The Company has agreed to promptly (within 48 hours) notify Parent in writing of any inquiries, proposals, offers or requests for non-public information regarding the Company or access to the business, properties, assets, books or records of the Company or any of its subsidiaries, in each case that would reasonably be expected to result in a Company Acquisition Proposal, received by the Company or its subsidiaries or, to the knowledge of the Company, any of the Company’s representatives. In connection with providing such notice, the Company is obligated to provide name of the person making such inquiry, proposal, offer or request and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written proposals or offers, including proposed agreements). The Company is also obligated to keep Parent informed in all material respects on a reasonably current basis of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any material amendments as to price, proposed financing, and other material terms thereof.

Company Stockholder Approval

As promptly as reasonably practicable after the execution of the Merger Agreement (and no later than January 10, 2023), the Company will prepare a preliminary proxy statement and file it with the SEC. This proxy statement fulfills such obligation. Subject to and except as otherwise permitted by the Merger Agreement, the proxy statement will include the Board’s recommendation to approve the Merger Agreement. To the extent any information provided in the proxy statement by Parent, Merger Sub, or the Company, respectively, becomes false or misleading, such party has agreed to correct such information.

The Company and Parent will as soon as reasonably practicable notify each other upon the receipt of any comments from the SEC with respect to the proxy statement, any other document it is required to file with the SEC in connection with the Merger, and any request by the SEC for any amendment to the proxy statement or any other such document or for additional information. The parties have also agreed to provide the other with copies of all written correspondence on substantive matters between it (or in the case of Parent, its affiliates) and its representatives, on the one hand, and the SEC, on the other hand, relating to the proxy statement or any other document that it is required to file with the SEC in connection with the Merger, except as it relates to a Company Acquisition Proposal.

As promptly as reasonably practicable after the later of (i) receipt and resolution of SEC comments with respect to the preliminary proxy statement, and (ii) the expiration of the 10-day waiting period provided in the Exchange Act, the Company shall file the definitive proxy statement and cause the definitive proxy statement to be mailed to the Company’s stockholders.

Following such mailing, the Company has agreed to take all action necessary to convene a stockholder meeting for the Company’s stockholders to consider and vote upon the adoption of the Merger Agreement as promptly as practicable after this proxy statement is mailed to the Company’s stockholders as of the record date. Once the Company’s stockholder meeting has been called and noticed, the Company will not postpone or adjourn such meeting without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless (i) the Company does not have a quorum at the Company’s stockholder meeting, (ii) the Company is required to postpone or adjourn the Company’s stockholder meeting by law (including if, pursuant to its fiduciary duties, the Board (or any committee thereof) determines in good faith after consultation with outside counsel to give the Company’s stockholders sufficient time to evaluate any information that the Company has sent or is otherwise made available to the Company’s stockholders) or a request from the SEC or its staff, or (iii) the Board (or any committee thereof) has determined that additional time is needed to allow the Company to solicit proxies from the Company’s stockholders. In any event, the Company may not postpone or adjourn it stockholder meeting by more than forty-five days following the original date of the Company’s stockholder meeting (other than, following consultation with Parent, any adjournments or postponements required by law or a request from the SEC or its staff).

Filings; Consents

Subject to the terms and conditions of the Merger Agreement, the Company and Parent have each agreed to reasonably cooperate with the other party and use (and will cause its respective subsidiaries and, in the case of Parent, its affiliates, to use) its respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part under the Merger Agreement and law to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including:

•

preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement, including making or obtaining the regulatory filings and approvals set forth in the confidential disclosure letter; and

•

consulting with each other on a regular basis or as reasonably requested by the other party regarding the process for making and obtaining such regulatory filings and approvals, including to determine the appropriate responses to any requests or other responses (or the absence of responses) from any applicable third party or governmental entity, balancing the likely consequences of any delays in obtaining against the likely consequences of the failure to obtain any such approvals, including any conditions, restrictions or other requests or requirements by a governmental entity or other third party in connection with any such regulatory filing or approval.

Further, Parent and the Company have agreed that:

•

each party will have the right to review in advance, and to the extent practicable, will consult with the other on and consider in good faith the views of the other in connection with the information relating to the other (and the respective subsidiaries) that appears in the regulatory filings and approvals (or any other materials submitted to any third party and/or any governmental entity in connection with the Merger and the other transactions contemplated by the Merger Agreement (including this proxy statement));

•

each will, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective subsidiaries to any third party and/or any governmental entity in connection with the Merger and the other transactions contemplated by the Merger Agreement;

•

each will promptly furnish the other with copies (or summaries of substantive oral communications) of written notices or other substantive communications received by the other or any of its subsidiaries, from any third party and/or any governmental entity with respect to the Merger and the other contemplated transactions; and

•

neither will permit any of its officers or any other representatives or agents or financing sources to participate in any meeting with any governmental entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated by the Merger Agreement unless it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend and participate.

Parent and the Company will use commercially reasonable efforts to promptly:

•

provide (or cause to be provided) to each governmental entity set forth in the confidential disclosure letter, and to each other third party whose approval is included within the list of regulatory filings and approvals set forth in the confidential disclosure letter, all required or reasonably requested information and documents as promptly as possible;

•

take or cause to be taken any actions necessary to make or obtain each of the regulatory filings and approvals, including (i) pursuing all regulatory filings and approvals set forth in the confidential disclosure letter, and (ii) with respect to Parent, replacing any proposed director or officer of Parent, the surviving corporation or any of its subsidiaries; provided, that the foregoing shall not require Parent to remove the individuals set forth in the confidential disclosure letter from the board of directors of either Parent or the surviving corporation and such requirement shall constitute a burdensome condition for purpose of the closing conditions described below; and

•

in the event of any actions that would make consummation of the Merger in accordance with the terms of the Merger Agreement unlawful or that would materially delay, restrain, prevent, enjoin or otherwise prohibit the satisfaction of certain closing conditions or the consummation of the Merger or the other contemplated transactions, take or cause to be taken any actions to have vacated, lifted, reversed or overturned such actions so as to permit the consummation of the Merger and the other contemplated transactions on a schedule as close as possible to that contemplated by the Merger Agreement.

During the period from the date of the Merger Agreement to the effective time of the Merger, Parent will not, nor will it permit any of its subsidiaries or the Sponsor or any of its or their respective affiliates to, (i) consummate, enter into any agreement providing for or announce any investment, acquisition, disposition, divestiture, business combination or other similar transaction, or (ii) enter into any new line of business, unless such actions would not, individually or in the aggregate, reasonably be expected to have a Parent material adverse effect as described in the Merger Agreement or otherwise prevent or delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

Stock Exchange Delisting; Deregistration

Prior to the Closing Date, the Company will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under the applicable laws and rules and policies of the NYSE to enable the surviving corporation’s delisting of Common Stock from the NYSE and the deregistration of Common Stock under the Exchange Act as promptly as practicable after the effective time of the Merger.

Expenses

Except as described under the headings “—Transaction Expenses” and “—Termination Fees” below, all fees and expenses incurred by the parties will be borne solely by the party that has incurred such fees and expenses, except as otherwise provided in the Merger Agreement.

Indemnification; Directors’ and Officers’ Insurance

Parent and the surviving corporation agree that:

•

all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger (and rights for advancement of expenses), whether asserted or claimed prior to, at, or after the effective time of the Merger, in favor of each future, present and former director, officer and employee of the Company or any of its subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party”) as provided in the Company’s certificate of incorporation, the Company’s bylaws, the respective organizational documents of the Company’s subsidiaries, and any of the Company’s or the Company’s subsidiaries’ indemnification or other agreements set forth in the confidential disclosure letter will survive the Merger and will continue in full force and effect in accordance with their terms until the earlier of (i) the date they expire according to their express terms and (ii) the expiration of the applicable statute of limitations;

•

the surviving corporation and its subsidiaries will (and Parent will cause the surviving corporation and its subsidiaries to) indemnify and hold harmless each Indemnified Party from any claims or potential claims against each Indemnified Party arising out of such acts or omissions (and until such later date as such claims and any proceedings arising therefrom are finally disposed of) or such later date as is provided pursuant to the terms thereof;

•

from and after the effective time of the Merger, Parent and the surviving corporation will comply with and honor, and will cause their subsidiaries to comply with and honor such indemnification obligations; and

•

from and after the effective time of the Merger, Parent and the surviving corporation will not amend, repeal or otherwise modify the Company’s certificate of incorporation, the Company’s bylaws, the respective organizational documents of the Company’s subsidiaries in any manner that could reasonably be expected to adversely affect the rights thereunder of any Indemnified Party with respect to their acts or omissions occurring at or prior to the effective time of the Merger.

Prior to the effective time of the Merger, the Company will obtain and fully pay for (which payment may be made at the Closing following receipt of funds from Parent) “tail” insurance policies with a claims period of at least 6 years from and after the effective time of the Merger from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance. Such “tail” insurance will have benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the effective time of the Merger (including in connection with the Merger Agreement or the contemplated transactions or actions). If the Company obtains such “tail” insurance, the surviving corporation will (and Parent will cause the surviving corporation to) maintain such “tail” policy in effect for a period of at least 6 years from and after the effective time of the Merger.

If the Company for any reason fails to obtain such “tail” insurance as of the effective time of the Merger, the surviving corporation will, and Parent will cause the surviving corporation to use reasonable best efforts to purchase comparable D&O insurance with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the effective time of the Merger for such 6-year period. However, Parent and the surviving corporation will not be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance. If the annual premiums of such insurance coverage exceed such amount, the surviving corporation will obtain a policy with the greatest coverage available for a cost not exceeding such amount. Further, the parties agree that Parent may, in its sole discretion and upon written notice to the Company, direct the Company to obtain the D&O insurance policy of Parent’s choosing that satisfies the requirements in the Merger Agreement.

The Merger Agreement further provides that:

•

if Parent or the surviving corporation or any of their respective successors or assigns (i) consolidate with or merge into any other corporation or entity and are not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the surviving corporation will assume all of the obligations set forth in this “Indemnification; Directors’ and Officers’ Insurance” section;

•

the provisions set forth in this “Indemnification; Directors’ and Officers’ Insurance” section will survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties; and

•

the rights of the Indemnified Parties set forth in this “Indemnification; Directors’ and Officers’ Insurance” section will be in addition to any rights such Indemnified Parties may have under the Company’s or its subsidiaries’ respective certificate of incorporation or bylaws or under any applicable contracts or laws.

Employee Matters

Parent has agreed that it will, or will cause the surviving corporation to, assume, honor and fulfill all of the Company’s benefit plans in accordance with the terms in effect immediately prior to the date of the Merger Agreement. Further, Parent has agreed that it will provide (or cause to be provided) to each employee of the Company’s or the Company’s subsidiaries’ who continues to be employed by Parent, the surviving corporation, or any affiliate (each, a “Continuing Employee”) for a period of twelve months following the effective time of the Merger, (i) base compensation or hourly wages no less favorable than that in effect immediately prior to the effective time of the Merger, (ii) target and maximum bonus, commission and equity compensation opportunities that, in each case, are no less favorable than those in effect immediately prior to the effective time of the Merger, and (iii) other compensation and employee benefits that are substantially similar in the aggregate to those provided to such employee immediately prior to the effective time of the Merger. In addition, during the twelve months following the effective time of the Merger, Parent will provide, or cause to be provided, to each employee of the Company or its subsidiaries severance payments and benefits that are no less favorable than the severance payments and benefits provided to such employee immediately prior to the effective time of the Merger.

For all purposes under the benefit plans and arrangements of Parent and its subsidiaries covering any Continuing Employee and as further described in the Merger Agreement, Parent will cause such Continuing Employee to be credited with his or her years of service with the Company and the Company’s subsidiaries (including, in each case, their predecessors including Think Finance, Inc.) before the effective time of the Merger for all purposes (including purposes of vesting, eligibility to participate and level of benefits), provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, Parent shall cause each Continuing Employee, to be immediately eligible to participate, without any waiting time, in all new plans that are welfare benefit plans to the extent coverage under such new plan replaces or is intended to replace coverage under a comparable company benefit plan (such plans, collectively, the “Old Plans”). In addition, for purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements to be waived for such persons. In addition, any eligible expenses incurred by any Continuing Employee under an Old Plan shall be taken into account under the corresponding New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such persons.

Each annual cash-based incentive award in respect of the calendar year prior to the calendar year in which the Closing occurs that remains unpaid as of the effective time of the Merger will be paid no later than the surviving corporation’s second regularly scheduled payroll date following the effective time of the Merger. Additionally, Parent will pay, or cause the surviving corporation to pay, to each employee who was employed by the Company or the Company’s subsidiaries as of the date of Closing, a pro-rata portion of any annual cash-based incentive award for the performance period of the calendar year in which the effective time of the Merger occurs, based on deemed performance at “maximum” (or terms of similar import) levels. Such prorated cash incentive award will be paid to the employee by the surviving corporation (and Parent shall cause the surviving corporation to pay such prorated cash bonus) no later than the surviving corporation’s second regularly scheduled payroll date following the effective time of the Merger. Parent shall provide, or cause the surviving corporation to provide, annual cash-based incentive opportunities to the Continuing Employees for the remainder of the applicable performance period in which the effective time of the Merger occurs.

If requested by Parent no later than ten business days prior to Closing, the Company will take all necessary actions to terminate the Company’s tax qualified retirement plan (the “Company 401(k) Plan”). Such termination will be effective no later than at least one business day prior to Closing. Further, the Company agreed to reasonably cooperate with Parent in connection with the termination of the Company 401(k) Plan, notify Parent prior to taking any material actions related to the termination of the Company 401(k) Plan, and provide Parent with a reasonable opportunity to review and provide input with respect to any documents, filings, or agreements entered into, or any material actions undertaken, to terminate the Company 401(k) Plan. If the Company 401(k) Plan is terminated as provided in the Merger Agreement, then as soon as reasonably practicable following the Closing, Parent (or an affiliate of Parent) will designate its own tax qualified retirement plan that will cover the Continuing Employees after the Closing (to the extent a Continuing Employee elects to become a participant in such tax qualified retirement plan). Parent shall take all commercially reasonable actions to cause its tax qualified retirement plan to accept the direct rollover of distributions (including outstanding loans) from the Company’s 401(k) Plan with respect to any such Continuing Employee who elects such a rollover in accordance with the terms of the Company’s 401(k) Plan and the Internal Revenue Code.

No later than three business days prior to Closing, Parent will take all commercially reasonable actions to adopt an equity based, long-term incentive plan (the “New LTIP”), to be effective no later than Closing. The New LTIP will include, among other things, terms and conditions that will apply to new equity incentive awards to be issued, if any, in exchange of RSUs to be rolled over in accordance with Section 409A of the Internal Revenue Code, as well as the Treasury Regulations and other authoritative guidance issued thereunder. Parent will provide the Company with a reasonable opportunity to (i) review the New LTIP and form of rollover restricted stock unit award agreement, and (ii) provide input to Parent with respect to (a) any documents, filings, or agreements entered in connection with the New LTIP (as such input relates to the new equity incentive awards to be issued, if any, in exchange of RSUs to be rolled over ), and (b) the form of rollover restricted stock unit award agreement.

Nothing contained in the “Employee Benefits” section of the Merger Agreement will (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Company, Parent, the surviving corporation or any of their respective subsidiaries to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any person other than the parties to the Merger Agreement or any right to employment or continued employment or to a particular term or condition of employment with Company, Parent, the surviving corporation or any of their respective subsidiaries or (iv) limit the right of Company, Parent, the surviving corporation or any of their respective subsidiaries to terminate the employment or service of any employee or other service provider following the Closing at any time and for any or no reason.

Transaction Litigation

The Company and Parent have agreed that, if any governmental entity or other person commences an action (or, to the knowledge of the Company or Parent, threatens to do so) that (i) questions the validity or legality of the transactions contemplated by the Merger Agreement or (ii) seeks damages in connection therewith, including any stockholder litigation, the Company or Parent, as applicable, will promptly notify the other party and will keep the other party reasonably informed with respect to the status thereof. With respect to any such transaction-related litigation, the applicable party will (a) give the other party the opportunity to participate in the defense, settlement or prosecution of any such transaction-related litigation; and (b) consult with the other party with respect to the defense, settlement and prosecution of such transaction-related litigation. Neither party will, or will agree to, compromise, settle, or come to an arrangement regarding any such transaction-related litigation unless the other party has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed).

Financing

Parent and Merger Sub have represented that the equity investments to be contributed to Parent or Merger Sub by Park Cities Specialty Finance Fund II LP pursuant to the Equity Commitment Letter, will provide sufficient funds required for Parent and Merger Sub to (i) make the payment of all amounts payable in connection with or as a result of the Merger or otherwise in connection with the transactions contemplated by the Merger Agreement, including all payments of the aggregate amount of the Merger Consideration and all payments with respect to Options and RSUs (other than RSUs to be rolled over, if any), and (ii) pay all fees and expenses required to be paid at the Closing by the Company, Parent and Merger Sub in connection with the Closing and the financing.

Parent has agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, and advisable to arrange and obtain at the Closing the equity financing on the terms and conditions described in the Equity Commitment Letter, including to:

•	maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof;

•	satisfy on a timely basis all conditions to funding in the Equity Commitment Letter;

•	consummate the equity financing at or prior to the Closing, subject to certain conditions set forth in the Merger Agreement;

•	comply with its obligations pursuant to the Equity Commitment Letter; and

•	enforce its rights pursuant to the Equity Commitment Letter.

Parent, Merger Sub and the Company will furnish, and will cause their respective counsel to furnish, the other parties with any necessary information and, in connection with any action brought by the Company, reasonable assistance as the others may reasonably request in connection with any lawsuits or other actions that may be filed or taken by any of them against the Sponsor or any other equity financing source arising out of the Merger Agreement, the Equity Commitment Letter, the Limited Guarantee, the contemplated transactions or any related matter.

In the event that all conditions to the financing has been satisfied or waived, each of Parent and Merger Sub will, and will cause or direct other persons as required under the Merger Agreement, to cause the financing sources to fund the financing required to consummate the transactions and to pay related fees and expenses at the Closing.

If (i) Parent determines to seek any alternative financing from an affiliate of Parent or Sponsor in connection with the Closing or (ii) any portion of the equity financing becomes unavailable on the terms and conditions set forth in the Equity Commitment Letter or the definitive documents related to the equity financing, then Parent will:

•	promptly notify the Company, indicating the reasons therefor;

•

use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing from alternative sources in an amount at least equal to the original equity financing amount set forth in the Equity Commitment Letter, or such unavailable portion; and

•

use its reasonable best efforts to obtain one or more new financing commitment letters with respect to any such alternative financing arrangement; provided, however, that in the case of clause (i) above, Parent may elect in its sole discretion to reject the terms and conditions of any alternative financing arrangement, abandon its pursuit of an alternative financing arrangement, and not obtain a new financing commitment letter.

Without the Company’s prior written consent, Parent and Merger Sub have agreed that neither will directly or indirectly take any action that would (or would reasonably be expected to) result in any portion of the financing being unavailable. Further, in the event that any new financing commitment letters are obtained, Parent’s and Sponsor’s obligations under the Equity Commitment Letter will not be affected by the alternative financing arrangements.

Financing Cooperation

Prior to the Closing and until the termination of the Merger Agreement and subject to the terms and conditions in the Merger Agreement, the Company will, solely at the cost and expense of Parent, use its (and cause its subsidiaries to use their) commercially reasonable efforts to provide cooperation reasonably requested by Parent that is necessary to assist Parent in connection with the arrangement of an alternative financing, including using commercially reasonable efforts in connection with:

•

making senior management and advisors of the Company and the Company’s subsidiaries available to participate in a reasonable number of meetings, presentations, and due diligence sessions with proposed lenders at reasonable times;

•

furnishing Parent and its alternative financing source with (i) financial information derived from the historical books and records of the Company and its subsidiaries as reasonably requested by Parent and required to allow Parent, at its sole expense, to prepare (a) materials for presentations, confidential information memoranda, and bank information memoranda customary or required in connection with any financing, and (b) customary pro forma financial statements reflecting the Closing and the financing, and (ii) financial and other pertinent information relating to the Company and the Company’s subsidiaries reasonably requested by the financing source as is reasonably necessary for the completion of the alternative financing;

•

assisting with the execution and delivery of definitive financing documents, including any pledge and security documents, any loan agreements, guarantees, certificates and other definitive financing documents as reasonably required by the alternative financing source to be delivered in connection with the Closing of financing, and in each case assisting in the preparation of applicable schedules and other information necessary in connection therewith and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of any alternative financing, it being understood that such documents will not take effect until the Closing; and

•

furnishing Parent and the alternative financing source, as applicable, at least three business days prior to the Closing with all customary documentation and information about the Company and the Company’s subsidiaries reasonably required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations to the extent reasonably requested by Parent in connection with the financing in writing at least twenty business days prior to the Closing.

Notwithstanding anything set forth in the Merger Agreement to the contrary, with respect to the Company’s obligations related to Parent’s financing arrangements:

•

neither the Company nor any of the Company’s subsidiaries will be required to pay any commitment or other similar fee or enter into any binding agreement or commitment or incur any other actual or potential liability or obligation in connection with the financing prior to the Closing;

•

none of the Company, the Company’s subsidiaries or their respective directors, managers, officers or employees shall be required to execute or enter into, perform or authorize any agreement with respect to the financing contemplated by the new commitment letter that is not contingent upon the Closing or that would be effective prior to the Closing (and for the avoidance of doubt, the Board or other equivalent governing body of Parent or Merger Sub shall enter into or provide any resolutions, consents, approvals or other closing arrangements on behalf of the Company and its subsidiaries as may be required by the financing source at, or as of, the Closing);

•

no director, manager, officer or employee of the Company or any of the Company’s subsidiaries will be required to deliver any certificate or take any other action as described in the Merger Agreement to the extent any such action would reasonably be expected to result in personal liability to such director, manager, officer or employee;

•

neither the Company nor any of the Company’s subsidiaries will be required to take any action that would reasonably be expected, in the reasonable judgment of the Company, to conflict with, or result in any violation or breach of, any applicable laws, any organizational documents of the Company or any of the Company’s subsidiaries, or any contract or obligations of confidentiality (not created in contemplation hereof) binding on the Company or any of the Company’s subsidiaries;

•

neither the Company nor any of the Company’s subsidiaries will be required to take any action that would cause any condition to the Closing set forth herein to not be satisfied or otherwise cause any breach of the Merger Agreement;

•

neither the Company nor any of the Company’s subsidiaries will be required to make any representation, warranties or certifications as to which, after the Company’s use of commercially reasonable efforts to cause such representation, warranty or certification to be true, the Company has in its good faith determined that such representation, warranty or certification is not true;

•

neither the Company nor any of the Company’s subsidiaries will be required to become subject to any obligations or liabilities with respect to such agreements or documents prior to the Closing other than customary authorization letters;

•

none of the directors of the Company or any of the Company’s subsidiaries will be required to adopt any resolutions on behalf of the Company or any of the Company’s subsidiaries or otherwise approve any financing or other arrangement being effected or arranged by Parent, Merger Sub or any contract related thereto; and

•

neither the Company nor any of the Company’s subsidiaries will be required to (i) provide access to or disclose information that the Company determines would jeopardize any attorney–client privilege or other similar privilege of the Company or any of the Company’s subsidiaries or (ii) change any fiscal period.

In addition, no action, liability or obligation of the Company, any of its subsidiaries or any of their respective representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to any financing will be effective until the Closing.

The consummation of the Merger is not subject to a financing condition.

Transaction Expenses

At the Closing, Parent shall pay and cause to be paid (including, to utilize cash on hand of the Company at the Closing, if available for such purposes), all amounts required to be paid by the Company in connection with the Closing and the transactions contemplated in the Merger Agreement. Such transaction expenses will include, among other items, the fees and expenses payable to all of the Company’s financial, legal, accounting or other advisors, the costs of obtaining the “tail” insurance policies, and any change of control, retention or severance payments payable in connection with the Merger.

Amendment to Sub Debt Facility

The Company and Parent have agreed to use their reasonable best efforts to cause their applicable affiliates to execute and deliver, as promptly as practicable, an amendment to the Company’s subordinate debt agreements, along with any other agreement, document or instrument necessary to effectuate such amendment. Such amendment will increase the borrower parties’ borrowing capacity by $10 million in accordance with the terms set forth in the confidential disclosure letter.

The execution of the amendment documents is subject to receipt of the requisite lender consents. Obtaining the requisite lender consents for such amendment as promptly as practicable shall be the sole responsibility of the Company. However, Parent will use commercially reasonable efforts to be available to participate in a reasonable number of meetings with the applicable lenders and enter into such agreements with the applicable lenders consistent with those delivered in connection with the subordinate debt agreements.

Other Covenants

The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to publicity and access.

Conditions to the Completion of the Merger

Mutual Closing Conditions

The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction or (to the extent legally permitted) waiver by such party at or prior to the effective time of the Merger of the following conditions:

•	the Merger Agreement has been adopted by the holders of a majority of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement;

•

certain regulatory filings and approvals as specified to be required for the Closing in the Merger Agreement have been obtained and remain in full force and effect without resulting in the imposition of a burdensome condition; and

•

no law, temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition, in each case in the United States, is in effect that prevents the consummation of the Merger, and no statute, rule, regulation or order, in each case in the United States, has been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal, or enjoins the consummation of the Merger.

Additional Parent and Merger Sub Conditions to Closing

The obligations of Parent and Merger Sub to consummate the Merger are further conditioned upon satisfaction (or waiver by Parent) at or prior to the effective time of the Merger of the following conditions:

•

(i) the representations and warranties of the Company contained in the Merger Agreement (other than representations and warranties regarding certain elements of our capital structure, the incorporation and existence of the Company, and our corporate authority and approval) shall be true and correct as of Closing (without giving any effect to any limitations as to “materiality,” “Company Material Adverse Effect” or similar qualifiers or any provisions relating to preventing, materially delaying or materially impairing the consummation of the transactions contemplated by the Merger Agreement) as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be so true and correct, individually or in the aggregate, does not have and would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties regarding certain elements of our capital structure shall be true and correct as the Closing except for any de minimis inaccuracies, and (iii) representations and warranties regarding certain elements of our organization, the incorporation and existence of the Company, and our corporate authority and approval shall be true and correct as the Closing in all respects;

•	the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing;

•	Parent shall have received a certificate signed by an officer of the Company confirming that the conditions set forth in the preceding bullets have been satisfied; and

•	no Company Material Adverse Effect shall have occurred after the date of the Merger Agreement that is continuing.

Additional Company Closing Conditions

The obligations of the Company to effect the Merger are further conditioned upon satisfaction or waiver by the Company at or prior to the effective time of the Merger of the following conditions:

•

(i) the representations and warranties of Parent and Merger Sub contained in the Merger Agreement (other than the representations and warranties regarding certain elements of Parent and Merger Sub’s organization and good standing and corporate authority), and of the Sponsor as set forth in the Equity Commitment Letter or in the Limited Guarantee, shall be true and correct as of the Closing (without giving effect to any limitations as to “materiality”, “Parent Material Adverse Effect” or similar qualifiers or any provisions relating to preventing, materially delaying or materially impairing the consummation of the transactions contemplated by the Merger Agreement) as if made at and as of the Closing (other than to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty must be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby, and (ii) the representations and warranties regarding certain elements of Parent and Merger Sub’s organization and good standing and corporate authority shall be true and correct in all respects as of the Closing;

•	each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing; and

•	the Company shall have received a certificate signed by an officer of Parent (on behalf of Parent and Merger Sub) confirming that the conditions set forth in the preceding bullets have been satisfied.

Termination

The Merger Agreement may be terminated at any time prior to the Closing (notwithstanding receipt of the Company stockholder approval, except as expressly noted below) as follows:

Mutual Termination Rights

The Merger Agreement may be terminated by either the Company or Parent in the following instances:

•	by the mutual written agreement of the Company and Parent, which is approved by action of their respective boards of directors or comparable governing body;

•	by the written notice to the other party approved by action of the board of directors or the comparable governing body of the terminating party and specifying the reason(s) for such termination, if:

•	the Merger has not been consummated by May 16, 2023 (the “Termination Date”);

•	the requisite Company stockholder approval is not obtained in a vote held at the Company’s stockholder meeting (or at any adjournment or postponement thereof); or

•

any of the following becomes final and non-appealable: (i) any law or permanent injunction issued by any court of competent jurisdiction in the United States preventing the consummation of the Merger or (ii) any statute, rule, regulation or order, in each case, in the United States that prohibits, makes illegal, or enjoins the consummation of the Merger, becomes final and non-appealable.

Notwithstanding the foregoing, no party may terminate the Merger Agreement if such party has breached in any material respect its obligations under the Merger Agreement in any manner that has proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger and, in the case of a termination due to the failure to consummate the Merger by the Termination Date, a failure of the Closing to occur on or before the Termination Date.

Termination Rights of the Company

The Merger Agreement may be terminated solely by the Company following approval of such termination by the Board and upon written notice to the Parent specifying the reason(s) for such termination, if:

•

prior to the Company obtaining the requisite stockholder approval to adopt the Merger Agreement, the Board authorizes the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal if substantially concurrently with the termination of the Merger Agreement, the Company enters into such a definitive alternative acquisition agreement and pays Parent the Company Termination Fee (as defined below);

•

Parent or Merger Sub breaches its representations, warranties, covenants or agreements under the Merger Agreement, such that Parent is unable to satisfy certain closing conditions and which breach is not curable or, if curable, not cured by the earlier of (i) thirty days after written notice, and (ii) the Termination Date; provided, however, that the Company may not terminate the Merger Agreement due to Parent’s or Merger Sub’s breach if the Company is then in material breach of or any representations, warranties, covenants or other agreements contained in the Merger Agreement that would itself result in a failure of the conditions to the Closing with respect to the accuracy of the Company’s representations and warranties or performance of the Company’s obligations; or

•

if Parent’s closing conditions have been satisfied or waived (or to be satisfied at the Closing), and Parent and Merger Sub fail to consummate the Merger within three business days of receiving a written notice from the Company stating that it is ready, willing and able to consummate the Merger.

Termination Rights of the Parent

The Merger Agreement may be terminated solely by the Parent at any time prior to the effective time of the Merger upon written notice to the Company specifying the reason for such termination, if:

•

prior to the Company obtaining the requisite stockholder approval to adopt the Merger Agreement, (i) the Board changes its recommendation to stockholders to vote in favor of the adoption of the Merger Agreement or takes certain other actions, or (ii) the Company enters into an alternative acquisition agreement with a third party; or

•

the Company breaches its representations, warranties, covenants or agreements under the Merger Agreement, such that the Company is unable to satisfy certain closing conditions and such breach is not curable or, if curable, not cured by the earlier of by the earlier of (i) thirty days after written notice, and (ii) the Termination Date; provided, however that the Parent may not terminate the Merger Agreement due to the Company’s breach if the Parent is then in material breach of any representations, warranties, covenants or other agreements contained in the Merger Agreement that would itself result in a failure of the conditions to the Closing with respect to the accuracy of Parent, Merger Sub and Sponsor’s representations and warranties or performance of Parent and Merger Sub’s obligations.

In the event that the Merger Agreement is validly terminated, the Merger Agreement will become void and of no effect with no liability to any person on behalf of any party to the Merger Agreement (or any of its representatives or affiliates). However, such termination will not (i) relieve any party of liability for damages to the other party hereto resulting from any willful breach of the Merger Agreement, which liability or damages, in the event the Merger Agreement is terminated, will not exceed an amount equal to, (A) in the case of the Company, $3.5 million, or (B) in the case of Parent and Merger Sub, $6 million, and (ii) certain provisions specified in the Merger Agreement (including the obligation of Parent or the Company to pay a termination fee in certain circumstances, as further described under the heading “—Termination Fees” below) shall survive the termination of the Merger Agreement.

Termination Fees

As used herein, “Company Termination Fee” means a cash amount equal to $2.5 million. The Company will pay to Parent the Company Termination Fee if the Merger Agreement is validly terminated:

•

by the Company or Parent due to the Company entering into an alternative acquisition agreement (other than an acceptable confidentiality agreement as described in the Merger Agreement) with respect to a Superior Proposal;

•	by Parent if the Board changes its recommendation to the Company’s stockholders to approve the Merger; or

•

by (A) the Company or Parent due to the failure to obtain the requisite stockholder approval or (B) by Parent due to the Company’s breach of the Merger Agreement under certain circumstances, and if (i) certain alternative acquisition proposal shall have been made public (or under certain circumstances, communicated in writing to the Board) and not withdrawn prior to the meeting of the stockholders to vote on the Merger Agreement, and (ii) within 12 months of termination of the Merger Agreement, the Company completes or enters into a definitive agreement to complete such alternative acquisition proposal.

As used herein, “Parent Termination Fee” means a cash amount equal to $5 million. Parent will pay to Company the Parent Termination Fee if the Merger Agreement is validly terminated due to:

•

Parent or Merger Sub breaching its representations, warranties, covenants or agreements under the Merger Agreement, such that Parent is unable to satisfy certain closing conditions and cure the breach by the earlier of (i) thirty days after written notice, and (ii) the Termination Date; or

•

if Parent’s closing conditions have been satisfied or waived (or to be satisfied at the Closing), and Parent and Merger Sub fail to consummate the Merger within three business days of receiving a written notice from the Company stating that it is ready, willing and able to consummate the Merger.

Each of the Company, Parent and Merger Sub agree that:

•	in the event the Company Termination Fee becomes payable to Parent pursuant to the Merger Agreement:

•

the right to receive the Company Termination Fee will be the sole and exclusive remedy of, and the Company Termination Fee will constitute liquidated damages in respect of, Parent, Merger Sub, the Sponsor, any alternative financing source, any equity financing source or any of their respective former, current and future direct or indirect equityholders, controlling persons, representatives, affiliates, members, managers, general or limited partners, directors, officers, agents, employees, stockholders and assignees (collectively, other than Parent or Merger Sub, the “Parent Related Parties”) with respect to (i) any loss suffered as a result of the failure of the Merger to be consummated, (ii) the termination of the Merger Agreement, (iii) any liabilities or obligations arising under the Merger Agreement or (iv) any claims or actions arising out of or relating to the Merger Agreement (clauses (i)-(iv), each a “Merger Claim”);

•

upon Parent’s receipt of the Company Termination Fee and if applicable, the collection costs with respect thereto, (i) in no event will Parent, Merger Sub or any Parent Related Parties seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to the Merger Claims from the Company or any of its former, current and future direct and indirect equityholders, controlling persons, subsidiaries, representatives, affiliates, members, managers, general or limited partners, directors, officers, agents, employees, stockholders and assignees (collectively, other than the Company, the “Company Related Parties”), and (ii) none of the Company and the Company Related Parties will have any further liability or obligation relating to or rising out of the Merger Agreement or the transactions contemplated thereby; and

•	the Company expressly acknowledges and agrees that Parent shall not need to prove damages to receive the Company Termination Fee when it is payable.

•

Other than as related to claims for damages related to a willful breach or specified provisions that will survive the termination of the Merger Agreement (which is subject to the applicable cap described under the heading “—Termination” above), in the event the Parent Termination Fee becomes payable to the Company pursuant to the Merger Agreement:

•

the right to receive the Parent Termination Fee and if applicable, the collection costs with respect thereto and Parent’s fulfillment of the reimbursement obligations will be the sole and exclusive remedy of, and shall constitute liquidated damages in respect of, the Company and the Company Related Parties with respect to the Merger Claims;

•

upon the Company’s receipt of the Parent Termination Fee and if applicable, the collection Costs with respect thereto and Parent’s fulfillment of the reimbursement obligations, (i) in no event will the Company or any Company Related Parties seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to the Merger Claims from Parent, Merger Sub or the Parent Related Parties and (ii) none of Parent, Merger Sub and the Parent Related Parties will have any further liability or obligation relating to or rising out of the Merger Agreement or the transactions contemplated thereby; and

•	Parent expressly acknowledges and agrees that the Company shall not need to prove damages to receive the Parent Termination Fee when it is payable.

If the Company or Parent (or Sponsor), as the case may be, fails to promptly pay the applicable termination fee when due, or Sponsor fails to make a payment under the Equity Commitment Letter or the Limited Guarantee, and the Company or Parent, as the case may be, pursues litigation or other proceedings, then the non-prevailing party in such litigation or proceedings will pay the prevailing party’s fees, costs, and expenses of such litigation or other proceeding (including attorneys’ fees and expenses), together with interest on the Company Termination Fee or Parent Termination Fee, as applicable, from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment, plus 2%.

While each of the Company and Parent may pursue both a grant of specific performance in accordance with the provision described under the heading “—Specific Performance,” and the payment of the Parent Termination Fee or the Company Termination Fee, as applicable, described under this heading “—Termination Fees,” under no circumstances will the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Merger and any money damages, including all or any portion of the Parent Termination Fee or the Company Termination Fee, as applicable.

Non-Recourse

The parties have agreed that any claim or cause of action based upon, arising out of, or in connection with the Merger Agreement may be brought only against persons that are expressly named as parties and only with respect to the specific obligations set forth the Merger Agreement, except for:

•

claims or causes of action based upon, arising out of or in connection with any letter of transmittal or documentation delivered in connection with payment of Merger Consideration through DTC or payment for the Company’s equity awards;

•

any remedy against Sponsor with respect to its obligations and liabilities expressly provided for under the Limited Guarantee and any remedy against the equity financing source with respect to its obligations and liabilities expressly provided for under the Equity Commitment Letter; or

•	any remedy pursuant to the confidentiality agreement between the Company and PCAM.

No former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, members, managers, agents, trustees, affiliates, general or limited partners or assignees of the parties (except permitted assignees under the Merger Agreement) or of any former, current or future direct or indirect equityholder, controlling person, stockholder, director, officer, employee, member, manager, agent, trustee, affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the parties) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any party under the Merger Agreement or for any action based on, in respect of, or by reason of, the transactions contemplated by the Merger Agreement, including the Merger (including the breach, termination or failure to consummate any of the transactions contemplated by the Merger Agreement, including the Merger), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable action, by virtue of any statute, regulation or applicable law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another person or otherwise, except for:

•

any liability or obligation based upon, arising out of or in connection with any letter of transmittal or documentation delivered in connection with payment of Merger Consideration through DTC or payment for the Company equity awards;

•

any remedy against Sponsor with respect to its obligations and liabilities expressly provided for under the Limited Guarantee and any remedy against the equity financing source with respect to its obligations and liabilities expressly provided for under the Equity Commitment Letter; or

•	any remedy pursuant to the confidentiality agreement between the Company and PCAM.

Further, no financing source (other than Sponsor and any alternative equity financing source in accordance with the Equity Commitment Letter and the Limited Guarantee or if applicable, the party to the confidentiality agreement between the Company and PCAM) nor any affiliate of any financing source (other than Parent, Merger Sub and Sponsor and any alternative equity financing source in accordance with the Equity Commitment Letter and the Limited Guarantee or the party to the confidentiality agreement between the Company and PCAM), nor any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing, will be liable for any indirect, special, punitive or consequential damages (including any loss of profits, business or anticipated savings) in connection with the financing, the transactions contemplated the Merger Agreement, or with respect to any activities related to the financing.

Under the terms of the Merger Agreement, in no event will Sponsor be subject to or liable for any monetary damages to the Company or any of its affiliates or any other person, for any damages, liabilities or other adverse consequences incurred by the Company or any of its affiliates or any of its or their respective representatives or any other person for any breach by Sponsor of the Merger Agreement, and the Company and its affiliates will not otherwise be entitled to make any claim against Sponsor, and Sponsor shall have no further liability to the Company or any of its affiliates or any other person therefor, except, in each case of the foregoing, that the Company shall be entitled to recover monetary damages and other amounts against Parent pursuant to the Merger Agreement and Sponsor pursuant to the Limited Guarantee and to seek specific performance of the Merger Agreement, the Limited Guarantee and the Equity Commitment Letter, in each case, as and only to the extent permitted under the Merger Agreement, the Limited Guarantee, or the Equity Commitment Letter, as applicable.

Governing Law

The Merger Agreement is governed by the Delaware laws applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law to the extent that such principles would direct a matter to another jurisdiction.

Specific Performance

The parties agree that irreparable damage (for which monetary damages would not be an adequate remedy) would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties have agreed that each party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the Merger Agreement, the Equity Commitment Letter or the Limited Guarantee, and to enforce specifically the terms and provisions of any or all thereof, in the Court of Chancery of the State of Delaware. Each party further agrees that (i) the right of specific performance is an integral part of the transactions contemplated by the Merger Agreement and that, without that right, neither the Company nor Parent would have entered into the Merger Agreement, and (ii) it will not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the Merger Agreement. Any party to the Merger Agreement seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with or as a condition to obtaining such injunction or enforcement, and each party to the Merger Agreement irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

The Company will have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the equity financing to be funded to fund the Merger (including to cause Parent to (i) enforce the obligations of the equity financing source under the Equity Commitment Letter and (ii) to cause the equity financing source to actually fund the equity financing in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter); provided that such specific performance shall only be granted in the event that each of the following conditions has been satisfied:

•

the mutual closing conditions and Parent’s and Merger Sub’s closing conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at Closing, which will be capable of being satisfied) on the date that the Closing should have occurred;

•	Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to the Merger Agreement; and

•	the Company has confirmed in an irrevocable written notice delivered to the Parent it is ready and willing to complete the Closing.

The above conditions apply only in connection with obligations described in the foregoing paragraph, and not in connection with any other obligations of Parent or Merger Sub or any other obligations of the equity financing sources under the Equity Commitment Letter or the Limited Guarantee.

Modification or Amendment; Waiver

At any time prior to the effective time of the Merger, the Merger Agreement may be amended, modified or supplemented in writing by the parties by an action of the board of directors of the respective parties and, as applicable, approval by the Company’s stockholders.

Further, the parties to the Merger Agreement (subject to applicable law and the preceding sentence, and treating any waiver referred to as an amendment) may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement;

•	waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement (except for any waiver that is prohibited by law); or

•	waive the satisfaction of any of the conditions contained in the Merger Agreement (except for any waiver that is prohibited by law).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated, the following table sets forth the beneficial ownership of shares of Common Stock as of December 9, 2022, the latest practicable date prior to the date of this filing, for:

•	our directors;

•	our named executive officers;

•	our directors and current executive officers as a group; and

•	each person known to us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

In accordance with SEC rules, each listed person’s beneficial ownership includes all shares of Common Stock the person actually owns beneficially or of record, all shares of Common Stock over which the person has or shares voting or dispositive control, and all shares the person has the right to acquire within 60 days. We have based our calculation of the percentage of beneficial ownership on 31,286,752 shares of Common Stock outstanding as of December 9, 2022. We have deemed shares of Common Stock subject to Options that are currently exercisable or exercisable within 60 days of December 9, 2022 or issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of December 9, 2022 to be outstanding and to be beneficially owned by the person holding the Option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise provided, all shares are owned directly, and the indicated person has sole voting and investment power. Unless otherwise indicated, the business address of the stockholders listed below is the address of our principal executive office, 4150 International Plaza, Suite 300, Fort Worth, TX 76109.

	Common Stock Outstanding
Beneficial Owner	Total Shares Beneficially Owned		Percentage of Outstanding Common Stock(1)
Jason Harvison	906,116	(2)	2.9%
Chad Bradford	124,090	(3)	*
Christopher Lutes	890,627	(4)	2.8%
Stephen B. Galasso	201,219		*
Sarah Cutrona	301,083	(5)	*
Tyler Head	144,121		*
Jesse K. Bray	33,334	(6)	*
Saundra D. Schrock	201,219	(7)	*
Michael Pugh	29,070		*
Bradley R. Strock	151,856		*
Manuel Sanchez Rodriguez	29,070		*
Steve Trussell	0		*
David Peterson	111,704	(8)	*
Scott Greever	107,934	(9)	*
All directors and executive officers as a group (14 persons):	3,231,443		10.2%
5% or Greater Stockholders:
JB Capital Partners, L.P. (10)	1,822,242		5.8%

*	Less than 1%
(1)	Based on a total of 31,286,752 shares of Common Stock outstanding as of December 9, 2022.

(2)	Includes 200,859 Options that are or will become exercisable within 60 days of December 9, 2022.
(3)	Includes 31,250 Options that are or will become exercisable within 60 days of December 9, 2022.
(4)	Includes 142,427 Options that are or will become exercisable within 60 days of December 9, 2022.
(5)	Includes 12,500 Options that are or will become exercisable within 60 days of December 9, 2022.
(6)	Includes 33,334 RSUs that will vest within 60 days of December 9, 2022.
(7)	Includes 62,500 Options that are or will become exercisable within 60 days of December 9, 2022.
(8)	Includes 652 Options that are or will become exercisable within 60 days of December 9, 2022.
(9)	Includes 6,250 Options that are or will become exercisable within 60 days of December 9, 2022.
(10)

Based solely upon the Schedule 13G/A filed with the SEC by the beneficial owner on February 10, 2022 reporting beneficial ownership as of December 31, 2021. Alan W. Weber may be deemed by the SEC under Rule 13d-3 of the Exchange Act to have shared voting power and shared power to dispose of shares held by JB Capital Partners, L.P. Their address is 5 Evan Place, Armonk, New York 10504.

APPRAISAL RIGHTS

If the Merger is consummated, stockholders and beneficial owners who continuously hold or own shares of Common Stock through the effective time of the Merger, who do not vote in favor of the adoption of the Merger Agreement, who properly demand appraisal of their shares (and who do not withdraw their demands or otherwise lose their rights of appraisal), and who otherwise comply with the procedures of Section 262 of the DGCL will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 the DGCL (“Section 262”). The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that record holders or beneficial owners of Common Stock exercise their appraisal rights under Section 262.

Any person contemplating the exercise of such appraisal rights should carefully review the provisions of Section 262, which is attached hereto as Annex C, particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 for demanding and perfecting appraisal rights may result in the loss of such rights. All references in Section 262 and in this summary to a (i) “stockholder” are to the record holder of shares of Common Stock unless otherwise expressly noted herein, (ii) “beneficial owner” are to a person who is the beneficial owner of shares of Common Stock held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity.

Under Section 262, if the Merger is completed, stockholders and beneficial owners who: (i) not vote in favor of the Merger Proposal; (ii) properly submit a written demand for appraisal to us before the vote is taken on the Merger Proposal; (iii) continuously hold or own such shares upon the making of a demand under clause (ii) and continue to hold or own their shares of Common Stock through the effective time of the Merger; (iv) not thereafter withdraw their demand for appraisal of their shares or otherwise lose their appraisal rights, each in accordance with the DGCL; (v) file a petition in the Delaware Court of Chancery requesting a determination of “fair value” of the shares within one hundred twenty (120) days after the effective time of the Merger; and (vi) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights., may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be “fair value,” if any, as determined by the court. A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the procedures of subsection (d)(1) of Section 262, provided that (i) such beneficial owner continuously owns such shares through the effective time of the Merger and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262, and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving corporation under Section 262 and to be set forth on the Verified List (defined below). The shares of Common Stock are currently listed on a national securities exchange, and, assuming such shares remain listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all persons who have asserted appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Common Stock eligible for appraisal as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate Merger Consideration provided for such total number of shares exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”).

Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award from the effective time of the Merger through the date of payment of the judgment will compound quarterly and accrue at 5% over the Federal Reserve System (the “Federal Reserve”) discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date the judgment is paid. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the surviving corporation may voluntarily pay to each person entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case interest will accrue after the time of such payment as provided herein only on the sum of (i) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, and (ii) any interest accrued prior to the time of such voluntary cash payment, unless paid at that time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Persons considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 could be more than, the same as, or less than the value of the Merger Consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Elevate’s notice to its stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any person who wishes to exercise appraisal rights, or who wishes to preserve his, her or its right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal, we believe that if a person considers exercising such rights, that person should seek the advice of legal counsel.

Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of Common Stock must do ALL of the following:

•	the person must not vote in favor of the proposal to approve and adopt the Merger Agreement;

•	the person must properly deliver to us a written demand for appraisal before the vote is taken on the proposal to approve and adopt the Merger Agreement at the Special Meeting;

•

the person must continuously hold or own the shares of Common Stock upon the making of the demand through the effective time of the Merger (a person will lose appraisal rights if the person transfers the shares before the effective time of the Merger);

•	the person must not withdraw the demand for appraisal of such person’s shares of Common Stock or otherwise lost such person’s appraisal rights in accordance with the DGCL;

•

the person or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the “fair value” of the shares within one hundred twenty (120) days after the effective time of the Merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so; and

•

the person must strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights.

In addition, one of the ownership thresholds must be met.

Because a proxy that does not contain voting instructions will, unless timely revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the adoption of the Merger Agreement, abstain or not vote his, her or its shares. Beneficial owners should consult with their bank, broker or other nominee regarding methods of voting.

Filing Written Demand

Any stockholder or beneficial owner wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted for stockholder approval, a written demand for the appraisal of such person’s shares, and that person must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A person exercising appraisal rights must hold the shares for which they will seek appraisal upon the making of the demand for appraisal and must continue to hold the shares through the effective time of the Merger. A proxy that is submitted and does not contain voting instructions will, unless timely revoked, be voted in favor of the adoption of the Merger Agreement and will therefore constitute a waiver of the person’s right of appraisal and nullify any previously delivered written demand for appraisal. Therefore, a person who submits a proxy and who wishes to exercise appraisal rights must ensure that the proxy submitted contains instructions to vote against the adoption of the Merger Agreement or to abstain from voting. Neither voting (in person or by proxy) against the adoption of the Merger Agreement nor abstaining from voting on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting will constitute a waiver of appraisal rights.

Record Holders

A demand for appraisal in respect of shares of Common Stock by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one (1) person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two (2) or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of Common Stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of Common Stock held for one (1) or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the holder of record.

Beneficial Owners

A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (i) such beneficial owner continuously owns such shares through the effective time of the Merger and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262, and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving corporation under Section 262 and to be set forth on the Verified List (defined below). Although not expressly required by Section 262, we reserve the right to take the position that we may require the submission of all information required of a beneficial owner under subsection (d)(3) of Section 262 with respect to any person sharing beneficial ownership of the shares for which such demand is submitted.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Elevate Credit, Inc.

Attention: Corporate Secretary

4150 International Plaza, Suite 300

Fort Worth, Texas 76109

Any person entitled to appraisal rights who has delivered a written demand to us and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to us a written withdrawal of the demand for appraisal at any time within sixty (60) days after the effective time of the Merger. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Merger Consideration within sixty (60) days after the effective time of the Merger. If an appraisal proceeding is commenced, except with respect to any person who withdraws such person’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder or beneficial owner, such stockholder or beneficial owner will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration.

Notice by the surviving corporation

If the Merger is completed, within ten (10) days after the effective time of the Merger, the surviving corporation will notify each stockholder who has properly made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement, and any beneficial owner who has demanded appraisal under subsection (d)(3) of Section 262, of the effective date of the Merger.

Filing a Petition for Appraisal

Within one hundred twenty (120) days after the effective time of the Merger, but not thereafter, the surviving corporation or any person who has complied with Section 262 and is entitled to seek appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder or beneficial owner, demanding a determination of the “fair value” of the shares held by all such persons. The surviving corporation is under no obligation, and has no present intention, to file a petition, and no person should assume that the surviving corporation will file a petition or initiate any negotiations with respect to the “fair value” of the shares of Common Stock. Accordingly, any stockholders or beneficial owners who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Common Stock within the time and in the manner prescribed in Section 262. The failure of a record holder or beneficial owner of Common Stock to file such a petition within the period specified in Section 262 could nullify such person’s previous written demand for appraisal.

Within one hundred twenty (120) days after the effective time of the Merger, any person who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which we have received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand on his, her or its own behalf, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). The surviving corporation must give this statement to the requesting stockholder within ten (10) days after receipt by the surviving corporation of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements.

If a petition for an appraisal is duly filed by any person other than the surviving corporation and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the persons shown on the Verified List at the addresses stated therein. The forms of the notice by mail shall be approved by the Delaware Court of Chancery, and the costs thereof shall be borne by the surviving corporation.

After notice to the persons shown on the Verified List as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require persons who have demanded an appraisal for their shares and who hold stock represented by certificates (if any) to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any person fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such person. In addition, assuming the Common Stock remained listed on a national securities exchange immediately prior to the effective time of the Merger, the Delaware Court of Chancery will dismiss appraisal proceedings as to all persons who have asserted appraisal rights if neither of the ownership thresholds is met.

Determination of “Fair Value”

After determining persons entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to the persons seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the “fair value.” In determining “fair value,” the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment will compound quarterly and accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date the judgment is paid. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the surviving corporation may pay to each person entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on the sum of (i) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, and (ii) interest accrued prior to the time of such voluntary payment, unless paid at that time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of Delaware stated that, in making this determination of “fair value,” the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the “fair value” of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the Merger Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the Merger Consideration payable in a Merger is not an opinion as to, and may not in any manner address, “fair value” under Section 262. No representation is made as to the outcome of the appraisal of “fair value” as determined by the Delaware Court of Chancery, and persons seeking appraisal should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Elevate nor Parent anticipates offering more than the Merger Consideration to any person exercising appraisal rights, and each of Elevate and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Common Stock is less than the Merger Consideration. If a demand for appraisal is duly withdrawn, if a petition for appraisal is not timely filed, if neither of the ownership thresholds described above has been satisfied as to persons seeking appraisal rights (assuming the Common Stock remained listed on a national securities exchange immediately prior to the effective time of the Merger), or other requirements imposed by Section 262 to perfect and seek appraisal are not satisfied, then the right to an appraisal will cease.

Upon application by the surviving corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the Verified List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the surviving corporation to the persons entitled thereto. Payment will be made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the Verified List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of Section 262. In the absence of such determination or assessment, each party bears its own expenses.

If any person who demands appraisal of his, her or its shares of Common Stock under Section 262 fails to perfect, or effectively loses or withdraws, such person’s right to appraisal, the stockholder’s shares of Common Stock will be deemed to have been converted at the effective time of the Merger into the right to receive the Merger Consideration, without interest. A person will fail to perfect, or effectively lose or withdraw, such person’s right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the effective time of the Merger, if neither of the ownership thresholds described above has been satisfied as to persons seeking appraisal rights (assuming the Common Stock remained listed on a national securities exchange immediately prior to the effective time of the Merger) or if the person delivers to the surviving corporation a written withdrawal of the person’s demand for appraisal in accordance with Section 262.

From and after the effective time of the Merger, no person who has demanded appraisal rights with respect to some or all of such person’s shares will be entitled to vote such shares of Common Stock for any purpose or to receive payment of dividends or other distributions on such shares, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective time of the Merger. If no petition for an appraisal is filed, if neither of the ownership thresholds described above has been satisfied as to persons seeking appraisal rights (assuming the Common Stock remained listed on a national securities exchange immediately prior to the effective time of the Merger), or if the person delivers to the surviving corporation a written withdrawal of the demand for an appraisal in respect of some or all of such person’s shares within sixty (60) days after the effective time of the Merger, then the right of such person to an appraisal of the shares subject to the withdrawal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any person without the approval of the court, and such approval may be conditioned upon such terms as the court deems just, including without limitation a reservation of jurisdiction for any application to the court made under subsection (j) of Section 262; provided, however, that the foregoing shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within sixty (60) days after the effective time of the Merger.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a record holder’s or beneficial owner’s statutory appraisal rights. Consequently, any stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

STOCKHOLDER PROPOSALS

We held our last annual meeting of stockholders on May 6, 2022.

We will hold our 2023 annual meeting of stockholders only if the Merger is not completed because, if the Merger is completed, we will cease to be an independent public company, our successor in the Merger will become a wholly owned subsidiary of Parent, and you will no longer have an ownership interest in the Company.

If we hold such an annual meeting, in order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders pursuant to Rule 14a-8(e) of the Exchange Act, the proposal must be received by our Corporate Secretary at 4150 International Plaza, Suite 300, Fort Worth, TX 76109, no later than December 30, 2022. The stockholder proposal, including any accompanying supporting statement, may not exceed 500 words. Our bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in our proxy statement for that meeting. Nominations for director or other business proposals to be addressed at our 2023 annual meeting may be made by a stockholder entitled to vote by timely delivery of notice to our Corporate Secretary. To be considered timely for purposes of our 2023 annual meeting of stockholders, such notice must be delivered no earlier than December 14, 2022 and no later than January 4, 2023. As to all such matters for which we do not receive notice on or prior to that date, discretionary authority to vote on such proposal will be granted to the persons designated in our proxy relating to the 2023 annual meeting of stockholders. However, if we determine to change the date of the 2023 annual meeting of stockholders by more than 30 days from the one-year anniversary of the Company’s 2022 annual meeting of stockholders, we will provide stockholders with a reasonable amount of time before we begin to print and mail our proxy materials for the 2023 annual meeting of stockholders, so that our stockholders have an opportunity to make proposals in accordance with the rules and regulations of the SEC. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by SEC Rule 14a-19 no later than March 7, 2023.

HOUSEHOLDING OF PROXY MATERIALS

In accordance with a notice sent to certain street name stockholders of Common Stock who share a single address, stockholders at a single address will receive only one copy of this proxy statement, unless we have previously received contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. We currently do not “household” for stockholders of record.

If your household received only one copy of this proxy statement, but you would prefer to receive a separate copy of this proxy statement, you may contact us at Elevate Credit, Inc., 4150 International Plaza, Suite 300, Fort Worth, TX 76109, Attn: Investor Relations, telephone: (817) 928-1500, and we will deliver the applicable documents to you promptly upon receiving the request.

You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares.

OTHER MATTERS

As of the date of this proxy statement the Board is not aware of any other matters to be presented for action at the Special Meeting. If any other matter should properly come before the Special Meeting, the persons named in the enclosed form of proxy generally will have discretionary authority to vote the shares thereby represented in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public at the SEC’s website. Our reference to the SEC’s website is intended to be an inactive textual reference only. We also make our SEC filings available free of charge at the “Investors” section of our website at www.elevate.com as soon as reasonably practicable after such materials are filed with or furnished to the SEC. Information contained on our website is not incorporated by reference into this proxy statement, and you should not consider information contained on our website to be part of this proxy statement.

SEC rules allow us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this proxy statement. The incorporated documents contain significant information about us, our business and our finances. Any information contained in this proxy statement or in any document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to have been modified or superseded to the extent that a statement contained in this proxy statement, or in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this proxy statement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this proxy statement. We incorporate by reference the following documents we filed with the SEC:

•

Annual Report on Form 10-K for the year ended December  31, 2021 (including the portions of our definitive proxy statement on Schedule 14A, filed with the SEC on April 5, 2022 incorporated by reference therein);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 filed with the SEC on May 6, 2022, August 9, 2022 and November 9, 2022, respectively;

•	Current Reports on Form 8-K filed on January 21, 2022, January 28, 2022, February 4, 2022, May 4, 2022, May 11, 2022, and November 16, 2022; and

•	all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is or was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this proxy statement.

We will provide without charge to each person, including any beneficial owner of Common Stock, to whom a proxy statement is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this proxy statement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A request should be addressed to Elevate Credit, Inc., 4150 International Plaza, Suite 300, Fort Worth, TX 76109, Attention: Corporate Secretary or by telephone at (817) 928-1500.

If you have any questions about this proxy statement, the Special Meeting or the Merger, or if you would like additional copies of this proxy statement, please contact us at:

Elevate Credit, Inc.

4150 International Plaza, Suite 300

Fort Worth, TX 76109

Attention: Corporate Secretary

(817) 928-1500

You may also contact D.F. King & Co., Inc., our proxy solicitor, as follows:

D.F. King & Co., Inc.

48 Wall Street - 22nd Floor

New York, New York 10005

Stockholders call toll-free: (800) 967-5019

Banks and brokers call collect: (212) 269-5550

Email: ELVT@dfking.equiniti.com

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR IN ADDITION TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [            ], 2023. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES, AND THE MAILING OF THIS PROXY STATEMENT TO THE COMPANY’S STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

ELEVATE CREDIT, INC.,

PCAM ACQUISITION CORP.

and

PCAM MERGER SUB CORP.

Dated as of November 16, 2022

A-i

5.14	Financing	A-39

5.15	Financing Cooperation	A-41

5.16	Transaction Expenses	A-43

5.17	Sub Debt Facility	A-43

ARTICLE VI Conditions		A-43

6.1	Conditions to Each Party’s Obligation to Effect the Merger	A-43

6.2	Conditions to Obligations of Parent and Merger Sub	A-44

6.3	Conditions to Obligation of the Company	A-44

ARTICLE VII Termination		A-45

7.1	Termination by Mutual Consent	A-45

7.2	Termination by Either Parent or the Company	A-45

7.3	Termination by the Company	A-45

7.4	Termination by Parent	A-46

7.5	Effect of Termination and Abandonment	A-46

ARTICLE VIII Miscellaneous and General		A-49

8.1	Survival	A-49

8.2	Modification or Amendment; Waiver	A-49

8.3	Waiver of Conditions	A-49

8.4	Counterparts	A-49

8.5	Governing Law and Venue; Waiver of Jury Trial; Specific Performance	A-49

8.6	Notices	A-51

8.7	Entire Agreement	A-51

8.8	No Third Party Beneficiaries	A-52

8.9	Obligations of Parent and of the Company	A-52

8.10	Transfer Taxes	A-52

8.11	Definitions	A-52

8.12	Severability	A-58

8.13	Interpretation; Construction	A-58

8.14	Assignment	A-58

8.15	Non-Recourse	A-59

Annex A Defined Terms		A-62

Annex B Form of Charter		A-65

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 16, 2022, is by and among Elevate Credit, Inc., a Delaware corporation (the “Company”), PCAM Acquisition Corp., a Delaware corporation (“Parent”), and PCAM Merger Sub Corp., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, at a meeting duly called and held prior to the execution and delivery of this Agreement, the board of directors of the Company (by unanimous vote of those voting) has (a) determined that the merger of Merger Sub with and into the Company upon the terms and subject to the condition set forth in this Agreement (the “Merger”) is fair to, and in the best interests of, the Company and its stockholders, (b) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and resolved to recommend the adoption of this Agreement by the holders of shares of the Company, and (c) directed that this Agreement be submitted to the holders of shares of the Company for their adoption;

WHEREAS, the board of directors of each of Parent and Merger Sub has (a) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of their respective members and (b) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution of, and as an inducement to the Company to enter into, this Agreement, Park Cities Specialty Finance Fund II LP (the “Sponsor”) is entering into a guaranty (the “Limited Guarantee”), in favor of the Company, which, subject to the terms and conditions therein, guarantees the obligations of Parent in respect of the Parent Termination Fee and Collection Costs therefor and the Reimbursement Obligations;

WHEREAS, concurrently with the execution of, and subject to the terms of, this Agreement, and as an inducement to Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into a Voting Agreement (the “Voting Agreement”) pursuant to which such stockholders are agreeing to vote their respective shares in favor of the adoption of this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Rollover Stockholders is entering into a Rollover Agreement, pursuant to which each such Rollover Stockholder is agreeing, among other things, to contribute their Rollover Shares to Parent immediately prior to the Effective Time of the Merger in exchange for equity in Parent on the terms and subject to the conditions set forth in the applicable Rollover Agreement and this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II, and following the Merger the Company shall be a wholly-owned subsidiary of Parent. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).

1.2 Closing. Unless otherwise mutually agreed between the Company and Parent, upon the terms set forth in this Agreement, the closing for the Merger (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), on the third business day (the “Closing Date”) following the day on which the last to be satisfied or (to the extent legally permissible) waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or (to the extent legally permissible) waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

1.3 Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws

of the Surviving Corporation; Directors of the Surviving Corporation

2.1 The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be in the form set forth in Annex B, and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended, subject to Section 5.11, as provided therein or by applicable Law.

2.2 The Bylaws. The parties hereto shall take all actions necessary so that, at the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law, except that the name of the Surviving Corporation shall be “Elevate Credit, Inc.” and the Bylaws shall be in compliance with Section 5.11.

2.3 Directors and Officers. At the Effective Time, the directors of the Merger Sub shall become the directors of the Surviving Corporation as of the Effective Time until the earlier of their resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or until their respective successors have been duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation immediately following the Effective Time until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws of the Surviving Corporation, as the case may be, except as otherwise provided in written notice by Parent to the Company no later than five (5) business days prior to Closing. The Company shall use commercially reasonable efforts to obtain and deliver to Parent prior to the Closing Date (to be effective as of the Effective Time) the resignation of each director of the Company and each of its Subsidiaries (in each case, in their capacities as directors, and not as employees) as Parent shall request in writing not less than ten (10) business days prior to the Closing Date.

ARTICLE III

Effect of the Merger on Capital Stock;

Exchange of Certificates

3.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or any other Person:

(a) Merger Consideration. Each share of the common stock, par value $0.0004 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be automatically converted into the right to receive cash in the amount of $1.87, without interest thereon (the “Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) formerly representing any of the Shares (other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration pursuant to Section 3.2.

(b) Cancellation of Shares. Each of the Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent, the Rollover Shares owned by the Rollover Stockholders to be acquired by Parent pursuant to the Rollover Agreements, and Shares owned by the Company or any wholly-owned Subsidiary of the Company, and in each case not held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”) shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share or any other Person, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist. Immediately prior to the Effective Time, the Rollover Stockholders shall contribute the Rollover Shares to Parent in exchange and as the total consideration for the issuance by Parent of the Rollover Equity, pursuant and subject to the terms and conditions of the Rollover Agreements.

(c) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected its, his or her appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration in accordance with Section 3.1(a), but instead such holder of Dissenting Shares shall be entitled to receive the fair value thereof as may be determined pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with Section 3.1(a), without any interest thereon and shall thereafter not be deemed to be Dissenting Shares. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Without limiting the generality of the foregoing, prior to the Effective Time the Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal, offer to settle or settle any such demands, or waive or agree to waive any failure to comply with the provisions of Section 262 of the DGCL.

(d) Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into 1 share of common stock of the Surviving Corporation.

3.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent with the Company’s written approval prior to the Closing (such approval not to be unreasonably withheld or delayed) to act as agent (the “Paying Agent”), on terms reasonably acceptable to the Company, for the purposes of paying the holders of Shares, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 3.1(a). Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion or (v) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of such investment. Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 3.2(a). Any income from the investment of such funds will be payable to Parent or the Surviving Corporation, as Parent directs.

(b) Payment Procedures. Promptly after the Effective Time (but in no event more than five (5) business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Paying Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Company prior to the Effective Time may reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Notwithstanding anything to the contrary in this Agreement, no holder of Book-Entry Shares will be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1, and a holder of Book-Entry Shares will be deemed to have surrendered their Book-Entry Shares upon delivery to the Paying Agent of an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) regarding the book-entry transfer of such holder’s Book-Entry Shares, and such record holder, upon delivery of an “agent’s message” or such other evidence, will be entitled to receive the Merger Consideration for such Book-Entry Shares. Upon surrender of a Certificate or Book-Entry Share for cancellation to the Paying Agent, together with such letter of transmittal, if applicable, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each Share formerly represented by such Certificate or Book Entry-Share, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (x) the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article III, without interest.

(c) Transfer Books; No Further Ownership rights in Company Stock. The Merger Consideration paid in respect of Shares upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 3.2(d), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

(d) Termination of Fund. Any funds that had been made available to the Paying Agent (including the proceeds of any investments of such funds) that remain unclaimed by the stockholders of the Company for one hundred and eighty (180) days after the Effective Time shall be delivered to Parent. Any holder of Shares who has not theretofore complied with this Article III shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.2(f)) or Book-Entry Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated in this Article III.

(g) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options or Company RSU Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Options or Company RSU Awards, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be. With respect to withholdings from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, prior to the Effective Time, Parent or the Paying Agent, as appropriate, shall provide notice to the Company upon becoming aware of any such withholding obligation and shall reasonably cooperate with the Company to obtain any reduction of or relief from such withholding permitted by applicable Tax Law. In connection with the Closing, the Company shall deliver to Parent a duly executed certificate prepared in the manner described in accordance with Treasury Regulations Section 1.1445-2(c)(3) stating that interests in the Company are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code and shall send a copy of such certificate together with a notice to the IRS required by Treasury Regulations Section 1.897-2(h)(2).

3.3 Adjustments. Notwithstanding anything in this Agreement to the contrary, if, on or after the date of this Agreement and prior to the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger (but only a merger involving the Company and not Parent), issuer tender or exchange offer, or other similar transaction, then the Merger Consideration shall be correspondingly and equitably adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration; provided that nothing in this Section 3.3 shall be construed to permit the Company or any of its Subsidiaries to take any action that is otherwise prohibited by the terms of this Agreement.

3.4 Treatment of Company Equity Awards.

(a) Company Options and Company RSU Awards.

(i) Except as otherwise provided in Section 3.4(a)(v) below, at the Effective Time, as a result of the Merger and without any action on the part of the holder of any Company Option or Company RSU Award, each Company Option and Company RSU Award that is outstanding immediately prior to the Effective Time shall automatically be cancelled, extinguished and shall cease to exist, as permitted pursuant to the terms of the applicable Company Equity Plan and the corresponding award agreements issued thereunder.

(ii) In exchange for the cancellation and extinguishment of Company Options pursuant to Section 3.4(a)(i), and subject to each optionholder’s execution of an option cancellation and release agreement, in such form as is acceptable to Parent, Parent shall, or shall cause the Surviving Corporation to, pay to each Person who holds a Company Option immediately prior to the Effective Time with an exercise price per share less than the Merger Consideration an amount in cash equal to the product of (A) the excess of (1) the Merger Consideration over (2) the exercise price per share of such Company Option multiplied by (B) the number of Shares subject to such Company Option (whether vested or unvested) immediately prior to the Effective Time. Such payment shall be made using the payroll system of the Surviving Corporation no later than the second (2nd) payroll date of the Surviving Corporation following the Effective Time, shall not accrue interest and shall be subject to Section 3.2(g). If the exercise price per share of any Company Option is equal to or greater than the Merger Consideration, then such Company Option shall be cancelled without any cash or other consideration being paid or provided in respect thereof.

(iii) Payment for Company RSU Awards. Subject to Section 3.4(a)(v), in exchange for the cancellation and extinguishment of Company RSU Awards pursuant to Section 3.4(a)(i), Parent shall, or shall cause the Surviving Corporation to, pay to each Person who holds a Company RSU Award immediately prior to the Effective Time an amount in cash equal to the product of (A) the Merger Consideration multiplied by (B) the number of Shares subject to such Company RSU Award immediately prior to the Effective Time. Such payment shall be made using the payroll system of the Surviving Corporation no later than the second (2nd) payroll date of the Surviving Corporation following the Effective Time (or, if applicable, such later date required by Section 409A of the Code), shall not accrue interest and shall be subject to Section 3.2(g).

(iv) Payment Funds. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount payable to the holders of Company Options and Company RSU Awards pursuant to this Section 3.4(a), plus an amount equal to the employer’s potion of any employment taxes due on such payments.

(v) Rolled Company RSU Awards. Notwithstanding anything in this Section 3.4(a) to the contrary, the Company RSU Awards held by the individuals listed on Schedule 3.4(a)(v), and in the amounts or percentages of unvested Company RSU Awards held by such individuals and as set forth directly across from each such individual’s name on Schedule 3.4(a)(v) and governed by a rollover restricted stock unit award agreement referenced in the last sentence of this clause (v) (collectively, the “Rolled Company RSU Awards”)

shall not (A) be cancelled, extinguished or cease to exist as otherwise provided in Section 3.4(a)(i) above; (B) accelerate or otherwise become fully or partially vested in connection with the consummation of the Merger; or (C) entitle the holder of such unvested Company RSU Awards to any payments pursuant to Section 3.4(a)(iii). Rather, the Rolled Company RSU Awards shall be Replaced (as such term is defined in Section 2(ap) of the 2016 Company Equity Plan) in accordance with Section 11 of the 2016 Company Equity Plan, the terms and conditions of the corresponding award agreements, and Section 409A of the Code, as well as the applicable Treasury Regulations thereunder, by Parent with restricted stock unit awards under the New LTIP to be adopted by Parent in accordance with Section 5.9(f) below, which new award shall (i) be subject to the same vesting and other terms and conditions as apply to the Rolled Company RSU Award immediately prior to the Effective Time under the terms of the 2016 Company Equity Plan (including, without limitation, Section 11(b)(i)(C) thereof) and the applicable Company award agreement governing such Rolled Company RSU Award and (ii) relate to a number of shares of Parent common stock determined by multiplying (A) the number of Shares subject to such Rolled Company RSU Award immediately prior to the Effective Time by (B) a fraction, the numerator of which is the Merger Consideration and the denominator of which is the fair market value of a share of Parent common stock at the Effective Time, determined in accordance with Section 409A of the Code, rounded to the nearest whole number of shares.

(b) Company ESPP. Prior to the Effective Time, the Company shall cause the purchase period then underway under the Company ESPP, to the extent such purchase period would otherwise be outstanding at the Effective Time, to be terminated no later than five (5) business days prior to the date on which the Effective Time occurs. The funds credited as of such date under the Company ESPP for each participant under the Company ESPP shall be used to purchase Shares in accordance with the terms of the Company ESPP, and each Share purchased thereunder and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(a).

3.5 Further Actions. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest in the Surviving Corporation the full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE IV

Representations and Warranties

4.1 Representations and Warranties of the Company. Except as set forth in the Company Reports filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are cautionary, predictive or forward-looking in nature) (it being agreed that nothing disclosed in the Company Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1(b)(i) and (ii), Section 4.1(c)(ii), Section 4.1(j) or Section 4.1(p)) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. The Company is a legal entity duly incorporated or organized, validly existing and in good standing (in jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation or organization, and each of the Company’s Subsidiaries is in all material respects a legal entity duly incorporated or organized, validly existing and in good standing (in jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation or organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (and in the case of a Subsidiary of the Company, the failure to have such power or authority), would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent prior to the date of this Agreement true and correct copies of any amendments to the certificate of incorporation or bylaws of the Company not filed with or incorporated by reference into the Company Reports filed prior to the date of this Agreement. The Company is not in violation, and each of the Subsidiaries of the Company are not in any material respects in violation, of any provisions of its certificate of incorporation or bylaws or other comparable governing documents, as applicable.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of:

(x) 300,000,000 Shares, of which 31,246,534 Shares were issued and outstanding and 13,713,904 were issued and held in Treasury as of the close of business on November 11, 2022 (the “Measurement Date”), and

(y) 24,500,000 shares of Preferred Stock, of which no shares were outstanding as of the Measurement Date.

All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the close of business on Measurement Date:

(x) 724,188 Shares were subject to Company Options,

(y) 4,623,180 Shares were subject to Company RSU Awards and

(z) 909,891 Shares were reserved for issuance under the Company ESPP.

Except (A) with respect to purchase rights outstanding under the Company ESPP, (B) as set forth in this Section 4.1(b)(i) (including in Section 4.1(b) of the Company Disclosure Letter) or (C) for changes since the Measurement Date resulting from the issuance or acquisition by the Company of Shares in connection with the exercise or settlement of, or satisfaction of withholding Taxes or exercise price payments with respect to, Company Equity Awards, as of the date hereof, there are not issued or outstanding (1) any shares of capital stock or other voting securities of the Company or (2) any preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, or any securities or obligations evidencing such rights. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(ii) Section 4.1(b)(ii) of the Company Disclosure Letter sets forth a true and complete list, as of the Measurement Date, of (A) the holder of each outstanding Company Option, the number of Shares covered thereby, and the per share exercise price thereof (if applicable); and (B) the holder of each outstanding Company RSU, the number of Shares covered thereby pursuant to unvested Company RSUs.

(iii) Section 4.1(b)(iii) of the Company Disclosure Letter sets forth as of the date hereof each of the Company’s Subsidiaries. Each of the outstanding shares of capital stock or other securities of each of the

Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable (in the case of each such Subsidiary, to the extent such concepts are recognized under the jurisdiction of organization of such Subsidiary) and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance of any kind (a “Lien”), except for Permitted Liens. Except as set forth in Section 4.1(b)(iii) of the Company Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any Subsidiary of the Company to issue or sell any shares of capital stock or other securities of any of the Company’s Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any of the Company’s Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(iv) Except as set forth in Section 4.1(b)(iv) of the Company Disclosure Letter, the Company has no continuing obligations or liabilities with respect to, or the operation of business of, Elevate Credit International Limited.

(c) Corporate Authority; Approval.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) At a meeting duly called and held prior to the execution and delivery of this Agreement, the board of directors of the Company (by unanimous vote of those voting) has (A) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend the adoption of this Agreement by the holders of Shares (the “Company Recommendation”), which Company Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof, (B) directed that this Agreement be submitted to the holders of Shares for their adoption at the Company Stockholders Meeting and (C) in such capacity received the opinion of its financial advisor, Morgan Stanley & Co. LLC, on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the limitations, qualifications, assumptions and conditions set forth therein, the Merger Consideration to be received by the holders of Shares (other than the holders of the Excluded Shares and the holders of the Dissenting Shares) pursuant to this Agreement is fair from a financial point of view to such holders of Shares and such opinion has not been withdrawn, revoked, or modified as of the date hereof. It is agreed and understood that such opinion is for the information of the board of directors of the Company (in its capacity as such) and may not be relied upon by Parent or Sponsor.

(d) Governmental Filings; No Violations.

(i) Other than the filings, notices, consents, registrations, approvals, permits, licenses and authorizations (A) pursuant to Section 1.3, (B) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”), (C) required to be made with the New York Stock Exchange (the “NYSE”), and (D) with the state authorities set forth on Section 4.1(d)(i) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, and no consents, registrations, approvals, permits, licenses or authorizations are required to be obtained by the Company or any of its Subsidiaries from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the Company’s ability to consummate the transactions as contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in:

(A) a breach or violation of, or a default under, (x) the certificate of incorporation or bylaws of the Company or (y) the comparable governing documents of any of its Subsidiaries;

(B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any written agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 4.1(d)(i), or any Laws to which the Company or any of its Subsidiaries is subject; or

(C) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries;

except, in the case of clause (A)(y), (B) or (C) above, with respect to a Company Benefit Plan, or for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the Company’s ability to consummate the transactions as contemplated by this Agreement.

(e) Company Reports; Financial Statements; No Undisclosed Liabilities.

(i) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it prior to the date hereof with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2020 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, and any documents filed with, or incorporated by reference in (regardless of when originally filed) any such forms, statements, reports and documents, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (or, if amended prior to the date of this Agreement, as of the date of such amendment), complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, the Company has made available to Parent copies of all comment letters received by the Company from the SEC since the Applicable Date, together with all written responses of the Company thereto. As of the date hereof, there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the knowledge of the Company, none of the Company Reports is the subject of any ongoing review or investigation by the SEC.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(iii) The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15 or 15d-15 under the Exchange Act) designed to ensure that all information required to be disclosed by the Company is recorded, processed, summarized and reported on a timely basis to the management of the Company and the other individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) designed to provide (i) reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) reasonable assurance that transactions are executed only in accordance with the management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) reasonable assurance regarding prevention or timely detection of any unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. Since the Applicable Date, neither the Company, the audit committee of the Company’s board of directors, nor to the knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (A) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the design or operation of its system of internal controls over financial reporting that has not been subsequently remediated, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s system of internal control over financial reporting or the preparation of financial statements. Since the Applicable Date, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its chief executive officer or chief financial officer has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(iv) The consolidated financial statements of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) (A) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods covered thereby, and (C) were prepared, in each case in all material respects in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or as permitted by SEC rules. Except as have been described in the Company Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(v) As of the date hereof, except for liabilities or obligations that (A) are reflected or reserved against in the Company’s audited consolidated balance sheet (and the notes thereto), dated as of December 31, 2021 (the “Latest Balance Sheet Date”), contained in the Company Reports (the “Audited Company Balance Sheet”) or in the consolidated financial statements of the Company (and the notes thereto) contained in the Company Reports filed after the Latest Balance Sheet Date and before the date of this Agreement, (B) were incurred in the ordinary course of business since the date of the Audited Company Balance Sheet, (C) relate to executory obligations under Contracts (other than any liabilities or obligations arising from the Company’s breach of or default under such Contracts, if any), or (D) were incurred in connection with this Agreement, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued, contingent or otherwise, of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) Absence of Certain Changes. Since the Latest Balance Sheet Date through the date hereof, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such businesses consistent with past practices, except as set forth on Section 4.1(f) of the Company Disclosure Letter, and there has not been or occurred: (i) any event, circumstance, condition, occurrence or development, which, individually or in the aggregate, has had, or would reasonably be expected to have a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, (iii) other than in connection with satisfaction of withholding Taxes or exercise price payments with respect to Company Equity Awards, any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of the Company; or (iv) any material change in any method of accounting or accounting practices by the Company.

(g) Litigation. Except as set forth in the Company Disclosure Letter:

(i) As of the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or, to the knowledge of the Company, any present or former officers or directors (in their capacity as such), except in each case (A) for those Actions that involve an amount in controversy in less than $350,000 individually, or (B) as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement.

(ii) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or the specific subject of the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the Company’s ability to consummate the transactions as contemplated by this Agreement.

(h) Company Benefit Plans.

(i) All material Company Benefit Plans as of the date hereof are listed in Section 4.1(h)(i) of the Company Disclosure Letter. For purposes of this Agreement, “Company Benefit Plans” means all “employee benefit plans”, as defined in Section 3(3) of ERISA currently in effect, and all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation, and any other compensatory plans, contracts, programs, policies and arrangements (A) sponsored, maintained, contributed to or required to be contributed to by the Company or its Subsidiaries for the benefit of current or former employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or its Subsidiaries and (B) with respect to which the Company or any of its ERISA Affiliates has, or could reasonably be expected to have, any liability, contingent or otherwise.

(ii) To the extent applicable, true and complete copies of each material Company Benefit Plan (or form(s) thereof, if applicable) have been made available to Parent, together with all related (A) trust agreements, insurance Contracts, and third-party administration Contracts; (B) current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports; (C) summaries of the material terms of any Company Benefit Plan for which there is not a written plan document; (D) the most recent annual reports required to be filed on IRS Form 5500 Series for the last three plan years; (E) all reports relating to compliance with Sections 401(a)(4), 401(k), 401(m) and 410(b) of the Code for the prior three plan years; (F) all employee handbooks; (G) all actuarial valuations in respect of any Company Benefit Plan for the prior three plan years; (H) the most recent audited financial statement and the actuarial or other valuation report prepared for the most recently completed plan year; and (I) all material, non-routine correspondence with any Governmental Entity relating to any Company Benefit Plan in the last three years.

(iii) All Company Benefit Plans are in compliance with applicable Laws in all material respects. The Company has received a favorable determination or opinion letter from the Internal Revenue Service as to the qualification of each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination or opinion letter has been provided or made available to Parent. As of the date of this Agreement, all contributions required to be made under each Company Benefit Plan have been timely made. All other obligations in respect of each Company Benefit Plan have been properly accrued for and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports, in each case, in all material respects. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened, litigation relating to the Company Benefit Plans that would reasonably be expected to give rise to material liability (other than routine claims for benefits).

(iv) Except as set forth in Section 4.1(h)(iv) of the Company Disclosure Letter, no Company Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), beyond retirement or other termination of service, other than coverage mandated by COBRA or comparable United States state or foreign Law. Neither the Company nor any ERISA Affiliate has or could have any liability in respect of, or has in the past six (6) years sponsored, maintained, contributed to or had any liability in respect of, (A) any defined benefit plan (as defined in Section 3(35) of ERISA), (B) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (C) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (D) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (E) a “funded welfare plan” within the meaning of Section 419 of the Code.

(v) Except as set forth on Section 4.1(h)(v) of the Company Disclosure Letter, required by applicable Law or contemplated by the terms of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment becoming due to any current or former employee or other service provider of the Company or its Subsidiaries, (B) materially increase the compensation or benefits payable, including equity benefits, under any Company Benefit Plan, (C) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits, including equity benefits, under any such Company Benefit Plan or (D) result in the payment of any compensation or benefits to any person who would be a “disqualified individual” (as defined in Section 280G of the Code) that could reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G of the Code).

(i) Compliance with Laws; Privacy Policies.

(i) The Company and each of its Subsidiaries since January 1, 2020 through the date hereof have been, and are, in compliance with all federal, state, local or foreign law, statute or ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, decree, directive, legally binding guidance, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the Company’s ability to consummate the transactions as contemplated by this Agreement. Except with respect to regulatory matters covered by Section 5.5, as of the date hereof no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, except for such investigations or reviews the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the Company’s ability to consummate the transactions as contemplated by this Agreement.

(ii) The actual practices of the Company and its Subsidiaries with respect to the security, collection, storage, retention, use, transfer, disclosure and disposal of personal information have complied, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act and the Fair Credit Reporting

Act, the General Data Protection Regulation (EU) 2016/679 and with any representations made by the Company or its any of its Subsidiaries in any privacy policy provided to consumers or made available to the public, except for any noncompliance that would not reasonably be expected to have a Company Material Adverse Effect.

(iii) The Company and its Subsidiaries have taken commercially reasonable steps, including implementing, maintaining, and monitoring compliance with measures with respect to administrative, technical and physical security, designed to protect all personal information in their possession or control against loss and against unauthorized access, acquisition, use, modification, disclosure or other misuse that would be reasonably likely to be material to the Company. To the Company’s knowledge, since September 30, 2020, there has been no unauthorized access, use, or disclosure of personal information in the possession or control of the Company or its Subsidiaries or any of its respective contractors with respect to any personal information obtained from or on behalf of Company or its Subsidiaries which (a) required the Company or any of its Subsidiaries to provide notice to any individual or Governmental Entity pursuant to applicable Laws regarding security incident notification; or (b) would reasonably be expected to be material to the Company.

(j) Takeover Statutes. Assuming that the representation of Parent and Merger Sub in Section 4.2(e) (Ownership of Shares) is accurate, (A) no “fair price,” “moratorium,” “business combination,” “control share acquisition” or other similar anti-takeover statute or regulation or any similar provision in the Company’s certificate of incorporation or bylaws (each, a “Takeover Statute”) is applicable to the Company in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and (B) the Company has taken all appropriate actions so that the restrictions of any applicable Takeover Statute will not apply to Parent or Merger Sub or with respect to or as a result of this Agreement, the Merger or the other transactions contemplated by this Agreement.

(k) Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, as of and through the date hereof:

(i) the Company and its Subsidiaries have complied at all times since September 30, 2020 with all applicable Environmental Laws;

(ii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity relating to liability under any Environmental Law or relating to Hazardous Substances;

(iii) there has been no release of Hazardous Substances under Environmental Law on, at, to or from (A) any property currently owned, operated or leased by the Company or its Subsidiaries, (B) during the time of the Company’s or any Subsidiary’s ownership, operation or lease, any formerly owned, operated, or leased property, or (C) to the Company’s knowledge, any locations where Hazardous Substances from the operations of the Company or any Subsidiary have come to be located; and

(iv) neither the Company nor any of its Subsidiaries has received any written, or to the Company’s knowledge, other request for information or allegation of responsibility as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act or analogous state or local Law.

(l) Taxes. Except as set forth in Section 4.1(l) the Company Disclosure Letter,

(i) The Company and each of its Subsidiaries, as of the date hereof:

(A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by each of them and each of such Tax Returns are true, correct and complete in all material respects;

(B) have complied in all material respects with all applicable Laws relating to Taxes, including the payment and withholding of Taxes (including in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person), and has duly and timely withheld and paid over to the appropriate Governmental Entity all material amounts required to be so withheld and paid under all applicable Laws;

(C) have timely made all required material estimated Tax payments sufficient to avoid any underpayment penalties or interest;

(D) with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company and each of its Subsidiaries have made due and sufficient accruals for such Taxes in its financial statements and its books and records;

(E) have paid all material Taxes that are required to be paid by them or that they are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;

(F) have properly charged, collected, and paid all material applicable sales, use, excise and other similar Taxes;

(G) have not (nor any other Person on their behalf) (w) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, (x) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (y) granted any extension for the assessment or collection of Taxes, which remains in effect, or (z) granted to any Person any power of attorney that is currently in force with respect to any Tax matter;

(H) are not a party to any Tax sharing, allocation, indemnity, or similar agreement or arrangement (whether or not written) pursuant to which they would have any obligation to make any payments after the Closing (other than any customary Tax indemnification provisions in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes);

(I) have disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code and have not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b);

(J) have no material liability for Taxes of any Person as a matter of Law, or as a transferee or successor, or by Contract (other than any customary Tax indemnification provisions in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes);

(K) do not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the United States;

(L) will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (w) deferral of employment taxes under Section 2302 of the CARES Act; (x) installment sale or open transaction disposition made on or prior to the Closing Date; (y) prepaid amount received on or prior to the Closing Date; or (z) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto;;

(M) has (w) properly complied with all applicable Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act and COVID

Relief Programs, (x) to the extent applicable, properly complied with all applicable Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act and COVID Relief Programs, (y) not sought and does not intend to seek a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act and COVID Relief Programs, and (z) not sought and does not intend to seek any deferral of any Tax pursuant to the CARES Act and COVID Relief Programs; and

(N) have not waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(ii) As of the date of this Agreement, to the knowledge of the Company, there are not pending or threatened in writing any audits, examinations, investigations or other proceedings in respect of material Taxes or Tax matters and there are not any unresolved claims, assessments or deficiencies against the Company or any of its Subsidiaries for any material amount of Taxes.

(m) Labor Matters.

(i) As of the date hereof, (A) neither the Company nor any of its Subsidiaries is a party to, is otherwise bound by, any collective bargaining agreement or other Contract with a labor union or labor organization, and (B) (x) to the Company’s knowledge, no Employees are represented by any labor union or labor organization; (y) no labor union or labor organization or group of Employees has made a pending demand to the Company or any of its Subsidiaries for recognition; and (z) there is no organizing activity, representation Action, petition, or other union activity, directed at the Company or any of its Subsidiaries or any Employees, including unionization activity seeking recognition of a collective bargaining unit or seeking a representation Action, presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal or authority.

(ii) No (A) labor strikes, work stoppages, walkouts, slowdowns, lockouts, or arbitrations or (B) labor grievances, unfair labor practice charges, grievances, or other labor disputes against the Company or any of its Subsidiaries are pending, to the Company’s knowledge, threatened, or have occurred, in each case, as of the date hereof.

(iii) Each Independent Contractor has been properly classified as such under all applicable Laws and all Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.

(iv) Except as set forth on Section 4.1(m)(iv), as of the date hereof, there are no pending, or to the knowledge of the Company, threatened (A) Actions against the Company or any of its Subsidiaries; or (B) audits or investigations by any Governmental Entity, against the Company or any of its Subsidiaries arising out of, in connection with, or otherwise relating to the employment, termination of employment of, failure to employ, or any other employment action taken in relation to any individual, or any other employment-related matter involving any Employee or applicant. The Company and its Subsidiaries are, and since the Applicable Date, have been, in compliance in all material respects with all applicable Laws relating to the employment of labor, including all such Laws relating to eligibility to legally be employed, wages, hours, break periods, WARN, and any similar federal, state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, harassment, retaliation, pay equity, employment equity, civil rights, safety and health, workers’ compensation, reasonable accommodation, leaves of absence, immigration, the use of background checks or consumer reports, and the collection and payment of withholding and/or social security taxes and any similar tax, and all Contracts with Employees, former Employees and Independent Contractors. As of the date hereof, there has been no “mass layoff” or “plant closing” (as defined by WARN) or reduction of employees’ hours by more than 50% (sufficient to trigger WARN) with respect to the Company or any of its Subsidiaries within the two (2)-year period prior to the date hereof, and neither the Company nor any of its Subsidiaries has incurred any liability under WARN that remains unsatisfied.

(v) Except as set forth on Section 4.1(m)(v) of the Company Disclosure Letter, to the knowledge of the Company, since the Applicable Date through the date hereof, (A) there is no, and there has not been, any Action relating to any act or allegations of or relating to sex-based discrimination, sexual harassment or sexual misconduct involving any member of the Company’s management or the Company’s board of directors, (B) neither the Company nor any of its Subsidiaries have entered into any settlement agreement relating to allegations of sex-based discrimination, sexual harassment or sexual misconduct by any current director or officer of the Company, and (C) to the Company’s knowledge, there has not been threatened any Action related to sex-based discrimination, sexual harassment or sexual misconduct involving any member of the Company’s management or the Company’s board of directors.

(n) Intellectual Property.

(i) Set forth on Section 4.1(n)(i) of the Company Disclosure Letter is as of the date hereof a complete list of all registered Intellectual Property, all applications for Intellectual Property registration, and all domain names and social media accounts owned by the Company or its Subsidiaries. The Company and its Subsidiaries own (solely or jointly), free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property used in or necessary for their operations as currently conducted by the Company or its Subsidiaries. The Intellectual Property owned by the Company or its Subsidiaries is, to the Company’s knowledge, valid, subsisting and enforceable, and is not subject to any outstanding order, judgment or decree adversely affecting the Company’s or its Subsidiaries’ use of, or its rights to, such Intellectual Property. The conduct of the Company’s and its Subsidiaries’ business has not, since the Applicable Date, infringed or misappropriated any non-patent Intellectual Property rights of any third party or, to the Company’s knowledge, infringed or misappropriated any patent rights of any third party.

(ii) The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all material Trade Secrets that are owned by or provided to the Company and its Subsidiaries under conditions of confidentiality, except where the failure to take such measures, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, there has been no disclosure of any such Trade Secrets of the Company or any of its Subsidiaries to any person, except for disclosures made subject to confidentiality terms that are reasonable under the circumstances to maintain the secrecy of such Trade Secrets or that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, no third party has infringed upon or misappropriated any Intellectual Property rights of the Company or any of its Subsidiaries, except for infringements or misappropriations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(iii) The Company and its Subsidiaries have not granted any material licenses, exclusive licenses or other rights to third parties to use their material Intellectual Property other than non-exclusive licenses granted in the ordinary course of business.

(iv) The IT Assets used as of the date hereof by the Company or any of its Subsidiaries operate and perform in all material respects as required by the Company and its Subsidiaries to conduct their respective businesses as currently conducted, except for failures for operate or perform, that individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Since the Applicable Date, to the Company’s knowledge, there have been no security breaches, unauthorized access or other adverse integrity or security access incidents affecting the IT Assets of the Company or any of its Subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology.

(o) Insurance. All material fire and casualty, general liability, business interruption, product liability, Directors and Officers Liability, workers compensation, errors and omissions, employment practices, employer liability, cyber, fiduciary liability and sprinkler and water damage insurance policies and other material insurance policies maintained by the Company or any of its Subsidiaries as of the date hereof (“Insurance Policies”) are listed in Section 4.1(o) of the Company Disclosure Letter, including for each policy the type of insurance, the name of the insurer and the policy limits of insurance. The Insurance Policies are in full force and effect in all material respects, and (i) satisfy all legal requirements and contractual requirements of the Company, (ii) provide customary coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and (iii) are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, in each case of the foregoing, in all material respects. Since the Applicable Date (A) no Insurance Policy has been cancelled by the insurer, other than any Insurance Policy that has expired by its terms and (B) to the Company’s knowledge, (x) no written threat has been made by an insurer and received by the Company to cancel any Insurance Policy held by the Company during such period, (y) there has not been any pending claim under the Insurance Policies that has been denied, rejected, or made subject of any reservation of rights by any insurer, and (z) the Company is not in default under any provision of any of the Insurance Policies in any material respect. Section 4.1(o) of the Company Disclosure Letter also sets forth a list of all material claims made under the Insurance Policies since the Applicable Date through the date hereof, except for claims in respect of any matters set forth in Section 4.1(g) of the Company Disclosure Letter.

(p) Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except as set forth in Section 4.1(p) of the Company Disclosure Letter.

(q) Company Material Contracts and Governmental Contracts.

(i) Except as set forth in Section 4.1(q) of the Company Disclosure Letter, and excluding any Company Benefit Plan, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(A) any lease of real or personal property providing for annual rentals of $350,000 or more;

(B) any Contract with any Company vendor or supplier that is reasonably likely to require payments on an annual basis from the Company and its Subsidiaries of more than $1 million;

(C) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries;

(D) any Contract (other than among direct or indirect wholly-owned Subsidiaries of the Company) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $1 million;

(E) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K or under Item 404 of Regulation S-K under the Securities Act and not otherwise specified in a sub-clause of this Section 4.1(q);

(F) any Contract that (x) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (y) grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries or (z) prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights, in each case (x), (y) and (z) that is material to the Company and its Subsidiaries, taken as a whole;

(G) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a purchase price of more than $350,000;

(H) other than as set forth in Section 4.1(h)(i) of the Company Disclosure Letter, any employment, management, severance, change-in-control, retention, transaction bonus, change-in-control compensation, deferred compensation, health and welfare benefits or insurance coverage, individual consulting, relocation, repatriation or expatriation Contract, in each case which provides annual compensation in excess of $100,000 individually and is not terminable at-will by the Company or one of its Subsidiaries, pursuant to which the Company or one of its Subsidiaries has continuing obligations as of the date of this Agreement with any current or former employee, director, or other service provider that is a natural person;

(I) any Contract containing non-solicitation provisions restricting the Company’s ability to hire or retain any employees, customers, vendors, suppliers or other service providers, except for any such Contract entered into in the ordinary course of business consistent with past practice;

(J) any Contract (1) entered into within the three year period prior to the date hereof relating to the disposition or acquisition of assets or any ownership interest in any Person by the Company or any of its Subsidiaries with a value greater than $350,000, which as of the date hereof has not been completed, or (2) relating to the acquisition or disposition of assets or ownership interests pursuant to which the Company or any of its Subsidiaries has continuing indemnification (other than indemnification obligations contained in commercial Contracts of the Company entered into in the ordinary course of business), earn-out or other contingent purchase price payment obligations;

(K) any Contract (other than any Contract with its external advisors with respect to the transactions contemplated hereby or any Company benefit plan) pursuant to which the Company or any of its Subsidiaries is obligated to pay a success fee in connection with the Merger and the other transactions contemplated hereby;

(L) any collective bargaining agreement or any other Contract with any labor union, trade union, or other employee representative, body or organization of a group of employees of the Company or any Subsidiary;

(M) Contracts for the employment of, or receipt of any services from, any director, officer, or employee of the Company or any Subsidiary or any other natural person on a full-time, part-time, consulting or other basis, except for offer letters, employment agreements, and any other written agreements that provide for at-will employment and that do not provide for retention, change-in-control, severance, or similar payments or benefits;

(N) any Contract which commits the Company or any of its Subsidiaries to enter into any of the foregoing; and

(O) any Contract between the Company or any of its Subsidiaries, on the one hand, and Think Finance, LLC or any of its Subsidiaries (other than a Subsidiary of the Company), on the other hand

(the Contracts described in clauses (A) – (O), collectively, the “Company Material Contracts”).

(i) A copy of each Company Material Contract as of the date hereof has previously been delivered or made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, as of the date hereof each such Company Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any such Company Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Company Material Contract by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except in each case of the foregoing, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(r) Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Section 4.1(r) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, any real property for which annual base rent exceeds $350,000 (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement and all amendments and modifications thereto, a “Lease”). The Company has made available to Parent complete and correct copies of all Leases. With respect to each Lease and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest (other than Permitted Liens) in such Lease or any interest therein; (ii) there are no Liens (other than Permitted Liens) on the estate or interest created by such Lease; (iii) the Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all Liens (other than Permitted Liens); (iv) neither the Company nor any of its Subsidiaries and to the knowledge of the Company, no third party is, as of the date hereof, in material breach of or default pursuant to any Lease and, as of the date hereof, no fact, circumstance or event has occurred or is continuing that with notice or lapse of time would constitute a material breach or default thereunder by the Company or any of its Subsidiaries or any other party; and (v) there are no subleases, licenses or similar agreements granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy the Leased Real Property, except for the Permitted Liens.

(s) Related Person Transactions. Except for compensation or other employment arrangements and indemnification agreements with the Company’s current, former or future directors and officers, in each case, in the ordinary course of business consistent with past practice, there are no Contracts or other legally binding transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

(t) Permits. As of the date hereof, each of the Company and its Subsidiaries holds and is in compliance with all certificates, licenses, permits, authorizations and approvals (“Permits”) required under applicable Law for the conduct of its business as presently conducted, including all licenses and permits required of any Governmental Entity for the operation of its business as may be required by applicable Consumer Financial Services Laws to make, arrange, or service Consumer Loans, except for any failure to hold or failure to comply that would not reasonably be expected to have, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. During the two-year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of any material noncompliance or proceedings relating to the revocation or modification of any such Permits, except for such instances of noncompliance, or any failure to hold, revocation or modification, that would not reasonably be expected to have, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Except as disclosed on Section 4.1(t) of the Company Disclosure Letter, (i) to the Company’s knowledge, there are no open examinations by a Governmental Entity with respect to the operations of the Company or any of its Subsidiaries, other than routine examinations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, and (ii) except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries as a whole, no report or examination by a Governmental Entity cites a violation of law with respect to the consumer lending business of the Company or any of its Subsidiaries within the past three (3) years.

(u) Proxy Statement. None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement, and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(v) Anti-Corruption Matters. Since January 1, 2018, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company, any of its Subsidiaries or any director, officer or, to the knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the United Kingdom Bribery Act 2010; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2018, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that in any material respect it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the knowledge of the Company no Governmental Entity is investigating, examining, or reviewing the Company’s or any of its Subsidiaries’ compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

(w) Anti-Money Laundering Matters. Each of the Company and its Subsidiaries currently conducts and has at all times since January 1, 2018 conducted its business in all material respects in accordance with any applicable Law relating to or connected with the combating of terrorism or money laundering, including the United Kingdom Proceeds of Crime Act 2002, the United Kingdom Terrorism Act 2000, and the United Kingdom Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2018 (“AML Law”). Since January 1, 2018, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it or any of its Subsidiaries have violated or may have violated in any material respect any Law relating to anti-money laundering, anti-terrorism financing or similar matters. To the knowledge of the Company, as of the date hereof, no Governmental Entity is investigating, examining, or reviewing the Company’s or any of its Subsidiaries’ compliance with any applicable provisions of any Law (including AML Law) relating to anti-money laundering, anti-terrorism financing or similar matters.

(x) Consumer Loans.

(i) Each Consumer Loan has been made and serviced in compliance, in all material respects, with the Underwriting Guidelines, Servicing Standards and all requirements of all Consumer Financial Services Laws, and all Consumer Loan Documents relating to a Consumer Loan comply in all material respects with all applicable Consumer Financial Services Laws and are enforceable in all material respects in accordance with their terms subject to the Bankruptcy and Equity Exception. No Consumer Loan was originated under the “tribal model” and/or any “offshore or commerce model.” The Servicing Standards used with respect to a Consumer Loan are in all material respects customary in the subprime consumer lending and servicing business with respect to subprime consumer loans similar to the Consumer Loans and comply in all material respects with all applicable municipal, state or federal laws or regulations; including, the Consumer Financial Services Laws.

4.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly incorporated or organized, validly existing and in good standing (in jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation or organization, as applicable, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated hereby (any such effect or impact, a “Parent Material Adverse Effect”). Parent has not conducted, and prior to the Effective Time will not conduct, any business, and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature, other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(b) Ownership of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Other than the outstanding capital stock of Merger Sub owned by Parent, there are no equity securities of Merger Sub, securities (including purchase rights) of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub, or options or other rights to acquire or obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement, and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. Other than shares of capital stock of Merger Sub, Parent holds no equity interests in any other Person.

(c) Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) Governmental Filings; No Violations.

(i) Other than the filings, notices, consents, registrations, approvals, permits, licenses and authorizations (A) pursuant to Section 1.3 or (B) with the state authorities set forth on Section 4.1(d)(i) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by Parent, Merger Sub or any of their respective Affiliates with, and no consents, registrations, approvals, permits, licenses or authorizations are required to be obtained by Parent, Merger Sub or any of their respective Affiliates from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby, will not, constitute or result in:

(A) a breach or violation of, or a default under, the certificate of incorporation or bylaws (or other governance documents) of Parent or Merger Sub;

(B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or Merger Sub, any Contracts binding upon Parent, any of its Subsidiaries assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 4.2(d)(ii), or any Laws to which Parent or any of its Subsidiaries is subject; or

(C) any change in the rights or obligations of any party under any Contract binding on Parent or any of its Subsidiaries; except, in the case of each of the foregoing clauses (B) and (C), for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(iii) None of the Persons who may reasonably be considered by the applicable Governmental Entities in connection with any Regulatory Filings and Approvals (including Persons proposed by Parent to be directors and/or officers of the Surviving Corporation or any of its Subsidiaries (but excluding any Persons serving as officers or directors of the Company immediately prior to the Effective Time)) (collectively, the “Relevant Persons”) (A) has been convicted of any felony offense that would, individually or in the aggregate, reasonably be expected to prevent, result in a denial or otherwise materially delay any Regulatory Filings and Approvals set forth on Schedule 6.1(b), (B) has ever abandoned or withdrawn (in each case in response to a communication from a Governmental Entity regarding a likely or impending denial, suspension or revocation of a license under Consumer Financial Services Law) or been denied a license (or an application for a license) or had a license (or an application for a license) suspended or revoked, under any Consumer Financial Services Law, or (C) to Parent’s knowledge, is subject to any investigation under Consumer Financial Services Law. To Parent’s knowledge, there are no facts with respect to any Relevant Person which, if known to any Governmental Entity, would, individually or in the aggregate, be reasonably be expected to prevent, result in a denial or otherwise materially delay any Regulatory Filings and Approvals set forth on Schedule 6.1(b).

(e) Ownership of Shares. None of Parent and its Affiliates is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. None of Parent and its Affiliates beneficially owns any Shares or other securities of the Company or any option, warrants or other rights to acquire Shares or other securities of, or any other economic interest in, the Company.

(f) Brokers and Finders. Parent has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement.

(g) Financing.

(i) Commitment Letter. Concurrently with the execution and delivery of this Agreement, Parent has provided to the Company true, correct and complete copies of an executed commitment letter, dated on or prior to the date hereof, including all exhibits, schedules, annexes and amendments thereto (the “Equity Commitment Letter”), with Parent, pursuant to which (A) Sponsor has committed, subject to the terms and conditions thereof, to make an equity investment in Parent in cash in the amount set forth therein, and (B) the Company is an express third party beneficiary thereof entitled to enforce the Sponsor’s obligations thereunder to the extent provided in Section 8.5(c) hereof (such financing, the “Equity Financing” and, together with any Alternative Financing, collectively, the “Financing”).

(ii) No Amendments. As of the date of this Agreement, (A) the Equity Commitment Letter has not been amended, restated, amended and restated, supplemented or otherwise modified (and no waiver of any provision thereof has been requested or granted); (B) no such amendment, restatement, amendment and restatement, supplement, modification or waiver is contemplated or has been discussed; and (C) the commitment contained therein has not been withdrawn, terminated, reduced, rescinded or amended (and no such withdrawal, termination, reduction, rescission or amendment is contemplated or threatened) in any respect. There are no other Contracts, agreements, side letters or arrangements (oral or written, contingent or otherwise) that would permit the parties to the Equity Commitment Letter to reduce the amount of the Equity Financing, impose additional conditions precedent, or otherwise adversely affect the availability or funding of any portion of the Equity Financing on the Closing Date. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full amount or any portion of the Equity Financing on the terms in the Equity Commitment Letter.

(iii) Sufficiency of Financing. Assuming the conditions set forth in Section 6.1 and Section 6.2 have been satisfied and the Equity Financing is funded in accordance with terms of the Equity Commitment Letter, on the Closing Date, the net proceeds of the Equity Financing will be and Parent will have funds, in the aggregate, sufficient for Parent and Merger Sub to (i) make the payment of all amounts payable pursuant to Article III in connection with or as a result of the Merger or otherwise in connection with the transactions contemplated by this Agreement, including all payments of the aggregate amount of the Merger Consideration and all payments with respect to Company Options and Company RSUs (other than the Rolled Company RSU Awards), and (ii) pay all fees and expenses required to be paid at the Closing by the Company, Parent and Merger Sub in connection with the Closing and the Financing pursuant to this Agreement. In no event shall the receipt by, or the availability of, any funds or financing to Parent or any of its Affiliates or any other financing be a condition to Parent’s obligation to consummate the transactions contemplated by this Agreement.

(iv) Validity. The Equity Commitment Letter (in the form delivered by Parent to the Company concurrently with the execution and delivery of this Agreement) is in full force and effect and constitutes the legal, valid and binding obligation of Parent, Merger Sub and each of the other parties thereto, and enforceable against Parent, Merger Sub and the other parties thereto, as applicable, in accordance with its terms. Sponsor has the unconditional right to (x) call the capital required to fund all of its obligations under the Equity Commitment Letter, and (y) cause all such capital calls to be funded, by its partners and investors who, to Parent’s knowledge, as of the date hereof have the cash or rights to acquire the cash sufficient to honor such capital calls. As of the date of this Agreement, assuming the conditions set forth in Section 6.1 and Section 6.2 have been satisfied, Parent has no reason to believe that any of the conditions set forth in the Equity Commitment Letter will not be satisfied on a timely basis, and Parent has no reason to believe that any portion of the Equity Financing will not be available to Parent or Merger Sub to consummate the Closing on the Closing Date.

(h) Litigation. There is no Action pending or, to the knowledge of Parent, threatened against Parent, any Subsidiary of Parent, or any property or asset of Parent or any Subsidiary of Parent, before any Governmental Entity that (i) if adversely determined, individually, or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or (ii) seeks to materially delay or prevent the consummation of any transaction contemplated by this Agreement. Neither Parent nor any Subsidiary of Parent nor any property or asset of Parent or any Subsidiary of Parent is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent or Merger Sub, continuing investigation by, any Governmental Entity, or any Law that would reasonably be expected to have a Parent Material Adverse Effect.

(i) Solvency. (i) Parent is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation,

Parent, Merger Sub, Sponsor or any of their respective Affiliates. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects and that the Company, on a consolidated basis, is Solvent immediately prior to the Effective Time, at and immediately after the Effective Time, Parent and its Subsidiaries (including the Surviving Corporation) and Sponsor: (A) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (B) will have adequate capital and liquidity with which to engage in their businesses and (C) will not have incurred and do not plan to incur debts beyond their respective abilities to pay as they mature or become due. (ii) As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article III in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Affiliates in connection therewith), in each case assuming the accuracy of the representations and warranties of the Company in this Agreement and compliance by the Company with Sections 5.1(b)(vi) and (ix), in each case in all material respects, and assuming that the Equity Financing is funded in accordance with the Equity Commitment Letter, (A) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed (x) the value of all liabilities of the Surviving Corporation and such Subsidiaries (on a consolidated basis), including contingent and other liabilities; and (y) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debs become absolute and mature; (B) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged; and (C) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will be able to pay their liabilities, including contingent and other liabilities, as they mature.

(j) Certain Arrangements. Except as set forth in Section 4.2(j) of the Parent Disclosure Letter, there are no Contracts, undertakings, commitments, or understandings, whether written or oral and whether or not legally binding, between Parent, Sponsor or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company’s board of directors or any stockholder of the Company, on the other hand, (i) relating in any way to the Merger or any other transaction contemplated by this Agreement or to the management of the Surviving Corporation after the Effective Time or (ii) pursuant to which any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or agrees to vote in favor of this Agreement and the Merger and other transactions or agrees to vote against or otherwise oppose any Company Acquisition Proposal.

(k) Limited Guarantee. The Limited Guarantee has been duly executed and delivered by Sponsor and constitutes the legal, valid and binding obligation of Sponsor enforceable against Sponsor in accordance with its terms, subject to the Bankruptcy and Equity Exception. Sponsor has the unconditional right to (x) call the capital required to fund all of its obligations under the Limited Guarantee, and (y) cause all such capital calls to be funded, by its partners and investors who, to Parent’s knowledge, as of the date hereof have the cash or rights to acquire the cash sufficient to honor such capital calls. As of the date hereof, Parent has no reason to believe that the obligations of Sponsor under the Limited Guarantee, if and when applicable in accordance with the terms thereof, will not be satisfied pursuant to the terms of this Agreement.

(l) Proxy Statement. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives or Financing Sources furnishes in writing to the Company expressly for use or incorporation in the Company Proxy Statement, will, on the date such Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.3 No Other Representations and Warranties.

(a) Except for the representations and warranties of the Company contained in Section 4.1 or in any certificate delivered by Company pursuant to Section 6.2(b), Parent and Merger Sub acknowledge that none of the Company or any of its Affiliates or such parties’ respective Representatives, nor any other person on behalf thereof, makes, and that none of Parent or Merger Sub (or any of their Affiliates) or their respective Representatives or Financing Sources has relied upon, or is entitled to rely upon, any other express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided or made available by them or on their behalf to Parent or Merger Sub (or any of their Affiliates) or their respective Representatives or Financing Sources in connection with this Agreement (and including as to the correctness or completeness of any such information), including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub (or any of their Affiliates) or their respective Representatives or Financing Sources in certain “data rooms” or management presentations or meetings in expectation of the transactions contemplated hereby.

(b) Except for the representations and warranties of Parent and Merger Sub contained in Section 4.2 or in any certificate delivered by Parent pursuant to Section 6.3(b), and for any representations and warranties of Sponsor made in any Equity Commitment Letter or the Limited Guarantee, the Company acknowledges that none of Parent or Merger Sub or any of their respective Affiliates or such parties’ respective Representatives, nor any other person on behalf of Parent or Merger Sub, makes, and the Company has not relied upon, or is entitled to rely upon, any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Affiliates or with respect to any other information provided or made available by them or on their behalf to the Company or its Representatives in connection with this Agreement (and including as to the correctness or completeness of any such information).

ARTICLE V

Covenants

5.1 Interim Operations.

(a) After the date of this Agreement and prior to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (i) as Parent shall otherwise consent (such consent not to be unreasonably withheld, delayed or conditioned and such consent to be deemed given if Parent provides no written response within 3 business days after a written request by the Company for such consent) or request, (ii) as otherwise expressly contemplated by this Agreement, (iii) as required by applicable Laws, (iv) as set forth in Section 5.1 of the Company Disclosure Letter or (v) as necessary to comply with the express obligations of any Company Material Contract in effect on the date hereof (the exceptions described in the foregoing clauses (i) through (v), each, a “General Exception”), the Company shall use commercially reasonable efforts to conduct its and its Subsidiaries’ business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, it shall, and it shall cause its Subsidiaries to, use its and their respective commercially reasonable efforts to preserve their business organizations; provided, that, no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of Section 5.1 unless such action or omission would constitute a breach of such provision of Section 5.1(b).

(b) Without limiting the generality of and in furtherance of the foregoing but subject to the proviso in Section 5.1(a), from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except pursuant to a General Exception, the Company will not and will not permit its Subsidiaries to:

(i) adopt any change in the Company’s or any Subsidiary’s certificate of incorporation or bylaws or comparable governing documents;

(ii) merge or consolidate itself or any of its Subsidiaries with any other Person (except for any such transaction among its wholly owned subsidiaries), restructure, reorganize or completely or partially liquidate;

(iii) other than (A) in connection with the exercise, vesting or settlement of Company Equity Awards outstanding as of the date hereof and in accordance with the terms thereof (including sales of Shares in order to satisfy tax withholding obligations) or (B) as disclosed in Section 5.1(b)(iii) of the Company Disclosure Letter, issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance by it or any of its Subsidiaries of, any shares of its capital stock or of any its Subsidiaries (other than the issuance of shares by its wholly-owned Subsidiary to it or another of its wholly-owned Subsidiaries), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to it or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(v) other than (A) acquisitions of Shares tendered by holders of Company Equity Awards outstanding as of the date hereof and in accordance with the terms thereof, in order to satisfy obligations to pay the exercise price and/or tax withholding obligation with respect thereto, and (B) the acquisition by the Company of Shares in connection with the forfeiture of Company Equity Awards, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock or securities convertible or exchangeable into or exercisable for any shares of the Company’s capital stock;

(vi) (A) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or of any of its Subsidiaries, except for (x) (1) indebtedness incurred in the ordinary course of business under its credit agreements and facilities as in effect on the date of this Agreement, including under the Sub Debt Facility or (2) as necessary to operate the business in the ordinary course of business consistent with past practices, or (y) interest rate swaps on customary commercial terms, (B) except for credit default protection provided in connection with services and products in the ordinary course of business consistent with past practice, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any of its Subsidiaries) or (C) enter into any arrangement having the economic effect of any of the foregoing clause (A) or (B);

(vii) except as may be required by GAAP or any other applicable accounting standard (including the Current Expected Credit Loss accounting standard), make any material changes with respect to accounting policies or procedures;

(viii) other than in the ordinary course of business, (A) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Audited Company Balance Sheet (or most recent consolidated balance sheet included in the Company Reports), (B) make, change or revoke any material Tax election, material method of Tax accounting or any annual Tax accounting period, (C) amend any material Tax Returns or file claims for material Tax refunds, or (D) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(ix) transfer, sell, lease, exclusively license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse (except with respect to patents expiring in accordance with their terms) or expire or otherwise dispose of any of its material assets, product lines or businesses or of its Subsidiaries, including capital stock of any of its Subsidiaries, except (A) in connection with services and products provided in the ordinary course of business consistent with past practice and sales of obsolete assets, (B) incurrence of Permitted Liens, (C) for assets with a fair market value not in excess of $350,000 in the aggregate, in the ordinary course of business consistent with past practice, or (D) pursuant to Contracts in effect prior to the date of this Agreement;

(x) other than (A) as set forth on Section 5.1(b)(x) of the Company Disclosure Letter, or (B) as required by any Company Benefit Plan in effect on the date of this Agreement, (1) materially increase any compensation or benefit provided or to be provided to any current or former employee or other service provider of the Company or any of its Subsidiaries, (2) enter into or adopt any new Company Benefit Plan or amend in any material respect or terminate any Company Benefit Plan except for routine amendments or renewals of health and welfare plans in the ordinary course of business consistent with past practice, or (3) accelerate the funding or vesting of any material compensation or benefit;

(xi) except in connection with services and products provided in the ordinary course of business consistent with past practices or pursuant to Contracts, copies of which shall be publicly filed with the SEC or shall have been provided to Parent, in effect prior to the date of this Agreement, (A) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or (B) except in favor of its Subsidiaries, make any loans, advances, or capital contributions to or investments in any Person (other than advances of expenses to employees in the ordinary course of business and loans and other credit products to and for the Company’s commercial counterparties);

(xii) other than (A) in the ordinary course of business consistent with past practice or (B) as permitted under Section 5.1(b)(iii), 5.1(b)(v) or 5.1(b)(x), enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material real property or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material real property hereunder;

(xiii) settle or compromise any Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $350,000 in the aggregate (not including any amounts payable or reimbursable by insurance), other than (A) any Action brought against or by Parent, Merger Sub, Sponsor or any of their respective Affiliates and Financing Sources arising out of a breach or alleged breach of this Agreement, the Confidentiality Agreement, the Equity Commitment Letter or the Limited Guarantee, and (B) the settlement of claims, liabilities, or obligations specifically reserved against on the Audited Company Balance Sheet (or most recent consolidated balance sheet included in the Company Reports) in an amount not in excess of the specific reserve with respect to such claim, liability or obligation; provided, that, neither the Company nor any of its Subsidiaries shall settle or agree to settle any Action which settlement involves a conduct remedy or injunctive or similar relief that has a material restrictive impact on the Company’s business;

(xiv) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract, in each case with respect to any joint venture, strategic partnership, or alliance (excluding, for avoidance of doubt, strategic relationships not involving equity, alliances, reseller agreements, and relationships that are commercial in nature);

(xv) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy except in the ordinary course of business or if such material insurance policy is replaced by a substantially comparable policy; or

(xvi) agree, authorize or commit to do any of the foregoing.

(c) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time in violation of applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

5.2 Acquisition Proposals.

(a) No Solicitation or Negotiation.

(i) No Solicitation or Negotiation by the Company. Except as permitted by this Section 5.2, the Company and each of its Subsidiaries shall not, and shall (a) cause each of its and its Subsidiaries’ directors, officers and employees and (b) use its reasonable best efforts to direct each of its other Representatives not to, directly or indirectly:

(A) initiate or solicit any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal;

(B) engage in any discussions or negotiations regarding, or provide any non-public information to any Person relating to, any Company Acquisition Proposal or any other proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal;

(C) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, except to allow a Company Acquisition Proposal to be made to the Company on a confidential basis; or

(D) otherwise knowingly facilitate or knowingly encourage any effort or attempt to make a Company Acquisition Proposal.

(ii) Window Shop. Notwithstanding anything to the contrary set forth in Section 5.1 or this Section 5.2, prior to the time, but not after, the Requisite Company Vote is obtained, the Company (x) may contact and engage in discussions with any Person regarding any inquiry, proposal or offer made by such Person that did not result from a breach of Section 5.2(a)(i), solely for the purpose of clarifying or understanding (but for the avoidance of doubt not accepting or negotiating) the terms and conditions of such inquiry, proposal or offer, (y) may inform any Person making any written Company Acquisition Proposal or any other inquiry, proposal or offer of the restrictions of this Section 5.2, and (z) further, if the Company receives a written Company Acquisition Proposal, which Company Acquisition Proposal did not result from a breach of Section 5.2(a)(i), may, subject to the restrictions of this Section 5.2(a)(ii):

(A) enter into a confidentiality agreement containing substantive terms no less restrictive in any material respect to the counterparty than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amendment of a Company Acquisition Proposal and may permit such Person to provide to its actual and potential financing sources any information provided to such Person) (such an agreement, including any such agreement existing prior to the date hereof or entered into pursuant to this clause (A), an “Acceptable Confidentiality Agreement”) with any Person making a Company Acquisition Proposal and, in response to a request therefor by any such Person, furnish information pursuant to an Acceptable Confidentiality Agreement with respect to the Company and its Subsidiaries to such Person (and its Representatives and actual and potential financing sources and their Representatives) (provided, that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with it being provided to such Person); and

(B) engage or participate in discussions or negotiations with the Person who has made such Company Acquisition Proposal (and such Person’s Representatives and actual and potential financing sources and their Representatives);

if, prior to taking any action described in clause (A) or (B) above, the board of directors of the Company (or any committee thereof) determines in good faith, after consultation with its outside legal counsel and financial advisor, that (x) failure to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable Law, and (y) such Company Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal.

(b) No Change in Company Recommendation or Company Alternative Acquisition Agreement.

(i) Except as permitted by this Section 5.2, neither the board of directors of the Company nor any committee thereof shall (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement; (C) adopt, authorize, approve, accept, endorse, declare advisable or recommend a Company Acquisition Proposal, or publicly propose to adopt, authorize, approve, accept, endorse, declare advisable or recommend a Company Acquisition Proposal; (D) submit to a vote of the Company stockholders or publicly recommend any Company Acquisition Proposal; (E) make any public recommendation in support of a tender or exchange offer that constitutes a Company Acquisition Proposal or fail to recommend against such a tender or exchange offer within ten (10) business days of the commencement (as such term is defined in Rule 14d-2 of the Exchange Act) thereof; or (F) agree to take any of the foregoing actions (any action described in clauses (A) through (F), “Company Change of Recommendation”).

(ii) Except as permitted by this Section 5.2, the Company shall not, and shall cause its Subsidiaries not to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement or other agreement constituting, or that would reasonably be expected to lead to, a Company Acquisition Proposal, other than an Acceptable Confidentiality Agreement referred to in Section 5.2(a) entered into by the Company in compliance with Section 5.2(a) (a “Company Alternative Acquisition Agreement”).

(iii) Notwithstanding the foregoing or anything to the contrary in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the board of directors of the Company (or any authorized committee thereof) may effect a Company Change of Recommendation in response to an Intervening Event if the board of directors of the Company (or any authorized committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so could reasonably be expected to be inconsistent with its fiduciary duties under appliable Law; provided, that prior to effecting such Company Change of Recommendation,

(A) the Company has given Parent at least three (3) business days prior written notice advising Parent that the Company intends to take such action and the basis therefor, which notice shall describe such Intervening Event;

(B) the Company has negotiated, caused its directors and officers, and has directed its other Representatives, to negotiate, in good faith with Parent, during such notice period, to the extent Parent has timely notified the Company in writing (and in any event, such written notification was provided by Parent to the Company not more than 24 hours after receiving the written notice from the Company in clause (A) above) that it wishes to negotiate, regarding any binding offer made by Parent during such notice period to revise the terms of this Agreement such that it would cause such Intervening Event to no longer warrant a Company Change of Recommendation; and

(C) following the end of such notice period, the Company’s board of directors (or any authorized committee thereof) shall have considered in good faith any binding offer made in writing by Parent pursuant to the preceding clause (B) and shall have determined that, even if the provision in such binding offer were to be given effect, the failure to effect a Company Change of Recommendation in response to such Intervening Event could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(iv) Notwithstanding the foregoing or anything to the contrary in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, if the Company receives a Company Acquisition Proposal after the date of this Agreement that did not result from a breach of Section 5.2(a)(i) and that the board of directors of the Company (or any authorized committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, then the board of directors of the Company (or any authorized committee thereof) may, if the board of directors of the Company (or any authorized committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel), that failure to take such action could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (1) effect a Company Change of Recommendation with respect to such Company Acquisition Proposal and/or (2) cause the Company to terminate this Agreement pursuant to Section 7.3(a) and cause the Company to enter into one or more Company Alternative Acquisition Agreements with respect to such Superior Proposal; provided, that the Company shall not be entitled to take any action set forth in clause (1) or (2) unless:

(A) the Company has given Parent at least three (3) business days prior written notice advising Parent that the Company intends to take such action and the basis therefor, which notice shall state that the Company has received a Company Acquisition Proposal that the Company’s board of directors intends to declare a Superior Proposal and shall include the material terms thereof, the identity of the Person making such Company Acquisition Proposal, the most current version of any proposed agreement for such Superior Proposal, and any related material ancillary agreements, including any definitive financing commitments to the extent provided by the relevant party in connection with the Superior Proposal; it being understood that any revision or amendment to the financial or other material terms of such Superior Proposal shall be deemed to constitute a new Superior Proposal and shall require a new written notice and notice period; provided, that such new notice period shall be one (1) business days and it being understood that there may be multiple new notice periods;

(B) the Company has negotiated, and caused its directors and officers, and has directed its other Representatives, to negotiate, in good faith with Parent, during such notice period, to the extent Parent has timely notified the Company in writing (and in any event, such written notification was provided by Parent to the Company not more than 24 hours after receiving the written notice from the Company in clause (A) above) that it wishes to negotiate, regarding any binding offer made by Parent during such notice period to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, and

(C) following the end of such notice period, the Company’s board of directors (or any authorized committee thereof) shall have considered in good faith any binding offer made in writing by Parent pursuant to the preceding clause (B) and shall have determined that, even if the provision in such binding offer were to be given effect, the Company Acquisition Proposal (after giving effect to any revision or amendment) would continue to constitute a Superior Proposal; and

provided, further, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the termination is in accordance with Section 7.3(a) and, to the extent required under the terms of this Agreement, the Company pays or causes to be paid to Parent the Company Termination Fee in accordance with Section 7.5(b) so long as Parent has provided the Company with wire instructions for such payment.

(c) Certain Permitted Disclosure. Nothing contained in this Section 5.2 or otherwise in this Agreement shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state Law or from making any disclosure to the holders of Shares that the board of directors of the Company (or any committee thereof) has determined, after consultation with its outside legal counsel, if not made could reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable Law; provided that in no event shall the foregoing be deemed to permit the Company or the Company’s board of directors or any committee thereof to make a Company Change of Recommendation other than in accordance with Section 5.2(b).

(d) Existing Discussions. The Company and each of its Subsidiaries shall, and shall (a) cause each of its and its Subsidiaries’ directors, officers and employees and (b) direct each of its other Representatives, to immediately cease and terminate any existing discussions or negotiations being engaged in by them with any third parties with respect to any Company Acquisition Proposal or any other offer, inquiry, or proposal that would reasonably be expected to lead to a Company Acquisition Proposal, except for discussions or negotiations otherwise permitted under Section 5.2.

(e) Notice. The Company shall promptly (and, in any event, within 48 hours) notify Parent in writing of any inquiries, proposals, offers or requests for non-public information regarding the Company or access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, in each case that would reasonably be expected to result in a Company Acquisition Proposal, received by the Company or its Subsidiaries or, to the knowledge of the Company, any of its Representatives, indicating, in connection with such notice, the name of the Person making such inquiry, proposal, offer or request and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written proposals or offers, including proposed agreements). The Company thereafter shall keep Parent informed in all material respects on a reasonably current basis of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any material amendments as to price, proposed financing, and other material terms thereof.

5.3 Proxy Filing; Information Supplied.

(a) As promptly as reasonably practicable following the date of this Agreement (and in any event no later than January 10, 2023), the Company shall prepare and file with the SEC a proxy statement in connection with the Merger (including any amendments and supplements thereto, the “Proxy Statement”). Parent, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Proxy Statement, and subject to Section 5.2, the Company must include the Company Recommendation in the Proxy Statement. As promptly as reasonably practicable following the later of (i) receipt and resolution of SEC comments with respect to the Proxy Statement and (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file the definitive Proxy Statement and cause the definitive Proxy Statement to be mailed to the Company’s stockholders. Each of the Company and Parent will cause all documents that it (or, in the case of Parent, any of Parent’s Affiliates) is responsible for filing with the SEC or other regulatory authorities in connection with the Merger to (A) comply as to form with all applicable SEC requirements and (B) otherwise comply in all material respects with applicable Law; provided, that, any failure of the Company to comply with the foregoing with respect to the preliminary Proxy Statement that is corrected in the definitive Proxy Statement shall not be deemed a breach of this covenant; and provided, further, that the Company shall not be responsible for information supplied by or relating to Parent or any of its Affiliates or Financing Sources. Parent shall furnish to the Company promptly all information regarding Parent and its Affiliates and Financing Sources that may be required (pursuant to the Exchange Act and other applicable Laws) to be set forth in the Proxy Statement. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction.

(b) Each of the Company and Parent agrees to consult with the other (and Parent shall cause its Affiliates to consult with the Company) prior to providing substantive responses to SEC comments with respect to the Proxy Statement or any other document that it (or, in the case of Parent, any of Parent’s Affiliates) is responsible for filing with the SEC in connection with the Merger. Each of the Company and Parent shall as soon as reasonably practicable: (i) notify the other of the receipt by it (or, in the case of Parent, any of its Affiliates) of any comments from the SEC with respect to the Proxy Statement or any other document that it (or, the case of Parent, any of its Affiliates) is required to file with the SEC in connection with the Merger, and any request by the SEC for any amendment to the Proxy Statement or any other such document or for additional information; and (ii) except to the extent relating to a Company Acquisition Proposal, provide the other with copies of all written correspondence on substantive matters between it (or, in the case of Parent, any of its Affiliates) and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or any other document that it (or, the case of Parent, any of its Affiliates) is required to file with the SEC in connection with the Merger. Except with respect to any Company Acquisition Proposal or as otherwise provided in Section 5.2, prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC, each of the Company and Parent shall provide the other with the reasonable opportunity to review and comment on each such filing in advance and shall consider in good faith the incorporation of any changes in such filings reasonably proposed by the other.

5.4 Stockholders Meeting.

(a) Subject to the provisions of Section 7.3(a), the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the “Company Stockholders Meeting”) as promptly as reasonably practicable after the Proxy Statement is mailed in accordance with Section 5.3(a) to consider and vote upon the adoption of this Agreement and to cause such vote to be taken. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless (i) there are holders of insufficient Shares present or represented by a proxy at the Company Stockholders Meeting to constitute a quorum at the Company Stockholders Meeting, (ii) the Company is required to postpone or adjourn the Company Stockholders Meeting by applicable Law (including any requirement under applicable fiduciary duties as determined by the board of directors of the Company (or any authorized committee thereof) in good faith after consultation with outside counsel to give the holders of Shares sufficient time to evaluate any information that the Company has sent or is otherwise made available to the holders of Shares) or a request from the SEC or its staff or (iii) the board of directors of the Company (or any authorized committee thereof) has determined that additional time is needed to allow the Company to solicit proxies from the holders of Shares; provided, further, that the Company shall not postpone or adjourn the Company Stockholders Meeting to a date that is in the aggregate more than forty five (45) days after the date for which the Company Stockholders Meeting was originally scheduled (other than, following consultation with Parent, any adjournments or postponements required by applicable Law or a request from the SEC or its staff). Subject to Section 5.2, the Company’s board of directors shall recommend such adoption and shall use commercially reasonable efforts to solicit such approval.

(b) Without limiting the generality of the foregoing, but subject to the Company’s ability to terminate this Agreement pursuant to Section 7.3(a), the Company agrees that its obligations to hold the Company Stockholders Meeting pursuant to this Section 5.4 shall not be affected by the making by it of a Company Change of Recommendation, and its obligations pursuant to this Section 5.4 shall not be affected by the commencement, announcement, disclosure, or communication to the Company of any Company Acquisition Proposal or other proposal or other event.

5.5 Filings; Other Actions; Notification.

(a) Filings. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall reasonably cooperate with each other and use (and shall cause their respective Subsidiaries and, in the case of Parent, Affiliates, to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including making or obtaining as applicable the Regulatory Filings and Approvals. Each of the Company and Parent agree to make, or to cause to be made, all Regulatory Filings and

Approvals required to be made by them as promptly as practicable after the date of this Agreement, and without limiting the generality of the foregoing, the parties shall take such actions to be set forth in Schedule 5.5(a), which schedule shall be prepared and mutually agreed by the parties as promptly as practicable following the date hereof and shall identify the undertakings required of each party with respect to the Regulatory Filings and Approvals and timelines for such undertakings. Each of the Company and Parent further agree to consult with each other on a regular basis or as reasonably requested by the other party regarding the process for making and obtaining the Regulatory Filings and Approvals, including to determine the appropriate responses to any requests or other responses (or the absence of responses), from any applicable third party or Governmental Entity, balancing the likely consequences of any delays in obtaining against the likely consequences of the failure to obtain any such approvals, including any conditions, restrictions or other requests or requirements by a Governmental Entity or other third party in connection with any Regulatory Filing or Approval; provided, that nothing in this Section 5.5 shall act as a waiver of any Regulatory Filings and Approvals set forth on Schedule 6.1(b) as a condition to closing.

(b) Cooperation. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in the Regulatory Filings and Approvals or any other submission made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Information. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. The Company or Parent may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party as “outside counsel only.” Such materials so designated and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(d) Communications. Subject to applicable Law and as required by any Governmental Entity, the Company and Parent each shall promptly furnish the other with copies (or summaries of substantive oral communications) of written notices or other substantive communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated hereby. Neither the Company nor Parent shall permit any of its officers or any other Representatives or agents or Financing Sources to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e) Joint Actions. Without limiting the generality of the undertakings pursuant to this Section 5.5, Parent and the Company shall use commercially reasonably efforts to promptly:

(i) provide or cause to be provided to each Governmental Entity set forth on Section 4.1(d)(i) of the Company Disclosure Letter, and to each other third party whose approval is included within the Regulatory Filings and Approvals, of all information and documents required or reasonably requested by such Governmental Entity or such third party, including in connection with the Regulatory Filings and Approvals, as promptly as possible;

(ii) take or cause to be taken any actions necessary to make or obtain each of the Regulatory Filings and Approvals, including (1) pursuing all Regulatory Filings and Approvals and (2) with respect to Parent, replacing any proposed director or officer of Parent, the Surviving Corporation or any of its Subsidiaries; provided, that nothing in this Section 5.5(e)(ii) shall require Parent to remove the individuals set forth in Schedule 5.5(e)(ii) from the board of directors of either Parent or the Surviving Corporation and such requirement shall constitute a Burdensome Condition for purpose of Section 6.1(b); and

(iii) in the event of any Actions that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would materially delay, restrain, prevent, enjoin or otherwise prohibit (A) the satisfaction of the condition set forth in Section 6.1(b) or Section 6.1(c) or (B) the consummation of the Merger or the other transactions contemplated by this Agreement, to take or cause to be taken any actions to have vacated, lifted, reversed or overturned, such Actions so as to permit the consummation of the Merger and the other transactions contemplated by this Agreement on a schedule as close as possible to that contemplated by this Agreement

(f) Prohibited Parent Actions. During the period from the date of this Agreement to the Effective Time, Parent shall not, nor shall it permit any of its Subsidiaries or the Sponsor or any of its or their respective Affiliates to, consummate, enter into any agreement providing for or announce any investment, acquisition, disposition, divestiture, business combination or other similar transaction, or enter into any new line of business, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

5.6 Access and Reports. Subject to applicable Law and solely for the purposes of furthering the Merger and the other transactions contemplated hereby or integration planning relating thereto, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Company’s and its Subsidiaries’ employees, properties, books and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, including, if legally permitted, access to records pertaining to any examinations of the Company or its Subsidiaries conducted within the past three years by the Consumer Financial Protection Bureau or any state regulatory agency; provided, that no investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality, (ii) to disclose any legally privileged information of the Company or any of its Subsidiaries or (iii) to disclose any information reasonably pertinent to any Action between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. All requests for information made pursuant to this Section 5.6 shall be directed to the executive officer or other Person designated for such purpose by the Company. All such information shall be governed by the terms of the Confidentiality Agreement (which shall be applicable to Parent and Merger Sub as if they were parties thereto), and Parent and the Company shall cause their respective Representatives to comply with the terms of the Confidentiality Agreement.

5.7 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

5.8 Publicity. The initial press release regarding the Merger shall be a joint press release issuance agreed by the Company and Parent; provided that the Company may also, separately, issue its own press release so long as

(i) such release is not inconsistent with the joint press release and (ii) Parent has been provided a reasonable opportunity to review in advance of the issuances of such press release. Thereafter, neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, shall issue any press release or make any other public announcement with respect to the Merger and the other transactions contemplated by this Agreement without the prior written consent of the other (such consent not to be unreasonably withheld or delayed), except to the extent the information contained therein relating to the Merger and the other transactions contemplated hereby is substantially consistent with (A) information included in the initial press release or a press release or other public announcement to which Parent or Merger Sub (in the case of the Company) or the Company (in the case of Parent or the Merger Sub), as applicable, has previously consented to, or (B) a communications plan approved in writing by the Company and Parent, and further except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or by the request of any Governmental Entity, provided, that the foregoing restriction shall not apply to (a) any press release or other public announcement made or proposed to be made by the Company solely to the extent related to a Company Acquisition Proposal or Company Change of Recommendation to the extent not expressly prohibited pursuant to Section 5.2, or (b) communications by the Company to its employees.

5.9 Employee Benefits.

(a) Except as otherwise set forth herein, Parent shall, or shall cause the Surviving Corporation to, assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date of this Agreement. For the avoidance of doubt, the Merger, if consummated, will constitute a change in control (or term of like import) for purposes of all Company Benefit Plans.

(b) For a period of twelve months following the Effective Time (the “Protection Period”), Parent shall provide, or cause to be provided, to each employee of the Company or its Subsidiaries who continues to be employed by Parent, the Surviving Corporation or any Affiliate thereof (each, a “Continuing Employee”) (i) base compensation or hourly wages no less favorable than that in effect immediately prior to the Effective Time, (ii) target and maximum bonus, commission and equity compensation opportunities that, in each case, are no less favorable than those in effect immediately prior to the Effective Time, and (iii) other compensation and employee benefits that are substantially similar in the aggregate to those provided to such employee immediately prior to the Effective Time. In addition, during the Protection Period, Parent shall provide, or cause to be provided, to each employee of the Company or its Subsidiaries severance payments and benefits that are no less favorable than the severance payments and benefits provided to such employee immediately prior to the Effective Time.

(c) For all purposes under the benefit plans and arrangements of Parent and its Subsidiaries covering any Continuing Employee (the “New Plans”), Parent shall cause such Continuing Employee to be credited with his or her years of service with the Company and its Subsidiaries (including, in each case, their predecessors including Think Finance, Inc.) before the Effective Time for all purposes (including purposes of vesting, eligibility to participate and level of benefits), provided that the foregoing shall not apply to the extent that is application would result in a duplication of benefits. In addition, Parent shall cause each Continuing Employee, to be immediately eligible to participate, without any waiting time, in all New Plans that are welfare benefit plans to the extent coverage under such New Plan replaces or is intended to replace coverage under a comparable Company Benefit Plan (such plans, collectively, the “Old Plans”). In addition, for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements to be waived for such persons. In addition, any eligible expenses incurred by any Continuing Employee under an Old Plan shall be taken into account under the corresponding New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such persons.

(d) Each annual cash-based incentive award in respect of the calendar year preceding the calendar year in which the Closing occurs that was earned based on performance in such prior calendar year (as determined by the Company prior to Closing) that is not yet paid as of the Effective Time shall be paid no later than the second (2nd) regularly scheduled payroll date of the Surviving Corporation following the Effective Time. Additionally, Parent shall pay, or cause the Surviving Corporation to pay, to each employee who was employed by the Company or its Subsidiaries as of the Closing Date, a pro-rata portion of any annual cash-based incentive award for the performance period during which the Effective Time occurs, in an amount equal to the product obtained by multiplying (i) such employee’s full annual incentive entitlement for the applicable performance period in which the Effective Time occurs, based on deemed performance at “maximum” (or term of similar import) levels by (ii) a fraction, the numerator of which is the number of days that have elapsed from the beginning of such performance period through the Effective Time and the denominator of which is the total number of calendar days during such performance period. Such prorated cash incentive award shall be paid to the employee by the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay such prorated cash bonus) no later than the second (2nd) regularly scheduled payroll date of the Surviving Corporation following the Effective Time. Parent shall provide, or cause the Surviving Corporation to provide, annual cash-based incentive opportunities to the Continuing Employees for the remainder of the applicable performance period in which the Effective Time occurs in accordance with Section 5.9(b).

(e) If requested by Parent no later than ten (10) business days prior to the Closing Date, the Company shall take all necessary actions to terminate the Company’s tax qualified retirement plan (the “Company 401(k) Plan”) to be effective no later than at least one (1) business day prior to the Closing Date. The Company shall reasonably cooperate with Parent in connection with the termination of the Company 401(k) Plan, notify Parent prior to taking any material actions related to the termination of the Company 401(k) Plan, and provide Parent with a reasonable opportunity to review and provide input with respect to any documents, filings, or agreements entered into, or any material actions undertaken, to terminate the Company 401(k) Plan. If the Company 401(k) Plan is terminated as provided herein, then as soon as reasonably practicable following the Closing Date, Parent shall designate a defined contribution pension plan of Parent (or an affiliate of Parent) with a qualified cash or deferred arrangement under Section 401(k) of the Code (a “Parent 401(k) Plan”) that will cover the Continuing Employees after the Closing Date, to the extent a Continuing Employee elects to become a participant in such Parent 401(k) Plan. Parent shall take all commercially reasonable actions to cause the Parent 401(k) Plan to accept the direct rollover of distributions (including outstanding loans) from the Company 401(k) Plan with respect to any such Continuing Employee who elects such a rollover in accordance with the terms of the Company 401(k) Plan and the Code.

(f) No later than three (3) business days prior to the Closing Date, Parent shall take all commercially reasonable actions to adopt an equity based, long-term incentive plan (the “New LTIP”), to be effective no later than the Closing Date, which New LTIP shall include, among other things, terms and conditions that will apply to the Rolled Company RSUs in accordance with Code Section 409A and the Treasury Regulations and other authoritative guidance issued thereunder. Parent shall provide the Company with a reasonable opportunity to review the New LTIP and form of rollover restricted stock unit award agreement, and to provide input to Parent with respect to (i) any documents, filings, or agreements entered in connection with the New LTIP, but solely to the extent such input relates to the Rolled Company RSUs, and (ii) the form of rollover restricted stock unit award agreement.

(g) Nothing contained in this Section 5.9 shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Company, Parent, the Surviving Corporation or any of their respective Subsidiaries to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any person other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with Company, Parent, the Surviving Corporation or any of their respective Subsidiaries or (iv) limit the right of Company, Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment or service of any employee or other service provider following the Closing Date at any time and for any or no reason.

5.10 Expenses. Except as otherwise provided in Sections 5.15 and 7.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

5.11 Indemnification; Directors’ and Officers’ Insurance.

(a) Parent and the Surviving Corporation agree that (i) all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses), whether asserted or claimed prior to, at or after the Effective Time, in favor of any Indemnified Party as provided in (A) the Company’s certificate of incorporation, (B) the Company’s bylaws, (C) the respective comparable organizational documents of the Company’s Subsidiaries, and (D) any indemnification or other agreements set forth on Section 5.11(a) of the Company Disclosure Letter (clauses (A) through (D), collectively, the “Indemnification Agreements”) of the Company or any Subsidiary of the Company (in the case of each such Indemnification Agreement, as in effect on the date of this Agreement, or otherwise entered into after the date hereof not in violation of Section 5.1) will survive the Merger and will continue in full force and effect in accordance with their terms until the earlier of the date they expire according to their express terms, or until the expiration of the applicable statute of limitations with respect to, and (ii) the Surviving Corporation and its Subsidiaries shall (and Parent will cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Party from, any claims or potential claims against each Indemnified Party arising out of such acts or omissions (and until such later date as such claims and any proceedings arising therefrom are finally disposed of) or such later date as is provided pursuant to the terms thereof. From and after the Effective Time, Parent and the Surviving Corporation shall comply with and honor, and shall cause their Subsidiaries to comply with and honor, the foregoing obligations set forth in this Section 5.11(a). From and after the Effective Time, Parent and the Surviving Corporation will not amend, repeal or otherwise modify the Charter, the Bylaws or the respective comparable organizational documents of the Company and its Subsidiaries in any manner that could reasonably be expected to adversely affect the rights thereunder of any Indemnified Party with respect to their acts or omissions occurring at or prior to the Effective Time. For purposes hereof, “Indemnified Party” shall mean each future, present and former director, officer and employee of the Company or any of its Subsidiaries (in each case, when acting in such capacity).

(b) Prior to the Effective Time, the Company shall obtain and fully pay for (which payment may be made at the Closing following receipt of funds from Parent pursuant to Section 5.16) “tail” insurance policies with a claims period of at least 6 years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). In the event the Company obtains the “tail policy” in accordance with the preceding sentence, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in effect for a period of at least 6 years from and after the Effective Time. If the Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time for such 6-year period, provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, Parent may, in its sole discretion, upon written notice to the Company, direct the Company to obtain the D&O Insurance policy of Parent’s choosing that satisfies the requirements in the foregoing provisions of this Section 5.11(b).

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.11.

(d) The provisions of this Section 5.11 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 5.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries or under any applicable Contracts or Laws.

5.12 Other Actions by the Company and Parent.

(a) Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters. The Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3 under the Exchange Act to exempt the disposition of Company Options and Company RSU Awards for Merger Consideration or replacement Parent restricted stock unit awards as set forth in Section 3.4(a) and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement.

5.13 Transaction Litigation. If any Action by any Governmental Entity or other Person is commenced or, to the knowledge of the Company or Parent, as applicable, threatened, that questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith, including stockholder litigation (“Transaction Litigation”), the Company or Parent, as applicable, shall promptly notify the other party of such Transaction Litigation and shall keep the other party reasonably informed with respect to the status thereof. With respect to Transaction Litigation the applicable party will (a) give the other party the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with the other party with respect to the defense, settlement and prosecution of any Transaction Litigation. Neither party hereto shall compromise, settle, or come to an arrangement regarding, or agree to compromise settle, or come to an arrangement regarding, any Transaction Litigation unless the other party has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed).

5.14 Financing.

(a) No Amendments to Equity Financing Commitment. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall not (without the prior written consent of the Company) permit any termination, replacement, amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter. Parent shall promptly (and in any event within three (3) business days) notify the Company of any attempted or purported termination of the Equity Commitment Letter or any refusal or stated intent by the Equity Financing Source to provide the full financing contemplated by the Equity Commitment Letter. Any reference in this Agreement to the “Financing” and “Equity Financing” will include the financing contemplated by the Equity Commitment Letter as amended, modified, supplemented, waived or replaced to the extent permitted hereunder; “Equity Commitment Letter” will include such documents as amended, modified, supplemented, waived or replaced to the extent permitted hereunder.

(b) Taking of Necessary Actions.

(i) Subject to the last sentence of Section 5.14(d), Parent shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain at Closing the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including to (A) maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (B) satisfy on a timely basis all conditions to funding in the Equity Commitment Letter; (C) consummate the Equity Financing at or prior to the time the Closing is required to occur pursuant to Section 1.2 assuming the conditions in Section 6.1 and Section 6.2 have been satisfied or waived (except those that by their nature can only be satisfied on or prior to the Closing Date); (D) comply with its obligations pursuant to the Equity Commitment Letter; and (E) enforce its rights pursuant to the Equity Commitment Letter.

(ii) Parent, Merger Sub and the Company shall furnish, and shall cause their respective counsel to furnish, the other parties with any necessary information and, in connection with any Action brought by the Company, reasonable assistance as the others may reasonably request in connection with any lawsuits or other actions that may be filed or taken by any of them against the Sponsor or any other Equity Financing Source arising out of this Agreement, the Equity Commitment Letter, the Limited Guarantee, the transactions contemplated hereby or thereby and/or any related matter.

(c) In the event that all conditions to the Financing have been satisfied or waived, each of Parent and Merger Sub shall, and shall cause their Affiliates to, and shall cause its, and shall cause their Affiliates to cause their, respective directors, officers, and employees to, and shall direct its, and shall cause their Affiliates to direct their, agents (including financial and legal advisors) and other advisors and Representatives to, cause the Financing Sources to fund the Financing required to consummate the transactions contemplated hereby and to pay related fees and expenses on the Closing Date, including by promptly exercising all rights and remedies and commencing and fully pursuing all causes of action for specific performance and other relief that may be available to Parent or Merger Sub, including in connection with any actual or threatened breach in writing by the Financing Sources of their obligations in connection with the Financing.

(d) Alternative Financing. In furtherance and not in limitation of the foregoing provisions, if (i) Parent determines to seek to obtain any alternative financing from an Affiliate of Parent or Sponsor in connection with the closing of the transactions contemplated by this Agreement or (ii) any portion of the Equity Financing otherwise becomes unavailable on the terms and conditions contemplated in the Equity Commitment Letter or the definitive documents related to the Equity Financing for any reason, then Parent (in addition to complying with its other obligations under this Section 5.14) shall promptly notify the Company, indicating the reasons therefor and shall use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event alternative financing from alternative sources in an amount at least equal to the Equity Financing or such unavailable portion thereof, as the case may be (the “Alternative Financing”) and Parent shall use its reasonable best efforts to obtain one or more new financing commitment letters with respect to any such Alternative Financing (the “New Commitment Letters”); provided, that in the case of clause (i), Parent may elect in its sole discretion to reject the terms and conditions of any such Alternative Financing and abandon pursuit thereof and not obtain a New Commitment Letter. Parent shall promptly provide a true, correct, complete and executed copy of any New Commitment Letters (and if applicable, any fee letter in connection therewith, which may be delivered with the fee amounts, “flex” terms and other commercially sensitive information redacted in a customary manner so long as no redaction covers terms that would adversely affect the amount, conditionality, availability or termination of the Alternative Financing) to the Company. In the event that any New Commitment Letters are obtained and except for purposes of Section 4.2(g), (A) any reference in this Agreement to the “Financing Commitments” shall be deemed to include the Equity Commitment Letter to the extent not superseded by a New Commitment Letter at the time in question and any New Commitment Letters, as applicable, to the extent then in effect; and (B) any reference in this Agreement to the “Financing” shall mean the financing contemplated by the Equity Commitment Letter as modified pursuant to the foregoing. The obligations of Parent with respect to, and the obligations of Sponsor pursuant to, the Equity Commitment Letter shall not be affected by any Alternative Financing, provided, that if, at the Closing, cash is actually provided by such Alternative Financing, then Sponsor shall not be required to provide funding under the Equity Commitment Letter to the extent of such actually provided cash.

(e) Without the Company’s prior written consent, neither Parent nor Merger Sub shall directly or indirectly take any action that would or would reasonably be expected to result in any portion of the Financing not being available.

5.15 Financing Cooperation.

(a) Cooperation. Prior to the Closing Date and until termination of this Agreement and subject to the terms and conditions of this Section 5.15, the Company shall use its commercially reasonable efforts, and shall cause each of its Subsidiaries and shall request its applicable Representatives to use its respective commercially reasonable efforts, in each case at Parent’s sole expense, to provide Parent with cooperation reasonably requested by Parent that is necessary to assist Parent in connection with any Alternative Financing, including using commercially reasonable efforts in connection with:

(i) making senior management and advisors of the Company and its Subsidiaries available to participate in a reasonable number of meetings, presentations, and due diligence sessions with proposed lenders at reasonable times;

(ii) furnishing Parent and its Alternative Financing Source with (A) financial information derived from the historical books and records of the Company and its Subsidiaries as reasonably requested by Parent and required to allow Parent, at its sole expense, to prepare (1) materials for presentations, confidential information memoranda, and bank information memoranda customary or required in connection with any Financing and (2) customary pro forma financial statements reflecting the Closing and the Financing (it being understood that nothing in this Section 5.15 shall require the Company and its Subsidiaries to prepare any pro forma financial statements), and (B) financial and other pertinent information relating to the Company and its Subsidiaries reasonably requested by the Financing Source as is reasonably necessary for the completion of the Alternative Financing;

(iii) assisting with the execution and delivery of definitive financing documents, including any pledge and security documents, any loan agreements, guarantees, certificates and other definitive financing documents as reasonably required by the Alternative Financing Source to be delivered in connection with the closing of Financing, and in each case assisting in the preparation of applicable schedules and other information necessary in connection therewith and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of any Alternative Financing, it being understood that such documents will not take effect until the Closing Date; and

(iv) furnishing Parent and the Alternative Financing Source, as applicable, at least three (3) business days prior to the Closing Date with all customary documentation and information about the Company and its Subsidiaries reasonably required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations to the extent reasonably requested by Parent in connection with the Financing in writing at least twenty (20) business days prior to the Closing Date.

(b) Obligations of the Company. Notwithstanding anything in this Agreement to the contrary, (A) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any binding agreement or commitment or incur any other actual or potential liability or obligation in connection with the Financing prior to the Closing, (B) none of the Company, its Subsidiaries or their respective directors, managers, officers or employees shall be required to execute or enter into, perform or authorize any agreement with respect to the financing contemplated by the New Commitment Letter that is not contingent upon the Closing or that would be effective prior to the Closing Date (and for the avoidance of doubt, the board of directors or other equivalent governing body of Parent or Merger Sub shall enter into or provide any resolutions, consents, approvals or other closing arrangements on behalf of the Company and its Subsidiaries as may be required by the Financing Source at, or as of, the Closing), (C) no director, manager, officer or employee of the Company or any of its Subsidiaries shall be required to deliver any certificate or take any other action pursuant to this Section 5.15 to the extent any such action would reasonably be expected to result in personal liability to such director, manager, officer or employee, (D) neither the Company nor any of its Subsidiaries shall be required to take any action that would reasonably be expected, in the reasonable judgment of the Company, to conflict with, or result in any violation or breach of, any applicable Laws, any organizational documents of the Company or any of its Subsidiaries, any contract or obligations of confidentiality (not created in contemplation hereof) binding on the Company or any of its Subsidiaries, (E) neither the Company nor any of its Subsidiaries shall be required to take any action that would cause any condition to the Closing set forth herein to not be satisfied or otherwise cause any breach of this Agreement, (F) neither the Company nor any of its Subsidiaries shall be required to make any representation, warranties or certifications as to which, after the Company’s use of commercially reasonable efforts to cause such representation, warranty or certification to be true, the Company has in its good faith determined that such representation, warranty or certification is not true, (G) neither the Company nor any of its Subsidiaries shall be required to become subject to any obligations or liabilities with respect to such agreements or documents prior to the Closing other than customary authorization letters, (H) none of the directors of the Company or any of its Subsidiaries will be required to adopt any resolutions on behalf of the Company or any of its Subsidiaries or otherwise approve any financing or other arrangement being effected or arranged by Parent, Merger Sub or any Contract related thereto, and (I) neither the Company nor any of its Subsidiaries shall be required to (x) provide access to or disclose information that the Company determines would jeopardize any attorney–client privilege or other similar privilege of the Company or any of its Subsidiaries or (y) change any fiscal period. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to any Financing will be effective until the Closing Date.

(c) Acknowledgment and Agreement. The parties hereto acknowledge and agree that the provisions contained in this Section 5.15 represent the sole obligation of the Company, its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of the Financing and no other provision of this Agreement (including any exhibit, schedule or annex hereto) shall be deemed to expand or modify such obligations. Notwithstanding anything herein to the contrary, Parent acknowledges and agrees that (i) obtaining any Financing is not a condition to the Closing, (ii) for purpose of Section 1.2, Article VI and Article VII, in no event shall any breach of this Section 5.15 by the Company or any of its Subsidiaries or their respective Representatives constitute a breach of any provision of this Agreement or a failure of the condition set forth in Section 6.2(b), and (iii) nothing in this Section 5.15 or a failure to obtain the Alternative Financing shall be construed to affect or otherwise relieve any of Parent, Merger Sub and any Equity Financing Source’s obligations under this Agreement, the Equity Commitment Letter or the Limited Guarantee.

(d) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in a form and manner reasonably acceptable to the Company in connection with any Financing so long as such logos are used in a manner that is not intended or reasonably likely to, and will not, harm or disparage the Company or any of its Subsidiaries and that the Company shall be permitted to review the use of such logos prior to usage.

(e) Advancement and Reimbursement. Promptly upon request by the Company, Parent will advance and reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees but excluding the costs of the Company’s preparation of annual and quarterly financial statements required to comply with its SEC reporting obligations) incurred by the Company, its Subsidiaries or any of their Representatives in connection with the cooperation of the Company, its Subsidiaries and their Representatives contemplated by this Section 5.15.

(f) Indemnification. The Company, its Subsidiaries and their respective Representatives shall, promptly upon request by the Company, be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging any Financing pursuant to this Agreement or the provision of information utilized in connection therewith, and the foregoing obligations shall survive termination of this Agreement; provided, that the foregoing shall not apply to the extent that such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, penalties and amounts are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from any fraud, intentional misrepresentation, gross negligence or willful misconduct by any such Persons.

5.16 Transaction Expenses. At the Closing, Parent shall pay and cause to be paid (including, to utilize cash on hand of the Company at the Closing, if available for such purposes), all amounts required to be paid by the Company in connection with the Closing and the transactions contemplated herein, including the transaction expenses set forth in Schedule 5.16.

5.17 Sub Debt Facility. The parties shall use reasonable best efforts to cause their applicable Affiliates to execute and deliver, as promptly as practicable, an amendment to the Subordinate Debt Agreements, pursuant to which, among other things, the borrower parties’ borrowing capacity thereunder is increased by $10,000,000, in accordance with the terms set forth on Schedule 5.17 (the credit facility pursuant to the Subordinate Debt Agreements as so amended, the “Sub Debt Facility”) and any other agreement, document or instrument necessary to effectuate such amendment; provided that the execution under such amendment shall be subject to receipt of the requisite lender consents. Obtaining the requisite lender consents for such amendment as promptly as practicable shall be the sole responsibility of the Company; provided that Parent shall use commercially reasonable efforts to be available to participate in a reasonable number of meetings with the applicable lenders and enter into such agreements with the applicable lenders consistent with those delivered in connection with the Subordinate Debt Agreements.

ARTICLE VI

Conditions

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent legally permitted) waiver by such party at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote.

(b) Regulatory and Third Party Consents. Each of the Regulatory Filings and Approvals set forth on Schedule 6.1(b) shall have been obtained and if obtained shall remain in full force and effect, and, with respect to such Regulatory Filings and Approvals, no such Regulatory Filing and Approval shall have resulted in the imposition of a Burdensome Condition.

(c) No Legal Restraints or Prohibitions. No Law, temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition, in each case in the United States, preventing the consummation of the Merger will be in effect, and no statute, rule, regulation or order, in each case in the United States, will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger.

6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where legal) by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date (without giving effect to any limitations as to “materiality”, “Company Material Adverse Effect” or similar qualifiers or any provisions relating to preventing, materially delaying or materially impairing the consummation of the transactions contemplated by this Agreement) as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be so true and correct, individually or in the aggregate, does not have and would not reasonably be expected to have a Company Material Adverse Effect, except that (x) the representations and warranties in Section 4.1(b)(i) (Capital Structure) shall be true and correct at the Closing Date except for any de minimis inaccuracies, and (y) the representations and warranties in the first sentence of Section 4.1(a) (Organization, Good Standing and Qualification) as to due incorporation and existence of the Company and in Section 4.1(c) (Corporate Authority; Approval) shall be true and correct at the Closing Date in all respects, and (ii) Parent shall have received at the Closing a certificate signed on behalf of the Company by an officer of the Company to the effect that the conditions set forth in this Section 6.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(c) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred after the date of this Agreement that is continuing.

6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement, and of the Sponsor set forth in the Equity Commitment Letter or in the Limited Guarantee, shall be true and correct as of the Closing Date (without giving effect to any limitations as to “materiality”, “Parent Material Adverse Effect” or similar qualifiers or any provisions relating to preventing, materially delaying or materially impairing the consummation of the transactions contemplated by this Agreement) as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be so true and correct, individually or in the aggregate, does not have and would not reasonably be expected to have a Parent Material Adverse Effect, except that the representations and warranties in the first sentence of Section 4.2(a) (Organization, Good Standing and Qualification) and Section 4.2(c) (Corporate Authority) shall be true and correct at the Closing Date in all respects as to due incorporation and existence of Parent, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an officer of Parent to the effect that the conditions set forth in this Section 6.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent to such effect.

ARTICLE VII

Termination

7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by holders of Shares constituting the Requisite Company Vote, by mutual written agreement of the Company and Parent approved by action of their respective boards of directors or comparable governing body.

7.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice to the other party approved by action of the board of directors or comparable governing body of either Parent or the Company, specifying the provision(s) of Section 7.2 pursuant to which the Agreement is being terminated, if:

(a) the Merger shall not have been consummated by May 15, 2023 (the “Termination Date”);

(b) adoption of this Agreement by holders of Shares constituting the Requisite Company Vote, as required by Section 6.1(a), shall not have been obtained in a vote held at the Company Stockholders Meeting or at any adjournment or postponement thereof; or

(c) any Law or permanent injunction issued by any court of competent jurisdiction in the United States preventing the consummation of the Merger or any statute, rule, regulation or order, in each case, in the United States that in each case prohibits, makes illegal, or enjoins the consummation of the Merger, shall become final and non-appealable;

provided, that the right to terminate this Agreement pursuant to this Section 7.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger and, in the case of a termination pursuant to Section 7.2(a), a failure of the Closing to occur on or before the Termination Date.

7.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company following approval of such action of the board of directors of the Company and upon written notice to Parent, which notice shall specify the provision of Section 7.3 pursuant to which the Agreement is being terminated:

(a) if at any time prior to the time the Requisite Company Vote is obtained, if the board of directors of the Company, in compliance with Section 5.2(b), authorizes the Company to enter into a Company Alternative Acquisition Agreement with respect to a Superior Proposal (other than a confidentiality agreement as contemplated by Section 5.2(a)); provided that (i) the Company substantially concurrently therewith enters into a definitive Company Alternative Acquisition Agreement with respect to such Superior Proposal and (ii) the Company complies with the obligations to pay the Company Termination Fee pursuant to Section 7.5(b) in connection with any termination of this Agreement pursuant to this Section 7.3(a);

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that the conditions specified in Section 6.3(a) or 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent and (y) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3(b) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 6.2(a) or (b); or

(c) if (i) the conditions set forth in Section 6.1 and Section 6.2 were satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, provided that such conditions are then capable of being satisfied at the Closing if the Closing were to take place at such time) on the date the Closing should have occurred pursuant to Section 1.2; (ii) the Company has irrevocably notified Parent in writing that it is ready, willing and able to consummate the Closing on the date of such notice and at all times during the three (3) business day period immediately thereafter, and (iii) Parent and Merger Sub fail to consummate the Merger in accordance with Section 1.2 within three (3) business days of the date such notice was given.

7.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent upon written notice to the Company, which notice shall specify the provision of Section 7.4 pursuant to which the Agreement is being terminated, if:

(a) at any time prior to the time the Requisite Company Vote is obtained,

(i) the board of directors of the Company shall have effected a Company Change of Recommendation; provided, that Parent may not exercise its right of termination pursuant to this clause (i) after the Requisite Company Vote is obtained, or

(ii) the Company shall have entered into a Company Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement as contemplated by Section 5.2(a)), or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, such that any of the conditions specified in Section 6.2(a) or 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company and (y) the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.4(b) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 6.3(a) or (b).

7.5 Effect of Termination and Abandonment.

(a) In the event of a valid termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability for damages to the other party hereto resulting from any Willful Breach of this Agreement, which liability or damages, in the event this Agreement is terminated, shall in no event exceed an amount equal to, (A) in the case of the Company, $3,500,000 (the “Company Liability Cap”), or (B) in the case of Parent and Merger Sub, $6,000,000 (the “Parent Liability Cap”), and (ii) the provisions set forth in this Section 7.5 and the provisions described in the second sentence of Section 8.1 shall survive termination of this Agreement.

(b) Company Termination Fee. If:

(i) this Agreement is validly terminated by the Company pursuant to Section 7.3(a),

(ii) this Agreement is validly terminated by Parent pursuant to Section 7.4(a), or

(iii) (x) after the date of this Agreement, but prior to the Company Stockholders Meeting, a Company Acquisition Proposal (substituting 50% for the 20% threshold set forth in the definition of “Company Acquisition Proposal”) (a “Company Qualifying Transaction”) shall have been publicly made (or with 7.4(b) termination pursuant to Section 7.4(b), otherwise communicated in writing to the board of directors of the Company) and not withdrawn, (y) thereafter this Agreement is validly terminated by Parent or the Company pursuant to Section 7.2(b) or Section 7.4(b) (as a result of a material breach of a covenant contained in this Agreement), and (z) at any time on or prior to the 12-month anniversary of such termination, the Company completes, or enters into a definitive agreement to complete such Company

Qualifying Transaction (which is subsequently completed), then the Company shall, either (A) in the event of a valid termination as described in the preceding clauses (i) or (ii), no later than five (5) business days after the date of such termination, or (B) in the event of termination as described in the preceding clause (iii), no later than five (5) business days after the completion of such Company Qualifying Transaction, pay Parent a termination fee of $2,500,000 (the “Company Termination Fee”). All payments under this Section 7.5(b) shall be made by wire transfer of immediately available funds to the account set forth in Schedule 7.5(b).

(c) Parent Termination Fee. If this Agreement is validly terminated by the Company pursuant to Section 7.3(b) or Section 7.3(c), then Parent shall promptly (and in any event within 5 business days) following such termination pay to the Company $5,000,000 in cash (the “Parent Termination Fee”). All payments under this Section 7.5(c) shall be made by wire transfer of immediately available funds to the account set forth in Schedule 7.5(c).

(d) Sole Remedy.

(i) Notwithstanding anything to the contrary in this Agreement, each of the Company, Parent and Merger Sub acknowledges and agrees that, in the event that the Company Termination Fee becomes payable to Parent pursuant to this Article VII,

(A) the right to receive the Company Termination Fee shall be the sole and exclusive remedy of, and the Company Termination Fee shall constitute liquidated damages in respect of, Parent, Merger Sub, the Sponsor, any Alternative Financing Source, any Equity Financing Source or any of their respective former, current and future direct or indirect equityholders, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, directors, officers, agents, employees, stockholders and assignees (collectively, other than Parent or Merger Sub, the “Parent Related Parties”), with respect to (w) any loss suffered as a result of the failure of the Merger to be consummated, (x) the termination of this Agreement, (y) any liabilities or obligations arising under this Agreement or (z) any claims or actions arising out of or relating to this Agreement ((w) through (z), the “Merger Claims”), and

(B) upon Parent’s receipt of the Company Termination Fee and if applicable, the Collection Costs with respect thereto, (x) in no event will Parent, Merger Sub or any Parent Related Parties seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to the Merger Claims from the Company or any of its former, current and future direct and indirect equityholders, controlling persons, Subsidiaries, Representatives, Affiliates, members, managers, general or limited partners, directors, officers, agents, employees, stockholders and assignees (collectively, other than the Company, the “Company Related Parties”) and (y) none of the Company and the Company Related Parties shall have any further liability or obligation relating to or rising out of this Agreement or the transactions contemplated hereby.

The Company expressly acknowledges and agrees that Parent shall not need to prove damages to receive the Company Termination Fee when it is payable. In no event will the Company be required to pay more than one Company Termination Fee. While Parent may pursue both a grant of specific performance in accordance with Section 8.5(c) and the payment of the Company Termination Fee under Section 7.5(b), under no circumstances shall the Parent, Merger Sub, and the Parent Related Parties be permitted or entitled to receive both (i) a grant of specific performance that results in a Closing in accordance with the terms hereof and (ii) all or any portion of the Company Termination Fee (or any other damages).

(ii) Notwithstanding anything to the contrary in this Agreement, each of the Company, Parent and Merger Sub acknowledges and agrees that, in the event that the Parent Termination Fee becomes payable to the Company pursuant to this Article VII,

(A) the right to receive the Parent Termination Fee and if applicable, the Collection Costs with respect thereto and Parent’s fulfillment of the Reimbursement Obligations shall be the sole and exclusive remedy of, and shall constitute liquidated damages in respect of, the Company and the Company Related Parties with respect to the Merger Claims, and

(B) upon the Company’s receipt of the Parent Termination Fee and if applicable, the Collection Costs with respect thereto and Parent’s fulfillment of the Reimbursement Obligations, (x) in no event will the Company or any Company Related Parties seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to the Merger Claims from Parent, Merger Sub or the Parent Related Parties and (y) none of Parent, Merger Sub and the Parent Related Parties shall have any further liability or obligation relating to or rising out of this Agreement or the transactions contemplated hereby (provided neither the forgoing provision nor anything else in this Agreement shall limit the liability of Parent or any Parent Related Parties as provided in Section 7.5(a)).

Parent expressly acknowledges and agrees that the Company shall not need to prove damages to receive the Parent Termination Fee when it is payable. In no event will Parent be required to pay more than one Parent Termination Fee. While the Company may pursue both a grant of specific performance in accordance with Section 8.5(c) and the payment of the Parent Termination Fee under Section 7.5(c), under no circumstances shall the Company and the Company Related Parties be permitted or entitled to receive both (i) a grant of specific performance that results in a Closing in accordance with the terms hereof and (ii) all or any portion of the Parent Termination Fee (or any other damages).

(e) Maximum Liability Amount. Notwithstanding anything to the contrary, in the event the Agreement is validly terminated, the maximum aggregate liability of Parent and Merger Sub, on the one hand, and the Company, on the other hand, whether in equity or at law, in contract or in tort, or otherwise, taking into account any payment of the Parent Termination Fee or Company Termination Fee, as applicable, and any other payment in connection herewith (i) for any Willful Breach; (ii) in connection with the failure of the Merger (including the Financing) or the other transactions contemplated by this Agreement to be consummated; or (iii) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any document delivered by either party in connection herewith shall, collectively, not exceed under any circumstances an amount equal to the Parent Liability Cap, with respect to Parent and Merger Sub, and an amount equal to the Company Liability Cap, with respect to the Company.

(f) Each of the parties hereto acknowledges that the agreements contained in this Section 7.5 are an integral part of this Agreement and that, without these agreements, the parties hereto would not have entered into this Agreement. Accordingly, if the Company or Parent (or Sponsor) fails to promptly pay any amount when due pursuant to Section 7.5, or if the Sponsor fails to make a payment under the Equity Commitment Letter or the Limited Guarantee, and in order to obtain such payment, the Company or Parent commences an Action, then (and notwithstanding any limits provided in Section 7.5(d) or elsewhere in this Agreement) the non-prevailing party in such Action shall pay to the prevailing party all of the prevailing party’s fees, costs and expenses of such Action (including attorneys’ fees as well as expenses incurred in connection with such Action initiated by such party), together with interest on the amount of the Company Termination Fee or the Parent Termination Fee or such other payment from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment, plus 2% (the “Collection Costs”).

(g) For clarity, nothing contained in this Article VII shall limit or otherwise affect the availability of or entitlement to any equitable or other remedy to any party pursuant to the Confidentiality Agreement.

ARTICLE VIII

Miscellaneous and General

8.1 Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article III (Effect of Merger on Capital Stock; Exchange of Certificates), 5.9 (Employee Benefits) and 5.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article VIII, the agreements of the Company, Parent and Merger Sub contained in the last sentence of Section 5.6 (Access and Reports), Section 5.10 (Expenses), last sentence of Section 5.5(a), Section 5.15(e) (Reimbursement), Section 5.15(f) (Indemnification), 7.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

8.2 Modification or Amendment; Waiver. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the board of directors of the respective parties; provided, that any amendment of this Agreement that requires approval by the stockholders of the Company or approval by the stockholders of Parent under applicable Law shall be subject to such approval.

8.3 Waiver of Conditions. At any time prior to the Effective Time, a party hereto may, subject to applicable Law and the proviso of Section 8.2 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement, except in the case of each of (c) and (d) for any waiver that is prohibited by Law. No extension or waiver by the Company or Parent shall require the approval of the stockholders of the Company or Parent, respectively, unless such approval is required by applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.3 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.5 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 8.6 shall be effective service of process for any such action.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

(c) The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly acknowledged and agreed that each party hereto shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement, the Equity Commitment Letter or the Limited Guarantee, and to enforce specifically the terms and provisions of any or all thereof, in the Court of Chancery of the State of Delaware. Each party hereto agrees that the right of specific performance is an integral part of the transactions contemplated by this Agreement and that, without that right, neither the Company nor Parent would have entered into this Agreement. Each party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement, all in accordance with the terms of this Section 8.5. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with or as a condition to obtaining such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(d) Without limiting the generality of Section 8.5(c), it is explicitly acknowledged and agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Equity Financing to be funded to fund the Merger (including to cause Parent to (i) enforce the obligations of the Equity Financing Source under the Equity Commitment Letter and (ii) to cause the Equity Financing Source to actually fund the Equity Financing in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter); provided that such specific performance shall only be granted in the event that each of the following conditions has been satisfied:

(i) all the conditions in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at Closing, which shall be capable of being satisfied) on the date that the Closing should have occurred pursuant to Section 1.2;

(ii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 and

(iii) the Company has confirmed in an irrevocable written notice delivered to the Parent it is ready and willing to complete the Closing.

For the avoidance of doubt, the above conditions apply only in connection with obligations described above in this Section 8.5(d), and not in connection with any other obligations of Parent or Merger Sub or any other obligations of the Equity Financing Sources under the Equity Commitment Letter or the Limited Guarantee. While the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 8.5 and the payment of the Parent Termination Fee, under no circumstances shall Parent be obligated to both specifically perform the terms of this Agreement and pay the Parent Termination Fee.

8.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by electronic mail or overnight courier:

if to Parent or Merger Sub

8214 Westchester Drive, Suite 910

Dallas, Texas 75225

Attention: President

e-mail: adunev@parkcitiesmgmt.com

with a copy to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

Attention: Jennifer Wisinski and Stephen Grant

e-mail: Jennifer.Wisinski@haynesboone.com and

  Stephen.Grant@haynesboone.com

if to the Company

Elevate Credit, Inc.

4150 International Plaza, Suite 300

Fort Worth, TX

Attention: Saundra Schrock

        Jason Harvison

e-mail: [redacted]

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attention:   Brandon C. Parris

            Michael G. O’Bryan

e-mail:         bparris@mofo.com

            mobryan@mofo.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by electronic mail (provided that if given by email such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

8.7 Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Voting Agreement, and the Confidential Disclosure Agreement, dated September 16, 2022, between Park Cities

Asset Management, LLC and the Company (as amended, the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter of this Agreement.

8.8 No Third Party Beneficiaries.

(a) Except for (i) the provisions of Article III (Effect of the Merger on Capital Stock) (which Article is intended for the benefit of, and after the Effective Time shall be enforceable by, the holders of Shares, the holders of Company Options and Company RSU Awards and participants in the Company ESPP), (ii) Section 5.11 (Indemnification; Directors’ and Officers’ Insurance) (which is intended for the benefit of, and after the Effective Time shall be, enforceable by the Indemnified Parties against Parent, Merger Sub, and the Surviving Corporation), (iii) Section 5.9(d) (which is intended for the benefit of holders of cash bonuses referenced therein) and (iv) Sections 5.15(e) and (f) (which are intended for the benefit of the Persons named therein), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and that this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(b) The representations and warranties in this Agreement are the product of negotiations among and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent (including Merger Sub and, after the Effective Time, the Surviving Corporation) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take, and (if necessary) to provide funding for, such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

8.10 Transfer Taxes. Except as otherwise provided in Section 3.2, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent or the Surviving Corporation when due, and Parent or the Surviving Corporation shall indemnify the Company or holders of Shares against liability for any such Taxes.

8.11 Definitions. Terms used but not otherwise defined herein have the meanings set forth in this Section 8.11. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term. For purposes of this Agreement:

“Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act, and for Sponsor and Parent shall be deemed each other’s Affiliate hereunder.

“Alternative Financing Source” means the Person that may provide Alternative Financing in connection with the Closing, together with its Affiliates involved in the Alternative Financing and any successor and permitted assigns on the Closing Date.

“Burdensome Condition” means any obligation, restriction, requirement, limitation, provision or condition or other action imposed by a Governmental Entity in connection with a Regulatory Filing and Approval that would, individually or in the aggregate, reasonably be expected to impair in any material respect the business or financial condition of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) taken as a whole.

“business day” shall mean any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in Fort Worth, Texas, or New York, New York.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Company Acquisition Proposal” means (i) any proposal, offer, or indication of interest with respect to a merger, joint venture, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company, involving at least 20% or more of the total voting power or of any class of equity securities of the Company or assets (including equity securities of its Subsidiaries) of the Company representing more than 20% or more of the revenues or assets (in each case on a consolidated basis) of the Company and its Subsidiaries, taken as a whole, (ii) any acquisition resulting in, or proposal or offer which if consummated would result in, any Person or Group (as used in the Exchange Act), other than the Company or its Subsidiaries becoming the beneficial owner of directly or indirectly, in one or a series of related transactions 20% or more of the total voting power or of any class of equity securities of the Company, or assets (including equity securities of its Subsidiaries) of the Company representing more than 20% or more of the revenues or assets (in each case on a consolidated basis) of the Company and its Subsidiaries, taken as a whole; in each case of (i) and (ii) other than the transactions contemplated by this Agreement.

“Company Equity Award” means a Company Option, Company RSU Award, or a purchase right under the Company ESPP.

“Company Equity Plan” means the Elevate Credit, Inc, 2014 Equity Incentive Plan or the Elevate Credit, Inc. 2016 Omnibus Incentive Plan (the “2016 Company Equity Plan”), as applicable.

“Company ESPP” means the Company Employee Stock Purchase Plan, as amended from time to time.

“Company Material Adverse Effect” means any change, event, effect, occurrence, development, condition or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken together as a whole, excluding any effect to the extent that it results from or arises out of:

(A) changes in the economy or financial markets generally in the United States or any foreign jurisdiction;

(B) changes in the general political, governmental, labor or social conditions in the United States or any foreign jurisdiction, including any full or partial government shutdown or changes in the securities markets, credit markets, currency markets or other financial markets, including changes in interest rates or exchange rates;

(C) changes that are the result of acts of war or terrorism, including any escalation or worsening of any such acts of war or terrorism;

(D) any hurricane, tornado, flood, earthquake or other natural disaster or any disease, epidemic, pandemic (including any escalation or general worsening of an such pandemic) or other public health event including COVID-19, and including any action taken by the Company in response to or in connection with any such disaster or event;

(E) changes that are the result of factors generally affecting the industry in which the Company and its Subsidiaries operate;

(F) compliance with or changes in GAAP or in any other applicable accounting standard (including the Current Expected Credit Loss accounting standard) or applicable Law or in the interpretation or application thereof, including the application of any changes announced prior to the date of this Agreement;

(G) any failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying cause of any such failure, if not otherwise excluded hereunder, may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(H) any change, in and of itself, in the market price or trading volume of securities of the Company, including the common stock of the Company;

(I) the execution of this Agreement or the public announcement or pendency of this Agreement and the Merger and the other transactions contemplated hereby or the identity of the parties to this Agreement, including (i) any litigation resulting or arising from or with respect to the Merger or the other transactions contemplated hereby and (ii) (to the extent arising out of such public announcement, pendency or identity) any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, financing sources, partners, employees or others having relationships with the Company or any of its Subsidiaries; provided that this clause shall not apply with respect to references to Company Material Adverse Effect in the representations and warranties contained in Section 4.1(d) (and in Section 6.2(a) and Section 7.4(b) to the extent related to such representation);

(J) any action taken, or not taken, at the request of, or with the consent of, Parent; and

(K) any action taken, or not taken, by the Company pursuant to this Agreement, including the failure by the Company to take any act prohibited by this Agreement.

provided, that the exclusions in clauses (A), (B), (C) and (E) shall not apply to the extent such effects disproportionately adversely affect the Company and its Subsidiaries compared to other similarly situated companies of similar size operating in the industry in which the Company and its Subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Option” means an option to purchase Shares, other than a purchase right under the Company ESPP.

“Company RSU Award” means an award of restricted stock units covering Shares.

“Consumer Financial Services Laws” means all federal, state, and municipal laws, rules, or regulations dealing with consumer financial services or the Consumer Loans. The term includes, without limitation, any and all laws dealing with registration, licensing, advertising, fair lending, language requirements, origination, pricing, credit practices, disclosures, rates, terms, servicing, debt collection practices, fair credit reporting, communications, privacy, data security, unfair acts or practices, deceptive acts or practices, abusive acts or practices, complaint procedures, and dispute resolution. The term includes, without limitation, the following laws or standards as applicable: Equal Credit Opportunity Act, 15 U.S.C. §1691 et seq., and Regulation B, 12 C.F.R. part 1002; Electronic Funds Transfer Act, 15 U.S.C. §1693 et seq., and Regulation E, 12 C.F.R. part 1005; Fair Debt Collection Practices Act, 15 U.S.C. §1692o, and Regulation F, 12 C.F.R. part 1006; Gramm-Leach-Bliley Privacy Act, 12 U.S.C. §6801 et seq., and Regulation P, 12 C.F.R. part 1016; Fair Credit Reporting, 15 U.S.C. §1681 et seq., Regulation V, 12 C.F.R. part 1022; Truth in Lending, 15 U.S.C. §1601 et seq., and Regulation Z, 12 C.F.R. part 1026; Regulations or standards of the Consumer Financial Protection Bureau with respect to unfair, deceptive or abusive acts or practices, 12 U.S.C.A. § 5531 and §5536; and Regulations or trade practice standards of the Federal Trade Commission with respect to unfair or deceptive acts or practices, 15 U.S.C.A. §5(a), and Title 16 of the Code of Federal Regulations.

“Consumer Loan” means any consumer loan (whether secured or unsecured) made by the Company or any of its Subsidiaries or loans originated by third party bank lenders where the Company provides platform account and loan support technology services.

“Consumer Loan Documents” means the promissory note, and such other instruments, documents and agreements (including any security agreement) entered into, evidencing or executed in connection with a Consumer Loan.

“Employee” means any natural person who is an employee, whether by Contract, common law or otherwise, of the Company or any of its Subsidiaries on the Closing Date.

“Environmental Law” means any Law of any Governmental Entity relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Equity Financing Source” means the Person that may provide Equity Financing in connection with the Closing, together with its Affiliates involved in the Alternative Financing and any successor and permitted assigns on the Closing Date.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that would be treated as a “single employer” with the Company under Section of 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

“Financing Sources” means Equity Financing Source and Alternative Financing Source.

“GAAP” means United States generally accepted accounting principles.

“Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material, radon or that class of substances commonly referred to as per- or polyfluoroalkyl substances; and (C) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“Independent Contractor” means a natural person providing services to the Company or any of its Subsidiaries on the Closing Date who is not an Employee.

“Intellectual Property” means all (i) trademarks, service marks, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, and all goodwill associated therewith and symbolized thereby; (ii) inventions and discoveries, whether patentable or not, patents and invention disclosures, and all divisions, continuations, continuations-in-part, extensions and reissues thereof; (iii) confidential information, trade secrets and know-how, including ideas, processes, algorithms, models, methodologies, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not, (including computer software, databases and other compilations of information), and copyrights therein and thereto; (v) all other intellectual property or similar proprietary rights recognized under any jurisdiction worldwide, and (vi) all registrations or applications for any of the foregoing.

“Intervening Event” means any material event, circumstance, change, effect, development, or condition that was not known to the board of directors of the Company (or if known, the extent or magnitude of which was not known to the board of directors of the Company and was not reasonably foreseeable) as of the date hereof, other than (a) the receipt, existence, or terms of a Company Acquisition Proposal or any inquiry, proposal or offer from any third party relating to or in connection with a Company Acquisition Proposal (for purposes of this clause (a), substituting 50% for the 20% threshold set forth in the definition of “Company Acquisition Proposal”) and (b) the fact that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or any change in the price or trading volume of the Shares of the Company (provided, however, that this clause (b) shall not apply to the underlying causes giving rise to or contributing to such fact or change or prevent any of such underlying causes from being taken into account in determining whether an any such event has occurred).

“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“knowledge” (a) when used in this Agreement with respect to the Company means the actual knowledge after reasonable inquiry of the individuals set forth on Section 8.11 of the Company Disclosure Letter, and does not include information of which they may be deemed to have constructive knowledge only, and (b) when used in this Agreement with respect to Parent means the actual knowledge after reasonable inquiry of any of the officers or directors or Parent or Merger Sub, and does not include information of which they may be deemed to have constructive knowledge only.

“Permitted Liens” means all Liens specifically reflected, reserved against or disclosed in the Company Reports, as applicable, together with the following (without duplication): (a) Liens imposed by law, such as mechanics and materialmen Liens or other common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice and that are not material in amount or effect on the business of the Company and its Subsidiaries, taken as a whole, (b) Liens for Taxes that are (x) not yet delinquent or (y) being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP in the consolidated financial statements included in the Company Reports, (c) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period in which such proceedings may be initiated has not expired, (d) Liens required under the indebtedness of the Company or its Subsidiaries (A) in existence as of the date hereof, or (B) incurred as expressly permitted under this Agreement, in each case as security for such indebtedness, and (e) Liens arising from licenses of Intellectual Property entered into in the ordinary course of business.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Regulatory Filings and Approvals” means the regulatory and other third party consents, approvals and filings listed on Schedule 5.5(a).

“Reimbursement Obligations” means Parent’s obligations pursuant to Section 5.5(a), Section 5.15(e) and Section 5.15(f).

“Relevant Persons” has the meaning set forth in Section 4.2(d)(iii).

“Representatives” means, with respect to any Person, collectively, such Person’s directors, officers, managers, employees, investment bankers, attorneys, accountants and other advisors, representatives or agents.

“Rollover Agreements” means those certain agreements between Parent and each Rollover Stockholder pursuant to which each Rollover Stockholder has agreed, severally and not jointly, to contribute, immediately prior to the Effective Time, their respective Rollover Shares to Parent in exchange and as total consideration for the Rollover Equity.

“Rollover Equity” means the capital stock of Parent issued by Parent to the Rollover Stockholders in exchange for the Rollover Shares, pursuant and subject to the terms and conditions of the Rollover Agreements.

“Rollover Shares” means the aggregate number of Shares to be contributed to Parent by the Rollover Stockholders, pursuant to the Rollover Agreements, subject to the terms and conditions set forth therein, and subsequently cancelled in accordance with Section 3.1(b) of this Agreement.

“Rollover Stockholders” means each Person set forth on Schedule 8.11(a) (including the type and amount of Rollover Shares held by each such Person).

“Subordinate Debt Agreements” means the agreements set forth Schedule 8.11(b).

“Servicing Standards” means the servicing, collection and similar standards of the Company and each of its Subsidiaries with respect to Consumer Loans and which standards comply with all applicable Consumer Financial Services Laws as may be adopted from time to time relating to Consumer Loans.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Superior Proposal” means any bona fide written Company Acquisition Proposal that would result in any Person or Persons (whether or not acting as a group) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company, that the Company’s board of directors has determined, in its good faith judgment, taking into account all legal, financial, regulatory, and timing aspects of the proposal and the Person or Persons making the proposal, would reasonably be expected to result in a transaction more favorable to the Company’s stockholders than the transactions contemplated by this Agreement (after taking into account any binding offers to revise the terms of the transaction made by Parent pursuant to Section 5.2(b) of this Agreement).

“Tax” (including, with correlative meaning, the term “Taxes”) means any and all taxes, charges, levies and other like assessments (together with any and all interest, penalties and additional amounts imposed with respect thereto) imposed by any federal, state, local or foreign governmental or taxing authority, including taxes, charges, levies and other like assessments on income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and any other taxes, charges, levies or like assessments of any nature whatsoever.

“Tax Return” means any and all returns, statements, reports or forms (including elections, declarations, disclosures, schedules, estimated returns, claims for refund, amended returns, protective returns and information returns) filed or required to be filed with a Tax authority with respect to Taxes.

“Underwriting Guidelines” means the underwriting guidelines adopted by the Company and each of its Subsidiaries with respect to Consumer Loans and which guidelines comply with all applicable Consumer Financial Services Laws as may be adopted from time to time relating to Consumer Loans.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.

“Willful Breach” means a material breach or failure to perform that is the consequence of an act or omission of a party with the knowledge that such act or omission would, or would be reasonably expected to, cause a material breach of this Agreement.

8.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

8.13 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined, or except as otherwise provided, therein. Words in this Agreement describing the singular number shall be deemed to include the plural and vice versa, and words in this Agreement denoting any gender shall be deemed to include all genders. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. When used in Sections 4.1, 5.1, 6.2 and 7.4, the term “material” shall be construed as referring to being material to the Company and its Subsidiaries taken as a whole.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party to this Agreement has or may have set forth information in its respective Disclosure Letter in a section of such Disclosure Letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

8.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent and Merger Sub may assign, in their sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent, effective with the Effective Time, or as collateral to the any Alternative Financing Source in connection with Alternative Financing without the consent of the Company, but no such assignment shall relieve any assignor of any of its respective liabilities or obligations under this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.15 Non-Recourse.

(a) Except for (A) any claim or cause of action based upon, arising out of or in connection with any letter of transmittal or documentation delivered in connection with payment of Merger Consideration through DTC or payment for the Company Equity Awards, (B) any remedy against Sponsor with respect to its obligations and liabilities expressly provided for under the Limited Guarantee and any remedy against the Equity Financing Source with respect to their obligations and liabilities expressly provided for under the Equity Commitment Letter or (C) any remedy pursuant to the Confidentiality Agreement, any claim or cause of action based upon, arising out of, or in connection with this Agreement may only be brought against Persons that are expressly named as parties, and then only with respect to the specific obligations set forth herein.

(b) Except for (A) any liability or obligation based upon, arising out of or in connection with any letter of transmittal or documentation delivered in connection with payment of Merger Consideration through DTC or payment for the Company Equity Awards, (B) any remedy against Sponsor with respect to its obligations and liabilities expressly provided for under the Limited Guarantee and any remedy against the Equity Financing Source with respect to its obligations and liabilities expressly provided for under the Equity Commitment Letter, or (C) any remedy pursuant to the Confidentiality Agreement, no former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of the parties (except permitted assignees under Section 8.14) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, Affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the parties) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any party under this Agreement or for any Action based on, in respect of, or by reason of, the transactions contemplated by this Agreement, including the Merger (including the breach, termination or failure to consummate any of the transactions contemplated by this Agreement, including the Merger), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Action, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another Person or otherwise.

(c) Notwithstanding any other provision herein, no Financing Source (other than Sponsor and any alternative Equity Financing Source in accordance with the Equity Commitment Letter and Limited Guarantee or if applicable, the party to the Confidentiality Agreement) nor any Affiliate of any Financing Source (other than Parent, Merger Sub and Sponsor and any alternative Equity Financing Source in accordance with the Equity Commitment Letter and Limited Guarantee or the party to the Confidentiality Agreement), nor any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing, shall be liable for any indirect, special, punitive or consequential damages (including any loss of profits, business or anticipated savings) in connection with the Financing, the transactions contemplated hereby, or with respect to any activities related to the Financing.

(d) In addition, notwithstanding anything to the contrary in this Agreement, in no event will Sponsor be subject to or liable for (whether at law, in equity, in contract, tort or otherwise, and whether by or through attempted piercing of the corporate, limited liability company or partnership veil or directly or indirectly through any other Person) any monetary damages to the Company or any of its Affiliates or any other Person, for any damages, liabilities or other adverse consequences incurred by the Company or any of its Affiliates or any of its

or their respective Representatives or any other Person for any breach by Sponsor of this Agreement, and the Company and its Affiliates shall not otherwise be entitled to make any claim against Sponsor, and Sponsor shall have no further liability to the Company or any of its Affiliates or any other Person therefor, except, in each case of the foregoing, that the Company shall be entitled to recover monetary damages and other amounts against Parent pursuant to Section 7.5 of this Agreement and Sponsor pursuant to the Limited Guarantee and to seek specific performance of this Agreement, the Limited Guarantee and the Equity Commitment Letter, in each case, as and only to the extent permitted hereunder and thereunder.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ELEVATE CREDIT, INC.

By	/s/ Sandra D. Schrock
Name: Sandra D. Schrock
Title: Authorized Representative

PCAM ACQUISITION CORP.

By	/s/ Alex Dunev
Name: Alex Dunev
Title: President

PCAM MERGER SUB CORP.

By	/s/ Alex Dunev
Name: Alex Dunev
Title: President

ANNEX A

DEFINED TERMS

Terms	Section
Action	4.1(g)
Acceptable Confidentiality Agreement	5.2(a)(ii)(A)
Affiliate	8.11
AML Law	4.1(w)
Alternative Financing	5.15(a)
Agreement	Preamble
Applicable Date	4.1(e)(i)
Audited Company Balance Sheet	4.1(e)(v)
Bankruptcy and Equity Exception	4.1(c)(i)
Book-Entry Share	3.1(a)
business day	8.11
Bylaws	2.2
Certificate of Merger	1.3
Certificate	3.1(a)
Charter	2.1
Closing Date	1.2
Closing	1.2
COBRA	8.11
Code	3.2(g)
Collection Costs	7.5(f)
Company	Preamble
Company 401(k) Plan	5.9(e)
Company Acquisition Proposal	8.11
Company Alternative Acquisition Agreement	5.2(b)(ii)
Company Benefit Plans	4.1(h)(i)
Company Change of Recommendation	5.2(b)(i)
Company Disclosure Letter	4.1
Company Equity Award	8.11
Company Equity Plan	8.11
Company ESPP	8.11
Company Liability Cap	7.5(a)
Company Material Contracts	4.1(q)
Company Option	8.11
Company Proxy Statement	4.1(u)
Company Qualifying Transaction	7.5(b)(iii)
Company Recommendation	4.1(c)(ii)
Company Reports	4.1(e)(i)
Company RSU Award	8.11
Company Stockholders Meeting	5.4(a)
Company Termination Fee	7.5(b)
Confidentiality Agreement	8.7
Consumer Financial Services Laws	8.11
Consumer Loans	8.11
Continuing Employee	5.9(b)
Contract	4.1(d)(ii)(B)
Dissenting Shares	3.1(c)
D&O Insurance	5.12(b)
DGCL	1.1
Effective Time	1.3

Employee	8.11
Environmental Law	8.11
Equity Commitment Letter	4.2(g)
Equity Financing	4.2(g)
Equity Financing Source	8.11
ERISA	8.11
ERISA Affiliate	8.11
Exchange Act	4.1(d)(i)
Excluded Shares	3.1(b)
Financing	4.2(g)
Financing Commitments	5.14(c)
Financing Sources	8.11
General Exception	5.1(a)
Governmental Entity	4.1(d)(i)
Hazardous Substance	8.11
Indemnification Agreements	5.12(a)
Indemnified Parties	5.12(a)
Independent Contractor	8.11
Insurance Policies	4.1(o)
Intellectual Property	8.11
Intervening Event	8.11
IT Assets	8.11
knowledge	8.11
Laws	4.1(i)
Latest Balance Sheet Date	4.1(e)(v)
Lease	4.1(r)
Leased Real Property	4.1(r)
Lien	4.1(b)(iii)
Limited Guarantee	Recitals
Measurement Date	4.1(b)
Merger Consideration	3.1(a)
Merger Notification Filings	5.5(a)
Merger Sub	Preamble
Merger	Recitals
Notice Period	5.2(b)
New LTIP	5.9(f)
New Plans	5.9(c)
NYSE	4.1(d)(i)
Old Plans	5.9(c)
Parent	Preamble
Parent Disclosure Letter	4.2
Parent Liability Cap	7.5(a)
Parent Material Adverse Effect	4.2
Paying Agent	3.2(a)
Permitted Liens	8.11
Permits	4.1(t)
Person	8.11
Proxy Statement	5.3(a)
Protection Period	5.9(b)
Proxy Statement	5.3(a)
Regulatory Filings and Approvals	8.11
Reimbursement Obligations	8.11
Relevant Persons	8.11
Representatives	8.11

Requisite Company Vote	4.1(c)(i)
Rolled Company RSU Awards	3.4(a)(v)
SEC	4.1
Securities Act	4.1(d)(i)
Share	3.1(a)
Shares	3.1(a)
Sponsor	Recitals
Sub Debt Facility	Recitals
Subsidiary	8.11
Superior Proposal	8.11
Surviving Corporation	1.1
Takeover Statute	4.1(i)(iii)
Tax; Taxes	8.11
Tax Return	8.11
Termination Date	7.2(a)
Trade Secrets	8.11
Transaction Litigation	5.13
Subordinate Debt Agreements	8.11
Voting Agreement	3.1(a)
WARN Act	8.11
Willful Breach	8.11

ANNEX B

FORM OF CHARTER

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ELEVATE CREDIT, INC.

I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), certify as follows:

1. The name of the corporation is Elevate Credit, Inc. (the “Corporation”).

2. The address of the registered office of the Corporation in the State of Delaware is 108 Lakeland Ave., Kent County, Dover, Delaware 19901. The name of the registered agent of the Corporation at such address is Capital Services, Inc.

3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. The total number of shares of stock which the Corporation is authorized to issue is Five Thousand (5,000) shares. All shares shall be Common Stock par value $0.001 per share and are to be of one class.

5. The Corporation is to have perpetual existence.

6. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, adopt, alter, amend or repeal the By-laws of the corporation.

7. Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation or in the By-laws of the Corporation. Elections of directors of the Corporation need not be by written ballot unless the By-laws of the Corporation shall so provide.

8. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

9.

a. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, no current or former director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

b. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any current or former director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding; provided, however, that the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person (other than a Proceeding to enforce rights to indemnification granted by the Corporation hereunder or elsewhere) only if the Proceeding was authorized by the Board of Directors.

c. The Corporation shall have the power to indemnify, to the fullest extent permitted by applicable law, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

d. Neither any amendment nor repeal of this Section 9, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 9, shall eliminate or reduce the effect of this Section 9 in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Section 9, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ELEVATE CREDIT, INC.

By:
Name:
Title:

Annex B

November 15, 2022

Board of Directors

Elevate Credit, Inc.

4150 International

Plaza

Suite 300

Fort Worth, TX 76109

Members of the Board:

We understand that Elevate Credit, Inc. (the “Company”), PCAM Acquisition Corp. (“Parent”) and PCAM Merger Sub Corp., a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 15, 2022 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock, par value $0.0004 per share, of the Company (the “Company Common Stock”), other than (i) shares of the Company Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and not held on behalf of third parties, (ii) Rollover Shares (as defined in the Merger Agreement) owned by the Rollover Stockholders (as defined in the Merger Agreement), (iii) shares of the Company Common Stock owned by the Company or any wholly-owned subsidiary of the Company and not held on behalf of third parties, and (iv) shares of the Company Common Stock as to which dissenters’ rights have been perfected (clauses (i), (ii), (iii) and (iv) collectively, the “Excluded Shares”), will be converted into the right to receive $1.87 per share in cash without interest (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)

Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company, and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and Parent and their advisors;

9)

Reviewed the Merger Agreement, the draft equity commitment letter from an affiliate of Parent substantially in the form of the draft dated November 15, 2022 (the “Equity Commitment Letter”), and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent will obtain financing in accordance with the terms set forth in the Equity Commitment Letter and such financing is sufficient to consummate the Merger on the terms contemplated in the Merger Agreement, and that the definitive Merger Agreement and Equity Commitment Letter will not differ in any material respect from the drafts thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. For purposes of our analysis, we have not made any assessment of the status of any outstanding litigation involving the Company and have excluded the effects of any such litigation in our analysis. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. For purposes of our opinion, we have taken into account, with the Company’s consent, the guidance from the Company that there is uncertainty surrounding the Company’s future non-compliance with its debt facilities, its ability to negotiate the extension of some of its existing debt facilities, and its ability to maintain sufficient liquidity, and therefore there is substantial doubt about the Company’s ability to continue as a going concern absent this transaction. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, substantially all of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have not provided financial advisory and financing services for Parent or, other than in connection with the Merger, the Company for which we have received fees in connection with such services. Morgan Stanley may seek to provide financial advisory and financing services to Parent and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, may have committed and may commit in the future to invest in private equity funds managed by Parent or its affiliates, or in affiliates of Morgan Stanley that may hold direct equity and/or partnership interests in private equity funds managed by Parent or its affiliates.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company or their affiliates, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Lily Mahdavi
Lily Mahdavi
Managing Director

Annex C

Annex C Section 262 of the Delaware General Corporation Law

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity, and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex D

Execution Copy

Voting Agreement

This VOTING AGREEMENT (this “Agreement”), dated as of November 16, 2022, is entered into by and between the undersigned stockholder (“Stockholder”) of Elevate Credit, Inc., a Delaware corporation (the “Company”), and PCAM Acquisition Corp., a Delaware corporation (“Parent”). Parent and Stockholder are each sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent, and PCAM Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Sub and the Company pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, in order to induce Parent to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the currently outstanding shares of common stock, par value $0.0004 per share, of the Company (“Company Common Stock”) Beneficially Owned by Stockholder and set forth below Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Company Common Stock pursuant to Section 7 hereof, the “Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Stockholder, and Stockholder has agreed to, execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions.

For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1.

(a) “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

(b) “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

2. Representations of Stockholder.

Stockholder represents and warrants to Parent that:

(a) Ownership of Shares. Stockholder: (i) is the Beneficial Owner of all of the Original Shares, (ii) has good and marketable title to, all of the Original Shares free and clear of any proxy, voting restriction, adverse claim, or other Liens, other than those created by this Agreement or under applicable federal or state securities laws; and (iii) has the sole voting and sole disposition power over all of the Original Shares.

Except pursuant to this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which Stockholder is a party relating to the pledge, disposition, or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b) Disclosure of All Shares Owned. Stockholder does not Beneficially Own any shares of Company Common Stock other than: (i) the Original Shares; and (ii) any options, warrants, or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, including any restricted stock units subject to vesting, set forth on the signature page of this Agreement (collectively, “Options”).

(c) Power and Authority; Binding Agreement. Stockholder has full power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully Stockholder’s obligations hereunder (including the proxy described in Section 3(b) below)). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid, and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally.

(d) No Conflict. The execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any Lien on any of the Shares pursuant to, any agreement or other instrument or obligation including organizational documents binding upon Stockholder or any of the Shares, except, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the performance by such Stockholder of such Stockholder’s obligations under this Agreement.

(e) No Consents. Except for compliance with the applicable requirements of the Exchange Act, no consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity or any other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement.

(f) No Litigation. There is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or other) (each an “Action”) pending against, or, to the knowledge of Stockholder, threatened against or affecting, Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

3. Representations of Parent.

Parent hereby represents and warrants to the Stockholder as of the date hereof as follows:

(a) Organization and Qualification. Parent is duly organized and validly existing in good standing under the laws of the State of Delaware.

(b) Authority. Parent has all necessary power and authority and legal capacity to execute, deliver and perform all of its obligations under this Agreement, and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Parent or its respective board of directors or governing body or trustees, or their respective stockholders, members, partners (limited or otherwise) or other equity holders or beneficiaries, as applicable, are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c) Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by Stockholder, constitutes a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

(d) No Conflict. The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, any agreement or other instrument or obligation including organizational documents binding upon Parent, except, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the performance by such Parent of its obligations under this Agreement.

4. Agreement to Vote Shares. Stockholder irrevocably and unconditionally agrees during the term of this Agreement, at any annual or special meeting of the Company called with respect to the following matters, and at every adjournment or postponement thereof, to appear at each such meeting or otherwise cause the Shares to be counted as present for purposes of establishing a quorum at each such meeting, and to vote or cause the holder of record to vote such Shares: (i) in favor of (1) the Merger Agreement (as amended from time to time) and the Merger and the other transactions contemplated by the Merger Agreement, and (2) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger; and (ii) against (1) any Company Acquisition Proposal, Company Alternative Acquisition Agreement, or any of the transactions contemplated thereby, and (2) any action, proposal, transaction, or agreement that could reasonably be expected to materially delay or materially impair the consummation of the Merger or the transactions contemplated thereby.

5. No Voting Trusts or Other Arrangement. Except as permitted in Section 6 hereof, Stockholder agrees that during the term of this Agreement Stockholder will not, and will not permit any entity under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares, or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.

6. Transfer and Encumbrance.

(a) Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, the Merger Agreement (or, for those Stockholders who have entered into the Rollover Agreement, the Rollover Agreement between Parent and Stockholder), during the term of this Agreement, Stockholder will not, directly or indirectly, without the prior written consent of Parent, sell, pledge, transfer, or otherwise voluntarily dispose of (“Transfer”) any of the Shares or take any other voluntarily action which would have the effect of removing Stockholder’s power to vote Stockholder’s Shares. Any attempted Transfer of Shares or any interest therein in violation of this Section 6 shall be null and void. Notwithstanding the foregoing, if applicable, this Section 6 shall not prohibit a Transfer of any Shares (i) to the Company in connection with the payment of any exercise price or taxes associated with Company Options or other awards from the Company, or (ii) to an immediate family member or otherwise for estate planning purposes or to an Affiliate of such Stockholder; provided, that a Transfer referred to in this clause shall be permitted only if, as a precondition to such Transfer, the transferee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement in accordance with this Section 6.

(b) Each transferee or assignee of the Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition to the recognition of such transfer, each such transferee or assignee (other than the Company) shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an adoption agreement with terms and conditions reasonably satisfactory to Parent (“Adoption Agreement”). Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature pages of this Agreement.

7. Additional Shares. Stockholder agrees that all shares of Company Common Stock that Stockholder purchases, acquires the right to vote, or otherwise acquires Beneficial Ownership of after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement and shall constitute Shares for all purposes of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Shares” for all purposes of this Agreement.

8. Waiver of Appraisal and Dissenters’ Rights. To the extent permitted by Law, Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent in connection with the Merger that Stockholder may have by virtue of ownership of the Shares.

9. Termination. The term of this Agreement shall commence on the date hereof and shall terminate upon the earliest of (the “Expiration Time”) (i) with respect to a Stockholder, the mutual agreement of Parent and such Stockholder, (ii) the day after the date on which the Requisite Company Vote is obtained, (iii) the Effective Time, (iv) the valid termination of the Merger Agreement in accordance with its terms, (v) with respect to a Stockholder any reduction in the Merger Consideration or change in the type of such consideration, or (vi) material modification to the terms of the Merger Agreement.

10. No Agreement as Director or Officer. Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company or any of its subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement as such, including with respect to any Company Acquisition Proposal in compliance with the terms of the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Company or its stockholders.

11. Further Assurances. Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as Parent may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

12. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

13. Specific Performance. Each Party hereto acknowledges that it will be impossible to measure in money the damage to the other Party if a Party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at Law or damages. Accordingly, each Party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at Law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at Law. Each Party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other Party’s seeking or obtaining such equitable relief.

14. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the Parties hereto with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the Parties hereto. No waiver of any provisions hereof by either Party shall be deemed a waiver of any other provisions hereof by such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

15. Spousal Consent. If any Stockholder who is a natural person is married on the date of this Agreement and a consent from such Stockholder’s spouse is required for Parent to enforce the provisions of this Agreement, such Stockholder’s spouse has executed the consent set forth on Exhibit A hereto (“Consent of Spouse”). Notwithstanding the execution and delivery thereof, such Consent of Spouse shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s shares of capital stock that do not otherwise exist by operation of law or other agreement of the partied.

16. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or: (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 16):

if to Parent or Merger Sub:

8214 Westchester Drive, Suite 910

Dallas, Texas 75225

    Attention: President

    e-mail: adunev@parkcitiesmgmt.com

with a copy to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

Attention: Jennifer Wisinski and Stephen Grant

e-mail: Jennifer.Wisinski@haynesboone.com and

Stephen.Grant@haynesboone.com

if to Stockholder, to the mailing address or email address set forth for Stockholder on the signature page hereof, with a copy to:

Jason Harvison

4150 International Plaza, Suite 300

Fort Worth, TX 76109

e-mail: JHarvison@elevate.com

17. Miscellaneous.

(a) Governing Law. This Agreement, and all action (whether based on contract, tort, or statute) arising out of or relating to, or in connection with this Agreement or the actions of any of the Parties in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Submission to Jurisdiction. Each of the Parties hereto irrevocably agrees that any action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, in the federal court of the United States of America sitting in the State of Delaware. Each of the Parties hereto agrees that service of process or other papers in connection with any such action in the manner provided for notices in Section 16 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby irrevocably submits with regard to any such action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 17(b); (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise); and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action, or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action, or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17(C).

(d) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.

(e) Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(g) Section Headings. All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h) Assignment. Except as permitted by, and in accordance with the terms of, Section 6 hereof, neither Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment contrary to the provisions of this Section 17(h) shall be null and void.

(i) No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

PCAM ACQUISITION CORP.

By: /s/ Alex Dunev
Name: Alex Dunev Title: President

JASON HARVISON

/s/ Jason Harvison

Jason Harvison

Number of Shares of Company Common Stock Beneficially Owned as of the date of this Agreement: 665,309

Number of Options and other Rights Beneficially Owned as of the date of this Agreement: ___

Street Address: 4150 International Plaza, Suite 300

City/State/Zip Code: Fort Worth, TX 76109

Email: JHarvison@elevate.com

Signature Page to Voting Agreement

Execution Copy

EXHIBIT A

CONSENT OF SPOUSE

I, ____________________, spouse of ______________, acknowledge that I have read the Voting Agreement, dated as of ___________, 2022, to which this Consent of Spouse is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of common stock of Elevate Credit, Inc. (the “Company”), which my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of common stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of common stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance of counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:

Signature

Print Name

Exhibit A to Voting Agreement

Annex E

Execution Copy

ROLLOVER AND CONTRIBUTION AGREEMENT

This ROLLOVER AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of November 16, 2022 is by and among PCAM Acquisition Corp., a Delaware corporation (“Parent”) and the stockholder named on the signature page hereto (the “Rollover Stockholder”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, the execution and delivery of this Agreement by Parent and the Rollover Stockholder is related to the acquisition of Elevate Credit, Inc., a Delaware corporation (the “Company”) by Parent pursuant to the merger of PCAM Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), with and into the Company (with the Company as the surviving corporation and becoming a direct wholly owned subsidiary of Parent), pursuant to the Agreement and Plan of Merger, dated as of November 16, 2022 (as amended, the “Merger Agreement”), by and among Parent, Merger Sub and the Company;

WHEREAS, as of the date hereof, the Rollover Stockholder is the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act of 1934, as amended (the “Exchange Act”) and is entitled to vote and dispose of, as applicable, 665,039 shares of common stock of the Company, par value $0.0004 per share;

WHEREAS, on the terms and subject to the conditions contained in this Agreement, (i) the Rollover Stockholder desires to contribute to Parent 156,355 shares of common stock of the Company (the “Rollover Shares”) in exchange for shares of common stock, par value $0.001 per share, of Parent (the “Common Stock”), as more fully set forth herein, and (ii) Parent desires to issue such number of shares of Common Stock to the Rollover Stockholder, as more fully set forth herein;

WHEREAS, for U.S. federal income tax purposes, Parent and the Rollover Stockholder intend that the contribution of Rollover Shares to Parent by the Rollover Stockholder will be treated as a tax-free contribution to Parent under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, Parent and the Rollover Stockholder hereby agree as follows:

ARTICLE I

ROLLOVER

1.1. Rollover.

(a) Subject to the terms of this Agreement, immediately prior to the Effective Time, the Rollover Stockholder hereby agrees to and shall contribute to Parent, free and clear of all Liens (other than Liens arising by reason of the Merger Agreement or created pursuant to the Stockholders’ Agreement (as defined below) and, to the extent that the Rollover Stockholder is a party thereto, created pursuant to the Voting Agreement), the Rollover Shares, and to the extent applicable shall deliver to Parent certificate(s) or other evidence representing the Rollover Shares, endorsed in blank (or together with duly executed stock powers, or other evidence representing transfer of the Rollover Shares to Parent), in form and substance reasonably satisfactory to Parent and any other documents and instruments as reasonably may be necessary or appropriate to vest in Parent good and marketable title in and to the Rollover Shares.

(b) In exchange for, and conditioned upon, the Rollover Stockholder’s contribution of the Rollover Shares to Parent, Parent shall issue to the Rollover Stockholder, free and clear of all Liens (other than Liens arising by reason of the Merger Agreement or created pursuant to the Stockholders’ Agreement or, to the extent that the Rollover Stockholder is a party thereto, created pursuant to the Voting Agreement), and as the total consideration for the exchange and contribution of the Rollovers Shares, 156,355 shares of Common Stock (the “Shares”) prior to the Closing (the “Rollover”).

ARTICLE II

CLOSING.

2.1. The Closing. The obligations of Parent, the Company and the Rollover Stockholder to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Parent and/or the Company, as applicable, of all of the conditions to the consummation of the Merger as set forth in the Merger Agreement and the simultaneous execution of a stockholders’ agreement for Parent in a form mutually agreed upon by Parent and the Rollover Stockholder (the “Stockholders’ Agreement”). Upon the satisfaction or waiver of such conditions, the closing of the transactions contemplated hereby (the “Rollover Closing”) will occur immediately prior to (but subject to the consummation of) the Effective Time and shall be conducted remotely via the electronic exchange of documents and signatures.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Rollover Stockholder as follows:

3.1. Organization and Qualification. Parent is duly organized and validly existing in good standing under the laws of the State of Delaware.

3.2. Authority. Parent has all necessary power and authority and legal capacity to execute, deliver and perform all of its obligations under this Agreement, and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Parent or its respective board of directors or governing body or trustees, or their respective stockholders, members, partners (limited or otherwise) or other equity holders or beneficiaries, as applicable, are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

3.3 Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by Rollover Stockholder, constitutes a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

3.4. No Conflict. The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to Rollover Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, any agreement or other instrument or obligation including organizational documents binding upon Parent, except, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the performance by such Parent of its obligations under this Agreement. No material consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Parent in connection with the execution and delivery by Parent of this Agreement or the consummation by Parent of the transactions contemplated hereby.

3.5. Issuance of Shares. Upon issuance of the Shares to the Rollover Stockholder, the Shares will represent duly authorized, validly issued, fully paid and non-assessable shares of Common Stock free of restrictions except as set forth in the Stockholders’ Agreement (and, to the extent that the Rollover Stockholder is a party thereto, as set forth in the Voting Agreement), and the Rollover Stockholder shall be the record owner of the Shares.

ARTICLE IV

REPRESENTATIONS, WARRANTIES, COVENANTS AND ACKNOWLEDGMENTS OF

ROLLOVER STOCKHOLDER

The Rollover Stockholder hereby represents, warrants and covenants to Parent as follows:

4.1. Organization; Authorization. The Rollover Stockholder has full legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Rollover Stockholder and constitutes the valid and binding obligation of the Rollover Stockholder, enforceable against him in accordance with its terms.

4.2. Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by the Rollover Stockholder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding agreement of the Rollover Stockholder, enforceable against the Rollover Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

4.3. No Conflict. The execution and delivery of this Agreement by Rollover Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to Rollover Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, any agreement or other instrument or obligation including organizational documents binding upon Parent, except, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the performance by such Parent of its obligations under this Agreement. No material consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to the Rollover Stockholder in connection with the execution and delivery by the Rollover Stockholder of this Agreement or the consummation by the Rollover Stockholder of the transactions contemplated hereby.

4.3. Rollover Shares.

(a) The Rollover Stockholder (i) is the sole record and beneficial owner of the Rollover Shares, and has good and marketable title to the Rollover Shares, free and clear of any Liens and (ii) is not a party to, or bound by, any agreement, arrangement, contract, instrument or order relating to (w) the grant of pre-emptive rights to purchase or obtain any equity interests in the Company, (x) the sale, repurchase, assignment or other transfer of any capital stock or equity securities of the Company, (y) the receipt of dividends, proxy rights or voting rights of any capital stock or other equity securities of the Company or (z) rights to registration under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as amended, of any capital stock or equity securities of the Company. Upon the consummation of the contribution transactions contemplated by this Agreement and subject to the consummation of the Merger, Parent will acquire the Rollover Shares free and clear of all Liens.

(b) The Rollover Stockholder has the sole power to vote or cause to be voted all the Rollover Shares and except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Rollover Stockholder is a party relating to the pledge, disposition or voting of any of the Rollover Shares and there are no voting trusts or voting agreements with respect to any of the Rollover Shares.

4.4. SEC Filings. None of the information supplied in writing by the Rollover Stockholder specifically for inclusion or incorporation by reference in any filings with the Securities and Exchange Commission will cause a breach of the representations and warranties of Parent or Merger Sub set forth in the Merger Agreement.

4.5. Certain Matters Relating to the Rollover Stockholder’s Investment in the Shares.

(a) The Rollover Stockholder is acquiring the Shares for investment purposes only and not with a view to, or for, distribution, resale or fractionalization thereof, in whole or in part, in each case under circumstances which would require registration thereof under the Securities Act, or any applicable state securities laws.

(b) The Rollover Stockholder has not been given any oral or written information, representations or assurances by Parent or any representative thereof in connection with the Rollover Stockholder’s acquisition of the Shares other than as contained in this Agreement and the Rollover Stockholder is relying on the Rollover Stockholder’s own business judgment and knowledge concerning the business, financial condition and prospects of Parent in making the decision to acquire the Shares. The Rollover Stockholder acknowledges that no person has been authorized to give any information or to make any representation relating to the Shares or Parent, other than as contained in this Agreement and, if given or made, information received from any person and any representation, other than as aforesaid, must not be relied upon as having been authorized by Parent or any person acting on its behalf.

(c) The Rollover Stockholder is an “accredited investor” as described in Rule 501(a) of Regulation D under the Securities Act or is a sophisticated individual familiar with transactions similar to those contemplated by this Agreement and has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of such transactions. The Rollover Stockholder has evaluated the merits and risk of transferring the Rollover Shares on the terms set forth in this Agreement and is willing to forego through such transfer the potential for future economic gain and other benefits that might be realized from the ownership or other transfer of the Rollover Shares.

(d) The Rollover Stockholder either alone or with his advisors has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the acquisition of the Shares and has the capacity to protect his own interests in connection with such acquisition.

(e) The Rollover Stockholder understands that an investment in the Shares is a speculative investment which involves a high degree of risk of loss of the Rollover Stockholder’s investment therein. The Rollover Stockholder is able to bear the economic risk of such investment for an indefinite period of time, including the risk of a complete loss of the Rollover Stockholder’s investment in such securities. The Rollover Stockholder acknowledges that the Shares have not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act or any applicable state securities laws or an exemption from such registration is available and that transfers of the Shares may be restricted by applicable state and non-U.S. securities laws.

(f) The Rollover Stockholder and his advisors, if any, have been afforded the opportunity to examine all documents related to and, if applicable, executed in connection with the transactions contemplated hereby, which the Rollover Stockholder or advisors, if any, have requested to examine.

(g) The Rollover Stockholder understands that federal regulations and executive orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities, and individuals. The Rollover Stockholder is not a person named on an OFAC list, nor is the Rollover Stockholder a person with whom dealings are prohibited under any OFAC regulation. No capital contribution to Parent by the Rollover Stockholder will be derived from any illegal or illegitimate activities.

4.6. Rollover Stockholder’s Knowledge. The Rollover Stockholder has a high degree of familiarity with the business, operations and current financial condition of the Company and its subsidiaries. The Rollover Stockholder has received no representations or warranties from Parent or the Rollover Stockholder other than as set forth in Article III.

4.7. Reliance. The Rollover Stockholder acknowledges that Parent is issuing the Shares to the Rollover Stockholder pursuant to this Agreement expressly in reliance upon the representations and warranties made by the Rollover Stockholder hereunder.

ARTICLE V

OTHER COVENANTS

5.1. Merger Agreement. The parties hereto acknowledge and agree that Parent will have sole discretion with respect to determining whether the conditions set forth in the Merger Agreement have been satisfied or waived by the appropriate parties thereto. The Rollover Stockholder acknowledges and agrees that neither Parent nor any of its officers, directors, employees, agents, representatives or affiliates will have any liability or obligation to the Rollover Stockholder solely in such capacity resulting from or arising out of any termination of the Merger Agreement or any failure to complete the Merger or any breach of the Merger Agreement by Holdings or any other party thereto.

5.2. Agreement to Cooperate; Further Assurances. The Rollover Stockholder, solely in such capacity, agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable and reasonably requested by Parent to consummate and make effective the contribution of Rollover Shares contemplated hereby.

5.3. Tax Treatment. Parent, the Company and the Rollover Stockholder agree to use their reasonable best efforts to treat the transactions contemplated hereby in accordance with Section 351 of the Code and report the transaction in a manner consistent with such treatment.

ARTICLE VI

MISCELLANEOUS

6.1. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or: (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1):

if to Parent

8214 Westchester Drive, Suite 910

Dallas, Texas 75225

Attention: President

e-mail: adunev@parkcitiesmgmt.com

with a copy to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

Attention: Jennifer Wisinski and Stephen Grant

e-mail: Jennifer.Wisinski@haynesboone.com and

Stephen.Grant@haynesboone.com

if to Rollover Stockholder, to the mailing address or email address set forth for Rollover Stockholder on the signature page hereof, with a copy to:

Jason Harvison

4150 International Plaza, Suite 300

Forth Worth, TX 76109

e-mail: JHarvison@elevate.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by electronic mail (provided that if given by email such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

6.2. No Agreement as Director or Officer. The parties hereto acknowledge and agree that each Rollover Stockholder is entering into this agreement solely in the Rollover Stockholder’s capacity as a stockholder of the Company, and not as a manager, director or officer of the Company or any of its subsidiaries, and no Rollover Stockholder makes any agreement or understanding in this Agreement in its capacity as a manager, director or officer of the Company or any of its respective subsidiaries (if any such Rollover Stockholder holds such office or position), and nothing in this Agreement: (x) will limit or affect any actions or omissions taken by any Rollover Stockholder in its capacity as such including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (y) will be construed to prohibit, limit, or restrict any Rollover Stockholder from exercising its fiduciary duties as a manager, officer or director to the Company or its stockholders.

6.3. Termination. This Agreement and the respective rights and obligations of the parties hereunder shall terminate immediately and automatically without any further action of such parties upon the valid termination of the Merger Agreement in accordance with its terms.

6.4. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this

Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at Law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at Law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at Law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

6.5. Survival of Representations and Warranties. All representations, warranties and covenants contained herein or made in writing by any Rollover Stockholder, or by or on behalf of Parent, in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent or the Rollover Stockholder, the issue and sale of the Shares and the consummation of the Rollover.

6.6. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto without the prior written consent of the other party. Any attempted transfer or assignment in violation of this Section 6.6 shall be void.

6.7. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

6.8. Headings. All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

6.9. Amendment and Waiver. This Agreement may only be amended, restated, supplemented or otherwise modified or waived by a written instrument signed by each of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or obligation contained herein. No failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

6.10. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

6.11. Governing Law. This Agreement, and all action (whether based on contract, tort, or statute) arising out of or relating to, or in connection with this Agreement or the actions of any of the parties in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

6.12 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, in the federal court of the United States of America sitting in the State of Delaware. Each of the parties hereto agrees that service of process or other papers in connection with any such action in the manner provided for notices in Section 6.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6.12; (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise); and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action, or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action, or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

6.13. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.13.

6.14. Spousal Consent. If any Rollover Stockholder who is a natural person is married on the date of this Agreement and a consent from such Rollover Stockholder’s spouse is required for Parent to enforce the provisions of this Agreement, such Rollover Stockholder’s spouse has executed the consent set forth on Exhibit A hereto (“Consent of Spouse”). Notwithstanding the execution and delivery thereof, such Consent of Spouse shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s shares of capital stock that do not otherwise exist by operation of law or other agreement of the partied.

6.15 Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

6.16 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

6.17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto on the date first herein above written.

PARENT:	PCAM ACQUISITION CORP.

	By:	/s/ Alex Dunev
Name: Alex Dunev
Title: President

[Signature Page to the Rollover and Contribution Agreement]

ROLLOVER STOCKHOLDER:

/s/ Jason Harvison
Name: Jason Harvison
Street Address: 4150 International Plaza, Suite 300 City/State/Zip Code: Fort Worth, TX 76109 Email: JHarvison@elevate.com

[Signature Page to the Rollover and Contribution Agreement]

EXHIBIT A

CONSENT OF SPOUSE

I, ____________________, spouse of Jason Harvison, acknowledge that I have read the Rollover and Contribution Agreement, dated as of November 16, 2022, to which this Consent of Spouse is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the exchange of shares of common stock of Elevate Credit, Inc. (the “Company”), which my spouse may own, including any interest I might have therein, for shares of common stock of PCAM Acquisition Corp.

I hereby agree that my interest, if any, in any shares of common stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of common stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance of counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:

Signature

Print Name